Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

GS ACQUISITION HOLDINGS CORP II,

MIRION TECHNOLOGIES (TOPCO), LTD.,

CHARTERHOUSE GENERAL PARTNERS (IX) LIMITED,

and

THE OTHER SELLERS NAMED HEREIN

dated as of

June 17, 2021

i

ANNEXES

Annex I – Supporting Company Holders

Annex II – Management Sellers

EXHIBITS

Exhibit A – Form of New SPAC Certificate of Incorporation

Exhibit B – Form of New SPAC Bylaws

Exhibit C – Form of Intermediate TopCo Certificate of Incorporation

Exhibit D – Form of Intermediate TopCo Bylaws

Exhibit E – Form of Amended & Restated Registration Rights Agreement

Exhibit F – Equity Incentive Plan

Exhibit G – Election Agreement

Exhibit H – Joinder Agreement

Exhibit I – Pre-Closing Step Plan

Exhibit J – Closing Step Plan

Exhibit K – Drag Along Notice

Exhibit L – Backstop Agreement

Exhibit M – Option Agreement

Exhibit N – Charterhouse Director Designation Agreement

Exhibit O – SPAC Sponsor Director Designation Agreement

Exhibit P – Company Articles Amendment

v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of June 17, 2021, by and among GS Acquisition Holdings Corp II, a Delaware corporation (the “SPAC”), Mirion Technologies (TopCo), Ltd., a Jersey private company limited by shares (the “Company”), for the limited purpose set forth herein, CCP IX LP No. 1, CCP IX LP No. 2, CCP IX Co-Investment LP and CCP IX Co-Investment No. 2 LP (collectively, the “Charterhouse Parties”), each acting by their general partner, Charterhouse General Partners (IX) Limited, for the limited purpose set forth herein, each of the other Persons set forth on Annex I hereto (together with the Charterhouse Parties, the “Supporting Company Holders”) and, for the limited purpose set forth herein, the other holders of Existing Company Shares from time to time becoming a party hereto by executing a Joinder Agreement in the form of Exhibit H hereto (each, a “Joining Seller” and collectively, the “Joining Sellers” and, together with each Supporting Company Holder, each, a “Seller,” and collectively, the “Sellers,” and together with the SPAC and the Company, the “Parties”).

RECITALS

WHEREAS, the SPAC is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with Applicable Law, the Parties intend to enter into a Business Combination pursuant to and in accordance with this Agreement and which shall be accomplished in accordance with the Closing Step Plan attached hereto as Exhibit J (the “Closing Step Plan”);

WHEREAS, prior to the Closing, the Company intends to effect the transactions set forth in the Pre-Closing Step Plan attached hereto as Exhibit I (the “Pre-Closing Step Plan”);

WHEREAS, as of the date hereof, the Supporting Company Holders collectively own the issued and outstanding Existing Company Shares and outstanding Loan Notes set forth on Annex I hereto and desire to sell such Existing Company Shares and Loan Notes to the SPAC, and the SPAC desires to purchase such Existing Company Shares and Loan Notes from such Supporting Company Holders, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, each of the Joining Sellers who have not duly executed and delivered a signature page to this Agreement as of the date hereof, shall, in accordance with such Person’s drag-along obligations as set forth in the Existing Company Articles, as amended by the Company Articles Amendment, duly execute and deliver to SPAC a Joinder Agreement in the form of Exhibit H hereto pursuant to which such Person shall become bound by the terms and conditions of this Agreement as a Seller;

WHEREAS, the respective boards of directors or equivalent governing bodies of each of the SPAC and the Company have unanimously approved and declared advisable the transactions contemplated by this Agreement upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the Companies (Jersey) Law 1991, as applicable;

WHEREAS, prior to the Closing and immediately prior to the closing of the PIPE Financing, the SPAC shall, subject to obtaining the approval by the Requisite Existing SPAC Stockholders of the Transaction Proposals, file a certificate of incorporation (the “New SPAC Certificate of Incorporation”) with the Secretary of State of the State of Delaware substantially in the form attached hereto as Exhibit A and will adopt bylaws (the “New SPAC Bylaws”) substantially in the form attached hereto as Exhibit B, which provide, among other things, that (i) the SPAC will have two classes of common stock, New SPAC Class A Common Shares and New SPAC Class B Common Shares and (ii) the Board of Directors of the SPAC will be composed of up to nine (9) directors;

WHEREAS, in connection with the Closing, and in accordance with the Closing Step Plan, the Company will be merged (the “Up-C Merger”) with and into a Jersey private company limited by shares (the “Jersey Merger Sub”) to be formed following the execution of this Agreement and wholly owned by a Delaware corporation to be formed following the date of this Agreement and wholly owned by the SPAC (“Intermediate TopCo”), and which shall have adopted and filed with the Secretary of State of the State of Delaware a certificate of incorporation (the “Intermediate TopCo Certificate of Incorporation”) substantially in the form attached hereto as Exhibit C and will have adopted bylaws (the “Intermediate TopCo Bylaws”) substantially in the form attached hereto as Exhibit D, which provide, among other things, that Intermediate TopCo will have two classes of common stock, New Company Class A Common Stock and New Company Class B Common Stock, pursuant to which merger (i) the separate existence of Jersey Merger Sub shall cease and the Company shall be the surviving corporation in the Up-C Merger, (ii) the Company shall become a wholly owned subsidiary of Intermediate TopCo, and (iii) the outstanding shares of the Company at the time of the Up-C Merger shall be converted into, (x) in the case of the shares of the Company owned by the SPAC following the previous steps taken as part of the Closing Step Plan, shares of New Company Class A Common Stock, and (y) in the case of shares of the Company held by Sellers that have made or have been deemed to have made a Unit Election for Shares, Units consisting of shares of New Company Class B Common Stock and New SPAC Class B Common Shares;

WHEREAS, as a condition to and as an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor (as defined below) and GS Acquisition Holdings II Employee Participation LLC have entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) pursuant to which each has agreed to (i) waive any adjustment to the conversion ratio set forth in the Existing SPAC Certificate of Incorporation resulting from the transaction contemplated by the PIPE Financing, and (ii) subject 18,750,000 shares in the aggregate of Existing SPAC Common Stock held by them to certain performance-based vesting conditions as set forth in the Sponsor Support Agreement, which vesting conditions shall become effective concurrently with the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, Mirion Technologies (HoldingSub2) Ltd., a limited liability company incorporated in England and Wales with a company number 09299632 (the “DCL Beneficiary”), has entered into and delivered to the SPAC a Debt Commitment Letter providing for the Debt Financing;

WHEREAS, concurrently with the execution and delivery of this Agreement, the PIPE Investors (as defined below) and the SPAC have entered into subscription agreements (the “PIPE Subscription Agreements”) pursuant to which the PIPE Investors have agreed to subscribe for and purchase from the SPAC an aggregate of 90,000,000 New SPAC Class A Common Shares at a price per share equal to at least $10.00 immediately prior to (and contingent upon) the Closing (the “PIPE Financing”, and such aggregate amount, the “PIPE Financing Amount”);

WHEREAS, concurrently with the Closing, the SPAC will cause the Registration Rights Agreement, dated June 29, 2020, by and among the SPAC, the Sponsor, the Charterhouse Parties and the other parties listed on the signature pages thereto, to be amended and restated in the form of the Amended and Restated Registration Rights Agreement attached as Exhibit E hereto (the “Registration Rights Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, GSAM Holdings LLC, a Delaware limited liability company (the “Backstop Party”), and the SPAC have entered into a Backstop Agreement attached as Exhibit L hereto (the “Backstop Agreement”) pursuant to which Backstop Party has committed to purchase from the SPAC up to 12,500,000 New SPAC Class A Common Shares at a price per share equal to $10.00 immediately prior to (and contingent upon) the Closing, contingent upon the terms and subject to the conditions set forth therein;

WHEREAS, at the Closing, Backstop Party and the Sellers that have made a Cash Election for Shares shall enter into an Option Agreement in the form attached as Exhibit M hereto (the “Option Agreement”) pursuant to which such Sellers shall agree to, at the option of Backstop Party and subject to the conditions set forth therein, sell to Backstop Party up to 12,500,000 New SPAC Class A Common Shares to be received by such Sellers at the Closing at a price per share equal to $10.00 in cash, on the terms and subject to the conditions set forth therein (the “Call Option”);

WHEREAS, concurrently with the Closing, the SPAC will enter into the Director Designation Agreement with the Charterhouse Parties, in the form attached as Exhibit N hereto (the “Charterhouse Director Designation Agreement”);

WHEREAS, concurrently with the Closing, the SPAC will enter into the Director Designation Agreement with the Sponsor, in the form attached as Exhibit O hereto (the “SPAC Sponsor Director Designation Agreement”); and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms shall have the following meanings:

“A Ordinary Shares” means the A Ordinary Shares of $0.01 each in the capital of the Company, having the rights set out in the Existing Company Articles.

“Action” means any claim, action, audit, litigation, suit, assessment, arbitration, mediation or inquiry, or any other proceeding or investigation (whether at law or in equity), in each case that is by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that (i) neither the Company nor any Subsidiary shall be considered an Affiliate of any Seller; (ii) no portfolio company of the Charterhouse Parties or any other Seller or any of their respective Affiliates shall be considered an Affiliate of any Sellers; and (iii) in no event shall the SPAC be considered an Affiliate of The Goldman Sachs Group, Inc. or of any investment fund affiliated with The Goldman Sachs Group, Inc., nor shall any portfolio company of any investment fund affiliated with The Goldman Sachs Group, Inc. be considered to be an Affiliate of the SPAC. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated, consolidated, combined, unitary or other group recognized by applicable Tax Law.

“Applicable Law” means, with respect to any Person, any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, legislation, injunction, judgment, decree, ruling, directive, determination or other similar requirement of a Governmental Authority that is binding upon or applicable to such Person.

“Available Closing Cash” means, as of the Closing, (i) the amount of funds contained in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the SPAC Stockholder Redemption), plus (ii) the PIPE Financing Amount, plus (iii) the Debt Financing Proceeds, plus (iv) the Closing Balance Sheet Cash, plus (v) the Backstop Amount Proceeds (if any), less (vi) the Debt Payoff Amount, less (vii) Transaction Expenses (other than Seller-Borne Transaction Expenses), less (viii) the Primary Capital.

“Backstop Amount” means up to $125,000,000 in proceeds from the sale by the SPAC to the Backstop Party of up to 12,500,000 New SPAC Class A Common Shares at a price per share equal to $10.00 immediately prior to (and contingent upon) the Closing, contingent upon the terms of and subject to the conditions set forth in the Backstop Agreement.

“Backstop Amount Proceeds” means the actual amount in proceeds from the sale by the SPAC to the Backstop Party of New SPAC Class A Common Shares at a price per share equal to $10.00 immediately prior to (and contingent upon) the Closing, pursuant to the Backstop Agreement.

“B Ordinary Shares” means the B Ordinary Shares of $0.01 each in the capital of the Company, having the rights set out in the Existing Company Articles.

“Borrowed Indebtedness” shall mean, as of the applicable date of determination, the aggregate principal amount of outstanding Indebtedness of the Company and its Subsidiaries under the Credit Agreement.

“Business Combination” has the meaning ascribed to such term in the Existing SPAC Certificate of Incorporation.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, the City of London or Jersey are authorized or required by Applicable Law to close.

“Called Shareholders” has the meaning given to it in the Existing Company Articles.

“Cash Consideration” means $1,310,000,000; provided, however, if the Minimum Cash Condition is not satisfied, and the Company and the Charterhouse Parties elect to waive the Minimum Cash Condition within fifteen (15) Business Days of receipt by the Company and the Charterhouse Parties of a written notice from the SPAC that the Minimum Cash Condition has not been satisfied and is incapable of being satisfied, “Cash Consideration” shall mean $1,310,000,000 less the Cash Shortfall.

“Cash Shortfall” means the amount by which $1,310,000,000 exceeds the Available Closing Cash.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (as may be amended or modified).

“Closing Balance Sheet Cash” means cash and cash equivalents of the Company and its subsidiaries on a consolidated basis as of the Closing Date, as estimated in good faith by management two (2) Business Days prior to the Closing Date and set forth on the Company Closing Statement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Amended and Restated Confidentiality Agreement, dated as of April 13, 2021, by and between Mirion Technologies, Inc. and the SPAC.

“Contract” means any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Applicable Law, order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

“Credit Agreement” means that certain Credit Agreement, dated as of March 8, 2019, by and among Mirion Technologies (HoldingRep), Ltd., Mirion technologies (Global), Ltd., Mirion Technologies (USA), LLC, Mirion Technologies (Luxembourg) S.A.R.L., Mirion Technologies, Inc., the other borrowers party thereto, the several Lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as the Administrative Agent and Collateral Agent, Morgan Stanley Senior Funding, Inc. and Goldman Sachs Bank USA, as Joint Lead Arrangers and Global Bookrunners, and JPMorgan Chase Bank, N.A. and HSBC Securities (USA) Inc., as Bookrunners, as amended on July 8, 2019, December 16, 2019 and December 18, 2020.

“Customs & International Trade Authorizations” shall mean any and all import and export licenses, license exceptions, consents, orders, authorizations, notices, waivers, notification requirements, registrations and approvals required pursuant to the Customs & International Trade Laws for the lawful export, deemed export, re-export, deemed re-export transfer or import of goods, software, technology, technical data and services.

“Customs & International Trade Laws” shall mean the applicable import, customs and trade, export and anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including, but not limited to: (i) the laws, regulations, and programs administered or enforced by U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, the U.S. Department of Commerce (International Trade Administration), the U.S. International Trade Commission, the U.S. Department of Commerce (Bureau of Industry and Security), the U.S. Department of State (Directorate of Defense Trade Controls) and their predecessor agencies; (ii) the Tariff Act of 1930, as amended (iii) the Export Administration Act of 1979, as amended; (iv) the Export Control Reform Act of 2018; (v) the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce Denied Persons List, Unverified List or Entity List; (vi) the Arms Export Control Act, as amended; (vii) the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; (viii) the Foreign Trade Regulations pursuant to 15 C.F.R. Part 30; (ix) the anti-boycott laws and regulations administered by the U.S. Department of Commerce; and (x) the anti-boycott laws and regulations administered by the U.S. Department of the Treasury.

“Debt Financing Proceeds” means the amounts delivered pursuant to the Debt Financing.

“Debt Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide the Debt Financing, and the parties to the Debt Commitment Letter, joinder agreements, credit agreements or indentures related to the Debt Financing, together with their respective Affiliates and their and their respective Affiliates’ current or future general or limited partners, stockholders, managers, members, agents, officers, directors, employees, advisors, partners, members, managers, controlling persons and representatives and their respective successors and assigns.

“DGCL” means the Delaware General Corporation Law.

“Drag Along Notice” has the meaning given to it in the Existing Company Articles and, for the purposes of this Agreement, shall mean such a notice given with respect to the Transactions attached hereto as Exhibit K.

“Employee Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA and any other employment, severance or similar contract, plan or policy and each other arrangement providing for compensation, bonuses, profit-sharing, equity-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance, disability or sick leave benefits, severance benefits, termination protection, change in control, retention, and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), whether or not subject to ERISA, which the Company or any of its Subsidiaries sponsors or maintains for the benefit of its current or former employees, individuals who provide services and are compensated as individual independent contractors or directors, or with respect to which the Company or any Subsidiary has any direct or indirect current or contingent liability. For the avoidance of doubt, Employee Plans shall not include (i) any plan that is mandated by a Governmental Authority or by Applicable Law that is sponsored or maintained by a Governmental Authority (a “Governmental Plan”) and (ii) any “multiemployer plan”, as defined in Section 3(37) of ERISA.

“Environmental Laws” means any and all Applicable Law, in each case as in effect on or before the Closing Date, that relate to the protection of the environment, natural resources or human health and safety as it relates to the exposure to hazardous materials, substances or wastes, or the handling, use, presence, disposal, release or threatened release of any hazardous materials, substances or wastes (including any by-

product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus irrespective of whether it is capable of being recovered or recycled or has any value); or radiation, wetlands, pollution, contamination or any injury or threat of injury to persons or property or the environment and shall include Applicable Law regulating Hazardous Materials in products manufactured or sold and associated labeling or packaging content requirements or restrictions relating to environmental attributes or as respects product takeback or end-of-life requirements.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Law affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any other entity which, together with the Company, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Loans” means, collectively, the agreements between the Company and certain of its officers set forth on Section 1.01(a)(i) of the Company Disclosure Schedule.

“Existing Company Articles” means the Company’s Memorandum and Articles of Association, as in effect on the date hereof, and following the effectiveness of the Company Articles Amendment, as so amended and restated.

“Existing Company Shares” means, collectively, the A Ordinary Shares and the B Ordinary Shares.

“Existing Investment Agreements” means (i) the Investment Agreement relating to the Company dated November 18, 2014 as amended by a deed of amendment dated November 17, 2016 and (ii) the amended and restated Co-Investment Agreement relating to the Company dated June 17, 2016 as amended by a deed of amendment dated March 3, 2017.

“Existing SPAC Bylaws” means the Bylaws of the SPAC.

“Existing SPAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the SPAC, filed with the Secretary of State of the State of Delaware on June 29, 2020, as amended and in effect on the date hereof.

“Existing SPAC Common Stock” means, collectively, the shares of Class A common stock of the SPAC, par value $0.0001 per share, and the shares of Class B common stock of the SPAC, par value $0.0001 per share, in each case as set forth in the Existing SPAC Certificate of Incorporation.

“Existing SPAC Investors” means the holders, as of the date of this Agreement, of shares of Class A common stock, par value $0.001 per share, of the SPAC.

“Existing SPAC Stockholders” means all holders, as of the date of this Agreement, of Existing SPAC Common Stock (including, for the avoidance of doubt, the Existing SPAC Investors).

“Exit Bonuses” means, collectively, the bonus amounts due to certain individuals upon and subject to the Closing as set forth on Section 2.04(e) of the Company Disclosure Schedule.

“Flow-Through Tax Return” means any Tax Return of any entity for which (for purposes of any Tax) income of such entity flows through such entity to such entity’s member(s) (or other beneficial owner(s) for Tax purposes).

“Foreign Employee Plan” means an Employee Plan, irrespective of whether governed by ERISA or by any other national Applicable Law, including, for the avoidance of doubt, all comparable employment, severance or similar contracts, plans or policies and other arrangements of Subsidiaries not incorporated in the United States of America or Canada.

“Fraud” means actual and intentional common law fraud committed by a Party hereto. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings or any other fraud or torts based on recklessness or negligence.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any supra-national, transnational, or domestic or foreign federal, state, municipal, provincial, regional or local, governmental, administrative or regulatory authority, commission, department, bureau, court, arbitral body, tribunal, agency, instrumentality or official, including any political subdivision thereof, including, for the avoidance of doubt, any Regulatory Consent Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hazardous Materials” means any material, substance or waste classified, characterized, regulated or otherwise defined as “hazardous,” “toxic,” “radioactive,” or a “pollutant,” “contaminant,” or words of similar meaning or regulatory effect by, under or pursuant to any Environmental Laws, and shall include petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances flammable or explosive substances, or pesticides.

“Indebtedness” shall mean all of the following: (a) any indebtedness for borrowed money including the Borrowed Indebtedness and any premiums, fees and expenses related to the paydown of any Borrowed Indebtedness concurrently with the Closing; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property, stock or services including any earn-out payments; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Intellectual Property Rights” means all rights, title and interest in or relating to intellectual property throughout the world, whether registered or unregistered, including: (i) all patents and patent applications, provisional patent applications or similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (ii) all copyrights and copyrightable subject matter, whether registered or unregistered, including any of the foregoing that protect original works of authorship fixed in any tangible medium of expression, including all forms and types of computer Software) (collectively, “Copyrights”); (iii) all trademarks, servicemarks, trade names, business marks, service names, logos, brand names and corporate names together with the goodwill associated with any of the foregoing (collectively, “Trademarks”); (iv) all Internet domain names and social media accounts; (v) trade secrets, know-how and other confidential information (collectively, “Trade Secrets”); (vi) inventions, discoveries, ideas, creations, procedures, processes, methods, techniques, formulae, algorithms, specifications, designs, models, schematics, recordings, graphs, drawings, reports, analyses and improvements; (vii) all intellectual property rights in and to Software and Technology and (viii) rights to publicity, moral rights and all other similar rights throughout the world, however denominated.

“IP License” means (i) any grant (or covenant not to assert) by the Company or any of its Subsidiaries to another Person of or regarding any right relating to or under the Owned Intellectual Property Rights (“Outbound IP License”); and (ii) any grant (or covenant not to assert) by another Person to the Company or any of its Subsidiaries of or regarding any right relating to or under any third Person’s Intellectual Property Rights (“Inbound IP License”).

“IPO” means the initial public offering of the SPAC pursuant to the Prospectus.

“IRS” means the Internal Revenue Service of the United States.

“IT Systems” means all computer systems, Software, servers, network equipment and other computer hardware, leased, licensed owned or purported to be owned by the Company or any of its Subsidiaries and used in the conduct of the Company’s or any of its Subsidiaries’ businesses.

“Key Employee” means any Service Provider whose annual base salary (or, in the case of individual independent contractors, annualized aggregate fees) exceeds $275,000 (or local equivalent).

“knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge of, in the case of the Company, any of Michael Freed, Emmanuelle Lee, Thomas Logan or Brian Schopfer; and in the case of the SPAC, Thomas Knott.

“Leased Real Property” means all real property leased, subleased, or licensed by, the Company or its Subsidiaries as a tenant, sublessee or licensee, or as lessor, sublessor or licensor.

“Letter of Transmittal” means a letter of transmittal in a form reasonably agreeable by the Company and the SPAC.

“Lien” means any mortgage, lien, deed of trust, pledge, hypothecation, easement, license, option, right of first refusal, charge, security interest, condition, restriction, title defect, encroachment or encumbrance of any kind.

“Loan Note Equity Consideration” means, if any, the aggregate Loan Notes Unit Consideration and Loan Notes SPAC Stock Consideration, based upon the election of the holder of such Loan Note made in accordance with Section 2.02.

“Loan Notes” means, collectively, the Management Loan Notes and the Shareholder Loan Notes.

“Management Loan Notes” means, collectively, those certain loan notes due 2026 issued to a certain Seller by Mirion Technologies (HoldingSub1), Ltd. pursuant to that certain Second Amended and Restated Loan Note Instrument dated September 10, 2018.

“Management Sellers” means the Sellers identified on Annex II.

“Material Adverse Effect” means any state of facts, development, effect, change, circumstance, event or occurrence, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute a “Material Adverse Effect” or be taken into account in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) any change in Applicable Law or GAAP or any interpretation or enforcement thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) any national or international political or social conditions in countries in which, or in the proximate geographic region in which, the Company or any of its Subsidiaries operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any military installation, equipment or personnel of the United States or such other country, (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (v) any change generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates, (vi) the announcement or execution of this Agreement, or the pendency, performance or consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, licensors, providers or employees, (vii) the taking of any action required by the terms of this Agreement or with the prior written consent of the SPAC, (viii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets (provided that clause (viii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in, a Material Adverse Effect, to the extent that such change or effect is not otherwise excluded from this definition of Material Adverse Effect) and (ix) COVID-19 or any other epidemic, pandemic or disease outbreak, or any Applicable Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention (or similar national or international organization), the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Applicable Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s or any of its Subsidiaries’ compliance therewith; provided that, in the case of clauses (i)-(v) and (ix), such changes may be taken into account to the extent that such changes have had a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other competitors or similarly situated companies operating in the industries or markets in which the Company and its Subsidiaries operate.

“New Company Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, as set forth in the Intermediate TopCo Certificate of Incorporation.

“New Company Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, as set forth in the Intermediate TopCo Certificate of Incorporation.

“New SPAC Class A Common Shares” means the shares of Class A Common Stock of the SPAC, par value $0.0001 per share, as set forth in the New SPAC Certificate of Incorporation.

“New SPAC Class B Common Shares” means the shares of Class B Common Stock of the SPAC, par value $0.0001 per share, as set forth in the New SPAC Certificate of Incorporation.

“New SPAC Common Stock” means, collectively, the New SPAC Class A Common Shares and the New SPAC Class B Common Shares.

“New SPAC Preferred Shares” means the shares of preferred stock of the SPAC, par value $0.0001 per share, as set forth in the New SPAC Certificate of Incorporation.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under, any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.

“Owned Intellectual Property Rights” means all Intellectual Property Rights (including Intellectual Property Rights in Company Software) owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Real Property” means all real property owned by the Company or its Subsidiaries.

“Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar pronouncement permitting or requiring the deferral of any payroll Taxes (including those imposed by Sections 3101(a) and 3201 of the Code).

“Per Ordinary Share Cash Consideration” means (x) Total Cash Consideration for Ordinary Shares, divided by (y) the number of Cash Electing Shares.

“Per Ordinary Share SPAC Stock Consideration” means a number of New SPAC Class A Common Shares equal to (w) (A) the Total Equity Consideration for Ordinary Shares, multiplied by (B) the SPAC Stock Election Proportion, divided by (z) $10.00 per share.

“Per Ordinary Share Unit Consideration” means a number of Units equal to (x) (A) the Total Equity Consideration for Ordinary Shares, multiplied by (B) the Unit Election Proportion, divided by (z) $10.00 per Unit.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and, in each case, with respect to which appropriate reserves have been established in accordance with GAAP, (iv) covenants conditions, easements, restrictions, encroachments and other similar matters of record as reflected in title or other public records affecting the real property which do not detract from the value or interfere with the present or contemplated use, occupancy or operation of any property, (v) Liens securing any Indebtedness of the Company and its Subsidiaries and (vi) non-exclusive licenses of Intellectual Property Rights granted to customers, distributors and vendors in the ordinary course of business.

“Person” means an individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means, in addition to any definition for “personal information” or any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by applicable Law, or by the Company or any of its Subsidiaries in any of its privacy policies or Contracts, all information that identifies, could be used to identify or is otherwise related to an individual person or device, including, but not limited to, (i) name, physical address, telephone number, email address, biometric identifiers, financial information, financial account number or government-issued identifier, (ii) any data regarding an individual’s activities online or on a mobile device or application, and (iii) Internet Protocol addresses, device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person.

“PIPE Investors” means those Persons who are participating in the PIPE Financing pursuant to a PIPE Subscription Agreement entered into with the SPAC as of the date hereof.

“PPP Loans” means any loans applied for or received by the Company or any of its Subsidiaries pursuant to the Paycheck Protection Program.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and in the case of a Straddle Period, the portion of such taxable period ending on the Closing Date.

“Primary Capital” means $50,000,000.

“Privacy Laws” shall mean any and all Applicable Law and self-regulatory guidelines that are binding on the Company (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, General Data Protection Regulation (EU) 2016/679, the UK Data Protection Act 2018, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), any and all Applicable Law relating to breach notification or marketing in connection with Personal Information, and any Applicable Law relating to the use of biometric identifiers.

“Prospectus” means the prospectus, dated June 29, 2020, filed by the SPAC with the SEC.

“Proxy Statement” means the proxy statement that will be used for the SPAC Special Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, as may be amended or supplemented, all in accordance with and as required by the Existing SPAC Certificate of Incorporation and Existing SPAC Bylaws, Applicable Law and any applicable rules and regulations of the SEC and NYSE.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the SPAC under the Securities Act with respect to the New SPAC Class A Common Shares to be issued pursuant to this Agreement.

“Regulatory Consent Authority” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, the Committee on Foreign Investment in the United States, the Directorate of Defense Trade Controls, the French Ministry of the Economy and Finance and any other Governmental Authority charged with oversight of antitrust and/or foreign direct investment matters.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“R&W Insurance Policy” shall mean any buyer-side representations and warranties insurance policy with respect to the representations and warranties of the Company and the Sellers, in the name of and for the benefit of the SPAC.

“Requisite Existing SPAC Stockholders” means a majority of the Existing SPAC Stockholders who attend and vote at the SPAC Special Meeting.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of territorial Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean any Person that is the subject or target of Sanctions, including (i) any Person listed in any Sanctions-related list maintained by OFAC or the U.S. Department of State, the United Nations Security Council, Canada, the European Union, Her Majesty’s Treasury of the United Kingdom, Switzerland or any European Union member state; (ii) any Person located, organized, resident in or national of a Sanctioned Country; or (iii) any Person fifty percent (50%) or more owned, directly or indirectly, or otherwise controlled by or acting on behalf of any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, Canada, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or Switzerland.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller-Borne Transaction Expenses” means the following enumerated fees, costs and expenses of the SPAC and the Company and its Subsidiaries incurred prior to and through the Closing Date, whether paid or unpaid prior to the Closing, in connection with the IPO, the negotiation, preparation and execution of this Agreement and the other Transaction Agreements, the performance of and compliance with the terms of all Transaction Agreements to be performed or complied with at or before Closing, and the consummation of the Transactions, whether paid or unpaid prior to the Closing: (i) the fees, costs, expenses and disbursements of Freshfields Bruckhaus Deringer LLP, in its capacity as counsel to the Company and the Charterhouse Parties, and Lazard Ltd., in its capacity as a financial advisor to the Company, (ii) the aggregate amount of the Exit Bonuses, any other transaction or similar bonuses or other compensatory amounts payable in connection with the execution and delivery of this Agreement and/or the consummation of the Transactions, and the employer portion of payroll taxes on any such amounts, and (iii) solely to the extent the aggregate fees, costs and expenses described in clauses (i), (ii)(A)-(C) and (iii)(A)-(B) of the definition of “Transaction Expenses” exceed $60,000,000, fifty percent (50%) of the amount of such excess, up to a maximum of $5,000,000.

“Seller Material Adverse Effect” means, with respect to the Sellers, any state of facts, development, effect, change, circumstance, event or occurrence that, individually or in the aggregate, has prevented, materially delayed or materially impaired, or would reasonably be expected to prevent, materially delay or materially impair, the ability of the Sellers, considered as a group, to consummate the Transactions.

“Service Provider” means any officer, director, employee (whether temporary, full- or part-time) or individual independent contractor of the Company or any of its Subsidiaries.

“Shareholder Loan Notes” means, collectively, (i) those certain loan notes due 2026 issued to certain of the Sellers by Mirion Technologies (HoldingSub1), Ltd. pursuant to that certain Second Amended and Restated Loan Note Instrument dated September 10, 2018; and (ii) those certain loan notes due 2026 issued to certain of the Sellers by Mirion Technologies (HoldingSub1), Ltd. pursuant to that certain Loan Note Instrument dated December 16, 2020.

“Software” means all: (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, images, videos, models and icons; and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.

“SPAC Material Adverse Effect” means, with respect to the SPAC, any state of facts, development, effect, change, circumstance, event or occurrence that, individually or in the aggregate, has prevented, materially delayed or materially impaired, or would reasonably be expected to prevent, materially delay or materially impair, the ability of the SPAC to consummate the Transactions.

“SPAC Special Meeting” means the meeting of the Existing SPAC Stockholders, for the purpose of obtaining the approval of the Transaction Proposals and other matters reasonably related to the Transaction Proposals.

“SPAC Stock Election Proportion” means the number of SPAC Stock Electing Shares, divided by the aggregate number of SPAC Stock Electing Shares and Unit Electing Shares.

“Sponsor” means GS Sponsor II LLC, a Delaware limited liability company.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (iii) in any case, such Person controls the management thereof.

“Tax” means (i) any federal, state, provincial, territorial, local, non-U.S. and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment-related (including employee withholding or employer payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, occupation, windfall profit, registration, value added, social security, estimated, customs, duties, sales or use tax, or any other tax or like assessment or charge, in each case, in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority and (ii) any liability in respect of any items described in clause (i) payable as a result of being a member of a combined, consolidated, unitary or affiliated group (including pursuant to Treasury Regulations Section 1.1502-6 or any comparable provision of Applicable Law), or as a transferee or successor.

“Tax Return” means any return, report, real property transfer tax return, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Technology” means, collectively, all Software, information, formulae, algorithms, procedures, methods, techniques, research and development, technical data, programs, subroutines, tools, materials, processes, apparatus, creations, and other similar materials, and all recordings, graphs, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or related to, or are used in connection with the foregoing.

“Total Cash Consideration for Ordinary Shares” means, if any, (x) Cash Consideration less (y) the Total Loan Note Cash Consideration (provided that such amount shall in no case be less than zero).

“Total Consideration” means $1,700,000,000.

“Total Consideration for Ordinary Shares” means (x) Total Consideration less (y) the Total Loan Note Consideration.

“Total Equity Consideration for Ordinary Shares” means (x) Total Consideration for Ordinary Shares less (y) the Total Cash Consideration for Ordinary Shares (if any).

“Total Loan Note Consideration” means an amount equal to, as of the Closing Date, the total principal and accrued interest with respect to all of the Loan Notes (the “Closing Date Loan Note Balance”), which amount as of June 30, 2021 and December 31, 2021 shall be as set forth on Schedule 2.06.

“Transaction Agreements” means this Agreement, the Joinder Agreements, the Sponsor Support Agreement, the PIPE Subscription Agreements, the Backstop Agreement, the Debt Commitment Letter, the Registration Rights Agreement, the Election Agreements, the New SPAC Certificate of Incorporation, the New SPAC Bylaws, the Intermediate TopCo Certificate of Incorporation, the Confidentiality Agreement and all agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means all fees, costs and expenses of the SPAC and the Company and its Subsidiaries incurred prior to and through the Closing Date, whether paid or unpaid prior to the Closing, in connection with the IPO, the negotiation, preparation and execution of this Agreement and the other Transaction Agreements, the performance of and compliance with the terms of all Transaction Agreements to be performed or complied with at or before Closing, and the consummation of the Transactions, including (i) any deferred underwriter fees, discounts and commissions in connection with the SPAC’s IPO, (ii) the unreimbursed fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of the SPAC and the Company and its Subsidiaries, specifically including those of (A) Davis Polk & Wardwell LLP, (B) PricewaterhouseCoopers LLP, and (C) Boston Consulting Group, Inc., (iii) the fees, costs and expenses incurred in connection with the PIPE Financing, the Debt Financing and the Payoff Letter, specifically including (A) any cash financing fees in connection therewith, (B) any third-party advisory expenses in connection therewith and (C) any consent fees and similar costs associated therewith, in the case of each of clauses (iii)(A) and (iii)(B), that were approved in writing prior to April 14, 2021 by the Charterhouse Entities, (iv) the costs and expenses associated with any filings with or notifications to any Governmental Authority in connection with the transactions contemplated by the Transaction Agreements, including pursuant to the HSR Act, (v) the fees, costs and expenses associated with the preparation and filing of the Registration Statement and the Proxy Statement and the SPAC Special Meeting and (vi) the fees, costs and expenses incurred in connection with the R&W Insurance Policy.

“Transaction Proposals” means (a) the adoption and approval of this Agreement, (b) the amendment and restatement of the New SPAC Certificate of Incorporation, (c) the issuance of New SPAC Class A Common Shares in connection with (x) the Transactions (including as may be required under the NYSE) and (y) the PIPE Financing; (d) the issuance of New SPAC Class B Common Shares in connection with the Transactions; (e) the approval of the Equity Incentive Plan; (f) the election of the directors constituting the board of directors of the SPAC; (g) the adoption and approval of any other proposals that the SEC (or staff members thereof) may indicate are necessary in its comments to the Registration Statement or the Proxy Statement or correspondence related thereto; (h) any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (i) adjournment of the SPAC Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transfer Tax” means any direct or indirect transfer (including real estate transfer), sales, use, stamp, documentary, registration, conveyance, recording or other similar Taxes or governmental fees, including any interest, penalty or addition to Tax with respect thereto.

“Treasury Regulations” means the temporary and final regulations promulgated under the Code.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of June 29, 2020, by and between the SPAC and Continental Stock Transfer & Trust Company, a New York corporation.

“Trustee” means Continental Stock Transfer & Trust Company.

“Unit” means, together, one New SPAC Class B Common Share and one share of New Company Class B Common Stock.

“Unit Election Proportion” means the number of Unit Electing Shares divided by the aggregate number of SPAC Stock Electing Shares and Unit Electing Shares.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
“Approvals”	4.13
“Agreement”	Preamble
“Alternative Financing”	8.09
“Alternative Financing Commitment Letter”	8.09
“Anti-Corruption Laws”	4.23
“Acquisition Transaction”	8.08(b)
“Audited Financial Statements”	4.08(a)
“Backstop Agreement”	Recitals
“Backstop Party”	Recitals
“Balance Sheet Date”	4.08(a)
“Business Combination Proposal”	8.08(c)
“Call Option”	Recitals
“Cash Electing Share”	2.02(a)(i)
“Cash Election for Loan Notes”	2.02(a)(ii)
“Cash Election for Shares”	2.02(a)(i)
“Charterhouse Director Designation Agreement”	Recitals
“Charterhouse Parties”	Preamble
“Closing”	2.03(a)
“Closing Date”	2.03(a)
“Closing Step Plan”	Recitals
“Company”	Preamble
“Company Closing Statement”	2.07
“Company Cure Period”	12.01(d)
“Company Disclosure Schedule”	ARTICLE 4
“Company Securities”	4.05(b)
“Company Software”	4.15(g)
“Completion 8-K”	8.05
“DCL Beneficiary”	Recitals
“Debt Commitment Letter”	4.30(a)
“Debt Financing”	4.30(a)
“Debt Payoff Amount”	2.04(e)(vii)

Term	Section
“Election Agreement”	2.02(a)
“Election Deadline”	2.02(e)
“Election Period”	2.02(d)
“e-mail”	13.03
“End Date”	12.01(b)
“Environmental Permits”	4.20(a)
“Equity Incentive Plan”	10.01
“Exchange Agent”	2.08(a)
“Exchange Fund”	2.08(d)
“Existing SPAC Preferred Stock”	5.05(a)
“Financial Statements”	4.08(a)
“HRP”	6.04(b)
“Interim Period”	6.01
“Intermediate TopCo”	Recitals
“Intermediate TopCo Bylaws”	Recitals
“Intermediate TopCo Certificate of Incorporation”	Recitals
“Jersey Merger Sub”	Recitals
“Joining Seller”	Preamble
“Leases”	4.14(b)
“Licensed Intellectual Property Rights”	4.15(b)
“Loan Note Cash Consideration”	2.02(a)(ii)
“Loan Notes SPAC Stock Consideration”	2.02(a)(ii)
“Loan Notes Unit Consideration”	2.02(a)(ii)
“Material Contracts”	4.11(a)
“Material Customers”	4.11(a)(xiii)
“Material Suppliers”	4.11(a)(xiii)
“Minimum Cash Condition”	11.03(d)
“New SPAC Certification of Incorporation”	Recitals
“New SPAC Bylaws”	Recitals
“Option Agreement”	Recitals
“Parties”	Preamble
“Payoff Letter”	2.04(e)(vii)
“Personnel IP Contracts”	4.15(e)
“PIPE Financing”	Recitals
“PIPE Financing Amount”	Recitals
“PIPE Subscription Agreement”	Recitals
“Pre-Closing Step Plan”	Recitals
“Private Placement Warrants”	5.05(a)
“Public Warrants”	5.05(a)
“Registered Intellectual Property Rights”	4.15(a)
“Registration Rights Agreement”	Recitals
“Related Parties”	4.21
“SEC Documents”	5.06(a)
“Seller”	Preamble
“Seller-Borne Expense Portion”	2.04(d)

Term	Section
“Seller Disclosure Schedule”	3
“Seller Total Consideration”	2.04(d)
“Sellers”	Preamble
“SPAC”	Preamble
“SPAC Closing Statement”	2.06
“SPAC Cure Period”	12.01(e)
“SPAC Sponsor Director Designation Agreement”	Recitals
“SPAC Material Contract”	5.16
“SPAC Disclosure Schedule”	5
“SPAC Stock Election for Loan Notes”	2.02(a)(ii)
“SPAC Stock Election for Shares”	2.02(a)(i)
“SPAC Stock Electing Share”	2.02(a)(i)
“SPAC Stockholder Redemption”	8.04(a)
“Sponsor Support Agreement”	Recitals
“Subsidiary Securities”	4.06(b)
“Supporting Company Holders”	Preamble
“Tax Contest”	9.03
“Terminating Company Breach”	12.01(d)
“Terminating SPAC Breach”	12.01(e)
“Total Loan Note Cash Consideration”	2.02(a)(ii)
“Title IV Plan”	4.18(b)
“Trust Account”	5.20(a)
“Trust Amount”	5.20(a)
“Unit Election for Loan Notes”	2.02(a)(ii)
“Unit Election for Shares”	2.02(a)(i)
“Unit Electing Share”	2.02(a)(i)
“Up-C Merger”	Recitals
“USRPIs”	2.04(e)(ii)
“Waived 280G Benefits”	10.03
“WARN”	4.17(f)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement, and any accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. References to “him,” “her,” “it,” “itself” and other like references shall be deemed to include the masculine or feminine reference, as the case may be. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, rule, regulation, law or Applicable Law shall be deemed to refer to all Applicable Law as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder, unless otherwise explicitly specified. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “days” shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All monetary figures shall be in United States dollars unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing; in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. on the day immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished in the virtual “data room” set up by the Company in connection with this Agreement.

Section 1.03. Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Existing Company Shares or shares of Existing SPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock or share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by the SPAC with respect to its covenant not to issue shares of Existing SPAC Common Stock or rights to acquire Existing SPAC Common Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of Existing Company Shares or shares of Existing SPAC Common Stock, as applicable, will be appropriately adjusted to provide to the holders of Existing Company Shares or the holders of Existing SPAC Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.03 shall not be construed to permit the SPAC or the Company to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

ARTICLE 2

BUSINESS COMBINATION

Section 2.01. Company Articles Amendment. No later than ten (10) Business Days following the date of this Agreement, the Company and the Supporting Company Holders shall take, or cause to be taken, such actions as are required to amend and restate the Existing Company Articles in the form set forth as Exhibit P (the “Company Articles Amendment”).

Section 2.02. Election Procedures. Each Seller shall have the right, subject to the limitations set forth in this Article 2, to submit an election in accordance with the following procedures:

(a) Each Seller must specify in a request in the form attached hereto as Exhibit G (an “Election Agreement”):

(i) the respective number of Existing Company Shares owned by such Seller in respect of which such Seller desires to receive (in each case, if any):

(x) the Per Ordinary Share Cash Consideration (any such election, a “Cash Election for Shares,” and each Existing Company Share with respect to which such Cash Election was made, a “Cash Electing Share”),

(y) the Per Ordinary Share Unit Consideration (any such election, a “Unit Election for Shares,” and each Existing Company Share with respect to which such Unit Election for Shares was made, a “Unit Electing Share”), or

(z) the Per Ordinary Share SPAC Stock Consideration (any such election, a “SPAC Stock Election for Shares,” and each Existing Company Share with respect to which such SPAC Stock Election for Shares was made, a “SPAC Stock Electing Share”)

; provided, that if, as determined immediately prior to Closing, the number of Existing Company Shares in respect of which Sellers have made a Cash Election for Shares would cause the aggregate Per Share Cash Consideration to exceed the Total Cash Consideration for Ordinary Shares, the number of Existing Company Shares subject to a Cash Election for Shares shall be automatically adjusted, pro rata based on each electing Seller’s aggregate ownership, such that the aggregate Per Share Cash Consideration shall equal the Total Cash Consideration for Ordinary Shares and, with respect to any Existing Company Shares so deemed to have made an alternate election as a result of such adjustment, the Sellers shall be deemed to have made the alternate Unit Election for Shares or SPAC Stock Election for Shares as set forth in such Seller’s Election Agreement; and

(ii) with respect to the Loan Notes owned by such Seller whether such Seller desires to receive with respect to such Seller’s Loan Notes:

(x) an amount in cash equal to the total principal and accrued interest as of the Closing Date with respect to such Loan Notes (“Loan Note Cash Consideration”) (any such election, a “Cash Election for Loan Notes”),

(y) a number of Units equal to the total principal and accrued interest as of the Closing Date with respect to such Loan Notes divided by $10.00 per Unit (“Loan Notes Unit Consideration”) (any such election, a “Unit Election for Loan Notes”), or

(z) a number of shares of SPAC Stock equal to the total principal and accrued interest as of the Closing Date with respect to such Loan Notes divided by $10.00 per Unit (“Loan Notes SPAC Stock Consideration”) (any such election, a “SPAC Stock Election for Loan Notes”)

; provided, that if, as determined immediately prior to Closing, the number of Loan Notes in respect of which Sellers have made a Cash Election for Loan Notes would cause the aggregate Loan Note Cash Consideration to exceed the Cash Consideration, the number of Loan Notes subject to a Cash Election for Loan Notes shall be automatically adjusted, pro rata based on each electing Seller’s aggregate holdings of Loan Notes, such that the aggregate Loan Note Cash Consideration shall equal the Cash Consideration (as such aggregate Loan Note Cash Consideration may be adjusted by this proviso, the “Total Loan Note Cash Consideration”) and, with respect to any Loan Notes so deemed to have made an alternate election as a result of such adjustment, the Sellers shall be deemed to have made the alternate Unit Election for Loan Notes or SPAC Stock Election for Loan Notes as set forth in such Seller’s Election Agreement.

(b) Sellers who hold Existing Company Shares or Loan Notes as nominees, trustees or in other representative capacities may submit a separate Election Agreement on or before the Election Deadline (as defined below) with respect to each beneficial owner for whom such nominee, trustee or representative holds such Existing Company Shares or Loan Notes.

(c) Unless expressly permitted in writing by the Company, the Charterhouse Parties and the SPAC, any election made pursuant to an Election Agreement shall be irrevocable.

(d) The SPAC shall direct the Exchange Agent to mail or transmit in electronic form the Election Agreement within two (2) Business Days (or such later date agreed by the Company, the Charterhouse Parties and the SPAC) after the date the Registration Statement is declared effective by the SEC, to the record holders of Existing Company Shares as of the date hereof, and following such date, shall use reasonable best efforts to make available as promptly as practicable the Election Agreement to any holder of Existing Company Shares who requests such Election Agreement prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period.”

(e) With respect to (i) any Seller of Existing Company Shares in respect of which a properly completed and duly executed Election Agreement has not been received by the Exchange Agent prior to the Election Deadline, together with any additional documents specified in the procedures set forth in the Election Agreement, (ii) any holder of Existing Company Shares that does not deliver a properly completed and duly executed Joinder Agreement, and (iii) any Seller of Loan Notes in respect of which a properly completed and duly executed Election Agreement has not been received by the Exchange Agent prior to the Election Deadline, together with any additional documents specified in the procedures set forth in the Election Agreement, such Persons shall be deemed to have made a SPAC Stock Election for Shares with respect to such Existing Company Shares or Loan Notes, as applicable. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. New York City time on the earliest practicable date which the Company, the Charterhouse Parties and the SPAC shall agree, but in any event, no less than ten (10) Business Days after the date on which the Registration Statement is declared effective by the SEC.

Section 2.03. Closing. (a) The closing (the “Closing”) of the transactions contemplated hereby shall occur simultaneously with respect to all Sellers and shall take place electronically at 10:00 a.m. Eastern Time, no later than the third (3rd) Business Day after the satisfaction (or waiver in accordance with this Agreement) of the last to occur of the conditions set forth in Article 11 (other than any such conditions that by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by Applicable Law and this Agreement) waived on the Closing Date), or on such other date or at such other time or place as each of the SPAC, the Company and the Charterhouse Parties may agree in writing (such date on which the Closing occurs, the “Closing Date”).

Section 2.04. Closing Deliverables. At or before the Closing:

(a) Each Seller shall deliver or cause to be delivered to the SPAC:

(i) a duly executed counterpart to this Agreement or, as applicable, a Joinder Agreement;

(ii) in the case of any Seller that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, a properly completed IRS Form W-9;

(iii) in the case of any Seller that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, a properly completed IRS Form W-8 appropriate to such Seller’s circumstances; and

(iv) certificates for the number of Existing Company Shares listed opposite such Seller’s name on Annex I with respect to which such Existing Company Shares are to be converted into New Company Class A Common Stock transferred to the SPAC, or, with respect to a Joining Seller, on Exhibit A to such Joining Seller’s Joinder Agreement, duly endorsed and accompanied by a duly executed share transfer form.

(b) Each Seller shall deliver or cause to be delivered to Mirion Technologies (HoldingSub1), Ltd. certificates for the number of Loan Notes listed opposite such Seller’s name on Annex I or, with respect to a Joining Seller, as specified on such Joining Seller’s Joinder Agreement.

(c) Each Seller shall deliver to the Company and the SPAC duly executed counterparts to the Registration Rights Agreement.

(d) Each Seller agrees that the SPAC and the Company shall be entitled to, and shall, prior to payment of any such amounts owed to such Seller, deduct from that portion of the Total Loan Note Consideration and Total Consideration for Ordinary Shares payable to such Seller in respect of such Seller’s Loan Notes and Ordinary Shares (such Seller’s “Seller Total Consideration”) an amount equal to such Seller’s aggregate portion of the Seller-Borne Transaction Expenses, on a pro rata basis based on the proportion that such Seller’s Seller Total Consideration bears to Total Consideration (such amount such Seller’s “Seller-Borne Expense Portion”). Each Seller’s Seller-Borne Expense Portion will be deducted from, or forfeited by, such Seller from such Seller’s Seller Total Consideration in equal proportion from the Seller Total Consideration to be received by Such Seller in cash, New SPAC Class A Common Shares or Units; providing for such purpose that the New SPAC Class A Common Shares or Units to be received by such Seller shall be valued at $10.00.

(e) The Company shall deliver or cause to be delivered:

(i) to the SPAC and the Sellers party thereto, a duly executed counterpart to this Agreement and the Registration Rights Agreement;

(ii) to the SPAC and Intermediate TopCo, (x) a certificate duly executed by the Company in form and substance required under Treasury Regulations Section 1.1445-11T, stating that either (A) fifty percent (50%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests within the meaning of Section 897 of the Code and the Treasury Regulations thereunder (“USRPIs”) or (B) ninety percent (90%) or more of the value of the gross assets of the Company does not consist of USRPIs plus cash or cash equivalents and (y) a properly completed certification from the Company pursuant to Section 1446(f) and Treasury Regulations Section 1.1446(f)-2(b)(4)(i)(B);

(iii) to each holder of Existing Company Shares making a Unit Election for Shares (including with respect to a deemed Unit Election for Shares), in respect of each such Existing Company Share, certificates or other evidence of ownership set forth on the shareholder register of the Company with respect to the New Company Class B Common Stock to be owned by such holder following the transactions contemplated by this Article 2;

(iv) to each holder of a Loan Note electing to receive Units with respect to a portion of such holder’s Loan Note Equity Consideration, certificates or other evidence of ownership set forth on the loan note register of the Company with respect to that number of New Company Class B Common Stock equal to such holder’s applicable portion of the Loan Note Equity Consideration, based upon such holder’s portion of the aggregate principal and accrued interest with respect to all Loan Notes outstanding as of the Closing Date (such payment to be made in accordance with the Closing Step Plan);

(v) to each recipient set forth in Section 2.04(e)(v) of the Company Disclosure Schedule, the amount of Seller-Borne Transaction Expenses due to such recipient;

(vi) evidence reasonably acceptable to the SPAC that the Company has settled and terminated the Existing Investment Agreements in compliance with Section 6.06; and

(vii) to the SPAC, a payoff letter in customary form (the “Payoff Letter”), which payoff letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties or similar obligations related to the Credit Agreement as of the Closing Date (the “Debt Payoff Amount”), and (ii) state that all Liens in connection therewith relating to the assets of the Company or its Subsidiaries shall be, upon the payment of the Debt Payoff Amount on the Closing Date, released.

(f) The SPAC shall deliver or cause to be delivered:

(i) to each Seller and the Company, a duly executed counterpart to this Agreement;

(ii) to the Company and the Sellers party thereto, a duly executed counterpart to the Registration Rights Agreement;

(iii) to each holder of Existing Company Shares electing to receive cash, an amount in cash equal to such holder’s Per Ordinary Share Cash Consideration, if any (such payment to be made in accordance with the Closing Step Plan);

(iv) to each holder of Existing Company Shares making a Unit Election for Shares, in respect of each such Unit Electing Share, the portion of the Per Ordinary Share Unit Consideration comprising New SPAC Class B Common Shares;

(v) to each holder of Existing Company Shares making a SPAC Stock Election for Shares, in respect of such SPAC Stock Electing Share, the portion of the Per Ordinary Share SPAC Stock Consideration comprising New SPAC Class A Common Shares;

(vi) to each holder of a Loan Note electing to receive cash, an amount in cash equal to such holder’s Loan Note Cash Consideration, if any (such payment to be made in accordance with the Closing Step Plan);

(vii) to each holder of a Loan Note electing to receive New SPAC Class A Common Shares with respect to such holder’s portion of Loan Note Equity Consideration, that number of New SPAC Class A Common Shares equal to such holder’s applicable portion of the Loan Note Equity Consideration (such payment to be made in accordance with the Closing Step Plan);

(viii) to each holder of a Loan Note electing to receive Units with respect to such holder’s portion of Loan Note Equity Consideration, that number of shares of New SPAC Class B Common Shares equal to such holder’s applicable portion of the Loan Note Equity Consideration (such payment to be made in accordance with the Closing Step Plan);

(ix) to each recipient set forth in Section 2.04(f)(ix) of the SPAC Disclosure Schedule, the amount of Transaction Expenses due to such recipient; and

(x) to the Company, any remaining cash from the PIPE Financing and the Trust Account.

Section 2.05. Closing Transactions. At or prior to the Closing, the Parties shall cause the consummation of the following transactions in the following order:

(a) in connection with the Closing, and in accordance with the Closing Step Plan, the Company and its applicable Subsidiaries shall take all action necessary to effect the extinguishment of the Loan Notes including cancelling all Loan Note certificates, updating all loan note registers which relate to the Loan Notes and notifying the Official List of The International Stock Exchange in writing to cancel the listing of all Loan Notes with immediate effect from the Closing Date;

(b) the Sponsor shall waive any adjustment to the conversion ratio set forth in the Existing SPAC Certificate of Incorporation resulting from the transaction contemplated by the PIPE Subscription Agreements pursuant to and in accordance with the terms of the Sponsor Support Agreement, which Sponsor Support Agreement shall remain in full force and effect as of the Closing;

(c) prior to the Closing, the New SPAC Certificate of Incorporation authorizing the New SPAC Common Stock shall become effective;

(d) the PIPE Investors shall purchase, and the SPAC shall issue and sell to the PIPE Investors, the number of shares of New SPAC Class A Common Shares set forth in the PIPE Subscription Agreements against payment of the subscription price set forth in the PIPE Subscription Agreements;

(e) the SPAC shall deposit or cause to be deposited with the Exchange Agent the Exchange Fund; and

(f) the Parties shall execute the transactions described in the Closing Step Plan in the order in which they appear, with such amendments and modifications as the Company, the SPAC and the Charterhouse Parties may agree to effectuate the intent of the Parties under this Agreement, and the Parties agree that they shall, and shall cause their Subsidiaries to, deliver any such consents and approvals, and take all such actions, as are necessary and desirable to execute such transactions described in the Closing Step Plan (as may be modified and amended by the Company, the SPAC and the Charterhouse Parties hereunder), which shall include exercising and procuring the exercise of any and all voting rights attaching to the Existing Company Shares to which such Party is or may become entitled to vote in favor of any resolution approving the Up-C Merger (including without limitation the resolutions required to approve the merger agreement relating to the Up-C Merger under Article 127F(1) of the Companies (Jersey) Law 1991 (as amended)), or such other transactions as may be required by the Closing Step Plan (as may be modified and amended by the Company, the SPAC and the Charterhouse Parties hereunder).

Section 2.06. SPAC Closing Statement. At least two (2) Business Days prior to the SPAC Special Meeting and in any event not earlier than the time that Existing SPAC Investors may no longer elect redemption in accordance with the SPAC Stockholder Redemption, the SPAC shall prepare and deliver to the Company and the Charterhouse Parties a statement (the “SPAC Closing Statement”) setting forth in good faith: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the SPAC Stockholder Redemption), the PIPE Investment proceeds received and to be received by the SPAC on the Closing Date and, as communicated by the Company to the SPAC in writing at least five (5) Business Days prior the SPAC Special Meeting, and the Debt Financing Proceeds to be received by the DCL Beneficiary (or its applicable affiliate assignee or designee) prior to the Closing; (b) the aggregate amount of all payments required to be made in connection with the SPAC Stockholder Redemption; (c) the aggregate amount of Transaction Expenses (other than Seller-Borne Transaction Expenses); (d) the Available Closing Cash (excluding the Closing Balance Sheet Cash) resulting therefrom; (e) the number of shares of New SPAC Common Stock to be outstanding as of the Closing after giving effect to the SPAC Stockholder Redemption and the issuance of shares of New SPAC Common Stock pursuant to the PIPE Subscription Agreements; and (f) the Backstop Amount; in each case, including reasonable supporting detail therefor. The SPAC Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the SPAC Closing Statement until the Closing, the SPAC shall (x) cooperate with and provide the Company and its representatives all information reasonably requested by the Company or any of its representatives and within the SPAC’s or its representatives’ possession or control in connection with the Company’s review of the SPAC Closing Statement and (y) consider in good faith any comments to the SPAC Closing Statement provided by the Company, which comments the Company shall deliver to the SPAC no less than two (2) Business Days prior to the Closing Date, and the SPAC shall revise such SPAC Closing Statement to incorporate any changes SPAC determines, in its sole discretion, are necessary or appropriate given such comments. Schedule 2.06 to this Agreement sets forth, for informational purposes, an illustrative sources and uses calculation, calculated on the basis of certain assumptions regarding Available Closing Cash (including the components thereof), Transaction Expenses, the Debt Payoff Amount, the consideration elections to be made by the Sellers under this Agreement and such other assumptions as set forth therein.

Section 2.07. Company Closing Statement. At least two (2) Business Days prior to the Closing Date, the Company shall prepare and deliver to the SPAC a statement (the “Company Closing Statement”) setting forth in good faith as of the Closing Date: (a) the aggregate number of A Ordinary Shares issued and outstanding; (b) the aggregate number of B Ordinary Shares issued and outstanding (in the case of (a) and (b), prior to giving effect to the Up-C Merger); (c) the aggregate number of New Company Class A Common Stock after giving effect to the Up-C Merger; (d) the aggregate number of New Company Class B Common Stock after giving effect to the Up-C Merger; (e) the total principal and accrued interest with respect to the Shareholder Loan Notes; (f) the total principal and accrued interest with respect to the Management Loan Notes; (g) the Closing Balance Sheet Cash, (h) the Company’s calculation of the Total Loan Note Consideration; and (i) the Company’s calculation of the Total Consideration for Ordinary Shares, in each case, including reasonable supporting detail therefor. From and after delivery of the Company Closing Statement until the Closing, the Company shall (x) cooperate with and provide the SPAC and its representatives all information reasonably requested by the SPAC or any of its representatives and within the Company’s or its representatives’ possession or control in connection with the SPAC’s review of the Company Closing Statement and (y) consider in good faith any comments to the Company Closing Statement provided by the SPAC, which comments the SPAC shall deliver to the Company no less than one (1) Business Day prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company determines are necessary or appropriate given such comments.

Section 2.08. Exchange Procedures. Upon the terms and subject to the conditions of this Agreement:

(a) As soon as reasonably practicable after the date of this Agreement, the SPAC and the Company shall jointly appoint and engage an exchange agent (the “Exchange Agent”) for the purpose of, among other things, receiving elections and the exchanges and payments described in this Article 2; provided that the Company may determine in its sole election to act as the Exchange Agent for all purposes hereunder.

(b) Within ten (10) Business Days following the initial filing of the Registration Statement or the Proxy Statement, the Company or the Exchange Agent shall mail or otherwise deliver to each Seller a Letter of Transmittal, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Existing Company Shares shall pass, only upon delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent but in no event prior to the Closing. The Exchange Agent shall not issue to any Seller the portion of the Total Consideration to which such Seller is entitled unless such Seller has delivered a completed and duly executed Letter of Transmittal to the Exchange Agent. With respect to any Seller that has not delivered a completed and duly executed Letter of Transmittal to the Exchange Agent at or prior to the Closing, upon delivery of a completed and duly executed Letter of Transmittal to the Exchange Agent after the Closing, the Exchange Agent shall issue such portion of the Total Consideration to which such Seller is entitled pursuant to Section 2.02. With respect to any Seller of Existing Company Shares that delivers a completed and duly executed Letter of Transmittal to the Exchange Agent at or prior to the Closing, the SPAC shall instruct the Exchange Agent to issue to such Seller the portion of the Total Consideration to which such Seller is entitled pursuant to Section 2.02 at or promptly after the Closing.

(c) The SPAC shall enter into an exchange agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement, including with regard to the exchanges described in this Article 2.

(d) In furtherance of Section 2.05(d), the SPAC shall deposit or cause to be deposited with the Exchange Agent the cash portion of the Total Consideration and the aggregate amount of the equity portion of the Total Consideration (together, the “Exchange Fund”).

(e) Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the Sellers for one year after the Closing shall be delivered to the SPAC. Any Seller who has not theretofore complied with this Article 2 shall thereafter look only to the SPAC for delivery of such holder’s Total Consideration, as applicable, upon due surrender of their certificates (or affidavits of loss in lieu as set forth below), in each case, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to any Person in respect of the consideration payable pursuant to this Agreement delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

With respect to a Supporting Company Holder, except as set forth in such Supporting Company Holder’s Seller Disclosure Schedule (with respect to each Seller, its “Seller Disclosure Schedule”), such Supporting Company Holder represents and warrants to the SPAC as of the date hereof and as of the Closing Date, but only insofar as such representations and warranties relate to such Supporting Company Holder, and, with respect to a Joining Seller, except as set forth in such Joining Seller’s Seller Disclosure

Schedule, such Joining Seller represents and warrants to the SPAC as of the date of execution by such Joining Seller of such Joinder Agreement and as of the Closing Date, but only (i) with respect to Section 3.05 hereof and (ii) insofar as such representations and warranties relate to such Joining Seller, that:

Section 3.01. Corporate Existence and Power.

(a) If such Seller is a natural person, such Seller is of sound mind, has the legal capacity to enter into this Agreement and the other Transaction Agreements to which he or she is a party, has entered into or will enter into this Agreement and the other Transaction Agreements to which he or she is a party on his or her own will, and understands the nature of the obligations to be assumed by him or her under this Agreement and the other Transaction Agreements to which he or she is a party.

(b) If such Seller is not a natural person, such Seller is a corporation, exempted company or limited liability company, as applicable, duly organized, validly existing and in good standing under the Applicable Law of its jurisdiction of organization and has all organizational powers, authority and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, and would not reasonably be expected to have, a Seller Material Adverse Effect.

Section 3.02. Seller Authorization. The execution, delivery and performance by such Seller of this Agreement and each other Transaction Agreement to which such Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby are within such Seller’s powers and authority and have been duly authorized by all necessary action on the part of such Seller, and no other proceedings on the part of such Seller are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreements to which it is, or will be a party constitute, or will constitute when entered into, a valid and binding agreement of such Seller, assuming this Agreement and the other Transaction Agreements to which such Seller is or will be a party constitute the valid and binding obligation of the other parties hereto and thereto, enforceable against such Seller in accordance with their terms, except insofar as enforceability may be limited by Enforceability Exceptions.

Section 3.03. Governmental Authorization. The execution, delivery and performance by such Seller of this Agreement and the other Transaction Agreements to which it is a party and the consummation by such Seller of the transactions contemplated hereby requires no consent, approval, authorization, permit, action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iii) such actions and filings as may be required by any applicable state securities or “blue sky” law; (iv) such actions and filings as may be required by any Applicable Law; and (v) any such action or filing the failure of which to make or obtain would not have, and would not reasonably be expected to have, a Seller Material Adverse Effect.

Section 3.04. Noncontravention. The execution, delivery and performance by such Seller of this Agreement and the consummation of the Transactions will not (i) violate the organizational documents of such Seller (if such Seller is not a natural person) and (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law.

Section 3.05. Ownership and Transfer of Existing Company Shares. Such Seller has good and valid title to, and is the record and beneficial owner of, the number of Existing Company Shares and Loan Notes set forth opposite such Seller’s name on Annex I hereto or, with respect to a Joining Seller, on such Joining Seller’s Seller Disclosure Schedule, free and clear of any Lien, and, such Seller has the power to sell, transfer, assign and deliver its Existing Company Shares and Loan Notes to the SPAC at the Closing as provided in this Agreement, and such delivery will convey to the SPAC good, valid and marketable title to such Existing Company Shares and Loan Notes, free and clear of all Liens.

Section 3.06. Information Supplied. None of the information related to such Seller supplied (or to be supplied prior to the Closing Date) by or on behalf of such Seller expressly for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, at the time the Registration Statement is declared effective by the SEC or at the Closing, or at the date the Proxy Statement is mailed to Existing SPAC Stockholders or at the time of the SPAC Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Registration Statement, insofar as it relates to information related to such Seller supplied by or on behalf of such Seller expressly for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, such Seller makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by the Company or the SPAC for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement or any SEC Documents.

Section 3.07. Finders’ Fees. Except as set forth on such Seller’s Seller Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Seller who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions.

Section 3.08. No Other Representations. Such Seller acknowledges that such Seller and its advisors, have made their own investigation of the SPAC and, except as provided in this Agreement, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the SPAC, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the SPAC as conducted after the Closing, as contained in any materials provided by the SPAC or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule (the “Company Disclosure Schedule”), the Company represents and warrants to the SPAC as of the date hereof and as of the Closing Date that:

Section 4.01. Existence and Power. The Company is a private company limited by shares duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and to own, operate and lease its properties, rights and assets, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company is duly licensed or qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the ownership of its property or the character of its activities is such that such license or qualification is necessary, except for those jurisdictions where failure to be so licensed or qualified would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company is not in violation in any material respect of any of the provisions of the Existing Company Articles.

Section 4.02. Authorization. The execution, delivery and performance by the Company of this Agreement and each other Transaction Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby are within the Company’s powers and authority and have been duly authorized by all necessary action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions, subject to (i) due approval by Company shareholders of the Company Articles Amendment and (ii) action by Company shareholders required to approve the Up-C Merger. This Agreement and the other Transaction Agreements to which the Company is a party constitute a valid and binding agreement of the Company, assuming this Agreement and the other Transaction Agreements to which the Company is a party constitute the valid and binding obligation of the other parties hereto and thereto, enforceable against the Company in accordance with their respective terms, except insofar as enforceability may be limited by Enforceability Exceptions.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the Transactions require no consent, approval, authorization, permit, action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iii) such actions and filings set forth in Section 4.03 of the Company Disclosure Schedule; and (iv) any such action or filing the failure of which to make or obtain would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

Section 4.04. Noncontravention. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is a party do not and will not, and the consummation of the Transactions will not, (i) conflict with or violate the organizational documents of the Company or any Subsidiary, (ii) assuming compliance with the matters referenced to in Section 4.03 and receipt of the approval of the Company’s directors, violate any Applicable Law, (iii) require any consent, waiver or other action by any Person under, violate, result in a breach of or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, amendment, cancellation, modification or acceleration of any right or obligation of the Company, any Subsidiary or third party or to a loss or impairment of any benefit or right to which the Company or any Subsidiary is entitled under any provision of any Contract or other instrument binding upon the Company or any Subsidiary or (iv) result in the creation or imposition of any Lien on any asset or properties of the Company or any Subsidiary, except for any Permitted Liens, with such exceptions as would not, and would not reasonably be expected to, in the case of each of clauses (ii) through (iv), individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

Section 4.05. Capitalization.

(a) Prior to any amendments taken in accordance with the Pre-Closing Step Plan or Closing Step Plan, the share capital of the Company is $100,000 divided into 3,000,000 A Ordinary Shares and 7,000,000 B Ordinary Shares, each with a par value of $0.01. As of the date hereof, there are outstanding 1,483,795 A Ordinary Shares and 5,353,970 B Ordinary Shares.

(b) All outstanding Existing Company Shares are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.05, there are no outstanding (i) shares or voting securities of the Company, (ii) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting or other equity securities of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of, other equity interests in or debt securities of, the Company or (iii) equity equivalents, phantom stock, options, appreciation rights, stock units, profits interests or other rights to acquire from the Company, or other obligation of the Company to issue, any shares, voting or other equity securities or securities convertible into or exchangeable for shares or voting or equity securities of the Company (the items in clauses 4.05(b)(i), 4.05(b)(ii) and 4.05(b)(iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s shareholders may vote. The Company is not party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to its equity interests.

Section 4.06. Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Section 4.06(b) of the Company Disclosure Schedule. Each Subsidiary is a business entity that is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, and to own, operate and lease its properties, rights and assets, and is duly licensed or qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the ownership of its property or the character of its activities is such that where such license or qualification is necessary, except for those licenses, authorizations, consents and approvals the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Complete and correct copies of the organizational documents of each such Subsidiary have been made available to the SPAC. No such Subsidiary is in violation in any material respect of any of the provisions of its organizational documents.

(b) All of the issued share capital, stock or other voting or equity securities of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. All of the ownership interests in each Subsidiary are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. There are no outstanding (i) subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities of any Subsidiary convertible into or exchangeable or exercisable for shares or voting or equity securities of any Subsidiary, or any other Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound obligating the Company or any Subsidiary to issue or sell any shares of, other equity interests in or debt securities of, any Subsidiary or (ii) equity equivalents, phantom stock, options, appreciation rights, stock units, profits interests or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any shares, voting or equity securities or securities convertible into or exchangeable for shares or voting or equity securities of any Subsidiary (the items in clauses 4.06(b)(i) and 4.06(b)(ii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities. Except for the Subsidiary Securities, neither the Company nor any of its Subsidiaries owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person. There are no outstanding bonds, debentures, notes or other Indebtedness of any Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiary’s shareholders may vote. No Subsidiary is party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other similar agreements relating to its equity interests.

Section 4.07. Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company prior to the Closing Date related to the Company expressly for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, at the time the Registration Statement is declared effective by the SEC or at the Closing, or the Proxy Statement at the date it is mailed to Existing SPAC Stockholders or at the time of the SPAC Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement, insofar as it relates to information related to the Company supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by any Seller or the SPAC for inclusion or incorporation by reference in the Registration Statement, Proxy Statement or any SEC Documents.

Section 4.08. Financial Statements.

(a) Attached to Section 4.08(a) of the Company Disclosure Schedule are true, correct, accurate and complete copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2020 and 2019 and the related audited consolidated statements of operations, comprehensive loss, stockholders’ deficit and cash flows for the years ended June 30, 2020, 2019 and 2018 (collectively, the “Audited Financial Statements”), and (ii) the unaudited interim consolidated balance sheet as of the Company and its Subsidiaries as of March 31, 2021 (the “Balance Sheet Date”) and the related unaudited interim consolidated statements of operations, comprehensive loss, stockholders’ deficit and cash flows for the nine (9) months ended March 31, 2021 of the Company and its Subsidiaries (the “Financial Statements”). The Financial Statements (x) fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended; provided that such unaudited interim consolidated financial statements do not include all of the notes or the information contained in such notes as required by GAAP for complete financial statements and are subject to normal year-end adjustments and do not present information with respect to general and administrative expenses or depreciation, in each case as required by GAAP. The Audited Financial Statements were audited, in all material respects, in accordance with the standards of the American Institute of Certified Public Accountants (except as may be indicated in the notes thereto).

(b) The Company has established and maintained internal controls that are sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management of the Company, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (iv) that accounts, notes and other receivables and inventory are recorded accurately. The Company has not identified or been made aware of, and has not received from its independent auditors any notification of, any (x) “significant deficiency” in the internal controls over financial reporting of the Company or any of its Subsidiaries, (y) “material weakness” in the internal controls over financial reporting of the Company or any its Subsidiaries or (z) fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a role in the internal controls over financial reporting of the Company or any of its Subsidiaries.

(c) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.09. Absence of Certain Changes.

(a) Since the Balance Sheet Date, except as contemplated by this Agreement or any of the other Transaction Agreements, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice, and neither the Company nor any of its Subsidiaries has taken or permitted to occur any action that, were it to be taken from and after the date hereof, would require the prior written consent of the SPAC pursuant to clauses (a), (b), (c), (d), (i), (j), (k), (o) or (s) of Section 6.01.

(b) Since the Balance Sheet Date, no Material Adverse Effect has occurred.

Section 4.10. No Undisclosed Material Liabilities. There are no liabilities of the Company or any Subsidiary of any kind (whether direct or indirect, absolute, accrued, contingent or otherwise) required by GAAP to be disclosed on a balance sheet, other than:

(a) liabilities provided for on the audited consolidated balance sheet as of June 30, 2020 or disclosed in the notes thereto, or on the unaudited interim consolidated balance sheet as of March 31, 2021;

(b) liabilities disclosed in, related to or arising under any agreements, instruments or other matters disclosed in this Agreement or any Schedule hereto, or incurred in connection with the Transactions;

(c) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2020; or

(d) liabilities which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

Section 4.11. Material Contracts. (a) Section 4.11 of the Company Disclosure Schedule sets forth a true, correct and complete list of the following (collectively, the “Material Contracts”):

(i) any lease or sublease (whether of real or personal property) providing for annual rentals of $500,000 or more that cannot be terminated on sixty (60) days’ notice or less without payment by the Company or any Subsidiary of any material penalty;

(ii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and its Subsidiaries of $1,000,000 or more or (B) aggregate payments by the Company and its Subsidiaries of $5,000,000 or more, in each case that cannot be terminated on sixty (60) days’ notice or less without payment by the Company or any Subsidiary of any material penalty;

(iii) any sales, distribution or other similar Contracts providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Company and the Subsidiaries of $5,000,000 or more;

(iv) any partnership, joint venture or other similar Contract or arrangement;

(v) any Contracts for the sale of any of the business, properties or assets of the Company or any of its Subsidiaries or the acquisition by the Company or any of its Subsidiaries of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise, in each case involving consideration therefor in an amount in excess of $5,000,000 (other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business consistent with past practice);

(vi) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii) any agreement relating to Indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed or guaranteed by the Company or any of its Subsidiaries or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $1,500,000;

(viii) any Contract that that purports to limit (A) the localities in which the Company and its Subsidiaries’ businesses are conducted, (B) the Company or any of its Subsidiaries from engaging in any line of business or (C) the Company or any of its Subsidiaries from developing, marketing or selling products or services, in each case, in any manner that is material to the Company and its Subsidiaries, taken as a whole, including any non-compete agreements or agreements limiting the ability of any of Company or any of its Subsidiaries from soliciting customers or employees, in a manner that is material to the Company and its Subsidiaries, taken as a whole;

(ix) any collective bargaining agreement or other material Contract with any labor organization, union, association, works council or similar entity in respect of employees of the Company or any of its Subsidiaries;

(x) any agreement with any Related Party;

(xi) any (A) Outbound IP License (other than non-exclusive licenses granted to customers or vendors in the ordinary course of business) or (B) Inbound IP License (other than (x) contracts for any Software that is commercially available on standard and non-negotiated terms for an annual or aggregate license fee of no more than $100,000 or (y) licenses to Open Source Software);

(xii) any agreement with any Governmental Authority-funded academic institution or research center or Governmental Authority that provides for the provision of funding to the Company or any Subsidiary for research and development or similar activities involving the creation of any material Intellectual Property Rights or other assets and that has resulted in such Governmental Authority, research center or academic institution having any ownership of or step-in ownership right to any such Intellectual Property Rights;

(xiii) any Contract with the top twenty (20) customers of the Company and its Subsidiaries, taken as a whole (the “Material Customers”) and top twenty (20) suppliers and distributors of the Company and its Subsidiaries, taken as a whole (the “Material Suppliers”) as determined by revenue and dollar volume of payments, respectively, in each case during the twelve (12)-month period prior to the date of this Agreement;

(xiv) any Contract (other than those made in the ordinary course of business) providing for the grant of any preferential rights to purchase or lease any asset of the Company;

(xv) any Contract that imposes obligations on the Company or any of its Subsidiaries to provide “most favored nation” pricing to any of its customers, or that contains any “take or pay” or minimum requirements with any of its suppliers, right of first refusal or other similar provisions with respect to any transaction engaged in by the Company or any of its Subsidiaries;

(xvi) any material Contract (other than those made in the ordinary course of business consistent with past practice) with any Governmental Authority; or

(xvii) any commitment to enter into any Contract of the type described in this Section 4.11(a).

(b) Except as would not, or would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each Material Contract is in full force and effect and represents a legal, valid and binding obligation of the Company or applicable Subsidiary party thereto and, to the knowledge of the Company, represents a legal, valid and binding obligation of the counterparties thereto, except insofar as enforceability may be limited by Enforceability Exceptions. True, correct and complete copies of all Material Contracts have been made available to the SPAC.

(c) Neither the Company nor, to the knowledge of the Company, any other party thereto, is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Contract, and no party to any Material Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.12. Litigation. There is no, and for the past three (3) years has been no, (a) Action, suit, investigation or proceeding pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary or any of their respective properties or assets or any of the directors or officers of the Company or any of its Subsidiaries with regard to their actions as such, and, to the knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such Action; (b) pending or, to the knowledge of the Company, threatened in writing, audit, examination or investigation by any Governmental Authority against the Company or any of its Subsidiaries or any of their respective properties or assets, or any of the directors, managers or officers of the Company or any of its Subsidiaries with regard to their actions as such, and, to the knowledge of the Company, no facts exist that would reasonably be expected to form the basis for any such audit, examination or investigation; (c) pending or threatened Action by the Company or any of its Subsidiaries against any third party; (d) settlement or similar agreement that imposes any material ongoing obligation or restriction on the Company or any of its Subsidiaries; and (e) award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Authority imposed or, to the knowledge of the Company, threatened to be imposed upon the Company or any of its Subsidiaries or any of its respective properties or assets, or any of the directors, managers or officers of the Company or any of its Subsidiaries with regard to their actions as such except as would not, or would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

Section 4.13. Compliance with Laws and Court Orders. Neither the Company nor any Subsidiary is, nor for the past five (5) years has been, in violation of any Applicable Law, except for violations that have not been, or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No written or, to the knowledge of the Company, oral notice of non-compliance with any Applicable Law has been received by the Company or any of its Subsidiaries in the past five (5) years. The Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, or would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole. Each Approval held by the Company or any of its Subsidiaries, as applicable, is valid, binding and in full force and effect in all material respects. None of the Company or any of its Subsidiaries (i) are in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of any such Approval, or (ii) have received any notice from a Governmental Authority that has issued any such Approval that it intends to cancel, terminate, modify or not renew any such Approval, except in the case of clauses (i) and (ii) as would not, or would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

Section 4.14. Real Property.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Owned Real Property. The Company or one of its Subsidiaries owns and has good, valid, and marketable fee simple title to the Owned Real Property, free and clear of all Liens other than Permitted Liens. There are no outstanding options, rights of first offer or rights of first refusal by any third party to lease or purchase the Owned Real Property or any portion thereof or interest therein. Except as would not be material to the Company or its Subsidiaries, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, located on the Owned Real Property are in good operating condition and repair (normal wear and tear expected) and are sufficient for the use and occupancy of the Owned Real Property as currently conducted.

(b) Section 4.14(b) of the Company Disclosure Schedule sets forth a complete and accurate list of each Leased Real Property. The Company has made available to the SPAC true, correct and complete copies of the leases (including all modifications, amendments, guarantees, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries occupies (or has been granted an option to occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). The Company and its Subsidiaries have valid and subsisting leasehold estates in, and enjoy peaceful and undisturbed possession of, all Leased Real Property, free and clear of all Liens, subject only to Permitted Liens. With respect to each Lease, (i) such Lease is valid, binding and enforceable and in full force and effect against the Company or a Subsidiary and, to the Company’s knowledge, the other party thereto in accordance with its terms, subject to the Enforceability Exceptions, (ii) each Lease has not been materially amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to the SPAC, (iii) neither the Company nor one of its Subsidiaries has received or given any written notice of default or breach under any of the Leases and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has received oral notice of any default that has not been cured within the applicable cure period and (iv) there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a material default by the Company or any of its Subsidiaries or, to the Company’s knowledge, the other party thereto. Each Leased Real Property is in good condition and repair (normal wear and tear excepted) and is sufficient for the operation of the business as currently conducted.

(c) Neither the Company nor any of its Subsidiaries has a written sublease granting any Person (other than another Subsidiary of the Company) the right to use or occupy Leased Real Property which is still in effect.

(d) Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect.

(e) Neither the Company nor any of its Subsidiaries is in default or violation of, or not in material compliance with, any legal requirements applicable to its occupancy of the Owned Real Property and the Leased Real Property.

(f) No construction or expansion is currently being performed or is planned for 2021 at any of the Owned Real Property or Leased Real Property that is expected to result in liability to the Company or any of its Subsidiaries in excess of $1,000,000 in such calendar year.

(g) Neither the whole nor any part of the Owned Real Property is subject to any pending suit for condemnation or other taking by any government authority, and, to the knowledge of the Company, no such condemnation or other taking is threatened or contemplated.

Section 4.15. Intellectual Property. (a) Section 4.15(a) of the Company Disclosure Schedule contains a complete and accurate list of all issuances, registrations and applications therefor in respect of any Patents, Trademarks, Copyrights and Internet domain names included in the Owned Intellectual Property Rights (collectively, “Registered Intellectual Property Rights”), including, for each item of such Registered Intellectual Property Rights, the record owner of such item, the jurisdiction in which such item has been issued, registered, or filed, and the issuance, registration or application number and date for such item. With respect to all material Registered Intellectual Property Rights, all necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed (except for any failure that has been, or can be, cured by subsequent payment of such fees or the filing of such documents or certificates) with the relevant Patent, Trademark, Copyright, Internet domain name, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Registered Intellectual Property Rights in full force and effect. All Registered Intellectual Property Rights are subsisting and, to the knowledge of the Company, valid and enforceable.

(b) (i) (A) Except as set forth on Section 4.15(b)(i)(A) of the Company Disclosure Schedule, the Company or one of its Subsidiaries solely and exclusively owns all rights, title and interest in and to all material Owned Intellectual Property Rights, free and clear of all Liens (except Permitted Liens) and (B) the Company and its Subsidiaries have a valid right to use pursuant to a valid written IP License all other Intellectual Property Rights used in and necessary for the conduct and operation of their respective businesses (the “Licensed Intellectual Property Rights”) and (ii) the Owned Intellectual Property Rights and Licensed Intellectual Property Rights constitute (when used within the scope of the applicable IP License) all of the Intellectual Property Rights used or practiced in, held for use or practice in or necessary for the operation of the respective business of the Company and each of its Subsidiaries as currently conducted.

(c) None of the Company or any of its Subsidiaries, nor the conduct of their business, has infringed, misappropriated, diluted or otherwise violated, or does infringe, misappropriate, dilute or otherwise violate any Intellectual Property Rights of any third party in any material respect. No Actions are pending, threatened in writing or, to the knowledge of the Company, otherwise threatened against the Company or any of its Subsidiaries by any third party (i) claiming infringement, misappropriation or other violation of Intellectual Property Rights owned by such third party by the Company or any of its Subsidiaries or (ii) challenging the ownership, validity or enforceability of any Owned Intellectual Property Rights. To the knowledge of the Company, no third party is currently infringing any Owned Intellectual Property Rights in any material respect and, to the knowledge of the Company, there are no facts or circumstances that would form the basis for any claim or challenge alleging any such material infringement.

(d) The Company and each of its Subsidiaries have taken, and take, commercially reasonable steps to preserve, protect and maintain the secrecy, confidentiality and value of all material Trade Secrets or confidential and proprietary information (i) included in the Owned Intellectual Property Rights or (ii) owned by any third party to whom the Company or any of its Subsidiaries has a confidentiality obligation. No material Trade Secret or confidential and proprietary information has been authorized to be disclosed or, to the knowledge of the Company, has been actually disclosed to any third party other than pursuant to a written confidentiality contract restricting the disclosure and use thereof.

(e) The Company and each of its Subsidiaries have entered into valid and enforceable written contracts with all past and current employees, contractors and consultants who have been employed, engaged or otherwise retained at by the Company or any of its Subsidiaries and who have contributed to the discovery, conception, development, creation, or reduction to practice of any material Intellectual Property Rights for or on behalf of the Company or any of its Subsidiaries or otherwise within the scope of such employment, engagement or retention, pursuant to which each such Person, to the Company’s knowledge, effectively and validly, assigns to the Company or its applicable Subsidiary all of such Person’s right, title, and interest in and to all such

Intellectual Property Rights (collectively, the “Personnel IP Contracts”), except to the extent such rights automatically vest in the Company by operation of law. To the knowledge of the Company, all Personnel IP Contracts are in full force and effect and have not suffered a material default, violation or breach.

(f) The Company and each of its Subsidiaries have taken and take commercially reasonable steps to protect and maintain the performance, confidentiality, and security of all IT Systems (and all Software, information and data stored or contained therein or transmitted thereby). The IT Systems are adequate and sufficient for the operation of the respective businesses of the Company and each of its Subsidiaries in all material respects. To the knowledge of the Company, there have been no security breaches or unauthorized use, access or intrusions of any IT Systems.

(g) Except as set forth in Section 4.15(g) of the Company Disclosure Schedule, all Software owned or purported to be owned by the Company or developed by the Company (“Company Software”) was created solely by employees, contractors or consultants of the Company or its Subsidiaries within the scope of their employment, engagement or retention with or by the Company or any of its Subsidiaries.

(h) To the knowledge of the Company, the Company and each of its Subsidiaries have complied and complies with all license terms applicable to any Open Source Software that is included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any material Company Software. To the knowledge of the Company, no Open Source Software is included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any material Company Software, in each case, in a manner that requires that any material Company Software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.

(i) None of the source code or related source materials for any Company Software has been provided to, or to the Company’s knowledge, used or accessed by, any Person other than employees, consultants or contractors of the Company or any of its Subsidiaries who have entered into written confidentiality Contracts with respect to such source code or related source materials. None of the Company or any of its Subsidiaries is a party to any source code escrow contract or any other contract (or a party to any contract obligating the Company to enter into a source code escrow contract or any other contract) requiring the deposit of any source code or related source materials for any Company Software, and no source code or related source materials for any Company Software has been placed into escrow for the benefit of any third party.

(j) All Company Software is sufficient in all material respects for the purposes for which it is used in the respective businesses of the Company and each of its Subsidiaries. The Company and each of its Subsidiaries have implemented industry standard procedures to mitigate against the likelihood that any Company Software contains any (i) contaminant or other Software routines or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm Software, hardware or data or (ii) “spyware” or “trackware” (as such terms are commonly understood in the software industry).

(k) No funding, facilities or resources of any Governmental Authority or any research or academic institution was used in the creation or development of any Owned Intellectual Property Rights in a manner that has resulted in such Governmental Authority or research or academic institution having any ownership of or step-in ownership right to any such Intellectual Property Rights.

Section 4.16. Insurance Coverage. Section 4.16 of the Company Disclosure Schedule contains a true, correct and complete list of each material insurance policy maintained by the Company and its Subsidiaries as of the date of this Agreement, copies of which have been made available to the SPAC. All such policies are in full force and effect, and there are no material claims by the Company or any of its Subsidiary pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. To the knowledge of the Company, the coverages provided by such insurance policies or fidelity or surety bonds are usual and customary in amount and scope for the Company and its Subsidiaries’ business and operations as concurrently conducted, and sufficient to comply with any insurance required to be maintained by Material Contracts.

Section 4.17. Employees.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of the names (or anonymized with employee numbers if required by Applicable Law), titles, annual salaries and incentive compensation opportunity of all officers of the Company and its Subsidiaries, including, for the avoidance of doubt, any individuals appointed to a management board, and all other Key Employees.

(b) Except as disclosed on Section 4.17(b) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement or other labor Contract applicable to persons employed by the Company and its Subsidiaries. Except as disclosed on Schedule 4.17(b) of the Company Disclosure Schedule, no employees of the Company or its Subsidiaries are represented by any labor union, labor organization, works council or other employee representative body with respect to their employment with the Company or its Subsidiaries. There are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal or other similar body, nor has any such representation proceeding, petition, or demand been brought, filed, made, or, to the knowledge of the Company, threatened in the last three (3) years. In the past three (3) years, there have been no labor organizing activities (including, without limitation, any requests or applications for the recognition or establishment of any trade unions, works councils or other employee representative bodies) involving the Company or its Subsidiaries with respect to any employees of the Company and its Subsidiaries or, to the knowledge of the Company, threatened by any labor organization, works council or group of employees.

(c) In the past three (3) years, there have been no strikes, work stoppages, slowdowns, lockouts or other material labor disputes, arbitrations, grievances or unfair labor practice charges pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or its Subsidiaries involving any current or former Service Provider. There are no material charges, grievances or complaints, in each case related to alleged unfair labor practices of the Company or any of its Subsidiaries, pending or, to the knowledge of the Company, threatened in writing by or on behalf of any current or former Service Provider or any labor organization. There are no continuing obligations of the Company or its Subsidiaries pursuant to the resolution of any such proceeding that is no longer pending.

(d) As of the date of this Agreement, none of the Company’s officers or other Key Employees has given written notice of any intent to terminate his or her employment with the Company or its Subsidiaries as a result of the consummation of the Transactions or otherwise within one (1) year of the Closing Date. The Company and its Subsidiaries are in material compliance and, to the knowledge of the Company, each Key Employee is in material compliance with the terms of any employment, nondisclosure, and restrictive covenant agreements between the Company and its Subsidiaries and such individuals.

(e) To the knowledge of the Company, no written notice has been received by the Company or its Subsidiaries in the past three (3) years asserting or alleging discrimination, harassment or other similar misconduct against any officer, director, executive or other Key Employee of the Company or its Subsidiaries in his or her capacity as an officer, director, executive or Key Employee or in any other capacity.

(f) Except as disclosed on Section 4.17(f) of the Company Disclosure Schedule, there are no material complaints, charges, proceedings, investigations, or claims against the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened that could be brought or filed, with any Governmental Authority or any relevant court or tribunal based on, arising out of, in connection with or otherwise relating to the employment, engagement, or termination of employment or engagement or failure to employ or engage by the Company and its Subsidiaries, of any Service Provider. The Company and its Subsidiaries are in material compliance with all Applicable Law respecting employment, employment practices and social security rules, including, without limitation, all laws respecting terms and conditions of employment, the classification and payment of employees, workers, and/or individual contractors and consultants, wages, profit-sharing, bonus plans, working-time, the Worker Adjustment and Retraining Notification Act and any similar foreign, state or local “mass layoff” or “plant closing” laws (collectively, “WARN”) or other mass layoff, plant closing, collective redundancies or similar with respect to the Company or its Subsidiaries, collective bargaining, company-wide agreements, social contributions and social declarations, immigration, benefits, labor relations, discrimination, harassment, civil rights, safety and health and workers’ compensation. There are no material pending, or to the knowledge of the Company, threatened, Actions against the Company or any of its Subsidiaries in respect of any current or former Service Provider.

(g) Except as disclosed on Section 4.17(g) of the Company Disclosure Schedule, there has been no “mass layoff” or “plant closing” or similar actions (as defined by WARN) within the six (6) months prior to the Closing.

(h) The Company and its Subsidiaries maintain, and in the past three (3) years have maintained, an affirmative action plan where required by Applicable Law.

(i) Neither the Company nor its Subsidiaries is liable for any arrears of wages, fees, benefits or other compensation or penalties with respect thereto, except in each case as would not be material to the Company and its Subsidiaries taken as a whole.

(j) To the knowledge of the Company, neither the execution or delivery of this Agreement nor the consummation of the Transactions contemplated by this Agreement will result in any material breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement, or any other labor-related agreement to which the Company or its Subsidiaries are a party or bound. The Company and its Subsidiaries have satisfied in all material respects any pre-signing legal or contractual requirement to provide notice to, seek the opinion of, provide a right of advice to or enter into any consultation procedure with, any labor union, labor organization, works council or other employee representative body, which is representing any employee of the Company or its Subsidiaries, in connection with the execution of this Agreement or the Transactions contemplated by this Agreement.

(k) The “mass layoff” (so-called “plan de sauvegarde de l’emploi”) currently being implemented by Mirion Technologies (Canberra) SAS in France is in compliance with Applicable Law.

(l) Except as disclosed on Section 4.17(l) of the Company Disclosure Schedule, the Company and its Subsidiaries do not have any material outstanding obligations as a result of settlement agreements entered into with their respective employees.

(m) The Company has provided to the SPAC copies of all executive officer, director and material Key Employees’ employment contracts and consultancy agreements in existence between the Company or its Subsidiaries.

Section 4.18. Employee Benefit Plans. (a) Section 4.18(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of each material Employee Plan. The Company has provided to the SPAC complete copies of each material Employee Plan and all amendments thereto, and to the extent applicable: (i) all plan documents, including any related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) for the most recent plan year: (A) the IRS Form 5500 and all schedules thereto or other applicable annual report where applicable; (B) audited financial statements; and (C) actuarial or other valuation reports; (iii) the most recent IRS determination letter or opinion letter, as applicable, or applicable letter of good standing or other confirmation from the relevant tax authority in relation to an Employee Plan subject to the Applicable Law of a jurisdiction outside the United States; (iv) any material, non-routine correspondence with any Governmental Authority regarding any Employee Plan during the past three (3) years; (v) the most recent summary plan descriptions or employee booklet where applicable and (vi) the past ten (10) years of contribution history to the IUE-CWA Pension Fund or any other multiemployer plan to which the Company or an of its Subsidiaries contributes or is obligated to contribute.

(b) None of the Company, any ERISA Affiliate or any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any plan or arrangement subject to Title IV of ERISA. Except as set forth in Section 4.18(b) of the Company Disclosure Schedule, as of the date hereof, the fair market value of the assets of each Employee Plan subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or a defined benefit plan not subject to ERISA (other than a “multiemployer plan,” as defined in Section 3(37) of ERISA) (a “Title IV Plan”) (excluding for these purposes any accrued but unpaid contributions) exceeded the present value of all benefits accrued under such Title IV Plan determined using the assumptions used for plan funding purposes. Neither the Company nor any ERISA Affiliate thereof has incurred, or reasonably expects to incur prior to the Closing Date (i) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (ii) any liability under Section 4971 of the Code that in either case could become a liability of the SPAC or any of its ERISA Affiliates after the Closing Date. To the knowledge of the Company, in the event the Company or any ERISA Affiliate were to withdraw from any “multiemployer plan” to which it currently contributes, the withdrawal liability would not reasonably be expected to be in excess of $1,000,000. No “multiemployer plan” to which the Company or any of its ERISA Affiliates contributes or has liability has been determined by an applicable Governmental Authority to be in endangered, critical, or critical and declining status or subject to a rehabilitation plan, and neither the Company nor any of its ERISA Affiliates has withdrawn from such a plan or has liability other than the obligation to make ordinary course contributions. No Employee Plan is a “registered pension plan” as that term is defined in the section 248(1) of the Income Tax Act (Canada).

(c) None of the Company, any ERISA Affiliate or any predecessor thereof contributes to, or has in the past six (6) years contributed to, any (i) “multiemployer plan”, as defined in Section 3(37) of ERISA; (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on an advisory or opinion letter from the Internal Revenue Service, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and any trust intended to be exempt from federal income taxation under the provisions of Section 501(a) of the Code is so exempt, and, to the knowledge of the

Company, no circumstances exist with respect to any such Employee Plan which would reasonably be expected to cause the loss of such qualification or exemption. Each Employee Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. To the knowledge of the Company, no events have occurred within the past six (6) years with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code, except as would not be material to the Company taken as a whole. In the past six (6) years, no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) has occurred or is reasonably expected to occur with respect to any Employee Plan.

(e) Neither the Company nor any Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current Service Providers, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Applicable Law and at the sole expense of such participant or the participant’s beneficiary.

(f) No material actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending, or, to the knowledge of the Company, threatened against any Employee Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Employee Plan with respect to the operation thereof. No event has occurred, and to the knowledge of the Company, no condition exists that would, by reason of the Company’s affiliation with any of its ERISA Affiliates, subject the Company to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other Applicable Law.

(g) All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Employee Plans and Government Plans have been timely made or accrued in all material respects.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Closing will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former Service Provider or under an Employee Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former Service Provider or under any Employee Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former Service Provider or under any Employee Plan; or (iv) limit the right to merge, amend or terminate any Employee Plan.

(i) Neither the execution and delivery of this Agreement nor the consummation of the Closing shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code, any excise tax owing under Section 4999 of the Code or any other amount that would not be deductible under Section 280G of the Code.

(j) Section 4.18(j) of the Company Disclosure Schedule sets forth all Company obligations to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(k) Each Foreign Employee Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and has received applicable favorable tax treatment and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Foreign Employee Plan that would reasonably be expected to adversely affect any such approval or good standing; and each Foreign Employee Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with all Applicable Law, in each of the foregoing cases except as would not be material to the Company taken as a whole and any material liability that is not fully funded has been fully and fairly disclosed in the relevant audited accounts and details of such liability are set out in Section 4.18(k) of the Company Disclosure Schedule.

(l) The Company and its Subsidiaries have in all material respects paid the contributions payable to social and healthcare schemes and social security bodies (organismes sociaux, de prévoyance, de protection sociale).

(m) The Company and its Subsidiaries are not under any obligation to any of their executive officers, directors or Key Employees or their assigns (ayants droits) in connection with pension rights, top-up pensions (retraite complémentaire), stock option plans or any other material benefit in kind.

Section 4.19. Taxes.

(a) All material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries (taking into account applicable extensions) have been timely filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company and its Subsidiaries have timely paid all material amounts of Taxes (whether or not shown on any Tax Return) that are due and payable by the Company and its Subsidiaries, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.

(c) Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the Company or any of its Subsidiaries.

(d) The Company and its Subsidiaries have deducted, withheld and timely paid to the appropriate Governmental Authority all amounts of Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other Person (including any other third party), and the Company and its Subsidiaries have complied with all related reporting and record keeping requirements.

(e) None of the Company or any of its Subsidiaries has received from any Governmental Authority any written notice of any threatened, proposed, or assessed deficiency for material amounts of Taxes of the Company or any of its Subsidiaries, except for such deficiencies that have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Authority is in progress with respect to any material amounts of Taxes due from the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any such audit or proceeding is pending.

(f) Neither the Company nor any of its Subsidiaries has a pending request for a private letter ruling, administrative relief, technical advice or a change of any method of accounting with any Governmental Authority. No written rulings, clearances or similar agreements have been entered into with or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries which agreement, clearance or ruling would be effective after the Closing Date and could reasonably be expected to have a material effect on the Tax treatment of the Company or any of its Subsidiaries after the Closing Date.

(g) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of the statute of limitations for assessment, collection or other imposition of any Tax (other than any extension obtained in the ordinary course of business), which extension is currently in effect.

(h) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or any other similar agreement, other than (i) as set forth in the Existing Company Articles, (ii) any customary commercial contracts entered into in the ordinary course of business which do not primarily relate to Taxes or (iii) any such agreement solely among the Company and its Subsidiaries.

(i) Since January 1, 2016, neither the Company nor any of its Subsidiaries (i) has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is the Company or any of its Subsidiaries and which consists only of the Company and its Subsidiaries), (ii) has liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), as transferor or successor, or by contract (other than pursuant to any customary commercial contract entered into in the ordinary course of business that does not principally relate to Taxes) or (iii) is liable to pay any material Tax in consequence of the failure by any other Person (other than the Company or any of its Subsidiaries) to discharge such Tax in circumstances where such other Person is primarily liable for such Tax.

(j) (i) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any similar provision of Applicable Law, including the EU Mandatory Disclosure Directive or UK disclosure of tax avoidance schedules legislation.

(k) The Company is and has been since formation properly treated as a partnership (and not as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code) for U.S. federal, state, and local income Tax purposes. Section 4.19(k) of the Company Disclosure Schedule accurately sets forth the U.S. federal Tax classification of each Subsidiary of the Company as of the date of this Agreement.

(l) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date or change in method of accounting required as a result of the Transactions, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of Applicable Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(m) No Subsidiary has (i) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) received any credits under Sections 7001 through 7005 of the FFCRA or section 2301 of the CARES Act, or (iii) deferred any payroll tax obligations pursuant to the Coronavirus Response and Relief Supplemental Appropriation Act of 2021, Internal Revenue Service Notice 2021-11, Internal Revenue Service Notice 2020-65 or other guidance issued pursuant to any Payroll Tax Executive Order.

(n) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the three (3) years prior to the date of this Agreement.

(o) Neither the Company nor any Company Subsidiary has been involved in a transaction or arrangement which had a main purpose, or the main purpose, of avoiding Tax.

(p) No claim has been made by any Governmental Authority in a jurisdiction in which the Company or any Company Subsidiary does not file a particular type of Tax Return (or pay a particular type of Tax) that such Company or Company Subsidiary is or may be required to pay such type of Tax to (or file such type of Tax Return with) that Governmental Authority.

(q) All payments by, to or among the Company, the Subsidiaries and their Affiliates comply with all applicable transfer pricing requirements imposed by any Governmental Authority, including Section 482 of the Code and the Treasury Regulations promulgated thereunder.

(r) No restricted securities have been acquired by (or by any affiliate of) any of the Company’s or any Subsidiary’s current, prospective or former employees, directors or officers resident in the United Kingdom for Tax purposes without a valid joint election under Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 having been signed by the current, prospective or former employee, director or officer and its employer in respect thereof within fourteen (14) days of such acquisition.

(s) To the knowledge of the Company, the sale of the Company pursuant to this Agreement will not give rise to a deemed disposal or realization by the Company or any Subsidiary of any asset or liability for any Taxation purpose in circumstances where such deemed disposal or realization would give rise to a charge to material Tax for the Company or any Subsidiary.

(t) All documents which are required to evidence title of the Company or any Subsidiary to any material asset held by them and which are liable to Transfer Tax or are required to be stamped either with a particular stamp denoting that no Transfer Tax is chargeable or that the document has been produced to the appropriate authority, have been properly and duly stamped and the appropriate Transfer Tax has been paid (together with any related interest and penalties).

(u) If the Company were treated as a corporation for U.S. federal tax purposes, it would not be an “investment company” within the meaning of Section 351(e)(1) of the Code and Treasury Regulations Section 1.351-1(c)(1)(ii), taking into account Section 351(e)(1)(B) of the Code.

Section 4.20. Environmental Matters.

(a) Except as to matters that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each Subsidiary is and, for the last three (3) years, has been in compliance with all Environmental Laws, which compliance include obtaining, maintaining, and complying with all Approvals required under or pursuant to Environmental Laws for their operation (hereinafter, “Environmental Permits”) and neither the Company nor any Subsidiary has received any notice from the body that has issued any such Environmental Permit that it intends to cancel, terminate, revoke, suspend, modify or not renew any such Environmental Permit; (ii) (x) no written notice, order, request for information, complaint or penalty has been received by the Company or any Subsidiary, and (y) there are no judicial, administrative or other actions, suits or proceedings pending or threatened, in the case of each of (x) and (y), which allege a violation of or liability under or pursuant to any Environmental Law and relate to the Company or any Subsidiary or any real property currently or formerly owned, operated or leased by or for the Company or any Subsidiary; (iii) neither the Company nor any

Subsidiary (or any of their respective predecessors) is subject to any Order arising under or relating to any Environmental Law, Environmental Permit or Hazardous Material; (iv) there has been no Release of any Hazardous Materials by the Company or any Subsidiary (or any of their respective predecessors) at, in, on or, under, to or from (x) any Leased Real Property or Owned Real Property or, to the knowledge of the Company, at, in, on or under any property or facility previously owned, leased or operated by or to which any Hazardous Material has been transported for disposal, recycling or treatment by or on behalf of, in each case the Company or any of its Subsidiaries (or any of their respective predecessors) which would reasonably be expected to give rise to liabilities or obligations of the Company or any Subsidiary under Environmental Laws; and (v) to the knowledge of the Company, no conditions currently exist with respect to any property currently or formerly owned, used, leased, or operated by the Company or any Subsidiary that would reasonably be expected to result in the Company or any Subsidiary incurring liabilities or obligations under Environmental Laws.

(b) The consummation of the transactions contemplated hereby requires no filings or notifications to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act (N.J.A.C. 7:26B), the Connecticut Transfer Act (CGS §§ 22a-134 to 134e) or any similar and applicable environmental transfer laws.

(c) The Company has provided to the SPAC as of the date hereof copies of (i) all material environmental assessments (including any phase I or II environmental assessments), studies, audits, analyses or reports relating to the Company or any Subsidiary or any real property currently or formerly owned, operated or leased by the Company or any Subsidiary, (ii) all Environmental Permits and (iii) all material, non-privileged documents relating to any material and outstanding liabilities of the Company or any Subsidiary under Environmental Law, to the extent such are in the possession, custody, or reasonable control of the Company or the Subsidiaries.

Section 4.21. Affiliate Transactions. Except as set forth on Schedule 4.21 of the Company Disclosure Schedule, no (i) officer, director, employee, shareholder, equityholder, member, manager or partner of the Company or any of its Subsidiaries, as applicable, (ii) any immediate family member of any of the foregoing, or (iii) any of their respective Affiliates (collectively, the “Related Parties”) is a party to or has any material interest in any Contract or has any material interest in any property used by the Company or any of its Subsidiaries. None of the Related Parties, on the one hand, and none of the Company or any of its Subsidiaries, on the other hand, owe any material amount to the other, other than pursuant to agreements or promissory notes entered into on an arms’-length basis.

Section 4.22. Finders’ Fees. Except for Lazard Ltd., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions.

Section 4.23. Anti-Bribery; Anti-Corruption. For the last five (5) years, none of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of the their respective directors, officers, employees, Affiliates or any other Persons acting on their behalf, at their direction or for their benefit has, in connection with the operation of the business of the Company or any of its Subsidiaries, directly or indirectly: (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, or any official of such party or campaign, for the purpose of: (i) influencing any act or decision of such government official, candidate, party or campaign or any official of such party or campaign; (ii) inducing such government official, candidate, party or campaign or any official of such party or campaign to do or omit to do any act in violation of a lawful duty; (iii) obtaining or retaining business for or with any Person; (iv) expediting or securing the performance of official acts of a routine nature; or (v) otherwise securing any improper advantage; (b) paid, offered or agreed or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or agreed or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records related to any of the foregoing; or (f) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§78dd-1, et seq., the United Kingdom Bribery Act 2010 or any other Applicable Law related to anti-corruption or anti-bribery (the “Anti-Corruption Laws”). None of the Company, any of its Subsidiaries, or any of their respective directors, officers, employees, Affiliates or, to the knowledge of the Company, any other Persons acting on their behalf, at their direction or for their benefit, (i) is or has been the subject of an unresolved claim or allegation relating to (A) any potential violation of the Anti-Corruption Laws or (B) any potentially unlawful payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law. For the last five (5) years, the Company and its Subsidiaries have had and maintained a system or systems of internal controls reasonably designed to (x) ensure compliance with the Anti-Corruption Laws and (y) prevent and detect violations of the Anti-Corruption Laws.

Section 4.24. International Trade; Sanctions.

(a) For the last five (5) years, the Company, its Subsidiaries, and their respective directors, officers, employees, Affiliates, and, to the knowledge of the Company, any other Persons acting on their behalf, in connection with the operation of the business of the Company and its Subsidiaries, and in each case in all material respects, (i) have been in compliance with all applicable Customs & International Trade Laws, (ii) have obtained all import and export licenses and all other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings required for the export, deemed export, import, re-export, deemed re-export or transfer of goods, services, software and technology required for the operation of the respective businesses of the Company and its Subsidiaries, including the Customs & International Trade Authorizations; (iii) have not been the subject of any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iv) have not received any actual or, to the knowledge of the Company, threatened claims, investigations or requests for information by a Governmental Authority with respect to material Customs & International Trade Authorizations or compliance with applicable Customs & International Trade Laws and have not made any disclosures to any Governmental Authority with respect to any actual or potential noncompliance with any applicable Customs & International Trade Laws. The Company and its Subsidiaries have in place adequate controls and systems reasonably designed to ensure compliance with applicable Customs & International Trade Laws in each of the jurisdictions in which the Company, any of its Subsidiaries, or any of their respective Affiliates is incorporated or does business.

(b) None of the Company, any of its Subsidiaries, or any of their respective directors, officers, employees, Affiliates or, to the knowledge of the Company, any other Persons acting on their behalf is or has been within the past five (5) years, a Sanctioned Person. For the past five (5) years, the Company, its Subsidiaries, and their respective directors, officers, employees, Affiliates and, to the knowledge of the Company, any other Persons acting on their behalf have, in connection with the operation of the business of the Company and its Subsidiaries, been in compliance with any applicable Sanctions. For the past five (5) years, (i) no Governmental Authority has initiated any action or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of an authorization, debarment or denial of future authorizations against the Company, any of its Subsidiaries, or any of their respective directors, officers, employees, Affiliates, or, to the knowledge of the Company, any other Persons acting on their behalf in connection with any actual or alleged violation of any applicable Sanctions, (ii) there have been no actual or threatened claims, investigations or requests for information by a Governmental Authority received by the Company, its Subsidiaries, or any of their respective Affiliates’ compliance with applicable Sanctions and (iii) and no disclosures have been made to any Governmental Authority with respect to any actual or potential noncompliance with applicable Sanctions. The Company and its Subsidiaries have in place adequate controls and systems reasonably designed to ensure compliance with applicable Sanctions in each of the jurisdictions in which the Company, any of its Subsidiaries, or any of their respective Affiliates is incorporated or does business.

Section 4.25. Data Privacy.

(a) The Company and its Subsidiaries are, and for the past three (3) years have been, and to the knowledge of the Company, any Person acting for or on the Company’s or any Subsidiary’s behalf is and has, for the past three (3) years, been in material compliance with (i) all applicable Privacy Laws, (ii) all of the Company’s and its Subsidiaries’ external-facing policies and notices regarding Personal Information, and (iii) all of the Company’s contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. Neither the Company nor any of its Subsidiaries have received any written notice of any claims (including written notice from third parties acting on behalf of the Company or any of its Subsidiaries) of or investigations or regulatory inquiries related to, or been charged in an administrative or judicial proceeding with, the violation of any Privacy Laws or contractual commitments with respect to any Personal Information. Except as would not reasonably be expected to have a material effect, to the knowledge of the Company, there are no facts or circumstances that could reasonably form the basis of any such notice or claim.

(b) The Company and its Subsidiaries have (i) for the past three (3) years, implemented and maintained commercially reasonable technical and organizational safeguards, which safeguards are at least consistent with practices in the industry in which the Company operates, to protect all Personal Information and other confidential data in the Company’s or its Subsidiaries’ possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure and (ii) taken commercially reasonable steps to ensure that all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle any Personal Information for or on behalf of the Company have agreed to comply with applicable Privacy Laws, maintain the privacy and confidentiality of Personal Information, and protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure.

(c) To the knowledge of the Company, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or collected, used or processed by or on behalf of the Company, and the Company has not provided or been required to provide any notices to any Person in connection with any disclosure of any Personal Information. The Company and its Subsidiaries have implemented commercially reasonable disaster recovery and business continuity plans, and taken commercially reasonable actions consistent with such plans, to the extent required, to safeguard all confidential data and Personal Information in its possession or control. The Company and its Subsidiaries have conducted commercially reasonable privacy and data security testing or audits at reasonable and appropriate intervals and have resolved or remediated any material privacy or data security issues or vulnerabilities identified. Neither the Company or any of its Subsidiaries nor any third party acting at the discretion or authorization of the Company or any of its Subsidiaries has paid any perpetrator of any data breach incident or cyber-attack.

(d) Except as would not reasonably be expected to have a material effect, the Company is not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Company or any of its Subsidiaries from receiving, accessing, storing or using any Personal Information in the manner in which the Company and its Subsidiaries received, accessed, stored and used such Personal Information prior to the Closing.

Section 4.26. Customers and Suppliers. Since January 1, 2019, none of the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice that the Company or any of its Subsidiaries is in material breach of or material default under any Contract with any Material Customer or Material Supplier or that any such Material Customer or Material Supplier intends to cease doing business with the Company or any of its Subsidiaries or materially decrease the volume of business that it is presently conducting with the Company or any of its Subsidiaries.

Section 4.27. Product Liabilities and Recalls. Since the date that is three (3) years prior to the date hereof, (a) each product and service offering manufactured or sold by the Company or any of its Subsidiaries has been manufactured or sold in material conformity with all contractual commitments and all standard warranties, in each case, to the extent applicable; (b) the Company and its Subsidiaries have not incurred any material obligations for replacement or repair of any of their products or service offerings or other damages in connection therewith; (c) there are no existing or, to the knowledge of the Company, threatened, product warranty, product liability or product recall or similar claims involving any of the products of the Company or any of its Subsidiaries; (d) there have been no product recalls of any of the products of the Company or any of its Subsidiaries; and (e) the Company and its Subsidiaries have not been denied product liability insurance coverage by a third-party insurance provider.

Section 4.28. No Other Representations. The Company acknowledges that the Company and its advisors, have made their own investigation of the SPAC and, except as provided in this Agreement, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the SPAC, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the SPAC as conducted after the Closing, as contained in any materials provided by the SPAC or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Section 4.29. PPP Loans. The applicable Subsidiaries of the Company were in compliance with all applicable eligibility and certification requirements to apply for and obtain the PPP Loans at the time of their initial application for the PPP Loans. All claims and certifications made by the applicable Subsidiaries of Company in connection with applying for, obtaining and seeking forgiveness of the PPP Loans were true, correct and made in good faith at the time such claims and certifications were made. The applicable Subsidiaries of the Company are, and have been since their application for the PPP Loans, in compliance with all applicable requirements and Applicable Law in connection with the PPP Loans, including any restrictions on the use of any borrowed funds. In connection with applying for, obtaining and seeking forgiveness of the PPP Loans, no directors, officers or, to the knowledge of the Company, other employees of the Company or its Subsidiaries have been debarred or otherwise prohibited from engaging in any contracting activities with any Governmental Authority.

Section 4.30. Debt Financing.

(a) The Company has delivered to the SPAC a true, complete and fully executed copy of a commitment letter (including all related exhibits, schedules, annexes, supplements and term sheets thereto and the fee letter executed in connection therewith, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived in each case, as permitted or contemplated by Sections 6.10(a), 6.10(c) and/or 8.09, from time to time after the date hereof, the “Debt Commitment Letter”) from the Debt Financing Sources identified therein confirming their respective commitments to provide the DCL Beneficiary (or its applicable affiliate assignee or designee) the debt facilities referred to therein (the “Debt Financing”).

(b) As of the date hereof, the Debt Commitment Letter is in full force and effect and is the legal, valid and binding obligation of the DCL Beneficiary and, to the knowledge of the DCL Beneficiary, the other parties thereto, enforceable against the DCL Beneficiary and, to the knowledge of the DCL Beneficiary, the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions). As of the date hereof, the Debt Commitment Letter has not been amended, restated, or otherwise modified or waived, and the respective commitments contained in the Debt Commitment Letter has not been withdrawn, rescinded or otherwise modified. All fees (if any) required to be paid under the Debt Commitment Letter on or prior to the date hereof have been paid in full.

(c) As of the date hereof, neither the DCL Beneficiary nor, to the knowledge of the DCL Beneficiary and/or the Company, the other parties thereto have breached any of the covenants or other obligations set forth in, or is in default under, the Debt Commitment Letter. As of the date hereof, to the knowledge of the DCL Beneficiary and/or the Company no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute or result in a breach or default on the part of the DCL Beneficiary or any other party to the Debt Commitment Letter.

(d) There are no conditions precedent directly or indirectly related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter (including the fee letter). Other than the Debt Commitment Letter (including the fee letter), there are no other contracts, arrangements or other agreements, to which the Company or any Affiliate thereof is a party related to the Debt Financing (except for customary non-disclosure agreements, non-reliance letters and similar written agreements, in each case which do not impact the conditionality or amount of the Debt Financing). As of the date hereof, assuming the satisfaction of the conditions in Sections 11.01 and 11.03, to the knowledge of the Company, the Company has no reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be available to the DCL Beneficiary (or its applicable affiliate assignee or designee) on the Closing Date.

Section 4.31. Exclusivity of Representations and Warranties.

(a) Except as otherwise expressly set forth in this Article 4 (as modified by the Company Disclosure Schedule), any certificate delivered pursuant to this Agreement or in any other Transaction Agreement, the Sellers and the Company expressly disclaim any representations or warranties of any kind or nature in respect of any such Seller or the Company, express or implied, including any representations or warranties as to the Company’s Subsidiaries, their respective businesses and affairs or the Transactions.

(b) Without limiting the generality of the foregoing, except for the representations and warranties in this Article 4, any certificate delivered pursuant to this Agreement or in any other Transaction Agreement, neither the Sellers, the Company nor any other Person has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of the Company or its Subsidiaries that have been made available to the SPAC, including due diligence materials, or in any presentation of the business and affairs of the Company or its Subsidiaries by the management of the Company or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the SPAC in executing, delivering and performing this Agreement and the Transactions. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memorandum or offering materials or presentations, including any offering memorandum or similar materials made available by the Sellers or the Sellers’ or the Company’s representatives on behalf of the Company, or by the Company directly, are not and shall not be deemed to be or to include representations or warranties made by the Sellers or the Company, and are not and shall not be deemed to be relied upon by the SPAC in executing, delivering and performing the Transaction Agreements and the Transactions, except, in each such case, to the extent of any representation or warranty provided in this Article 4, any certificate delivered pursuant to this Agreement or in any other Transaction Agreement with respect to any such matters.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SPAC

Except (a) as set forth in the SPAC Disclosure Schedule (the “SPAC Disclosure Schedule”); and (b) as disclosed in the SEC Documents filed or furnished with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Documents, excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), the SPAC represents and warrants to the Sellers and the Company as of the date hereof and as of the Closing Date that:

Section 5.01. Corporate Existence and Power. The SPAC is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not, and would not reasonably be expected to, individually or in the aggregate, have a SPAC Material Adverse Effect.

Section 5.02. Authorization. The execution, delivery and performance by the SPAC of this Agreement and the other Transaction Agreements and the consummation of the Transactions are within the corporate powers and authority of the SPAC and have been duly authorized by all necessary corporate action on the part of the SPAC, other than, as of the date hereof, approval of the Transaction Proposals by the Requisite Existing SPAC Stockholders at the SPAC Special Meeting. The approval of the Transaction Proposals by the Requisite Existing SPAC Stockholders at the SPAC Special Meeting is the only vote of the holders of any class or series of capital stock of the SPAC necessary to approve the Transactions. This Agreement and the other Transaction Agreements to which the SPAC is a party constitutes a valid and binding agreement of the SPAC, assuming this Agreement constitutes the valid and binding obligation of the other parties hereto and thereto, enforceable against the SPAC in accordance with their terms, except insofar as enforceability may be limited by Enforceability Exceptions.

Section 5.03. Governmental Authorization. The execution, delivery and performance by the SPAC of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the Transactions requires no consent, approval, authorization, permit, action by or in respect of, or filing with or notification to, any Governmental Authority, other than (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the Securities Act and the Exchange Act; (iii) such actions and filings as may be required by any Applicable Law set forth in Section 5.03 of the SPAC Disclosure Schedule; and (iv) any such action or filing the failure of which to make or obtain would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of the SPAC to consummate the Transactions or the ability of the SPAC to perform its obligations under this Agreement or the other Transaction Agreements to which it is a party.

Section 5.04. Noncontravention. The execution, delivery and performance by the SPAC of this Agreement and the other Transaction Agreements to which it is a party do not, the performance of this Agreement and the other Transaction Agreements to which it is a party by the SPAC shall not, and the consummation of the Transactions will not (i) conflict with or violate the organizational documents of the SPAC, (ii) assuming compliance with the matters referred to in Section 5.03, violate any Applicable Law, (iii) require any consent, waiver or other action by any Person under, violate, result in a breach of or constitute a default (with or without notice or lapse of time, or both) under or give rise to any right of termination, amendment, cancellation, modification or acceleration of any right or obligation of the SPAC or any third party or to a loss or impairment of any benefit or right to which the SPAC is entitled under any provision of any Contract or other instrument binding upon the SPAC or (iv) result in the creation or imposition of any material Lien on any asset or properties of the SPAC, except for any Permitted Liens, with such exceptions as would not, and would not reasonably be expected to, in the case of each of clauses (iii) and (iv), individually or in the aggregate, have a SPAC Material Adverse Effect.

Section 5.05. Capital Structure.

(a) The authorized capital stock of the SPAC consists of (i) 500,000,000 authorized and 75,000,000 issued and outstanding shares of Class A common stock of the SPAC, par value $0.0001 per share; (ii) 50,000,000 authorized and 18,750,000 issued and outstanding shares of Class B common stock of the SPAC, par value $0.0001 per share; and (iii) 5,000,000 authorized and no issued and outstanding shares of preferred stock of the SPAC, par value $0.0001 per share (“Existing SPAC Preferred Stock”), and there are issued and outstanding warrants to purchase 8,500,000 shares of Class A common stock of the SPAC (the “Private Placement Warrants”) at an exercise price of $11.50 per share, and issued and outstanding warrants to purchase 18,750,000 shares of Class A common stock of the SPAC (the “Public Warrants”) at an exercise price of $11.50 per share. All outstanding shares of Existing SPAC Common Stock and Existing SPAC Preferred Stock and all Private Placement Warrants have been duly authorized, validly issued and fully paid, are non-assessable and are not subject to preemptive rights.

(b) Immediately prior to the closing of the transactions contemplated by the Closing Step Plan, the authorized capital stock of the SPAC will consist of (i) 2,000,000,000 New SPAC Class A Common Shares, (ii) 100,000,000 New SPAC Class B Common Shares, and (iii) 100,000,000 New SPAC Preferred Shares, of which the SPAC has committed to issue 90,000,000 New SPAC Class A Common Shares to the PIPE Investors, up to 12,500,000 New SPAC Class A Common Shares to the Backstop Party, a number of New SPAC Class A Common Shares to holders of SPAC Stock Electing Shares and holders of the Loan Notes (subject to Article 2 and the elections made pursuant to the Election Agreements), and a number of New SPAC Class B Common Shares to holders of Unit Electing Shares (subject to Article 2 and the elections made pursuant to the Election Agreements). Immediately prior to the closing of the transactions contemplated by the Closing Step Plan, the SPAC will have up to 8,500,000 Private Placement Warrants issued and outstanding that will entitle the holder thereof to purchase New SPAC Class A Common Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement, of which up to 8,500,000 Private Placement Warrants will be issued to the Sponsor.

(c) Subject to approval of the Transaction Proposals by the Requisite Existing SPAC Stockholders, the equity portion of the Total Consideration, when delivered, as applicable, shall be duly authorized and validly issued, fully paid and non-assessable, issued in compliance with all Applicable Law and not subject to, and not issued in violation of, any options, warrants, calls, rights (including preemptive rights), organizational documents, commitments or agreements to which the SPAC or any Subsidiary of the SPAC is a party or by which it is bound, and shall be issued to the holders of Unit Electing Shares and the holders of SPAC Stock Electing Shares with good and valid title, free and clear of any Liens other than Liens arising out of, under or in connection with applicable federal, state and local securities laws.

(d) Except for the Public Warrants, the Private Placement Warrants and the PIPE Subscription Agreements, there are no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for the share of Existing SPAC Common Stock, New SPAC Common Stock or other equity interests of the SPAC, or any other contracts to which the SPAC is a party or by which the SPAC is bound obligating the SPAC to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock of, other equity interests in or debt securities of, the SPAC to grant, extend or enter into options, warrants, calls, rights, subscriptions or other securities. Other than in connection with the SPAC Stockholder Redemptions, there are no outstanding contractual obligations of the SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of the SPAC. There are no outstanding bonds, debentures, notes or other Indebtedness of the SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the SPAC’s stockholders may vote. The SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Existing SPAC Common Stock, New SPAC Common Stock or any other equity interests of the SPAC. The SPAC does not own any capital stock or any other equity interests in any other Person other than investments made in accordance with the Trust Account. The SPAC does not have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 5.06. SEC Documents; Controls.

(a) Since June 29, 2020, the SPAC has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or Exchange Act (such forms, reports, schedules, and statements other than the Proxy Statement and the Registration Statement, the “SEC Documents”). As of their respective filing (or furnishing) dates, each of the SEC Documents, as amended (including all exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained, when filed or, if amended prior to the date hereof, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and, to the SPAC’s knowledge, neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Document. No notice of any SEC review or investigation of the SPAC or the SEC Documents has been received by the SPAC.

(b) The financial statements of the SPAC included in the SEC Documents, including all notes and schedules thereto, complied in all material respects when filed, or if amended prior to the date hereof, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with the applicable requirements of GAAP (except as may be indicated in the notes thereto, subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material) the financial position of the SPAC, as of their respective dates, and the results of operations, changes in stockholder’s equity and cash flows of the SPAC, for the periods presented therein.

(c) The SPAC has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act and the listing standards of the NYSE). To the SPAC’s knowledge and except as disclosed in the SEC Documents, the SPAC’s internal controls provide reasonable assurance regarding the reliability of the SPAC’s financial reporting and the preparation of financial statements for external purposes in material conformity with GAAP and reasonably designed to ensure that material information relating to the SPAC is accumulated and communicated to the SPAC’s management as appropriate. To the SPAC’s knowledge and except as disclosed in the SEC Documents, since the SPAC’s formation, there have been no significant deficiencies or material weakness in the SPAC’s internal control over financial reporting (whether or not remediated) and no change in the SPAC’s control over financial reporting that has materially affected, or is reasonably likely to materially affect, the SPAC’s internal control over financial reporting.

Section 5.07. Listing. The issued and outstanding shares of Class A common stock of the SPAC, par value $0.0001 per share, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. As of the date hereof, there is no Action pending, or to the knowledge of the SPAC, threatened, against the SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister any such SPAC shares or prohibit or terminate the listing of any such SPAC shares on the NYSE.

Section 5.08. The Registration Statement and the Proxy Statement. At the time it is declared effective by the SEC and at the Closing, the Registration Statement, and when first filed in accordance with Rule 424(b) or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. At the time it is declared effective by the SEC and at the Closing, the Registration Statement, and on the date of any filing pursuant to Rule 424(b), the date the Proxy Statement is first mailed to the Existing SPAC Stockholders and at the time of the SPAC Special Meeting, the Proxy Statement (together with any amendments or supplements thereto) will not include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Proxy Statement in reliance upon and in conformity with information furnished in writing to the SPAC by or on behalf of the Company or any Seller specifically for inclusion in the Registration Statement or the Proxy Statement.

Section 5.09. Absence of Certain Changes. Since its respective formation through the date of this Agreement, the SPAC has not (a) conducted business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the Prospectus (including the investigation of the Company and its Subsidiaries and the negotiation and execution of this Agreement) and related activities or (b) been subject to (i) a material adverse change or a material adverse effect, individually or in the aggregate, upon on its assets, financial condition, business or operations, taken as a whole, or (ii) any effect, change, event or occurrence that would, individually or in the aggregate, prevent, materially delay or materially impair the ability of the SPAC to consummate the Transactions.

Section 5.10. Litigation. There is no Action, suit, investigation or proceeding pending against, or to the knowledge of the SPAC, threatened against or affecting, the SPAC before any court or arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions.

Section 5.11. Compliance with Applicable Law. Since the date of its incorporation, the SPAC has not been in violation of any Applicable Law, except for violations which would not be reasonably likely, individually or in the aggregate, to result in material liability to the SPAC.

Section 5.12. Taxes.

(a) All material Tax Returns required to be filed by or on behalf of the SPAC (taking into account applicable extensions) have been timely filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b) The SPAC timely has paid all material amounts of Taxes (whether or not shown on any Tax Return) that are due and payable by the SPAC, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.

(c) Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the SPAC.

(d) The SPAC has deducted, withheld and timely paid to the appropriate Governmental Authority all amounts of Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder or other Person (including any other third party), and the SPAC has complied with all related reporting and record keeping requirements.

(e) The SPAC has not received from any Governmental Authority any written notice of any threatened, proposed, or assessed deficiency for material amounts of Taxes of the SPAC, except for such deficiencies that have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Authority is in progress with respect to any material amounts of Taxes due from the SPAC, and the SPAC has not received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.

(f) The SPAC does not have a pending request for a private letter ruling, administrative relief, technical advice or a change of any method of accounting with any Governmental Authority. No written rulings, clearances or similar agreements have been entered into with or issued by any Governmental Authority with respect to the SPAC which agreement, clearance or ruling would be effective after the Closing Date and could reasonably be expected to have a material effect on the Tax treatment of the SPAC after the Closing Date.

(g) The SPAC has not waived any statute of limitations in respect of Taxes or agreed to any extension of the statute of limitations for assessment, collection or other imposition of any Tax (other than any extension obtained in the ordinary course of business), which extension is currently in effect.

(h) The SPAC is not a party to or bound by any Tax sharing, indemnification or allocation agreement or any other similar agreement, other than (i) as set forth in the Exiting SPAC Certificate of Incorporation or Existing SPAC Bylaws or (ii) any customary commercial contracts entered into in the ordinary course of business which do not primarily relate to Taxes.

(i) Other than prior to the IPO, the SPAC (i) has never been a member of an Affiliated Group and (ii) has no liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), as transferor or successor, or by contract (other than pursuant to any customary commercial contract entered into in the ordinary course of business that does not principally relate to Taxes).

(j) The SPAC has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(k) The SPAC is, and has been since formation, properly treated as a corporation for U.S. federal, state and local income Tax purposes.

(l) The SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date or change in method of accounting required as a result of the Transactions, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of Applicable Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.

(m) The SPAC has not (i) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2303 of the CARES Act, (ii) received any credits under Sections 7001 through 7005 of the FFCRA or Section 2301 of the CARES Act or (iii) deferred any payroll tax obligations pursuant to the Coronavirus Response and Relief Supplemental Appropriation Act of 2021, Internal Revenue Service Notice 2021-11, Internal Revenue Service Notice 2020-65 or other guidance issued pursuant to any Payroll Tax Executive Order.

(n) The SPAC has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(o) The SPAC has not been involved in a transaction or arrangement which had a main purpose, or the main purpose, of avoiding Tax.

(p) No claim has been made by any Governmental Authority in a jurisdiction in which the SPAC does not file a particular type of Tax Return (or pay a particular type of Tax) that the SPAC is or may be required to pay such type of Tax to (or file such type of Tax Return with) that Governmental Authority.

Section 5.13. Employees and Employee Benefits Plans. The SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under any employee benefit plans. Neither the execution and delivery of this Agreement or the other Transaction Agreements nor the Transactions will: (a) result in any payment from the SPAC (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of the SPAC; or (b) result in the acceleration of the time of payment or vesting of any such benefits from the SPAC. Other than reimbursement of any out-of-pocket expenses incurred by the SPAC’s officers and directors in connection with activities on the SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by the SPAC outside of the Trust Account, the SPAC has no unsatisfied material liability with respect to any officer or director.

Section 5.14. Affiliate Transactions. Except for equity ownership or employment relationships (including any employment or similar Contract) expressly contemplated by this Agreement, any non-disclosure or confidentiality Contract entered into in connection with the “wall-crossing” of the Existing SPAC Stockholders, any other Transaction Agreement or any contract that is an exhibit to the SEC Documents or described therein, (a) there are no transactions or contracts, or series of related transactions or contracts, between the SPAC, on the one hand, and any related party of the SPAC, the Sponsor, any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of five percent (5%) or more of the Existing SPAC Common Stock or, to the knowledge of the SPAC, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, nor is any Indebtedness owed by or to the SPAC, on the one hand, to or by the Sponsor or any such related party, beneficial owner, associate or immediate family member, on the other hand, and (b) none of the officers or directors (or members of a similar governing body) of the SPAC, the Sponsor, any beneficial owner of five percent (5%) or more of the Existing SPAC Common Stock or, to the knowledge of the SPAC, their respective “associates” or “immediate family members,” has any material interest in, (i) any material tangible or real property that the SPAC uses, owns or leases or (ii) any customer, vendor or other material business relation of the SPAC or the Sponsor that, in each case of (a) or (b), would prevent, materially delay or materially impact the ability of the SPAC to perform its obligations under this Agreement or any other Transaction Agreement to which it is a party.

Section 5.15. Properties. The SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property Rights. The SPAC does not own, or otherwise have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.

Section 5.16. Contracts. Other than this Agreement, the other Transaction Agreements, Transaction Expenses incurred by the SPAC or any contracts that are exhibits to the SEC Documents, there are no Contracts to which the SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (a) creates or imposes a liability greater than $250,000, (b) may not be cancelled by the SPAC on less than sixty (60) calendar days’ prior notice without payment of a material penalty or termination fee or (c) prohibits, prevents, restricts or impairs in any material respect any business practice of the SPAC as its business is currently conducted or any acquisition of material property by the SPAC, or restricts in any material respect the ability of the SPAC to compete with any other Person (each such contract, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company.

Section 5.17. Finders’ Fees. Except as set forth on Section 5.17 of the SPAC Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the SPAC who might be entitled to any fee or commission in connection with the Transactions.

Section 5.18. Financial Ability. Assuming the Debt Financing is fully funded on the Closing Date in accordance with the Debt Commitment Letter, the aggregate net proceeds of the Debt Financing and the PIPE Financing and the funds to be contributed to the SPAC from the Trust Account are in an amount sufficient to fund the Cash Consideration and the Primary Capital, to pay the Debt Payoff Amount, to pay the Transaction Expenses and to satisfy all of the SPAC’s other obligations under this Agreement required to be paid on the Closing Date.

Section 5.19. PIPE Financing; Backstop Agreement

(a) The SPAC has delivered to the Company true, correct and complete copies of each of the PIPE Subscription Agreements entered into by the SPAC with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide the PIPE Financing. To the knowledge of the SPAC, with respect to each PIPE Investor, the PIPE Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the SPAC. Each PIPE Subscription Agreement is a legal, valid and binding obligation of the SPAC and, to the knowledge of the SPAC, each PIPE Investor, and none of the execution, delivery or performance of obligations under such PIPE Subscription Agreement by the SPAC or, to the knowledge of the SPAC, each PIPE Investor, violates any Applicable Law. There are no other agreements, side letters, or arrangements between the SPAC and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to the SPAC the applicable portion of the PIPE Financing Amount set forth in the PIPE Subscription Agreement of such PIPE Investors, and, as of the date hereof, the SPAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any PIPE Subscription Agreement not being satisfied, or the PIPE Financing Amount not being available to the SPAC, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the SPAC under any material term or condition of any PIPE Subscription Agreement and, as of the date hereof, the SPAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any PIPE Subscription Agreement. The PIPE Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other agreements related to the transactions contemplated herein) to the obligations of the PIPE Investors to contribute to the SPAC the applicable portion of the PIPE Financing Amount set forth in the PIPE Subscription Agreements on the terms therein.

(b) The SPAC has delivered to the Company a true, correct and complete copy of the Backstop Agreement entered into by the SPAC with the Backstop Party, pursuant to which the Backstop Party has committed to provide the Backstop Amount on the terms and conditions set forth in the Backstop Agreement. To the knowledge of the SPAC, the Backstop Agreement with the Backstop Party is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by the SPAC. The Backstop Agreement is a legal, valid and binding obligation of the SPAC and, to the knowledge of the SPAC, the Backstop Party, and none of the execution, delivery or performance of obligations under such Backstop Agreement by the SPAC or, to the knowledge of the SPAC, the Backstop Party, violates any Applicable Law. There are no other agreements, side letters, or arrangements between the SPAC and the Backstop Party relating to the Backstop Agreement that could affect the obligation of the Backstop Party to contribute to the SPAC the applicable portion of the Backstop Amount, if any is required to be contributed thereunder, set forth in the Backstop Agreement, and, as of the date hereof, the SPAC does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Backstop Agreement not being satisfied, or the Backstop Amount not being available to the SPAC, if any, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the SPAC under any material term or condition of the Backstop Agreement and, as of the date hereof, the SPAC has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Backstop Agreement. The Backstop Agreement contains all of the conditions precedent (other than the conditions contained in the other agreements related to the transactions contemplated herein) to the obligations of the Backstop Party to contribute to the SPAC the Backstop Amount (if required) set forth in the Backstop Agreement on the terms therein.

(c) No fees, consideration or other discounts are payable or have been agreed by the SPAC or any of its Subsidiaries to any PIPE Investor in respect of its portion of the PIPE Financing Amount, or to the Backstop Party with respect to the Backstop Amount, except as set forth in the PIPE Subscription Agreements or the Backstop Agreement, respectively.

Section 5.20. Trust Account.

(a) As of the date hereof, the SPAC has at least $750,000,000 (the “Trust Amount”) in the account established by the SPAC for the benefit of its public shareholders (the “Trust Account”), with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by the Trustee pursuant to the Trust Agreement. The SPAC has delivered to the Company a true, complete and fully executed copy of the Trust Agreement.

(b) The Trust Agreement is in full force and effect and is a valid and binding obligation of the SPAC and, to the knowledge of the SPAC, the other parties thereto, enforceable against the SPAC and the other parties thereto in accordance with its terms (subject to the Enforceability Exceptions). The Trust Agreement has not been amended, restated or modified, and no amendment, restatement or modification of the Trust Agreement is contemplated, and the respective rights and obligations contained in the Trust Agreement have not been withdrawn, rescinded or otherwise modified.

(c) Neither the SPAC nor, to the knowledge of the SPAC, the other parties thereto have breached any of the covenants or other obligations set forth in, or are in default under, the Trust Agreement, and to the knowledge of the SPAC, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be likely to (i) constitute or result in a breach or default on the part of any Person under the Trust Agreement or (ii) constitute or result in a failure by the SPAC or the other parties thereto to satisfy a condition precedent to or other contingency to be satisfied by the SPAC or the other parties thereto set forth in the Trust Agreement.

(d) Other than the Trust Agreement, there are no other contracts, side letters, arrangements or understandings (whether written or unwritten, express or implied), to the knowledge of the SPAC, that would entitle any Person (other than Existing SPAC Investors who have previously validly elected to redeem their shares of Existing SPAC Common Stock pursuant to a SPAC Stockholder Redemption) to any portion of proceeds in the Trust Account. As of the date hereof, assuming the satisfaction of the conditions to the SPAC’s obligation to consummate the transactions contemplated hereby, the SPAC has no reason to believe that, subject to the SPAC Stockholder Redemptions, the full Trust Amount will not be available to the SPAC or an Affiliate thereof on the Closing Date.

(e) Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise taxes on any interest income earned in the Trust Account, (ii) to pay working capital related costs, and (iii) to satisfy obligations in respect of the SPAC Stockholder Redemptions.

(f) There are no Actions pending or, to the knowledge of the SPAC, threatened in writing with respect to the Trust Account.

Section 5.21. No Other Representations. The SPAC acknowledges that the SPAC and its advisors, have made their own investigation of the Company and its Subsidiaries and, except as provided in this Agreement, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Section 5.22. Exclusivity of Representations and Warranties.

(a) Except as otherwise expressly set forth in this Article 5 (as modified by the SPAC Disclosure Schedule), any certificate delivered pursuant to this Agreement or in any other Transaction Agreements, the SPAC expressly disclaim any representations or warranties of any kind or nature in respect of the SPAC, express or implied, including the Transactions.

(b) Without limiting the generality of the foregoing, except for the representations and warranties in this Article 5, any certificate delivered pursuant to this Agreement or in any other Transaction Agreement, neither the SPAC nor any other Person has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of the SPAC that have been made available to the Company and the Sellers, including due diligence materials, or in any presentation of the business and affairs of the SPAC by the management of the SPAC or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company or any Seller in executing, delivering and performing this Agreement and the Transactions. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memorandum or offering materials or presentations, including any offering memorandum or similar materials made available by the SPAC the SPAC’s representatives on behalf of the SPAC, or by the SPAC directly, are not and shall not be deemed to be or to include representations or warranties made by the SPAC, and are not and shall not be deemed to be relied upon by the Company or any Seller in executing, delivering and performing the Transaction Agreements and the Transactions, except, in each such case, to the extent of any representation or warranty provided in this Article 5, any certificate delivered pursuant to this Agreement or in any other Transaction Agreement with respect to any such matters.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement, set forth on Schedule 6.01 or consented to by the SPAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed), operate its business in the ordinary course of business consistent with past practice (provided that any action taken, or omitted to be taken, that relates to, or arises out of, COVID-19 shall be deemed to be in the ordinary course of business consistent with past practice). Notwithstanding anything to the contrary contained herein, nothing herein shall prevent the Company or any of its Subsidiaries from taking or failing to take any action, including the establishment of any policy, procedure or protocol, in specific response to COVID-19 or any COVID-19 Measures, and (x) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business consistent with past practice and shall not require prior written consent of the SPAC pursuant to the subsequent sentence of this Section 6.01 and (y) no such actions or failure to take such actions in specific response to COVID-19 or any COVID-19 Measures shall serve as a basis for the SPAC to assert that any of the conditions to the Closing contained herein have not been satisfied. Without limiting the generality of the foregoing, except as contemplated by this Agreement, any other Transaction Agreement, the Pre-Closing Step Plan or the Closing Step Plan, as set forth on Schedule 6.01, as consented to by the SPAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by Applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend the Existing Company Articles or other organizational documents of the Company or any of its Subsidiaries;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than (i) any dividends or distributions from any wholly-owned Subsidiary of the Company to the Company or any other wholly owned Subsidiaries of the Company and (ii) in the case of a Subsidiary that is a non-wholly-owned Subsidiary, dividends or distributions to each owner of the equity interests thereof, so long as any Subsidiary of the Company that holds equity interests in such class of equity interests shares at least ratably in such dividend or distribution with respect to such class of equity interests;

(c) enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, other than in the ordinary course of business consistent with past practice;

(d) (i) issue, deliver, sell, transfer, pledge, dispose of or place any Lien (other than a Permitted Lien) on any shares or any other equity or voting securities of the Company or any of its Subsidiaries or (ii) issue any securities (including any shares, voting securities or loan capital) or grant any options, appreciation rights, share units, profits interests, warrants or other rights to purchase or obtain any shares or any other equity or voting securities or loan capital of the Company and/or any of its Subsidiaries, other than issuances of Existing Company Shares upon the exercise of any warrants to purchase such Existing Company Shares;

(e) sell, assign, transfer, convey, abandon, subject to a Lien, or otherwise dispose of any Owned Real Property;

(f) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including Leased Real Property) of the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business;

(g) waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, (i) if such settlement would require payment by the Company in an amount greater than $1,000,000 individually or in the aggregate, (ii) to the extent such settlement includes an agreement to accept or concede material injunctive relief or (iii) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing;

(h) agree to modify in any respect materially adverse to the Company and its Subsidiaries any confidentiality or similar Contract to which the Company or any of its Subsidiaries are a party;

(i) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof except for any transaction permitted pursuant to Section 6.01(i) of the Company Disclosure Schedule (provided, that, no such transaction listed on Section 6.01(i) of the Company Disclosure Schedule shall be permitted without the consent of the SPAC if the merger, consolidation, acquisition or similar transaction involves a target business with (x) PPP Loans or (y) operations or sales in any jurisdiction listed in Schedule 11.02(g));

(j) make any loans or advance any money or other property to any Person, except for (i) advances in the ordinary course of business to employees or officers of the Company or any of its Subsidiaries for expenses not to exceed $50,000 individually or $500,000 in the aggregate, (ii) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business or (iii) trade credit extended to customers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

(k) redeem, purchase or otherwise acquire any shares (or other equity interests) of the Company or any of its Subsidiaries or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company or any of its Subsidiaries;

(l) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares or other equity interests or securities of the Company, other than in connection with the Closing Step Plan;

(m) make any change in its customary accounting principles or methods of accounting materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, other than (i) as may be required by Applicable Law, GAAP or regulatory guidelines, or (ii) in connection with any voluntary early adoption of Applicable Law, GAAP or regulatory guidelines;

(n) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company or its Subsidiaries;

(o) make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment (other than any extension pursuant to an extension to file any Tax Return), change its Tax residence or start to trade to a material extent through a permanent establishment or other taxable presence, or enter into any material closing agreement with respect to any Tax;

(p) except as otherwise required by any existing Employee Plan or Applicable Law (i) increase or grant any increase in the compensation, bonus, or other benefits (other than de minimis fringe or other benefits) of, or pay, grant or promise any bonus to, any current or former Key Employee, except for in connection with any promotion or material increase in responsibility of any such Key Employee in the ordinary course of business consistent with past practice (measured by applicable jurisdiction); (ii) grant or pay any severance (other than in the ordinary course of business consistent with past practice under a severance program, policy or practice previously provided or described to the SPAC and set forth on Section 4.18(a) of the Company Disclosure Schedule) or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former Service Provider; (iii) enter into, amend (other than immaterial amendments) or terminate any Employee Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Employee Plan if it had been in effect on the date of this Agreement; (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or non-de minimis benefits under any Employee Plan; (v) grant any equity or equity based compensation awards; or (vi) hire or terminate (other than for cause) any Key Employee;

(q) voluntarily fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices;

(r) enter into any transaction or amend in any material respect any existing agreement with any Related Party (excluding, to the extent permitted under Section 6.01(p), (i) ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or shareholders who are officers or directors of the Company or its Subsidiaries and (ii) repayment or amendment of the terms of any of the Executive Loans);

(s) enter into any agreement that materially restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business or enter into a new line of business;

(t) make any capital expenditure that in the aggregate exceeds $2,500,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditures budget for periods following the date hereof;

(u) receive, collect, compile, use, store, process, share, safeguard, secure (technically, physically or administratively), dispose of, destroy, disclose, or transfer (including cross-border) any Personal Information (or fail to do any of the foregoing, as applicable) in violation of any (i) applicable Privacy Laws, (ii) external-facing privacy policies or notices of the Company or any of its Subsidiaries, or (iii) contractual obligations of the Company with respect to any Personal Information;

(v) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, including any loans under the Payment Protection Program;

(w) enter into, assume, assign, partially or completely amend any material term of, modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.11(a) pursuant to clauses (ii) and (iii) and for which payments to or from the Company or any of its Subsidiaries would be expected to exceed $5,000,000 annually or $20,000,000 in the aggregate, other than entry into such agreements in the ordinary course of business consistent with past practice; or

(x) enter into any Contract, or otherwise become obligated, to do any action prohibited under this Section 6.01.

Section 6.02. Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to the interactions with prospective buyers of the Company prior to the date hereof or their negotiation of this Agreement or the other Transaction Agreements or the Transactions, (b) is prohibited from being disclosed by Applicable Law or (c) on the advice of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to the SPAC reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, and so long as reasonably feasible or permissible under Applicable Law, to all of their respective properties, books, contracts, commitments, records and appropriate officers and employees of the Company and its Subsidiaries, and shall use its commercially reasonable efforts to furnish the SPAC with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries, in each case, as the SPAC may reasonably request solely for purposes of consummating the Transactions; provided, however, that the SPAC shall not be permitted to perform any environmental sampling at any Leased Real Property, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 6.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by the SPAC under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

Section 6.03. No Claim Against the Trust Account. The Company and each of the Sellers acknowledge that it has read the Prospectus and other SEC Documents, the Existing SPAC Certificate of Incorporation, the Existing SPAC Bylaws and the Trust Agreement and understands that the SPAC has established the Trust Account described therein for the benefit of the SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company and each Seller further acknowledge that, if the transactions contemplated by this Agreement, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by July 2, 2022 or such later date as approved by the stockholders of the SPAC to complete a Business Combination, the SPAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company and each Seller (on behalf of itself and its respective controlled Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, the Trustee and the SPAC, or to collect from the Trust Account any monies that may be owed to them by the SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.03 shall survive the termination of this Agreement for any reason; provided that nothing herein shall serve to limit or prohibit the Company’s or each Seller’s right to pursue a claim against the SPAC or any of its Affiliates for legal relief against assets held outside the Trust Account (including from and after the consummation of a Business Combination other than as contemplated by this Agreement) or pursuant to Section 13.14 for specific performance or other injunctive relief.

Section 6.04. Pre-Closing Actions by the Company.

(a) As promptly as practicable following the date of this Agreement, the Company, the Charterhouse Parties and the SPAC will use their reasonable best efforts to agree on a final Pre-Closing Steps Plan, an illustrative version of which is attached as Exhibit I (which version, if the parties cannot agree, shall be deemed to be the agreed version). Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to effectuate the agreed-upon Pre-Closing Step Plan, with such amendments, modifications, re-orderings and the like as the Company may determine to be reasonably necessary and desirable to effect the Transactions; provided that the Company shall not make any such amendment, modification, re-ordering or the like without the consent of the SPAC and the Charterhouse Parties (not to be unreasonably withheld, conditioned or delayed), other than any such amendment, modification, re-ordering or the like having an immaterial impact on the SPAC, the stockholders of the SPAC or the holders of the Public Warrants or Private Placement Warrants. The Company shall keep the SPAC and the Charterhouse Parties reasonably informed with respect to the Pre-Closing Steps Plan and make available to the SPAC copies of any transfer, assignment or other relevant document pursuant to which the Pre-Closing Step Plan shall be effected, which shall be in form and substance reasonably acceptable to each of the Company, the Charterhouse Parties and the SPAC.

(b) The Company shall take the actions set forth in Section 6.04(b) of the Company Disclosure Schedule to supplement existing policies, procedures and practices concerning sales channel partners and shall, together with the SPAC, jointly instruct and work with Weil, Gotshal & Manges LLP (or such other counsel as the parties agree) at the cost and expense of the SPAC to direct and oversee the due diligence process in relation to the sales channels partners located or making sales in the jurisdictions set out in Schedule 11.02(g) (each such partner an “HRP”). The Company, the SPAC and its representatives shall use commercially reasonable efforts and cooperate with each other in connection with the Company taking each of the actions set forth on Section 6.04(b) of the Company Disclosure Schedule as soon as practicable after the date of this Agreement.

Section 6.05. Drag Along.

(a) The Charterhouse Parties shall, promptly following the effectiveness of the Registration Statement (and in any event no later than five (5) Business Days after such effectiveness): (i) cause the holders of a majority of the Existing Company Shares, which holders, together with the Supporting Company Holders, shall be sufficient to constitute the Vendor Shareholders (as defined in the Existing Company Articles), to deliver to (A) the SPAC and the Company a duly executed Joinder Agreement and a duly executed Election Agreement and (B) the Exchange Agent, such Election Form and, if applicable, properly completed stock transfer form(s), in each case in respect of the Existing Company Shares and Loan Notes held by such holder; and (ii) cause the applicable Vendor Shareholders to provide a Drag Along Notice to the Called Shareholders, with such notice to contain such information as is required by and to be served in accordance with the Existing Company Articles. To the extent (i) any Existing Company Shares and/or Loan Notes are transferred to any third party other than pursuant to the terms of this Agreement or (ii) any securities (including any shares, voting securities or loan capital) are issued in the capital of the Company or any of its Subsidiaries during the Interim Period, the Charterhouse Parties shall cause the Vendor Shareholders to provide a Drag Along Notice, with such notice to contain such information as is required by and to be served in accordance with the Existing Company Articles, to any and all owners of share or loan capital of the Company or any of its Subsidiaries from time to time as soon as reasonably practicable (and in any event no later than five (5) Business Days prior to the Closing Date).

(b) Promptly following the provision of the Drag Along Notice by the Vendor Shareholders to the Called Shareholders in accordance with Section 6.05(a), the Charterhouse Parties shall cause all Called Shareholders to deliver, at least five (5) Business Days prior to the Closing Date, (i) to the SPAC and the Company a duly executed Joinder Agreement and a duly executed Election Agreement and (ii) to the Exchange Agent, such Election Agreement and properly completed stock and/or note transfer form(s), in each case in respect of the Existing Company Shares and the Loan Notes held by such Called Shareholder. Subject to the satisfaction of the obligations in Section 6.05(a), in the event that any Called Shareholder has not delivered to the SPAC and the Company a duly executed Joinder Agreement and a duly executed Election Agreement (and to the Exchange Agent such Election Agreement and properly completed stock and/or note transfer form(s)) prior to the date that is five (5) Business Days prior to the Closing Date, then the Company shall cause any director of the Company or any Vendor Shareholder to, pursuant to Article 48.10 of the Existing Company Articles, execute and deliver a Joinder Agreement, an Election Agreement and such stock and/or note transfer form(s) (and any such other agreements or documents necessary) in the name of and as an agent for any such Called Shareholder, effective as of the Closing.

(c) From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Section 12.01, none of the Charterhouse Parties shall sell, transfer or assign any of such Charterhouse Party’s Existing Company Shares, other than to an Affiliate of such Charterhouse Party who agrees to be bound by the terms and conditions of the Existing Company Articles and of this Agreement.

(d) Prior to the Closing, the Charterhouse Parties shall not consent to any transfer of any Existing Company Shares without the prior written consent of the SPAC other than to an Affiliate of such transferee who agrees to be bound by the terms and conditions of the Existing Company Articles and of this Agreement.

Section 6.06. Termination of Affiliate Transactions. Except for the Contracts set forth on Section 6.06 of the Company Disclosure Schedule, the Company, the Sellers and the other parties thereto, as applicable, shall cause the Contracts set forth on Section 4.21 of the Company Disclosure Schedule and any Contract that would have been listed on Section 4.21 of the Company Disclosure Schedule if such Contracts were identified prior to the date hereof or entered into as of the date hereof, respectively, to be settled and terminated prior to the Closing without any further or continuing liability on the part of the Company or any of its Subsidiaries or the SPAC or any of its Affiliates.

Section 6.07. Title Insurance Cooperation. From the date hereof until the Closing, the Company shall reasonably cooperate with the SPAC and the SPAC’s lender to obtain, owner’s and lender’s title insurance policies with respect to the Owned Real Property, dated as of the Closing Date, issued from a title insurance company and in amounts reasonably satisfactory to the SPAC, including to deliver such customary affidavits from officers of the Company and its Subsidiaries as reasonably requested by the title insurance company , including any affidavit required by the title company in order to issue a “non-imputation” endorsement.

Section 6.08. No SPAC Securities Transactions. Neither the Company, any Seller nor any of their respective controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of the SPAC prior to the time of the making of a public announcement regarding all of the material terms of the Transactions. The Company and each Seller shall use its respective reasonable best efforts to require each of its respective officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives to comply with the foregoing requirement.

Section 6.09. Repayment of Employee Loans. No later than ten (10) Business Days prior to the Closing, the Company shall take such action as may be necessary such that, as of the Closing, (i) all Executive Loans shall be terminated (including by way of automatic termination in accordance with its terms) and of no further continued force or effect without any obligations or liabilities surviving the Closing, and (ii) all accounts payable to either party to such agreements shall be settled and fully discharged with no further obligation or liability to either party.

Section 6.10. Debt Financing.

(a) The Company shall cause the DCL Beneficiary to use its reasonable best efforts to, and shall cause each of its Subsidiaries to use its reasonable best efforts to, arrange and obtain the Debt Financing on terms and conditions not less favorable than (taken as a whole) those set forth in the Debt Commitment Letter (or such other terms as are reasonably acceptable to the DCL Beneficiary and the SPAC, such consent of the SPAC not to be unreasonably withheld, delayed or conditioned) and prior to the End Date (as may be extended pursuant to Section 12.01(b)), including using reasonable best efforts to take all actions within its control to (i) maintain in effect the Debt Commitment

Letter (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is not prohibited by clause (c) below), (ii) promptly negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter (including the flex provisions) or on other terms no less favorable (taken as a whole) to the DCL Beneficiary and/or its applicable Subsidiaries (or such other terms as are reasonably acceptable to the DCL Beneficiary (or its applicable Subsidiaries) and the SPAC (such consent of the SPAC not to be unreasonably withheld, delayed or conditioned), (iii) satisfy or obtain a waiver thereof on a timely basis all conditions applicable to the DCL Beneficiary and/or its Subsidiaries in the Debt Commitment Letter and such definitive agreements thereto that are within its (or their) control, (iv) assuming that all conditions contained in the Debt Commitment Letter have been satisfied, consummate the Debt Financing at or prior to the Closing and (v) enforce its rights under the Debt Commitment Letter.

(b) At the reasonable request of the SPAC from time to time, the Company shall keep the SPAC reasonably informed as to the status of the Debt Financing process. The Company shall give the SPAC prompt notice (i) of the termination, written repudiation, rescission, cancellation or expiration of the Debt Commitment Letter or the definitive agreements related to the Debt Financing, (ii) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to a material breach or material default) by any party to the Debt Commitment Letter or any definitive agreements related to the Debt Financing, in each case of which the Company becomes aware, (iii) of the receipt of any written notice or other written communication, in each case received from any Debt Financing Source with respect to any (A) material breach of the Company or any of its Subsidiaries’ obligations under the Debt Commitment Letter or definitive agreements related to the Debt Financing, or material default, termination or repudiation by any party of the Debt Commitment Letter or definitive agreements related to the Debt Financing or (B) material dispute between or among any parties to the Debt Commitment Letter or definitive agreements related to the Debt Financing or any provisions of the Debt Commitment Letter, with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing or (iv) if, at any time, the Company believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on terms and conditions, in the manner, or from the sources contemplated by the Debt Commitment Letter or definitive agreements related to the Debt Financing; provided that in no event shall the Company be under any obligation to disclose any information pursuant to the foregoing clauses (A) or (B) that would waive the protection of attorney-client or similar privilege if the Company shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege and provided notice to the SPAC that such information is being withheld on such basis. As soon as reasonably practicable, the Company shall provide any information reasonably requested in writing by the SPAC relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence (subject to the exclusions and qualifications set forth in the proviso of the immediately preceding sentence).

(c) The Company and the DCL Beneficiary shall have the right from time to time to amend, supplement or otherwise modify or waive its rights under the Debt Commitment Letter with the consent of the SPAC (such consent not to be unreasonably withheld, delayed or conditioned). The Company shall furnish to the SPAC a copy of any amendment, modification, waiver or consent of or relating to the Debt Commitment Letter promptly upon execution thereof.

(d) The Company and the SPAC each acknowledge and agree that the obtaining of any financing is not a condition to the Closing.

(e) For purposes of this Agreement (other than with respect to representations made by the Company and/or the DCL Beneficiary that speak as of the date hereof), references to (i) “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as permitted or contemplated to be amended, modified, supplemented, restated, replaced or substituted by Sections 6.10(a), 6.10(c) and/or 8.09, (ii) “Debt Commitment Letter” shall also include any amendment, modification, restatement, supplement and replacement or substitution permitted or contemplated by Sections 6.10(a), 6.10(c) and/or 8.09, along with any “flex provisions” or other similar terms set forth therein and (iii) “Debt Financing Sources” shall include lenders and other financing sources (including underwriters, placement agents and initial purchasers) providing the Debt Financing pursuant to the Debt Commitment Letter, as permitted to be amended, modified, supplemented, restated, replaced or substituted by Sections 6.10(a), 6.10(c) and/or 8.09.

Section 6.11. PPP Loans. Prior to the Closing, the Company shall, or shall cause its applicable Subsidiaries to, repay in full any PPP Loans outstanding as of the date of this Agreement (including any PPP Loans that as of the date hereof are subject to (i) an application for forgiveness, (ii) an audit by the U.S. Small Business Administration or the lender of such PPP Loan, or (iii) an escrow agreement).

ARTICLE 7

COVENANTS OF THE SPAC

The SPAC agrees that:

Section 7.01. Conduct of Business During the Interim Period.

(a) During the Interim Period, except as set forth on Section 7.01 of the SPAC Disclosure Schedule or as contemplated by this Agreement, any other Transaction Agreement, the Closing Step Plan, the PIPE Investment, as required by Applicable Law or as consented to by the Company and the Charterhouse Parties in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, except, in the case of clauses (i), (ii), (iv), (vi) and (vii) below, as to which the Company’s and the Charterhouse Parties’ consent may be granted or withheld in their sole discretion), the SPAC shall not:

(i) change, modify or amend the Trust Agreement, the Existing SPAC Certificate of Incorporation or the Existing SPAC Bylaws;

(ii) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the SPAC; split, combine or reclassify any capital stock of, or other equity interests in, the SPAC; or other than in connection with the SPAC Stockholder Redemptions or as otherwise required by the Existing SPAC Certificate of Incorporation or the Existing SPAC Bylaws in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the SPAC;

(iii) make, change or revoke any material Tax election, adopt or change any material accounting method with respect to Taxes, file any amended material Tax Return, settle or compromise any material Tax liability, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment (other than any extension pursuant to an extension to file any Tax Return), change its Tax residence or start to trade to a material extent through a permanent establishment other taxable presence, or enter into any material closing agreement with respect to any Tax;

(iv) enter into, renew or amend in any material respect any transaction or Contract with a Related Party of the SPAC (including, for the avoidance of doubt, (x) the Sponsors or anyone related by blood, marriage or adoption to any director or officer of Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater), in each case, other than on arms length terms in the ordinary course of business;

(v) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness; or

(vii) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, the SPAC or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than the issuance of New SPAC Class A Common Shares at not less than $10 per share on the terms set forth in the Subscription Agreements;

(viii) amend, modify or waive any of the terms or rights set forth in any Private Placement Warrant;

(ix) merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the SPAC (other than the Transactions); or

(x) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01.

(b) During the Interim Period, the SPAC shall comply with, and continue performing under, as applicable, the Existing SPAC Certificate of Incorporation and the Existing SPAC Bylaws, the Trust Agreement, the Transaction Agreements and all other agreements or contracts to which SPAC or its Subsidiaries may be a party.

Section 7.02. SPAC Board of Directors. The SPAC shall take all necessary action to cause the Board of Directors of the SPAC as of immediately following the Closing to consist of nine (9) directors, of whom one (1) shall be the Chief Executive Officer of the SPAC upon the Closing (i.e., the Chief Executive Officer of the Company immediately prior to the Closing), two (2) shall be named by the Sponsor, one (1) shall be named by the Charterhouse Parties and the remainder shall be mutually agreed by the Charterhouse Parties, the Company and the SPAC prior to the Closing.

Section 7.03. Governing Documents. Prior to the Closing and immediately prior to the closing of the PIPE Financing, the SPAC shall file the New SPAC Certificate of Incorporation with the Secretary of State of the State of Delaware, which shall provide, among other things, that (i) the SPAC will have two classes of common stock, New SPAC Class A Common Shares and New SPAC Class B Common Shares, and (ii) the Board of Directors of the SPAC will be composed of up to nine (9) directors.

Section 7.04. Registration Rights Agreement. Concurrently with the Closing, the SPAC shall cause the existing Registration Rights Agreement, dated June 29, 2020, by and among the SPAC, the Sponsor, the Charterhouse Parties and the other parties listed on the signature pages thereto, to be amended and restated in the form of the Amended and Restated Registration Rights Agreement attached as Exhibit E hereto.

Section 7.05. NYSE Listing. From the date hereof through the Closing, the SPAC shall use reasonable best efforts to ensure that the SPAC remains listed as a public company, and that shares of Class A common stock of the SPAC remain listed, on the NYSE. The SPAC shall use reasonable best efforts to ensure that the New SPAC Class A Common Shares are listed on the NYSE, as of the Closing.

Section 7.06. SPAC Public Filings. From the date hereof through the Closing, the SPAC shall use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under Applicable Law.

Section 7.07. PIPE Subscription Agreements. Unless otherwise approved in writing by the Company and the Charterhouse Parties, the SPAC shall not permit any material amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the PIPE Subscription Agreements in any manner adverse to the Company or the Charterhouse Parties. The SPAC shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms and conditions described therein, including using its reasonable best efforts to enforce its rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) the SPAC the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms. The SPAC shall not permit any PIPE Investor to transfer any New SPAC Common Stock that would trigger any filing or notification with a Regulatory Consent Authority, other than those filings and notifications listed on Section 11.01(c) of the Company Disclosure Schedule, without the prior written consent of the Company and the Charterhouse Parties.

Section 7.08. Backstop Agreement. Unless otherwise approved in writing by the Company and the Charterhouse Parties, the SPAC shall not permit any material amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacement or termination of, the Backstop Agreement in any manner adverse to the Company or the Charterhouse Parties. The SPAC shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Backstop Agreement on the terms and conditions described therein, including using its reasonable best efforts to enforce its rights under the Backstop Agreement to cause the Backstop Party to pay to (or as directed by) the SPAC the applicable purchase price under the Backstop Agreement in accordance with its terms. The SPAC shall not permit the Backstop Party to transfer any New SPAC Common Stock that would trigger any filing or notification with a Regulatory Consent Authority, other than those filings and notifications listed on Section 11.01(c) of the Company Disclosure Schedule, without the prior written consent of the Company and the Charterhouse Parties.

Section 7.09. Trust Account. Upon the satisfaction (or waiver by the SPAC) of the conditions set forth in Article 11, and in accordance with and pursuant to the Trust Agreement (i) at the Closing, (A) the SPAC shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) the SPAC shall make arrangements to cause the Trustee to (1) pay as and when due all amounts payable to Existing SPAC Investors who shall have previously validly elected to redeem their shares of Existing SPAC Common Stock pursuant to a SPAC Stockholder Redemption and (2) promptly thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement. The SPAC shall not amend, supplement or otherwise modify or waive its rights under the Trust Agreement without the prior written consent of each of the Charterhouse Parties and the Company.

Section 7.10. Financing Cooperation; Alternative Financing. The SPAC shall use its reasonable best efforts to, and shall cause its respective representatives to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Company that is necessary or customary for financings of the type contemplated by the Debt Commitment Letter.

ARTICLE 8

JOINT COVENANTS

The SPAC, the Company and the Sellers agree that:

Section 8.01. Best Efforts; Further Assurances.

(a) Subject to the terms and conditions of this Agreement and Section 4.03 of the Company Disclosure Schedule and Section 5.03 of the SPAC Disclosure Schedule, the SPAC, the Sellers and the Company will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under Applicable Law to consummate the Transactions. Without limiting the foregoing, the SPAC agrees to take all steps necessary or advisable to eliminate impediments under any antitrust, competition, or other Applicable Law (including mitigation measures imposed by CFIUS, ITAR or MINEFI) that are asserted by any Governmental Authority or any other party having jurisdiction over the Transactions so as to enable the Parties to close the Transactions prior to the End Date, as may be extended, including but not limited to (i) negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such assets, categories of assets or businesses of the SPAC or the Company; (ii) terminating existing relationships, contractual rights or obligations; (iii) terminating any venture or other arrangement; (iv) licensing any portion of the business of the SPAC or of the assets being purchased; and (v) defending through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment that would prevent the Closing from occurring prior to the End Date; provided that, notwithstanding anything to the contrary in this Agreement, other than as relates to removing any impediment under any antitrust or competition Applicable Law, unless mutually agreed by the SPAC, the Charterhouse Parties and the Company, the SPAC will not be required to take (and the Sellers, the Company and their Subsidiaries shall not take, without the prior written consent of the SPAC) any actions to satisfy the conditions in Section 11.01(a) or Section 11.01(c) herein that, individually or in the aggregate, would reasonably be expected to result in the consequences set forth on Section 8.01 of the Company Disclosure Schedule or (2) result in any other person designated by a Governmental Authority becoming an equity investor or being granted the right to a seat on the board of directors, board of managers, or similar managing body of the SPAC, the Company or any of the Company’s material Subsidiaries. The SPAC, the Company and the Sellers agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or advisable in order to consummate or implement expeditiously the Transactions.

(b) In furtherance and not in limitation of the foregoing, each of the SPAC, the Company and the Sellers shall, as applicable, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and the other filings and notices set forth on Sections 4.03 of the Company Disclosure Schedule and 5.03 of the SPAC

Disclosure Schedule with respect to the Transactions as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such filings and notifications and to take all other actions necessary to obtain all required consents or approvals or cause the expiration or termination of any applicable waiting period as soon as practicable and advisable. The SPAC, the Sellers and the Company shall: (a) promptly inform the other of any communication to or from any Governmental Authority regarding the Transactions; (b) permit each other to review in advance any proposed written communication to any such Governmental Authority and consider reasonable comments thereto (c) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend; and (e) promptly furnish each other with copies of all correspondence, filings (not to include filings made pursuant to the HSR Act) and written communications (to the extent allowed under Applicable Law and redacted or limited to outside counsel only as appropriate to protect confidential or commercially sensitive information) between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Authority, on the other hand, in each case, with respect to this Agreement and the Transactions.

Section 8.02. Certain Filings. Not in limitation of Section 8.01, the Sellers, the SPAC and the Company shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the Transactions and (ii) in using their respective reasonable best efforts to take such actions or make any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers (including with respect to the matters set forth on Schedule 8.02).

Section 8.03. Indemnification and Insurance.

(a) The SPAC agrees that all rights held by each present and former director and officer of the Company and any of its Subsidiaries to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, provided in the respective organizational documents of the Company or such Subsidiary in effect on the date of this Agreement shall survive the transactions contemplated hereby and shall continue in full force and effect. Without limiting the foregoing, the SPAC shall cause the Company and each of its Subsidiaries (i) to maintain for a period of not less than six (6) years from the Closing provisions in its applicable organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the organizational documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.

(b) The Parties shall negotiate in good faith to establish a directors’ and officers’ liability insurance policy, to be in place as of the Closing, that includes full prior acts coverage and continuity. If the Parties are unable to establish such a policy within fourteen (14) days prior to the anticipated Closing Date, after using their respective commercially reasonable efforts in good faith to do so, the Company shall cause coverage to be extended under the Company’s current directors’ and officers’ liability insurance policies by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing. If any claim is asserted or made within such six (6) year period, the provisions of this Section 8.03 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.03 shall survive the consummation of the transactions contemplated hereby indefinitely and shall be binding, jointly and severally, on all successors and assigns of the SPAC and the Company. In the event that the SPAC or the Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the SPAC or the Company, as the case may be, shall succeed to the obligations set forth in this Section 8.03.

(d) The SPAC shall maintain customary D&O insurance on behalf of any Person who is or was a director or officer of the SPAC (at any time, including prior to the date hereof) against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as such, whether or not the SPAC would have the power to indemnify such Person against such liability under the provisions of the New SPAC Certificate of Incorporation, the New SPAC Bylaws, Section 145 of the DGCL or any other provision of Applicable Law.

Section 8.04. Registration Statement; Proxy Statement; SPAC Special Meeting.

(a) As promptly as practicable after the date of this Agreement, the SPAC and the Company shall, in accordance with this Section 8.04(a), prepare, and the SPAC shall file with the SEC, (i) in preliminary form, the Proxy Statement, to be filed as part of the Registration Statement and sent to the Existing SPAC Stockholders in advance of the SPAC Special Meeting, for the purpose of, among other things: (a) providing the Existing SPAC Stockholders with the opportunity to redeem Existing SPAC Class A Common Shares by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the SPAC Special Meeting (the “SPAC Stockholder Redemption”), and (b) soliciting proxies from holders of Existing SPAC Class A Common Shares to vote at the SPAC Special Meeting, as adjourned or postponed, in favor of the Transaction Proposals and (ii) the Registration Statement, in

which the Proxy Statement will be included as a prospectus. Without the prior written consent of the Company and the Charterhouse Parties, the Transaction Proposals shall be the only matters (other than procedural matters) which the SPAC shall propose to be acted on by the Existing SPAC Stockholders at the SPAC Special Meeting, as adjourned or postponed. The SPAC and the Company shall use commercially reasonable efforts to cooperate with each other and their respective representatives in the preparation of the Registration Statement and the Proxy Statement (including by executing and delivering to counsel of the Company and/or the SPAC, as the case may be, letters of representation customary for transactions of this type and reasonably satisfactory to counsel of the Company and/or the SPAC). The Registration Statement and the Proxy Statement will comply as to form and substance with the applicable requirements of the Securities Act and Exchange Act, as applicable, and the rules and regulations thereunder. The SPAC shall (A) have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and keep the Registration Statement effective as long as is necessary to consummate the Transactions, (B) file the definitive Proxy Statement with the SEC, (C) cause the Proxy Statement to be mailed to its Existing SPAC Stockholders of record, as of the record date to be established by the board of directors of the SPAC in accordance with Section 8.04(f), as promptly as practicable following the effective date of the Registration Statement and (C) promptly (and in no event later than the fifth (5th) Business Day following the date of this Agreement) commence a “broker search” in accordance with Rule 14a-12 of the Exchange Act.

(b) Prior to filing with the SEC, the SPAC will make available to the Company and the Charterhouse Parties drafts of the Registration Statement, Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement, Proxy Statement or such other document and will provide the Company and the Charterhouse Parties with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Other than routine filings required by the Exchange Act, the SPAC shall not file any such documents with the SEC without the prior written consent of the Company and the Charterhouse Parties (such consent not to be unreasonably withheld, conditioned or delayed). The SPAC will advise the Company promptly after it receives notice thereof, of: (i) the time when the Registration Statement and the Proxy Statement has been filed; (ii) the time when the Registration Statement has been declared effective under the Securities Act; (iii) the filing of any supplement or amendment to the Registration Statement or the Proxy Statement; (iv) any request by the SEC for amendment of the Registration Statement or the Proxy Statement; (v) any comments from the SEC relating to the Registration Statement or the Proxy Statement and responses thereto; and (vi) requests by the SEC for additional information. The SPAC shall respond to any SEC comments on the Registration Statement and the Proxy Statement as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, the SPAC will make available to the Company and the Charterhouse Parties drafts of any such response and provide the Company and the Charterhouse Parties with a reasonable opportunity to comment on such drafts.

(c) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the SPAC Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement so that the Registration Statement or the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the SPAC shall promptly file an amendment or supplement to the Registration Statement or the Proxy Statement, as applicable, containing such information. If, at any time prior to the Closing, the Company or any Seller discovers any information, event or circumstance relating to the Company such Seller, its or their respective business or any of its or their respective Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement so that the Registration Statement and the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company or such Seller, as applicable, shall promptly inform the SPAC of such information, event or circumstance.

(d) The SPAC shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. The Company agrees to promptly provide the SPAC with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested by the SPAC for inclusion in the Registration Statement and the Proxy Statement.

(e) Without limiting the generality of Section 8.04(d), the Company shall promptly furnish to the SPAC for inclusion in the Registration Statement and the Proxy Statement, (i) audited consolidated financial statements of the Company and its Subsidiaries as of and for the years ended June 30, 2018, 2019 and 2020, prepared in accordance with GAAP and Regulation S-X and audited by the Company’s independent auditor in accordance with PCAOB auditing standards; (ii) other financial statements, reports and information with respect to the Company and its Subsidiaries that may be required to be included in the Registration Statement and the Proxy Statement under the rules of the SEC and (iii) auditor’s reports and consents to use such financial statements and reports therein.

(f) The SPAC shall, prior to or as promptly as practicable following the effective date of the Registration Statement, establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the SPAC Special Meeting. The SPAC shall convene and hold the SPAC Special Meeting, for the purpose of obtaining the approval of the Transaction Proposals, which meeting shall be held as promptly as practicable following the declaration of effectiveness of the Registration Statement and not more than forty-five (45) days after the date on which the SPAC commences the mailing of the Proxy Statement to its stockholders. The SPAC shall use its reasonable best efforts to take all actions necessary (in its discretion or at the request of the Company) to obtain the approval of the Transaction Proposals at the SPAC Special Meeting, including as such SPAC Special Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with Applicable Law for the purpose of seeking such approval. The SPAC shall include its board recommendation in the Proxy Statement. The board of directors of the SPAC shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, such board recommendation for any reason. Notwithstanding anything to the contrary contained in this Agreement, the SPAC shall be entitled to (and, in the case of the following clauses (ii) and (iii), at the request of the Company, shall) postpone or adjourn the SPAC Special Meeting for a period of no longer than fifteen (15) days: (i) to ensure that any supplement or amendment to the Proxy Statement that the board of directors of the SPAC has determined in good faith is required by Applicable Law is disclosed to the Existing SPAC Stockholders and for such supplement or amendment to be promptly disseminated to such Existing SPAC Stockholders prior to the SPAC Special Meeting; (ii) if, as of the time for which the SPAC Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Existing SPAC Class A Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the SPAC Special Meeting; (iii) in order to solicit additional proxies from Existing SPAC Stockholders for purposes of obtaining approval of the Transaction Proposals; or (iv) only with the prior written consent of the Company to seek withdrawal of redemption requests, for purposes of satisfying the Minimum Cash Condition; provided, that, notwithstanding any longer adjournment or postponement period specified at the beginning of this sentence, in the event of any such postponement or adjournment, the SPAC Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 8.05. Form 8-K Filings. The SPAC, the Company and the Charterhouse Parties shall mutually agree upon and issue a press release announcing the effectiveness of this Agreement. The SPAC, the Company and the Charterhouse Parties shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the date hereof (but in any event within four (4) Business Days thereafter), the SPAC shall file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Prior to the Closing, the SPAC, the Company and the Charterhouse Parties shall mutually agree upon and prepare the press release announcing the consummation of the transactions contemplated by this Agreement, which shall be issued concurrently with or promptly after the Closing. The SPAC, the Company and the Charterhouse Parties shall cooperate in good faith with respect to the preparation of, and, at least five (5) days prior to the Closing, the SPAC shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Completion 8-K”). Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, the SPAC shall file the Completion 8-K with the SEC.

Section 8.06. Public Announcements. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the other Transaction Agreements or the Transactions and, except for any press releases and public announcements the making of which may be required by

Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation except: (i) if such announcement or other communication is required by Applicable Law, in which case the disclosing Party shall, to the extent permitted by Applicable Law, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 8.05 or this Section 8.06; and (iii) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement.

Section 8.07. Notification of Certain Matters. Each Party shall give prompt notice to the other Party of (a) any Action or investigation that would have been required to be disclosed under Section 4.12 if the Company had knowledge of it as of the date hereof or Section 5.10 if the SPAC had knowledge of it as of the date hereof; (b) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 11.02 or Section 11.03 not to be satisfied at any time from the date of this Agreement to the Closing; (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Transactions; and (d) any regulatory notice, report or results of inspection from a Governmental Authority in respect of the Transactions.

Section 8.08. Exclusivity.

(a) During the Interim Period, no Seller shall sell, assign, transfer, redeem or repay (or enter into any Contract or otherwise become obligated to sell, assign, transfer, redeem or repay) any share or loan capital of the Company or any of its Subsidiaries, other than transfers to an Affiliate of such Seller who agrees to be bound by the terms and conditions of the Existing Company Articles and of this Agreement; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.08(a).

(b) During the Interim Period, neither the Company nor any Seller shall take, nor shall the Company or any Seller permit any of their respective Affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than the SPAC and/or any of its Affiliates or representatives) concerning any purchase of any of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any merger or sale of substantial assets involving the Company or its Subsidiaries, other than immaterial assets or assets sold in the ordinary course of business (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.08(b). The Company and each Seller shall, and shall cause their respective Affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(c) During the Interim Period, the SPAC shall not take, nor shall it permit any of its Affiliates or representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.08(c). The SPAC shall, and shall cause its Affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

(d) Each Party shall promptly (and in no event later than twenty-four (24) hours after receipt of such inquiry, proposal, offer or submission) notify the other Parties if it or, to its knowledge, any of its or its representatives receives any inquiry, proposal, offer or submission with respect to an Acquisition Transaction or a Business Combination Proposal, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its representatives receives an inquiry, proposal, offer or submission with respect to an Acquisition Transaction or a Business Combination Proposal, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission as soon as reasonably practicable after receipt of such inquiry, proposal, offer or submission.

Section 8.09. Alternative Financing. In the event that any portion of the Debt Financing necessary for the consummation of the Business Combination becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (or otherwise on terms and conditions acceptable to the Company and the SPAC (as contemplated by Section 6.10(a)), including the flex provisions) (other than (x) in the case of the obligations of the Company under this Section 8.09, as a result of (A) the SPAC’s failure to satisfy the conditions set forth in Section 11.03(a) or (B) the failure of the condition in paragraph 1 of the Conditions Exhibit to the Debt Commitment Letter (as in effect on the date hereof) which failure arises primarily as a result of a unilateral consent under, or a unilateral waiver of, this Agreement by the SPAC and (y) in the case of the obligations of the SPAC under this Section 8.09, as a result of the Company and the Sellers’ failure to satisfy the conditions set forth in Section 11.02(a)) (i) the Company shall promptly notify the SPAC thereof and (ii) each of the Company and the SPAC shall jointly use reasonable best efforts to (A) arrange and obtain any such portion from alternative sources (which may include existing Debt Financing Sources) (an “Alternative Financing”), on terms, taken as whole, that are not materially more adverse to the Company and its Subsidiaries (including after giving effect to the market flex provisions) or that are otherwise acceptable to the Company (in its sole discretion) as promptly as practicable following the occurrence of such event; provided that the terms of such Alternative Financing shall not (A) impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing as set forth in the existing Debt Commitment Letter that could reasonably be expected to prevent or materially delay the Closing, (B) reduce the aggregate amount of available Debt Financing to less than the amount required to consummate the transactions contemplated by this Agreement (together with the other sources of financing contemplated hereby) or (C) otherwise reasonably be expected to materially delay or prevent the Closing. The Company and/or the SPAC shall deliver to the SPAC or the Company (as applicable) true, correct and complete copies of all agreements entered into in connection with any such Alternative Financing promptly following the execution thereof (the “Alternative Financing Commitment Letter”). Unless otherwise agreed by the Company in its sole discretion (at such time), notwithstanding anything to the contrary contained in this Agreement, in no event shall Company or its Affiliates be required to pay any fees or interest rates applicable to the Debt Financing that, taken as a whole, are materially in excess of those contemplated by the Debt Commitment Letters as in effect on the date hereof (including the market flex provisions).

ARTICLE 9

TAX MATTERS

Section 9.01. Transfer Taxes. All Transfer Taxes incurred in connection with the Transactions, including any real property transfer Tax and any similar Tax, shall be borne and paid by the SPAC, and the SPAC will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the Sellers will, and will cause their respective Affiliates to, join in the execution of any such Returns and other documentation.

Section 9.02. Tax Returns. The Company shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for the Company and its Subsidiaries (including any Tax Returns of the Company and its Subsidiaries that relate to a Pre-Closing Tax Period and are required to be filed after the Closing); provided, that the Company shall use commercially reasonable efforts to engage a certified public accounting firm satisfactory to the SPAC to assist in the preparation and filing of any Tax Returns of the Company and/or its Subsidiaries in the United Kingdom for taxable periods that include the transactions contemplated by this Agreement. With respect to any Flow-Through Tax Return of the Company that relates to a Pre-Closing Tax Period (including, for the avoidance of doubt, a Straddle Period), (i) such Tax Return shall be prepared on a basis consistent with past practices, except as otherwise required by

Applicable Law, (ii) the Company shall submit such Tax Return to the Sellers no later than thirty (30) days prior to the due date for the filing of any such Tax Return for review and (iii) the Company shall reflect any reasonable comments requested by the Sellers; provided such comments are provided no later than fifteen (15) days prior to the due date for the filing of any such Tax Return.

Section 9.03. Tax Contest. After the Closing, each Party shall promptly notify the other Parties in writing upon receipt by the applicable Party or its Affiliates of notice of any audit, examination, claim, investigation, litigation or other proceeding or Action (i) with respect to any Flow-Through Tax Return of the Company that relates to a Pre-Closing Tax Period (including, for the avoidance of doubt, a Straddle Period) or (ii) that could reasonably be expected to affect a Flow-Through Tax Return of the Company that relates to a Pre-Closing Tax Period (any such proceeding under (i) or (ii), a “Tax Contest”). The SPAC shall control any Tax Contest, provided that (a) the SPAC shall keep the Sellers reasonably informed of any material developments with respect to such Tax Contest, (b) the Sellers shall have the right to participate in any such Tax Contest at their own cost and expense and (iii) the SPAC shall not settle, resolve or abandon any such Tax Contest without the prior written consent of the Sellers (not to be unreasonably withheld, conditioned or delayed).

Section 9.04. Cooperation. Subject to the other provisions of this Section 9.04, the SPAC, the Company and the Sellers shall cooperate fully, as and to the extent reasonably requested, in connection with (i) the filing of Tax Returns and (ii) any audit, examination, claim, investigation, litigation or other proceeding or Action with respect to Taxes and Tax Returns. Such cooperation shall include the retention, and (upon the other Party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding or Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that the Party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the Party providing such assistance.

Section 9.05. Straddle Periods. For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, (i) real property and personal property Taxes shall be apportioned on a per diem basis and (ii) all other Taxes shall be apportioned based on an interim closing of the books.

Section 9.06. Post-Closing Actions. After the Closing, without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), the SPAC shall not (and shall neither cause nor permit the Company and its Subsidiaries to) take any of the following actions except as required by Applicable Law: (i) file (except in accordance with Section 9.02 or Section 9.09), amend, re-file or otherwise modify any Flow-Through Tax Return of the Company or any of its Subsidiaries that relates to any Pre-Closing Tax Period, (ii) make, change or revoke any Tax election affecting a Flow-Through Tax Return of the Company or any of its Subsidiaries that relates to any Pre-Closing Tax Period (except in accordance with Section 9.09) or (iii) initiate any discussion, voluntary disclosure or examination with any Governmental Authority regarding any Flow-Through Tax Returns of the Company or any of its Subsidiaries that relates to any Pre-Closing Tax Period.

Section 9.07. Election. The Parties agree and shall cause the Company and each Subsidiary of the Company that is classified as a partnership for U.S. federal income tax purposes to have in effect for the tax period that includes the Closing Date a valid election pursuant to Section 754 of the Code.

Section 9.08. Withholding. Notwithstanding anything to the contrary in this Agreement or any Transaction Agreement, each Party shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement or any Transaction Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Applicable Law. If any Party so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such Party made such deduction and withholding to the extent such amounts are properly paid over to the appropriate Governmental Authority, and such Party shall furnish to such Person within ten (10) Business Days of such payment the original or certificated copy of a receipt issued by such Governmental Authority evidencing such payment. In the event that one Party determines that any portion of a payment under this Agreement or any Transaction Agreement would be subject to withholding under Applicable Law, such Party shall promptly notify the other Parties of such determination but in no event later than ten (10) days prior to the date on which such payment is due. The Parties shall reasonably cooperate to eliminate or minimize any such withholding.

Section 9.09. Partnership Audits. Notwithstanding anything herein to the contrary, the Company shall make a “push out” election under Section 6226 of the Code (and any corresponding provisions of Applicable Law) with respect to any “imputed underpayment” (within the meaning of Section 6225 of the Code) or any interest or penalty related thereto relating to any Pre-Closing Tax Period and the Parties hereby agree to reasonably cooperate (or cause their Affiliates to cooperate) with any and all actions necessary to facilitate any such election.

ARTICLE 10

EMPLOYEE BENEFITS

Section 10.01. Equity Incentive Plan. Prior to the SPAC Special Meeting, the SPAC shall adopt an equity incentive plan substantially in the form attached hereto as Exhibit F (the “Equity Incentive Plan”), that provides for grant of awards to employees and other service providers of the SPAC, with the maximum number of New SPAC Class A Common Shares available for issuance under the Equity Incentive Plan not exceeding in the aggregate ten percent (10%) ) of the New SPAC Class A Common Shares outstanding immediately following the Closing. The total number of New SPAC Class A Common Shares available for issuance under the Equity Incentive Plan shall be increased on the first day of each fiscal year following the date on which the Equity Incentive Plan is adopted in an amount equal to the least of (i) three percent (3%) of the outstanding New SPAC Class A Common Shares on the last day of the immediately preceding fiscal year, (ii) five percent (5%) of the New SPAC Class A Common Shares immediately following the Closing and (iii) such number of New SPAC Class A Common Shares as determined by the Committee (as defined and designated under the terms of the Equity Incentive Plan) in its discretion. The Equity Incentive Plan shall be subject to approval of the Existing SPAC Shareholders and shall become effective upon adoption and such approval.

Section 10.02. [Reserved.]

Section 10.03. 280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) at least four (4) Business Days prior to the Closing Date, solicit and use its reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) at least one (1) Business Day prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. At least five (5) days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials and the calculations and related back-up documentation to the SPAC for its review and comment, and the Company shall incorporate changes reasonably requested by the SPAC. To the extent applicable, prior to the Closing Date, the Company shall deliver to the SPAC evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

ARTICLE 11

CONDITIONS TO CLOSING

Section 11.01. Conditions to Obligations of All Parties. The obligations of the Parties to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following conditions (one or more of which may be waived, in accordance with Section 13.04, if legally permitted, in writing by each of the SPAC, the Company and the Charterhouse Parties):

(a) No provision of Applicable Law, and no judgment, injunction, order or decree of any applicable Governmental Authority, shall prohibit the consummation of the Closing.

(b) Any applicable waiting period under the HSR Act relating to the Transactions (and any extensions thereof or any timing agreements, understandings or commitments obtained by request or other action of the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice, as applicable) shall have expired or been terminated.

(c) The filings and notifications listed on Section 11.01(c) of the Company Disclosure Schedule shall have been made with, and all approvals required in connection therewith shall have been received from, the applicable Governmental Authorities.

(d) The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.

(e) The Requisite Existing SPAC Stockholders shall have duly approved the Transaction Proposals in accordance with Applicable Law, the Existing SPAC Certificate of Incorporation, the Existing SPAC Bylaws and the rules and regulations of the NYSE.

(f) The SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the SPAC Stockholder Redemptions.

Section 11.02. Additional Conditions to Obligation of the SPAC. The obligation of the SPAC to consummate, or cause to be consummated, the Closing is subject to the satisfaction of the following further conditions (one or more of which may be waived in writing by the SPAC):

(a) The Company and the Sellers shall have performed in all material respects all of their respective obligations hereunder required to be performed by such Person on or prior to the Closing Date.

(b) (i) The representations and warranties of the Company contained in Section 4.09(b) (Absence of Certain Changes) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made at and as of the Closing Date; (ii) the representations and warranties of the Company contained in Section 4.01 (Existence and Power), Section 4.02 (Authorization), Section 4.05 (Capitalization), and Section 4.22 (Finders’ Fees) shall be true and correct in all but de minimis respects (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date, as if made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct in all but de minimis respects at and as of such earlier date); and (iii) each other representation and warranty of the Company contained in Article 4 shall be true and correct (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date, as if made at and as of the

Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct at and as of such earlier date), except, in the case of this clause (iii), where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c) (i) The representations and warranties of the Sellers contained in Article 3 shall be true and correct (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date, as if made at and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct at and as of such earlier date), except where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Seller Material Adverse Effect.

(d) The SPAC shall have received a certificate signed by an officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 11.02(a), Section 11.02(b) and Section 11.02(c) have been fulfilled.

(e) A majority of the holders of Existing Company Shares shall have delivered to the Called Shareholders the Drag Along Notice.

(f) No Material Adverse Effect shall have occurred since the date of this Agreement.

(g) The Company and its Subsidiaries shall have issued notice of suspension or termination of any contracts to the relevant HRPs and otherwise ceased doing business with the relevant HRP as requested in writing by the SPAC; provided, that with respect to each HRP for which the SPAC has made such a request, the SPAC shall have provided the Company with (i) written notice at least five (5) Business Days prior to the Closing Date and (ii) the reason(s) for which the SPAC has made such a request (which may include an inability to obtain sufficient information about the relevant HRP).

Section 11.03. Additional Conditions to Obligation of the Company and the Sellers. The obligation of the Company and the Sellers to consummate, or cause to be consummated, the Closing is subject to the satisfaction of the following further conditions (one or more of which may be waived, in accordance with Section 13.04, in writing by the Company and the Charterhouse Parties):

(a) The SPAC shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date.

(b) (i) The representations and warranties of the SPAC contained in Section 5.09(b) of this Agreement shall be true and correct in all respects as of the Closing Date, as if made at and as of such date; (ii) the representations and warranties of the SPAC contained in Section 5.01, Section 5.02, Section 5.05, and Section 5.17 shall be true and correct (without giving effect to any limitations as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all but de minimis respects as of the

Closing Date, as if made at and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct in all but de minimis respects at and as of such earlier date); and (iii) each other representation and warranty of the SPAC contained in Article 5 shall be true and correct (without giving effect to any limitations as to “materiality” or “material adverse effect” or any similar limitation set forth therein) as of the Closing Date, as if made at and as of such date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct at and as of such earlier date), except, in the case of this clause (iii), where the failure to be so true and correct has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect.

(c) The Company shall have received a certificate signed by an officer of the SPAC, dated the Closing Date, certifying that the conditions specified in Section 11.03(a) and Section 11.03(b) have been fulfilled.

(d) The Available Closing Cash shall not be less than $1,310,000,000 (the “Minimum Cash Condition”).

(e) Since the date of this Agreement, there has been no development, effect, change, circumstance, event or occurrence, that, individually or in the aggregate, has had, or would reasonably be expected to have a SPAC Material Adverse Effect.

ARTICLE 12

TERMINATION

Section 12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of the SPAC, the Company and the Charterhouse Parties;

(b) by the SPAC, on the one hand, and the Company and the Charterhouse Parties, on the other hand, if the Closing shall not have been consummated on or before November 30, 2021 (as may be extended hereunder, or by mutual agreement of the parties, the “End Date”); provided, however, that if the conditions specified in Sections 11.01(b) and 11.01(c) have not been satisfied by November 30, 2021, either the SPAC, on the one hand, or the Company and the Charterhouse Parties, on the other hand, may by written notice to the other party, extend the End Date to January 31, 2022; provided, further however, that if, following such extension of the End Date, the conditions specified in Sections 11.01(b) and 11.01(c) have not been satisfied by January 31, 2022 because of a failure to receive the specified approval or approvals noted on Section 11.01(c) of the Company Disclosure Schedule, either the SPAC, on the one hand, or the Company and the Charterhouse Parties, on the other hand, may by written notice to the other party, extend the End Date to March 31, 2022;

(c) by written notice from either the Company and the Charterhouse Parties, on the one hand, or the SPAC, on the other hand, to the other(s) if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Authority having competent jurisdiction;

(d) by written notice to the Company and the Charterhouse Parties from the SPAC if there is any breach of any representation, warranty or covenant on the part of the Company or the Sellers set forth in this Agreement, such that the conditions specified in Sections 11.02(a), 11.02(b) and 11.02(c) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the SPAC provides written notice of such breach and the End Date (as may be extended pursuant to Section 12.01(b))) after receipt by the Company of notice from the SPAC of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided that the SPAC’s right to terminate this Agreement under clause (b) of this Section 12.01 or this clause (d) shall not be available if the SPAC’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(e) by written notice to the SPAC from the Company and the Charterhouse Parties if there is any breach of any representation, warranty or covenant on the part of the SPAC set forth in this Agreement, such that the conditions specified in Sections 11.03(a) and 11.03(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if such Terminating SPAC Breach is curable by the SPAC through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such breach and the End Date (as may be extended pursuant to Section 12.01(b)), as applicable) after receipt by the SPAC of notice from the Company of such breach, but only as long as the SPAC continues to use its commercially reasonable efforts to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period; provided that the right of the Company and the Charterhouse Parties to terminate this Agreement under clause (b) of this Section 12.01 or this clause (e) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(f) by written notice from either the Company and the Charterhouse Parties, on the one hand, or the SPAC, on the other hand, to the other(s) if the approval of the Transaction Proposals by the Requisite Existing SPAC Stockholders is not obtained at the SPAC Special Meeting (subject to any adjournment, postponement or recess of the meeting); provided that the right to terminate this Agreement under this clause (f) shall not be available to the SPAC if, at the time of such termination, the SPAC is in breach of Section 8.04; or

(g) by written notice from either the Company and the Charterhouse Parties, on the one hand, or the SPAC, on the other hand, to the other(s) if the Minimum Cash Condition is incapable of being satisfied and the Company and the Charterhouse Parties have not waived the Minimum Cash Condition within fifteen (15) Business Days of receipt by the Company and the Charterhouse Parties of a written notice from the SPAC that the Minimum Cash Condition has not been satisfied and is incapable of being satisfied.

Section 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, shareholders, stockholders, directors, officers, employees, agents, consultants or representatives to the other Parties to this Agreement; provided that if such termination shall result from (i) Fraud, (ii) the knowing and willful failure of a Party to fulfill a condition to the performance of the obligations of the other Party, (iii) the knowing and willful failure of a Party to perform a covenant of this Agreement or (iv) the knowing and willful breach by a Party hereto of any representation or warranty or agreement contained herein, such Party shall, subject to the terms of this Agreement, be fully liable for any and all losses, damages, claims, costs or expenses incurred or suffered by the other Parties as a result of such failure or breach. The provisions of Sections 6.03, this Section 12.02 and Article 13 shall survive any termination hereof pursuant to Section 12.01.

ARTICLE 13

MISCELLANEOUS

Section 13.01. Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Closing, except for (i) those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Closing and then only to such extent until such covenants and agreements have been fully performed, and (ii) the provisions of this Article 13. Nothing in this Section 13.01 shall limit or prohibit the rights of the SPAC to pursue recoveries under the R&W Insurance Policy or any other representation and warranty insurance policy.

Section 13.02. Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any Party and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the SPAC or the Sellers under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 13.03. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the SPAC, to:

GS Acquisition Holdings Corp II

200 West Street

New York, New York 10282

Attention: Thomas R. Knott, David S. Plutzer

E-mail: tom.knott@gs.com; david.plutzer@gs.com

with a copy (which copy shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello, Brian Parness

E-mail: michael.aiello@weil.com; brian.parness@weil.com

if to the Company or any Seller other than Charterhouse Capital Partners LLP, to:

Mirion Technologies (TopCo), Ltd.

22 Grenville Street, St. Helier

Jersey JE4 8PX, Channel Islands

Attention: Thomas D. Logan, Emmanuelle Lee, Mirion Legal

E-mail: tlogan@mirion.com; elee@mirion.com; legal@mirion.com with a copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP

1600 El Camino Real Ste. 100

Menlo Park, California 94025

Attention: Alan F. Denenberg, Stephen Salmon

E-mail: alan.denenberg@davispolk.com; stephen.salmon@davispolk.com if to the Charterhouse Parties, to:

The Charterhouse Parties

6th Floor, Belgrave House, 76 Buckingham Palace Road

London, SW1W 9TQ, United Kingdom

Attention: Christopher Warren, Thomas Patrick

E-mail: chris.warren@charterhouse.co.uk;

tom.patrick@charterhouse.co.uk

with a copy (which copy shall not constitute notice) to:

Freshfields Bruckhaus Deringer LLP

601 Lexington Avenue, 31st Floor

New York, New York 10019

Attention: Valerie Ford Jacob

E-mail: valerie.jacob@freshfields.com

Freshfields Bruckhaus Deringer LLP

9 avenue de Messine

75008 Paris, France

Attention: Yann Gozal

E-mail: yann.gozal@freshfields.com

Freshfields Bruckhaus Deringer LLP

100 Bishopsgate

London EC2P 2SR, United Kingdom

Attention: Charles Hayes

E-mail: charles.hayes@freshfields.com

or such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day.

Section 13.04. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the Company, the SPAC and the Charterhouse Parties, on behalf of the Sellers, or in the case of a waiver, by (i) the SPAC, if the SPAC is the Party against whom the waiver is to be effective, (ii) the Company and the Charterhouse Parties, if the Company is the Party against whom the waiver is to be effective, or (iii) the Charterhouse Parties, if any or all of the Sellers are the Parties against whom the waiver is to be effective.

(a) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.05. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. For the avoidance of doubt, if this Agreement is terminated in accordance with Article 12, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 13.06. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, except that the SPAC may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, without the consent of any other Party hereto, to any insurer that underwrites an R&W Insurance Policy, or the agent of any such insurer, in the event of Fraud.

Section 13.07. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 13.08. Jurisdiction. The Parties hereto agree that any suit, Action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in federal courts of the United States, the federal courts of the United States sitting in the State of Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, Action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, Action or proceeding in any such court or that any such suit, Action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, Action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 13.01 shall be deemed effective service of process on such Party.

Section 13.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.10. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Until and unless each party has received a counterpart hereof signed by the other Parties hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this Agreement. Each of the Parties hereto represents that it has undertaken commercially reasonable steps to verify the identity of each individual person executing any such counterparts via electronic signature on behalf of such Party and has and will maintain sufficient records of the same. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns, except that (i) each director and officer of the Company and its Subsidiaries as of the date hereof shall be a third-party beneficiary of Section 8.03 and shall have the right to enforce such provision directly to the extent he or she may deem such enforcement necessary or advisable to protect his or her rights thereunder and (ii) the Debt Financing Sources are express third party beneficiaries of, and may enforce, the survival provisions set forth in Section 12.02, and any provision of this Section 13.10 and Section 13.15.

Section 13.11. Entire Agreement. This Agreement and the other Transaction Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter hereof.

Section 13.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.13. Disclosure Schedules. The Sellers, the Company and the SPAC have set forth information on Schedules in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a Schedule need not be set forth in any other section so long as its relevance to such other section of the Schedule or section of this Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made. The Parties acknowledge and agree that (a) the Schedules to this Agreement may include certain items and information not required to be set forth therein, provided solely for informational purposes for the convenience of the Company, the Sellers and the SPAC, as applicable; (b) the disclosure by the Sellers, the Company or the SPAC of any matter in the Schedules shall not be deemed to constitute an acknowledgment by the Sellers, the Company or the SPAC, as applicable, that the matter is required to be disclosed by the terms of this Agreement or that the matter is material; and (c) no disclosure in the Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, and no disclosure in the Schedules shall be construed as an admission against interest by the Company, any Seller or the SPAC, as applicable, to any third party regarding any matter whatsoever, including that any agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document.

Section 13.14. Specific Performance. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. The Parties hereby further acknowledge and agree that prior to Closing, the Sellers and the Company shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of, Section 7.09 (Trust Account), including by compelling the SPAC to enforce its rights under the Trust Agreement through the commencement of litigation and other legal actions against the counterparties of the Trustee.

Section 13.15. Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties hereby:

(a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement or any of the transactions contemplated hereby, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such court,

(b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the applicable documentation relating to the Debt Financing,

(c) agrees not to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement or any of the transactions contemplated hereby in any forum other than any federal or state court in the Borough of Manhattan, New York, New York,

(d) agrees that service of process in any such legal proceeding or proceeding shall be effective if notice is given in accordance with Section 13.03,

(e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such proceeding in any such court,

(f) agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law,

(g) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any proceeding brought against any Debt Financing Source in any way arising out of or relating to this Agreement or any of the transactions contemplated hereby,

(h) agrees that none of the Debt Financing Sources shall have any liability to any of the Parties relating to or arising out of this Agreement or any of the transactions contemplated hereby (excluding the Debt Commitment Letter), whether in law or in equity, whether in contract or in tort or otherwise (and each of the Parties and each of their respective Affiliates and each of their and their respective Affiliates’ respective directors, officers, employees, agents, managers, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors, hereby acknowledges that they have no recourse against, and hereby waive any rights or claims against, the Debt Financing Sources in connection therewith); provided that nothing in this Agreement shall limit the liability of the Debt Financing Sources (or the rights and remedies of the DCL Beneficiary and/or its applicable Affiliates) pursuant to the documentation related to the Debt Financing, including the Debt Commitment Letter, and

(i) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, the survival provisions set forth in Section 12.02, and any provision of Section 13.10 and this Section 13.15 and that such provisions and the definition of “Debt Financing Sources” shall not be amended in any way adverse to any Debt Financing Source without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GS ACQUISITION HOLDINGS CORP II

By:	/s/ Thomas R. Knott
Name: Thomas R. Knott
Title: Authorized Signatory

MIRION TECHNOLOGIES (TOPCO), LTD.

By:	/s/ Christopher Warren
Name: Christopher Warren
Title: Authorized Signatory

CCP IX LP NO. 1, acting by its General Partner, CHARTERHOUSE GENERAL PARTNERS (IX) LIMITED (for the limited purpose set forth herein)

By:	/s/ Thomas Patrick
Name: Thomas Patrick
Title: Authorized Signatory

CCP IX LP NO. 2, acting by its General Partner, CHARTERHOUSE GENERAL PARTNERS (IX) LIMITED (for the limited purpose set forth herein)

By:	/s/ Thomas Patrick
Name: Thomas Patrick
Title: Authorized Signatory

CCP IX CO-INVESTMENT LP, acting by its General Partner, CHARTERHOUSE GENERAL PARTNERS (IX) LIMITED (for the limited purpose set forth herein)

By:	/s/ Thomas Patrick
Name: Thomas Patrick
Title: Authorized Signatory

CCP IX CO-INVESTMENT NO. 2 LP, acting by its General Partner, CHARTERHOUSE GENERAL PARTNERS (IX) LIMITED (for the limited purpose set forth herein)

By:	/s/ Thomas Patrick
Name: Thomas Patrick
Title: Authorized Signatory

THOMAS D. LOGAN (for the limited purpose set forth herein)

/s/ THOMAS D. LOGAN

EMMANUELLE LEE (for the limited purpose set forth herein)

/s/ EMMANUELLE LEE

BRIAN SCHOPFER (for the limited purpose set forth herein)

/s/ BRIAN SCHOPFER

MICHAEL FREED (for the limited purpose set forth herein)

/s/ MICHAEL FREED

MICHAEL BRUMBAUGH (for the limited purpose set forth herein)

/s/ MICHAEL BRUMBAUGH

IAIN WILSON (for the limited purpose set forth herein)

/s/ IAIN WILSON

SHELIA RICHARDSON (for the limited purpose set forth herein)

/s/ SHELIA RICHARDSON

BRUNO MOREL (for the limited purpose set forth herein)

/s/ BRUNO MOREL

LOUIS BIACCHI (for the limited purpose set forth herein)

/s/ LOUIS BIACCHI

JAMES COCKS (for the limited purpose set forth herein)

/s/ JAMES COCKS

BERTRAND DUBAN (for the limited purpose set forth herein)

/s/ BERTRAND DUBAN

LOIC ELOY (for the limited purpose set forth herein)

/s/ LOIC ELOY

J.P. MORGAN TRUST COMPANY OF DELAWARE in its capacity as Trustee of the ALISON PAIGE LOGAN GST EXEMPT TRUST (for the limited purpose set forth herein)

/s/ Mark A. Kleinman

J.P. MORGAN TRUST COMPANY OF DELAWARE in its capacity as Trustee of the THOMAS DARRELL LOGAN, JR. GST EXEMPT TRUST (for the limited purpose set forth herein)

/s/ Mark A. Kleinman

J.P. MORGAN TRUST COMPANY OF DELAWARE in its capacity as Trustee of the MARY HANCOCK LOGAN GST EXEMPT TRUST (for the limited purpose set forth herein)

/s/ Mark A. Kleinman

/s/ Emmanuelle Lee
Emmanuelle Lee

/s/ Gregory C. Lee
Gregory C. Lee

both in their capacity as Trustee of the LEE REVOCABLE LIVING TRUST

Date: ______________________ 2021

Location: San Ramon, California

Exhibit A

Form of New SPAC Certificate of Incorporation

(See attached.)

Final Form

FORM OF CERTIFICATE OF INCORPORATION

OF

MIRION TECHNOLOGIES, INC.

ARTICLE 1

NAME

The name of the corporation is Mirion Technologies, Inc. (the “Corporation”). Capitalized terms used in this Certificate of Incorporation without definition shall have the meanings assigned thereto in Section 11.04.

ARTICLE 2

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201, Dover, Delaware 19904, Kent County. The name of the registered agent of the Corporation in the State of Delaware at such address is Cogency Global Inc.

ARTICLE 3

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).

ARTICLE 4

CAPITAL STOCK

Section 4.01. Authorized Shares.

(a) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 2,200,000,000 shares, consisting of:

(i) 2,000,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”);

(ii) 100,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and

(iii) 100,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

(b) Subject to the rights of the holders of any series of Preferred Stock then outstanding, the number of authorized shares of any class or series of the Common Stock or the Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock or the Preferred Stock voting separately as a class or series will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class or series may not be decreased below the number of shares of such class or series then outstanding, plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with the redemption or exchange of all outstanding shares of Mirion IntermediateCo Class B Common Stock for Class A Common Stock pursuant to Section 4.04 of the Mirion IntermediateCo Charter (assuming for this purpose that such redemption or exchange is settled in shares of Class A Common Stock).

Section 4.02. Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL.

Section 4.03. Common Stock. The rights, powers, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

(a) Voting Rights.

(i) Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters on which stockholders generally are entitled to vote (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(ii) Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class B Common Stock will be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law and subject to Section 4.03(a)(iii), holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of

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Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

(iii)

(A) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is materially and disproportionately adverse as compared to any alteration or change to the Class B Common Stock; and

(B) The holders of the outstanding shares of Class B Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is materially and disproportionately adverse as compared to any alteration or change to the Class A Common Stock, it being understood that this Section 4.03(a)(iii)(B) shall not apply to any amendment in connection with a merger, consolidation or other business combination if such merger, consolidation or other business combination constitutes a Disposition Event in which holders of Paired Interests are required to cause their Mirion IntermediateCo Class B Common Stock to be redeemed and their associated shares of Class B Common Stock to be retired, or exchange such Paired Interests, pursuant to Section 4.04(d) of the Mirion IntermediateCo Charter in such Disposition Event and receive consideration in such Disposition Event in accordance with the terms of the Mirion IntermediateCo Charter as in effect prior to such Disposition Event.

(iv) If at any time the ratio at which shares of Mirion IntermediateCo Class B Common Stock are redeemable or exchangeable for shares of Class A Common Stock pursuant to the Mirion IntermediateCo Charter is amended, the number of votes per share of Class B Common Stock to which holders of shares of Class B Common Stock are entitled pursuant to Section 4.03(a)(i) shall be adjusted accordingly.

(b) Dividends; Stock Splits or Combinations.

(i) Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends of cash or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board of Directors in its discretion may determine.

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(ii) Except as provided in Section 4.03(b)(iii) with respect to stock dividends, dividends of cash or property may not be declared or paid on shares of Class B Common Stock.

(iii) In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (A) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (B) the Stock Adjustment has been reflected in the same economically equivalent manner on all shares of common stock of Mirion IntermediateCo. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(c) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. The holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; provided this Section 4.03(c) shall not limit the rights of the holders of shares of Class B Common Stock to cause their shares of Mirion IntermediateCo Class B Common Stock to be redeemed or exchanged by Mirion IntermediateCo for shares of Class A Common Stock or cash in accordance with Section 4.04 of the Mirion IntermediateCo Charter (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up).

(d) Transfer Restrictions; Retirement of Class B Common Stock.

(i) No holder of shares of Class B Common Stock may Transfer such shares to any person unless such holder Transfers a corresponding number of shares of Mirion IntermediateCo Class B Common Stock (as part of Paired Interests) to the same Person in accordance with the Mirion IntermediateCo Charter. If any outstanding share of Class B Common Stock ceases to be held by a holder of a share of Mirion IntermediateCo Class B Common Stock, such share shall automatically and without further action on the part of the Corporation or such holder be transferred to the Corporation for no consideration and retired.

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(ii) To the extent that any holder of shares of Mirion IntermediateCo Class B Common Stock exercises its right pursuant to Section 4.04 of the Mirion IntermediateCo Charter to have its Mirion IntermediateCo Class B Common Stock redeemed by Mirion IntermediateCo in accordance with the Mirion IntermediateCo Charter, then simultaneously with the payment of cash or Class A Common Stock consideration in accordance with the Mirion IntermediateCo Charter, the Corporation shall cancel for no consideration a number of shares of Class B Common Stock registered in the name of the redeeming or exchanging holder equal to the number of Mirion IntermediateCo Class B Common Stock held by such holder that are redeemed or exchanged in such redemption or exchange transaction.

(iii) The shares of Class B Common Stock may be notated with one or more of the following legends:

(A) “THE SHARES REPRESENTED HEREBY ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN THE CORPORATION’S CERTIFICATE OF INCORPORATION. NO TRANSFER MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CERTIFICATE OF INCORPORATION;”

(B) “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933;” and

(C) Any other legend required by applicable securities laws of any jurisdiction to the extent such laws are applicable to such shares of Class B Common Stock.

(e) Reservation of Shares of Class A Common Stock. The Corporation will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of the issuance upon redemption or exchange of shares of Mirion IntermediateCo Class B Common Stock, the number of shares of Class A Common Stock that are issuable upon conversion of all outstanding shares of Mirion IntermediateCo Class B Common Stock, pursuant to Section 4.04(e) of the Mirion IntermediateCo Charter (assuming for this purpose that such redemption or exchange is settled in shares of Class A Common Stock). The Corporation covenants that all the shares of Class A Common Stock that are issued upon the redemption or exchange of such shares of Mirion IntermediateCo Class B Common Stock will, upon issuance, be validly issued, fully paid and non-assessable.

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(f) Taxes. The issuance of shares of Class A Common Stock upon the exercise by holders of shares of Class B Common Stock of their right under Section 4.04 of the Mirion IntermediateCo Charter to cause Mirion IntermediateCo to redeem shares of Mirion IntermediateCo Class B Common Stock will be made without charge to the holders of the shares of Class B Common Stock for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the shares of Mirion IntermediateCo Class B Common Stock being redeemed or exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered, shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

Section 4.04. Incorporation of Mirion IntermediateCo Charter. The Corporation will take the actions required, and observe the restrictions, applicable to it set forth under Sections 4.02(b) and 4.04 of the Mirion IntermediateCo Charter.

ARTICLE 5

BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE 6

BOARD OF DIRECTORS

Section 6.01. Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 6.02. Number of Directors. The number of directors which shall constitute the Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors.

Section 6.03. Election of Directors.

(a) Each director shall be elected annually by the stockholders and shall serve for a term ending on the date of the annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In no event will a decrease in the number of directors shorten the term of any incumbent director.

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(b) There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

Section 6.04. Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director.

Section 6.05. Removal. No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

Section 6.06. Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to Section 4.02 hereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.

ARTICLE 7

MEETINGS OF STOCKHOLDERS

Section 7.01. Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

Section 7.02. Special Meetings. Special meetings of the stockholders may be called only by (a) the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors, (b) the chairman of the Board of Directors or (c) the Chief Executive Officer of the Corporation. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Section 4.02 hereto, special meetings of holders of such Preferred Stock.

Section 7.03. No Action by Written Consent. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Section 4.02 hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL, as amended from time to time, and this Article 7, and may not be taken by written consent of stockholders without a meeting.

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ARTICLE 8

INDEMNIFICATION

Section 8.01. Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Section 8.02. Right to Indemnification.

(a) Each Person (and the heirs, executors or administrators of such Person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (each, an “Indemnified Person”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL provided, that, such Indemnified Person agrees to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Corporation as authorized in this Article 8. The right to indemnification conferred in this Article 8 shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

Section 8.03. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such Person in any such capacity or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under the DGCL.

Section 8.04. Priority of Indemnification. With respect to any Indemnified Person who has rights to indemnification, advancement of expenses or insurance provided by any stockholder of the Corporation, the Corporation and its respective direct and indirect Subsidiaries (collectively, the “Company Group”), then the Company Group shall be primarily liable for all indemnification, reimbursements, advancements or similar payments (the “Indemnity

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Obligations”) afforded to such Indemnified Person acting in such capacity or capacities on behalf or at the request of the Board of Directors, the Corporation or any other member of the Company Group, in such capacity, whether the Indemnity Obligations are created by law, organizational or constituent documents, contract or otherwise. Notwithstanding the fact that any stockholder of the Corporation and its Affiliates other than the Company Group (such Persons (excluding any member of the Company Group), together with their respective heirs, successors and assigns, the “Other Indemnitors”) may have concurrent liability to an Indemnified Person with respect to the Indemnity Obligations, the Corporation hereby agrees that in no event shall the Corporation or any other member of the Company Group have any right or claim against any of the Other Indemnitors for contribution or have rights of subrogation against any Other Indemnitors through an Indemnified Person for any payment made by the Corporation or any other member of the Company Group with respect to any Indemnity Obligation. In addition, the Corporation hereby agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which an Indemnified Person has sought indemnification from the Corporation or any other member of the Company Group shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Corporation or any other member of the Company Group.

Section 8.05. Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any Person may otherwise have or hereafter acquire.

Section 8.06. Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of any Person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 9

CORPORATE OPPORTUNITIES

In the event that a member of the Board of Directors who is not an employee of the Corporation or its Subsidiaries, or any employee or agent of such member, other than someone who is an employee of the Corporation or its Subsidiaries (collectively, the “Covered Persons”), acquires knowledge of any business opportunity matter, potential transaction, interest or other matter, even if such business opportunity matter, potential transaction, interest or other matter is one that the Corporation or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Covered Persons shall have no duty to communicate or offer such business opportunity matter, potential transaction, interest or other matter to the Corporation (and there shall be no restriction on the Covered Persons using the general knowledge and understanding of the industry in which the Corporation operates which it has gained as a Covered Person in considering and pursuing such business opportunity matter, potential transaction, interest or other matter or in making

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investment, voting, monitoring, governance or other decisions relating to other entities or securities), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in connection with such individual’s service as a member of the Board of Directors of the Corporation (a “Corporate Opportunity”), then the Corporation to the maximum extent permitted from time to time under the DGCL (including Section 122(17) thereof):

(a) renounces any expectancy that such Covered Person offer an opportunity to participate in such Corporate Opportunity to the Corporation; and

(b) waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such Covered Person to the Corporation or any of its Affiliates.

In addition to and notwithstanding the foregoing, a Corporate Opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

ARTICLE 10

EXCLUSIVE FORUM

Section 10.01. Corporate Claim Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law:

(a) any derivative claim or cause of action brought on behalf of the Corporation;

(b) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders;

(c) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (as each may be amended from time to time);

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(d) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder);

(e) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and

(f) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants.

This Section 10.01 shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal courts have exclusive jurisdiction.

Section 10.02. Securities Act Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This Section 10.02 shall not apply to claims or causes of action brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

ARTICLE 11

AMENDMENTS; MISCELLANEOUS; CERTAIN DEFINITIONS

Section 11.01. Amendments. The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Section 4.03 and Articles 5, 6, 7, 8, 9 and this 11 (and any defined terms referenced therein) may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth therein, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

Section 11.02. Severability. If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

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Section 11.03. Deemed Notice. Any Person holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to all of the provisions of this Certificate of Incorporation.

Section 11.04. Certain Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

(a) “Affiliate” means, with respect to any Person, any other person or entity who, as of the relevant time for which the determination of affiliation is being made, directly or indirectly controls, is controlled by or is under common control with such Person.

(b) “Disposition Event” means any merger, consolidation or other business combination of the Corporation, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer), unless, following such transaction, all or substantially all of the holders of the voting power of all outstanding classes of Common Stock and series of Preferred Stock that are generally entitled to vote in the election of Directors prior to such transaction or series of transactions, continue to hold a majority of the voting power of the surviving entity (or its parent) resulting from such transaction or series of transactions in substantially the same proportions as immediately prior to such transaction or series of transactions.

(c) “Mirion IntermediateCo” means Mirion IntermediateCo, Inc., a Delaware corporation.

(d) “Mirion IntermediateCo Charter” means the certificate of incorporation of Mirion IntermediateCo, as it may be amended, restated or otherwise modified from time to time.

(e) “Mirion IntermediateCo Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of Mirion IntermediateCo.

(f) “Paired Interest” means one share of Class B Common Stock and one share of Mirion IntermediateCo Class B Common Stock, subject to adjustment pursuant to Section 4.03(a)(iv).

(g) “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

(h) “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of equity securities or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

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(i) “Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, exchange, gift, bequest, pledge, hypothecation or other transfer, disposition or encumbrance of such share or any legal or beneficial interest in such share, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of law; provided, however, that the following shall not be considered a “Transfer:”

(i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board of Directors;

(ii) entering into a customary voting or support agreement (with or without granting a proxy) in connection with any merger, consolidation or other business combination of the Corporation, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer);

(iii) the pledge of shares of capital stock of the Corporation by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such stockholder continues to exercise sole voting control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” hereunder unless subject to an exception in the definition thereof;

(iv) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of shares of Class A Common Stock upon redemption or exchange of Mirion IntermediateCo Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale unless subject to an exception in the definition thereof; or

(v) the fact that the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this __ day of ___ 2021.

Name: Title:

[Signature Page to Certificate of Incorporation]

Exhibit B

Form of New SPAC Bylaws

(See attached.)

Final Form

FORM OF AMENDED AND RESTATED BYLAWS

OF

MIRION TECHNOLOGIES, INC.

* * * * *

ARTICLE 1

OFFICES

Section 1.01. Registered Office. The address of the registered office of Mirion Technologies, Inc. (the “Corporation”) in the State of Delaware is 850 New Burton Road, Suite 201, Dover, Delaware 19904, Kent County. The name of the registered agent of the Corporation at such address is Cogency Global Inc.

Section 1.02. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of the directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Section 1.03. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

Section 2.01. Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the chairperson of the Board of Directors in the absence of a designation by the Board of Directors). The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but instead be held solely by means of remote communication authorized by and in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“DGCL”).

Section 2.02. Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.

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Section 2.03. Special Meetings.

(a) Except as otherwise provided in the Corporation’s certificate of incorporation (as the same may be modified or further amended, restated, amended and restated or otherwise modified from time to time, the “Certificate of Incorporation”), special meetings of the stockholders may be called only by the (i) the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors, (ii) the chairperson of the Board of Directors, (iii) the Chief Executive Officer of the Corporation or (iv) whenever holders of none or more classes of series of preferred stock of the Corporation (the “Preferred Stock”) shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock, special meetings of holders of such Preferred Stock.

(b) A special meeting shall be held at such date, time and place as may be fixed by the Board of Directors in accordance with these Amended and Restated Bylaws (these “Bylaws”).

(c) Business conducted at a special meeting shall be limited to the matters described in the applicable request for such special meeting and any other matters as the Board of Directors shall determine.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the DGCL, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board of Directors or the chairperson of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b) A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

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Section 2.05. Quorum. Unless otherwise provided under the Certificate of Incorporation or these Bylaws and subject to the DGCL, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business, except that when specified business is to be voted on by a class or series of securities voting as a separate class or series, the holders of a majority in voting power of the outstanding securities of such class or series shall constitute a quorum of such class or series. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairperson of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified.

Section 2.06. Voting. (a) Unless otherwise provided in the Certificate of Incorporation and subject to the DGCL, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Subject to the rights of the holders of any class or series of preferred stock to elect additional directors under specific circumstances, as may be set forth in the certificate of designations for such class or series of preferred stock, directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.

Section 2.07. No Action by Written Consent. (a) Subject to the rights of the holders of any class or series of preferred stock then outstanding as may be set forth in the certificate of designations for such class or series of preferred stock or except as provided for in the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the DGCL and may not be taken by written consent of stockholders without a meeting.

Section 2.08. Organization. At each meeting of stockholders, the chairperson of the Board of Directors, if one shall have been elected, or in the chairperson’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairperson of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairperson of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

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Section 2.09. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairperson of the meeting.

Section 2.10. Nomination of Directors and Proposal of Other Business.

(a) Annual Meetings of Stockholders. (i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof (C) as may be provided in the certificate of designations for any class or series of preferred stock or (D) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.10(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal.

(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to Section 2.10(a)(i)(D), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by the Corporation no earlier than 120 days prior to such annual meeting and no later than the later of 70 days prior to the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting was first made by the Corporation. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii) A stockholder’s notice to the Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder), the “Exchange Act”) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), (B) as to any other

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business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(1) the name and address of such stockholder (as they appear on the Corporation’s books) and any such beneficial owner;

(2) for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;

(3) a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

(4) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner with respect to the Corporation’s securities;

(5) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

(6) a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;

(7) any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

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(8) such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

If requested by the Corporation, the information required under clauses 2.10(a)(iii)(C)(2), (3) and (4) of the preceding sentence of this Section 2.10 shall be supplemented by such stockholder and any such beneficial owner not later than 10 days after the record date for the meeting to disclose such information as of the record date.

(b) Special Meetings of Stockholders. Except to the extent required by the DGCL, and subject to Section 2.03 of these Bylaws, special meetings of stockholders may be called only in accordance with the Certificate of Incorporation. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 2.10(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(b). For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to this Section 2.10(b), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting was first made. A stockholder’s notice to the Secretary shall comply with the notice requirements of Section 2.10(a)(iii).

(c) General. (i) To be eligible to be a nominee for election as a director, the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under Section 2.10(a)(ii) or Section 2.10(b): (1) a completed D&O questionnaire (in the form provided by the secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.10(a)(iii)(A)(2), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will

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continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.

(ii) No person shall be eligible to be nominated by a stockholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.10. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 2.10.

(iii) The chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(iv) Without limiting the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.10; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.10, and compliance with 2.10(a)(i)(C) and 2.10(b) shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.10(c)(v)).

(v) Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.10 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.

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ARTICLE 3

DIRECTORS

Section 3.01. General Powers. Except as otherwise provided in the DGCL or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02. Number, Election and Term Of Office. Subject to the Certificate of Incorporation, the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time solely by resolution adopted by a majority of the Board of Directors. As set forth in Article 6 of the Certificate of Incorporation, each director shall be elected annually by the stockholders. Except as otherwise provided in the Certificate of Incorporation, each director shall serve for a term ending on the date of the annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

Section 3.03. Quorum and Manner of Acting. Unless the Certificate of Incorporation or these Bylaws require a greater number, a majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by the Certificate of Incorporation, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the chairperson of the Board of Directors in the absence of a determination by the Board of Directors).

Section 3.05. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06. Regular Meetings. After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

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Section 3.07. Special Meetings. Special meetings of the Board of Directors may be called by the chairperson of the Board of Directors, the Chief Executive Officer or on the written request of a majority of the Board of Directors. Notice of special meetings of the Board of Directors shall be given to each director at least 48 hours before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.09. Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.11. Resignation. Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors or to the Secretary of the Corporation in writing or by electronic transmission. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

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Section 3.12. Vacancies. Unless otherwise provided in the Certificate of Incorporation, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in accordance with the DGCL. Unless otherwise provided in the Certificate of Incorporation, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.

Section 3.13. Removal. No director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the corporation generally entitled to vote in the election of directors, voting together as a single class.

Section 3.14. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Section 3.15. Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of preferred stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolutions applicable thereto adopted by the Board of Directors pursuant to the Certificate of Incorporation, and such directors so elected shall not be subject to the provisions of Sections 3.02, 3.12 and 3.13 of this Article 3 unless otherwise provided therein.

ARTICLE 4

OFFICERS

Section 4.01. Officers. The officers of the Corporation shall be a Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents, a Treasurer and a Secretary, who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other officers, including one or more Controllers, Assistant Controllers, Assistant Treasurers or Assistant Secretaries. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of Chief Executive Officer and Secretary.

Section 4.02. Appointment, Term of Office and Remuneration. The officers of the Corporation shall be appointed by, and the remuneration of the officers of the Corporation shall be fixed by, the Board of Directors or any other officer authorized by the Board of Directors;

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provided, however, the ability of any officer to appoint officers of the Corporation, specify the duties thereof or fix the compensation thereof may be limited or restricted by a resolution of the Board of Directors. Each such officer shall hold office until such officer’s successor is appointed, or until such officer’s earlier death, resignation or removal. Any vacancy in any office shall be filled in such manner as the Board of Directors or any officer authorized by the Board of Directors shall determine.

Section 4.03. Removal. Any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors or by any officer authorized by the Board of Directors; provided, however, the ability of any officer to remove officers of the Corporation may be limited or restricted by a resolution of the Board of Directors.

Section 4.04. Resignations. Any officer may resign at any time by giving notice to the Board of Directors or Chief Executive Officer (or to an officer if the Board of Directors has delegated to such officer the power to appoint and to remove such officer) in writing or by electronic transmission. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.05. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE 5

CAPITAL STOCK

Section 5.01. Uncertificated Shares. The shares of the Corporation shall be uncertificated, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be represented by certificates or a combination of certificated and uncertificated shares. Any such resolution that shares of a class or series will only be uncertificated shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Except as otherwise required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by any two officers of the Corporation, such officers to be designated by the Corporation in its sole discretion. All officers of the Corporation are authorized by these Bylaws to provide such signature. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.

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Section 5.02. Transfer of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.03. Authority for Additional Rules Regarding Transfer. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

ARTICLE 6

GENERAL PROVISIONS

Section 6.01. Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

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Section 6.02. Dividends. Subject to limitations contained in the DGCL and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 6.03. Year. The fiscal year of the Corporation shall commence on July 1 and end on June 30 of each year.

Section 6.04. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 6.05. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 6.06. Amendments. These Bylaws or any of them may be altered, amended or repealed, or new Bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors. Unless a higher percentage is required by the Certificate of Incorporation as to any matter that is the subject of these Bylaws, all such amendments must be approved by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class, or by a majority of the Board of Directors.

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Exhibit C

Form of Intermediate TopCo Certificate of Incorporation

(See attached.)

Final Form

FORM OF CERTIFICATE OF INCORPORATION

OF

MIRION INTERMEDIATECO, INC.

ARTICLE 1

NAME

The name of the corporation is Mirion IntermediateCo, Inc. (the “Corporation”). Capitalized terms used in this Certificate of Incorporation without definition shall have the meanings assigned thereto in Section 11.04.

ARTICLE 2

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 850 New Burton Road, Suite 201, Dover, Delaware 19904, Kent County. The name of the registered agent of the Corporation in the State of Delaware at such address is Cogency Global Inc.

ARTICLE 3

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).

ARTICLE 4

CAPITAL STOCK

Section 4.01. Authorized Shares.

(a) The total number of shares of all classes of stock that the Corporation shall have authority to issue is 2,200,000,000 shares,1 consisting of:

(i) 2,100,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”);2 and

[1]	NTD: The number of outstanding shares of Common Stock of the Corporation owned by Pubco will be equal to the number of outstanding shares of Pubco Class A Common Stock.
[2]	NTD: Pubco will hold all of the outstanding shares Class A Common Stock.

(ii) 100,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).3

(b) The number of authorized shares of any class or series of the Common Stock may be increased or decreased by the affirmative vote of the holders of a majority of the total voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of any class of the Common Stock voting separately as a class or series will be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class or series may not be decreased below the number of shares of such class or series then outstanding.

Section 4.02. Common Stock. The rights, powers, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

(a) Voting and Economic Rights.

(i) Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(ii) Except as otherwise required by applicable law, shares of Class B Common Stock shall have no voting power and the holders thereof, as such, shall not be entitled to vote on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(iii) Each share of Common Stock shall have equal rights to participate in all dividends and distributions of the Corporation, including distributions upon liquidation; provided this Section 4.02(a)(iii) shall not apply, and the Corporation may make distributions on the shares of Class A Common Stock without corresponding distributions on the shares of Class B Common Stock: (i) to the extent such distributions are used for redemption or repurchase by Pubco of any Private Placement Warrants or Public Warrants or (ii) to the extent provided in Section 4.02(c)(iv).

[3]

NTD: The number of outstanding shares of Class B Common Stock at the Closing will equal six times the number of shares of Pubco Class B Common Stock. Each holder of Pubco Class B Common Stock will hold one share of Class B Common Stock of the Corporation. The remaining outstanding shares of Class B Common Stock will be held by Pubco.

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(b) Pubco Ownership.

(i) Pubco and the Corporation shall take all actions necessary to cause the outstanding shares of PubCo Class A Common Stock to equal the number of shares of Common Stock held by PubCo, and for the Corporation to receive or bear any consideration received or paid by PubCo for the issuance or repurchase of any PubCo Class A Common Stock. Without limiting the generality of the foregoing, the following provisions of Section 4.02 dictate how to comply with the preceding sentence under certain circumstances. Should any circumstances arise that are not described in Section 4.02, then the Corporation shall take such as actions as are necessary to comply with the first sentence of this Section 4.02(b).

(ii)

(A) If the Corporation in any manner subdivides or combines by any split, dividend, reclassification, recapitalization or otherwise, or combines by reverse split, reclassification, recapitalization or otherwise, the outstanding shares of Common Stock, the outstanding shares of PubCo Class A Common Stock will be subdivided or combined in the same manner.

(B) If PubCo in any manner subdivides or combines by any split, dividend, reclassification, recapitalization or otherwise, or combines by reverse split, reclassification, recapitalization or otherwise, the outstanding shares of PubCo Class A Common Stock, the outstanding shares of the Common Stock will be subdivided or combined in the same manner.

(C) If the Corporation in any manner subdivides or combines by any split, dividend, reclassification, recapitalization or otherwise, or combines by reverse split, reclassification, recapitalization or otherwise, a class of Common Stock, all other classes of Common Stock will be subdivided or combined in the same manner.

(iii) Except as otherwise determined by the Corporation, if at any time Pubco issues a share of Pubco Class A Common Stock or any other Equity Security of Pubco entitled to any economic rights (an “Economic Pubco Security”) with regard thereto (other than Pubco Class B Common Stock, or other Equity Security of Pubco not entitled to any economic rights with respect thereto), (i) the Corporation shall issue to Pubco one share of Class A Common Stock (if Pubco issues a share of Pubco Class A Common Stock) or such other Equity Security of the Corporation (if Pubco issues an Economic Pubco Security other than Pubco Class A Common Stock) corresponding to the Economic Pubco Security, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Economic Pubco Security and (ii) the net proceeds received by Pubco with respect to the issuance of such corresponding Economic Pubco Security, if any, shall be concurrently contributed to the Corporation; provided, however, that if Pubco issues any shares of Pubco Class A Common Stock in order to purchase or fund the purchase by PubCo from any Class B Holder of a number of shares of Class B Common Stock, in each case equal to the number of shares of Pubco Class A Common Stock so issued, then the Corporation shall not issue any new shares of Class A Common Stock in connection therewith and Pubco shall not be required to transfer such net proceeds to the Corporation (it being understood that such net proceeds shall instead be transferred to such Class B Holder, as applicable, as consideration for such purchase).

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(c) Restrictions on Pubco Common Stock.

(i) (x) The Corporation may not issue any additional shares of Common Stock to Pubco or any of its Subsidiaries unless substantially simultaneously therewith Pubco or such Subsidiary issues or sells an equal number of shares of Pubco Class A Common Stock to another Person; (y) the Corporation may not issue any additional shares of Class B Common Stock to any Person (other than Pubco or any of its Subsidiaries) unless simultaneously therewith Pubco issues or sells an equal number of shares of Pubco Class B Common Stock to such Person; and (z) the Corporation may not issue any other Equity Securities of the Corporation to Pubco or any of its Subsidiaries unless substantially simultaneously therewith, Pubco or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of Pubco or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation.

(ii) (x) If Pubco or its Subsidiaries redeems, repurchases or otherwise acquires any shares of Pubco Class A Common Stock, then substantially simultaneously therewith the Corporation shall redeem, repurchase or otherwise acquire from Pubco or any of its Subsidiaries an equal number of shares of Common Stock for the same price per security (or, if Pubco uses funds received from distributions from the Corporation to fund such redemption, repurchase or acquisition, then the Corporation shall cancel an equal number of shares of Common Stock for no consideration) and (y) if Pubco or its Subsidiaries redeems or repurchases any other Equity Securities of Pubco then substantially simultaneously therewith the Corporation shall redeem or repurchase from Pubco or any of its Subsidiaries an equal number of Equity Securities of the Corporation of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) or other economic rights as those of such Equity Securities of Pubco for the same price per security (or, if Pubco uses funds received from distributions from the Corporation to fund such redemption, repurchase or acquisition, then the Corporation shall cancel an equal number of its corresponding Equity Securities for no consideration). For the avoidance of doubt, clause (y) of this Section 4.02(c)(ii) shall not apply to a redemption or repurchase by Pubco of any Private Placement Warrants or Public Warrants.

(iii) (x) the Corporation may not redeem, repurchase or otherwise acquire shares of Common Stock from Pubco or any of its Subsidiaries unless substantially simultaneously Pubco or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Pubco Class A Common Stock for the same price per security from the holders thereof (except that if the Corporation cancels shares of Common Stock for no consideration as described in Section 4.02(c)(ii), then the price per security need not be the same) and (y) the Corporation may not redeem, repurchase or otherwise acquire any other Equity Securities of the Corporation from Pubco or any of its Subsidiaries unless substantially simultaneously Pubco or such Subsidiary redeems,

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repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of Pubco of a corresponding class or series with substantially the same rights to dividends and distributions (including dividends and distributions upon liquidation) and other economic rights as those of such Equity Securities of Pubco (except that if the Corporation cancels Equity Securities for no consideration as described in Section 4.02(c)(ii), then the price per security need not be the same). Notwithstanding the immediately preceding sentence, to the extent that any consideration payable to Pubco in connection with the redemption or repurchase of any shares or other Equity Securities of Pubco or any of its Subsidiaries consists (in whole or in part) of shares or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then redemption or repurchase of the corresponding shares of Common Stock or other Equity Securities of the Corporation shall be effectuated in an equivalent manner (except if the Corporation cancels shares of Common Stock or other Equity Securities for no consideration as described in this Section 4.02(c)).

(iv) Notwithstanding anything to the contrary in this Certificate of Incorporation, if Pubco issues any Indebtedness to any Person (“Pubco Debt”), the Corporation shall, if it is able and if requested by Pubco, provide whatever funds are needed to make any payments with respect to such Pubco Debt (including principal, interest or premium) or to redeem, repurchase or otherwise acquire such Pubco Debt, and such payments from the Corporation shall solely be distributed to Pubco as the sole holder of Class A Common Stock. Pubco shall not use the proceeds of any Pubco Debt to make a distribution on Pubco Class A Common Stock unless the Corporation makes on a substantially simultaneous basis an equivalent distribution solely with respect to the Class B Common Stock.

Section 4.03. Transfer Restrictions.

(a) General.

(i) Except as expressly permitted by Section 4.03(b) and subject to the terms of this Section 4.03(a), without the prior approval of the board of directors of the Corporation (the “Board of Directors”) and the board of directors of Pubco, no Class B Holder shall directly or indirectly Transfer all or any part of its shares of Class B Common Stock, including any right or economic interest pertaining thereto, including the right to receive or have any economic interest in distributions or advances from the Corporation pursuant thereto, to any Person that is not a Permitted Transferee. Any such Transfer which is not in compliance with this Charter shall be null and void ab initio.

(ii) Except as otherwise expressly provided herein, it shall be a condition precedent to any Transfer otherwise permitted that:

(A) the transferor shall have provided to the Corporation prior notice of such Transfer; and

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(B) the Transfer shall comply with all applicable laws and the Corporation shall be reasonably satisfied that such Transfer will not result in a violation of the Securities Act.

(b) Certain Permitted Transfers. Notwithstanding Section 4.03(a)(i), the following Transfers shall be permitted:

(i) any Transfer by a Class B Holder of its shares of Class B Common Stock pursuant to a Disposition Event; and

(ii) the Transfer by a Class B Holder of shares of Class B Common Stock to a Permitted Transferee of such Class B Holder.

(c) Legends The shares of Class B Common Stock may be notated with one or more of the following legends:

(A) “THE SHARES REPRESENTED HEREBY ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN THE CORPORATION’S CERTIFICATE OF INCORPORATION. NO TRANSFER MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CERTIFICATE OF INCORPORATION;”

(B) “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933;” and

(C) Any other legend required by applicable securities laws of any jurisdiction to the extent such laws are applicable to such shares of Class B Common Stock.

Section 4.04. Redemption and Exchange Rights.

(a) Redemption Right.

(i) Notwithstanding any provision to the contrary in this Certificate of Incorporation and without the need for approval by the Corporation or consent by any other holder of Common Stock, each Class B Holder shall be entitled to cause the Corporation to redeem (a “Redemption”) all or any portion of its Class B Common Stock (the “Redemption Right”) at any time. A Class B Holder desiring to exercise its

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Redemption Right (the “Redeeming Holder”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Corporation with a copy to Pubco. The Redemption Notice shall specify the number of shares of Class B Common Stock (the “Redeemed Class B Shares”) that the Redeeming Holder intends to have the Corporation redeem and a date (the “Redemption Date”), which must be a Business Day at least five Business Days after the date of the Redemption Notice and not more than 15 Business Days after delivery of such Redemption Notice; provided that the Redemption Date must not occur during any “blackout” or similar period under Pubco’s policies covering trading in Pubco’s securities to which the applicable Redeeming Holder is subject, which period restricts the ability of such Redeeming Holder to immediately resell shares of Pubco Class A Common Stock (the “Blackout Period”); provided further that the Corporation and the Redeeming Holder may change the number of Redeemed Class B Shares and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided further that a Redemption Notice may be conditioned by the Redeeming Holder on the closing of an underwritten distribution of the shares of Pubco Class A Common Stock that may be issued in connection with such proposed Redemption. Unless the Redeeming Holder has timely delivered a Retraction Notice (as defined below) as provided in Section 4.04(a)(ii) or has revoked or delayed a Redemption as provided in Section 4.04(a)(iii) or Section 4.04(a)(iv), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(A) the Redeeming Holder shall transfer and surrender the Redeemed Class B Shares to the Corporation, free and clear of all Liens, and

(B) the Corporation shall cancel the Redeemed Class B Shares and transfer to the Redeeming Holder the consideration to which the Redeeming Holder is entitled under Section 4.04(a)(ii).

(ii) In exercising its Redemption Right, a Redeeming Holder shall be entitled to receive the number of shares of Pubco Class A Common Stock equal to the number of Redeemed Class B Shares (the “Share Settlement”) or immediately available funds in U.S. dollars in an amount equal to the Redeemed Class B Shares Equivalent (the “Cash Settlement”); provided that Pubco shall have the sole and exclusive right and option as provided in Section 4.04(b) and subject to Section 4.04(a)(iv) to select whether the redemption payment is made by means of a Share Settlement or a Cash Settlement. Within three (3) Business Days of delivery of the Redemption Notice, Pubco shall give written notice (the “Contribution Notice”) to the Corporation (with a copy to the Redeeming Holder) of its intended settlement method; provided that if Pubco does not timely deliver a Contribution Notice, Pubco shall be deemed to have elected the Share Settlement method. If Pubco elects the Cash Settlement method, the Redeeming Holder may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Corporation (with a copy to Pubco) at least one (1) Business Day before the Redemption Date. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Holder’s, the Corporation’s and Pubco’s rights and obligations under this Section 4.04 arising from the Redemption Notice.

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(iii) In the event that Pubco elects a Share Settlement in connection with a Redemption, a Redeeming Holder shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

(A) any registration statement pursuant to which the resale of the Pubco Class A Common Stock to be registered for such Redeeming Holder at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the Commission or no such resale registration statement has yet become effective;

(B) Pubco shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(C) Pubco shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Holder to have its Pubco Class A Common Stock registered at or immediately following the consummation of the Redemption;

(D) Pubco shall have disclosed to such Redeeming Holder any material non-public information concerning Pubco, the receipt of which results in such Redeeming Holder being prohibited or restricted from selling Pubco Class A Common Stock at or immediately following the Redemption without disclosure of such information (and Pubco does not permit disclosure);

(E) any stop order relating to the registration statement pursuant to which the Pubco Class A Common Stock was to be registered by such Redeeming Holder at or immediately following the Redemption shall have been issued by the SEC;

(F) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Pubco Class A Common Stock is then traded;

(G) there shall be in effect an injunction, a restraining order or a decree of any nature of any governmental authority that restrains or prohibits the Redemption; or

(H) if the Redeeming Holder is a party to the Registration Rights Agreement, Pubco shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Holder to consummate the resale of Pubco Class A Common Stock to be received upon such redemption pursuant to an effective registration statement;

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provided, in each case, that in no event shall the Redeeming Holder seeking to revoke its Redemption Notice or delay the consummation of such Redemption and relying on any of the matters contemplated in clauses (A) through (H) above have controlled or intentionally materially influenced any facts, circumstances, or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of Pubco) in order to provide such Redeeming Holder with a basis for such delay or revocation.

If a Redeeming Holder delays the consummation of a Redemption pursuant to this Section 4.04(a)(iii), the Redemption Date shall occur on the fifth Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as Pubco, the Corporation and such Redeeming Holder may agree in writing); provided that the Redemption Date shall not occur during the Blackout Period to which the applicable Redeeming Holder is subject, which period restricts the ability of such Redeeming Holder to immediately resell shares of Pubco Class A Common Stock and will be delayed until the end of such Blackout Period.

(iv) The number of shares of Pubco Class A Common Stock or the Redeemed Class B Shares Equivalent that a Redeeming Holder is entitled to receive under Section 4.04(a)(ii) (whether through a Share Settlement or Cash Settlement, as determined by Pubco) shall not be adjusted on account of any distributions previously made with respect to the Redeemed Class B Shares or dividends previously paid with respect to Pubco Class A Common Stock; provided, however, that if a Redeeming Holder causes the Corporation to redeem Redeemed Class B Shares and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Class B Shares but prior to payment of such distribution, the Redeeming Holder shall be entitled to receive such distribution with respect to the Redeemed Class B Shares on the date that it is made notwithstanding that the Redeeming Holder transferred and surrendered the Redeemed Class B Shares to the Corporation prior to such date (but in each case only if Pubco has declared a corresponding dividend of all amounts receivable by Pubco in such distribution with a record date for such dividend that is no later than the record date for such distribution).

(v) In the event of a reclassification or other similar transaction as a result of which the shares of Pubco Class A Common Stock are converted into another security, then in exercising its Redemption Right a Redeeming Holder shall be entitled to receive the amount of such security that the Redeeming Holder would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(b) Pubco Election and Contribution. In connection with the exercise of a Redeeming Holder’s Redemption Rights under Section 4.04(a)(i), Pubco shall contribute to the Corporation the consideration the Redeeming Holder is entitled to receive under Section 4.04(a)(ii). Pubco, at its sole and exclusive option, shall determine whether to contribute, pursuant to Section 4.04(a)(ii), the Share Settlement or the Cash Settlement. Unless the Redeeming Holder has

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timely delivered a Retraction Notice as provided in Section 4.04(a)(ii), or has revoked or delayed a Redemption as provided in Section 4.04(a)(iii) or Section 4.04(a)(iv), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) Pubco shall make its contribution to the Corporation (in the form of the Share Settlement or the Cash Settlement) required under this Section 4.04(b), and (ii) the Corporation shall issue to Pubco a number of shares of Class A Common Stock equal to the number of Redeemed Class B Shares surrendered by the Redeeming Holder. The timely delivery of a Retraction Notice shall terminate all of the Corporation’s and Pubco’s rights and obligations under this Section 4.04(b) arising from the Redemption Notice.

(c) Pubco Exchange Right.

(i) Notwithstanding anything to the contrary in this Section 4.04, Pubco may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Class B Shares for the Share Settlement or Cash Settlement, as the case may be, through a direct exchange of such Redeemed Class B Shares and such consideration between the Redeeming Holder and Pubco (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 4.04(c), Pubco shall acquire the Redeemed Class B Shares and shall be treated for all purposes of this Agreement as the owner of such shares of Class B Common Stock.

(ii) Pubco may, at any time prior to a Redemption Date, deliver written notice (an “Exchange Election Notice”) to the Corporation and the Redeeming Holder setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by Pubco at any time, provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Redeemed Class B Shares that would have otherwise been subject to a Redemption. Except as otherwise provided by this Section 4.04(c), a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if Pubco had not delivered an Exchange Election Notice.

(d) Tender Offers and Other Events with Respect to Pubco

(i) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to Pubco Class A Common Stock (a “Pubco Offer”) is proposed by Pubco or is proposed to Pubco or its stockholders and approved by the Pubco board of directors or is otherwise effected or to be effected with the consent or approval of the board of directors of Pubco, the Paired Interest Holders shall be permitted to participate in such Pubco Offer by delivery of a notice of exchange (which notice of exchange shall be effective immediately prior to the consummation of such Pubco Offer (and, for the avoidance of doubt, shall be contingent upon such Pubco Offer and not be effective if such Pubco Offer is not consummated)). In the case of a

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Pubco Offer proposed by Pubco, Pubco will use its commercially reasonable efforts to enable and permit the Paired Interests Holders to participate in such Pubco Offer to the same extent or on an economically equivalent basis as the holders of shares of Pubco Class A Common Stock without discrimination; provided, that without limiting the generality of this sentence, Pubco will use its reasonable efforts expeditiously and in good faith to ensure that such holders may participate in each such Pubco Offer without being required to exchange shares of Class B Common Stock pursuant to Section 4.04(a) and (b) to the extent such participation is practicable. For the avoidance of doubt, in no event shall the Paired Interests Holders be entitled to receive in such Pubco Offer aggregate consideration for each share of Class B Common Stock that is greater than the consideration payable in respect of each share of Pubco Class A Common Stock in connection with a Pubco Offer.

(ii) Notwithstanding any other provision of this Agreement, if a Disposition Event is approved by the Pubco board of directors and consummated in accordance with applicable law, at the request of the Corporation (or following such Disposition Event, its successor) or Pubco (or following such Disposition Event, its successor), each of the Paired Interests Holders shall be required to exchange with Pubco, at any time and from time to time after, or simultaneously with, the consummation of such Disposition Event, all of such Paired Interests Holders’ shares of Class B Common Stock for aggregate consideration for each share of Class B Common Stock that is equivalent to the consideration payable in respect of each share of Pubco Class A Common Stock in connection with the Disposition Event; provided, however, that in the event of a Disposition Event intended to qualify as a reorganization within the meaning of Section 368(a) of the Code or as a transfer described in Section 351(a) or Section 721 of the Code, a holder shall not be required to exchange shares of Class B Common Stock pursuant to this Section 4.04(d)(ii) unless, as a part of such transaction, the holders are permitted to exchange their shares of Class B Common Stock for securities in a transaction that is expected to permit such exchange without current recognition of gain or loss, for U.S. and non-U.S. tax purposes, for the direct and indirect holders of shares of Class B Common Stock (except to the extent that property other than securities is received in such exchange), based on a “should” or “will” level opinion from independent tax counsel of recognized standing and expertise.

(e) Reservation of Shares of Pubco Class A Common Stock. At all times Pubco shall reserve and keep available out of its authorized but unissued Pubco Class A Common Stock, solely for the purpose of issuance upon a Redemption or Direct Exchange, such number of shares of Pubco Class A Common Stock as shall be issuable upon any such Redemption or Direct Exchange pursuant to Share Settlements; provided that nothing contained herein shall be construed to preclude Pubco from satisfying its obligations in respect of any such Redemption or Direct Exchange by delivery of purchased Pubco Class A Common Stock (which may or may not be held in the treasury of Pubco) or the delivery of cash pursuant to a Cash Settlement. Pubco shall deliver Pubco Class A Common Stock that has been registered under the Securities Act with respect to any Redemption or Direct Exchange to the extent a registration statement is effective and available for such shares, and such shares are not otherwise transferable pursuant to Rule 144 (or any successor rule). Pubco covenants that all Class A Common Stock issued upon a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Section 4.04 shall be interpreted and applied in a manner consistent with the corresponding provisions of the Pubco Charter.

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(i) Additional Exchange Restrictions and Requirements. Notwithstanding anything to the contrary herein, Pubco shall bear all of its own expenses in connection with the consummation of any Redemption, whether or not any such Redemption is ultimately consummated, including any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Redemption (but not, in any case, any income taxes or other similar taxes); provided, however, that if any of the Share Settlement is to be delivered in a name other than that of the Redeeming Holder that requested the Redemption, then such Redeeming Holder or the Person in whose name such shares are to be delivered shall pay to Pubco the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Redemption or shall establish to the reasonable satisfaction of Pubco that such tax has been paid or is not payable. Except as otherwise may separately be agreed by the Corporation, the Redeeming Holder shall bear all of its own expenses in connection with the consummation of any Redemption (including, for the avoidance of doubt, expenses incurred by such Redeeming Holder in connection with any Redemption that are invoiced to the Corporation).

ARTICLE 5

BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”).

ARTICLE 6

BOARD OF DIRECTORS

Election of directors need not be by written ballot unless the Bylaws so provide.

ARTICLE 7

CERTAIN ANTI-TAKEOVER MATTERS

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE 8

INDEMNIFICATION

Section 8.01. Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

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Section 8.02 Right to Indemnification.

(a) Each Person (and the heirs, executors or administrators of such Person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (each, an “Indemnified Person”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL; provided, that, such Indemnified Person agrees to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Corporation as authorized in this Article 8. The right to indemnification conferred in this Article 8 shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

Section 8.03 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such Person in any such capacity or arising out of such Person’s status as such, whether or not the Corporation would have the power to indemnify such Person against such liability under the DGCL.

Section 8.04. Priority of Indemnification. With respect to any Indemnified Person who has rights to indemnification, advancement of expenses or insurance provided by any stockholder of PubCo or the Corporation, other than each of PubCo, the Corporation and its respective direct and indirect Subsidiaries (collectively, the “Company Group”), then the Company Group shall be primarily liable for all indemnification, reimbursements, advancements or similar payments (the “Indemnity Obligations”) afforded to such Indemnified Person acting in such capacity or capacities on behalf or at the request of the Board of Directors, the Corporation or any other member of the Company Group, in such capacity, whether the Indemnity Obligations are created by law, organizational or constituent documents, contract or otherwise. Notwithstanding the fact that any stockholder of PubCo or the Corporation and its Affiliates other than the Company Group (such Persons (excluding any member of the Company Group), together with their respective heirs, successors and assigns, the “Other Indemnitors”) may have concurrent liability to an Indemnified Person with respect to the Indemnity

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Obligations, the Corporation hereby agrees that in no event shall the Corporation or any other member of the Company Group have any right or claim against any of the Other Indemnitors for contribution or have rights of subrogation against any Other Indemnitors through an Indemnified Person for any payment made by the Corporation or any other member of the Company Group with respect to any Indemnity Obligation. In addition, the Corporation hereby agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which an Indemnified Person has sought indemnification from the Corporation or any other member of the Company Group shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Corporation or any other member of the Company Group.

Section 8.05 Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any Person may otherwise have or hereafter acquire.

Section 8.06 Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of any Person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 9

CORPORATE OPPORTUNITIES

In the event that a member of the Board of Directors who is not an employee of the Corporation or its subsidiaries, or any employee or agent of such member, other than someone who is an employee of the Corporation or its subsidiaries (collectively, the “Covered Persons”), acquires knowledge of any business opportunity matter, potential transaction, interest or other matter, even if such business opportunity matter, potential transaction, interest or other matter is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Covered Persons shall have no duty to communicate or offer such business opportunity matter, potential transaction, interest or other matter to the Corporation (and there shall be no restriction on the Covered Persons using the general knowledge and understanding of the industry in which the Corporation operates which it has gained as a Covered Person in considering and pursuing such business opportunity matter, potential transaction, interest or other matter or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in connection with such individual’s service as a member of the Board of Directors of the Corporation (a “Corporate Opportunity”), then the Corporation to the maximum extent permitted from time to time under the DGCL (including Section 122(17) thereof):

(a) renounces any expectancy that such Covered Person offer an opportunity to participate in such Corporate Opportunity to the Corporation; and

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(b) waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such Covered Person to the Corporation or any of its Affiliates (as defined in Section 11.04).

In addition to and notwithstanding the foregoing, a Corporate Opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

ARTICLE 10

EXCLUSIVE FORUM

Section 10.01. Corporate Claim Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law:

(a) any derivative claim or cause of action brought on behalf of the Corporation;

(b) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation, to the Corporation or the Corporation’s stockholders;

(c) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, arising out of or pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (as each may be amended from time to time);

(d) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder);

(e) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and

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(f) any claim or cause of action against the Corporation or any current or former director, officer or other employee of the Corporation, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants.

This Section 10.01 shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

ARTICLE 11

AMENDMENTS; MISCELLANEOUS; CERTAIN DEFINITIONS

Section 11.01. Amendments. The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

Section 11.02 Severability. If any provision of this Certificate of Incorporation becomes or is declared on any ground by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Certificate of Incorporation, and the court will replace such illegal, void or unenforceable provision of this Certificate of Incorporation with a valid and enforceable provision that most accurately reflects the Corporation’s intent, in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Certificate of Incorporation shall be enforceable in accordance with its terms.

Section 11.03 Deemed Notice. Any Person holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to all of the provisions of this Certificate of Incorporation.

Section 11.04. Certain Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Article or Section of this Certificate of Incorporation, the term:

“Affiliate” means, with respect to any Person, any other person or entity who, as of the relevant time for which the determination of affiliation is being made, directly or indirectly controls, is controlled by or is under common control with such Person.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of [•], by and among PubCo and the other parties thereto.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable law to close.

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“Charter” means this Certificate of Incorporation, as it may be amended, restated or otherwise modified from time to time.

“Class B Holder” means a Person that holds Class B Common Stock.

“Class B Shares Redemption Price” means the arithmetic average of the closing stock prices for a share of Pubco Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Pubco Class A Common Stock trades, for each of the three (3) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the date of Redemption, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Pubco Class A Common Stock. If the Pubco Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the Class B Shares Redemption Price shall be determined in good faith by the Pubco board of directors.

“Closing” means the closing of the business combination contemplated by the Business Combination Agreement.

“Code” means the Internal Revenue Code of 1986.

“Commission” means the U.S. Securities and Exchange Commission.

“Disposition Event” shall have the meaning assigned to such term in the Pubco Charter.

“Equity Security” means, with respect to any Person, any (i) a partnership or membership interest or share of capital stock, (ii) an equity, ownership, voting, profit or participation interest or (iii) a similar right or security in such Person, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person, or obligation on the part of such Person to issue, any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Lien” means any pledge, encumbrance, security interest, purchase option, conditional sale agreement, call or similar right.

“Paired Interest” means one share of Class B Common Stock and one share of Pubco Class B Common Stock.

“Paired Interest Holder” means a Person that holds Paired Interests.

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“Permitted Transferee” means:

(i)	a Paired Interest Holder;

(ii)	in the case of a Class B Holder that is not a natural person, an Affiliate of such Class B Holder or its beneficial owners;

(iii)	in the case of a Class B Holder that is a natural person,

(A) any transferee by will or the laws of descent and distribution;

(B) the spouse, the lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of a Class B Holder if the Transfer is by gift without consideration of any kind; or

(C) a trust, family-partnership or estate-planning vehicle that is for the exclusive benefit of a Class B Holder or its Permitted Transferees under (A) or (B) above; or

(D) any institution qualified as tax-exempt under Section 501(c)(3) of the Code.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Private Placement Warrants” shall have the meaning assigned to such term in the Business Combination Agreement.

“Pubco” means Mirion Technologies, Inc., a Delaware corporation.

“Pubco Charter” means the Amended and Restated Certificate of Incorporation of Pubco, as it may be further amended, restated or otherwise modified from time to time.

“Pubco Class A Common Stock” means one share of Class A common stock of Pubco, par value $0.0001 per share.

“Pubco Class B Common Stock” means one share of Class B common stock of Pubco, par value $0.0001 per share

“Public Warrants” shall have the meaning assigned to such term in the Business Combination Agreement.

“Redeemed Class B Shares Equivalent” means the product of (i) the number of Redeemed Class B Shares subject to Cash Settlement and (ii) the Class B Shares Redemption Price.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Closing, by and among Pubco, the Paired Interest Holders and the other parties thereto.

“Securities Act” means the Securities Act of 1933, as amended.

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“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of Equity Securities or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Trading Day” means a day on which the principal U.S. securities exchange on which the Pubco Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, exchange, gift, bequest, pledge, hypothecation or other transfer, disposition or encumbrance of such share or any legal or beneficial interest in such share, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of law; provided, however, that the following shall not be considered a “Transfer:”

(i) the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board of Directors;

(ii) entering into a customary voting or support agreement (with or without granting a proxy) in connection with any merger, consolidation or other business combination of the Corporation, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Pubco Class A Common Stock receive the same consideration per share paid in the tender offer);

(iii) the pledge of shares of capital stock of the Corporation by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction so long as such stockholder continues to exercise sole voting control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” hereunder unless subject to an exception in the definition thereof;

(iv) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act, with a broker or other nominee; provided, however, that a sale of shares of Pubco Class A Common Stock upon exchange of a share of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale unless subject to an exception in the definition thereof;

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(v) the fact that the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock; or

(vi) an exchange of a share of Class B Common Stock pursuant to Section 4.04(b).

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this _____ day of __________, 2021.

Name:
Title:

[Signature Page to Certificate of Incorporation]

Exhibit D

Form of Intermediate TopCo Bylaws

(See attached.)

Final Form

FORM OF BYLAWS

OF

MIRION INTERMEDIATECO, INC.

* * * * *

ARTICLE 1

OFFICES

Section 1.01. Registered Office. The address of the registered office of Mirion IntermediateCo, Inc. (the “Corporation”) in the State of Delaware is 850 New Burton Road, Suite 201, Dover, Delaware 19904, Kent County, State of Delaware. The name of the registered agent of the Corporation at such address is Cogency Global Inc.

Section 1.02. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of the directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Section 1.03. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

Section 2.01. Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the chairperson of the Board of Directors in the absence of a designation by the Board of Directors). The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but instead be held solely by means of remote communication authorized by and in accordance with Section 211(a)(2) of the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“DGCL”).

Section 2.02. Annual Meetings. Unless directors are elected by written consent in lieu of an annual meeting as permitted by the DGCL, an annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting. Stockholders may, unless the Corporation’s certificate of incorporation (the

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“Certificate of Incorporation”) otherwise provides, act by written consent to elect directors; provided, however, that if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

(a) Special Meetings. Special meetings of the stockholders may be called by the Board of Directors or the Chairman of the Board and shall be called by the Secretary at the request in writing of holders of record of a majority of the outstanding capital stock of the Corporation entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 2.03. Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a)Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the DGCL, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Unless these bylaws (these “Bylaws”) otherwise require, when a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b) A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.04. Quorum. Unless otherwise provided under the Certificate of Incorporation or these Bylaws and subject to the DGCL, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business, except that when specified business is to be voted on by a class or series of securities voting as a separate class or series, the holders of a majority in voting power of the outstanding securities of such class or series shall constitute a quorum of such class or series. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the

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chairperson of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted that might have been transacted at the meeting as originally notified.

Section 2.05. Voting. (a) Unless otherwise provided in the Certificate of Incorporation and subject to the DGCL, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

(b) Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.

Section 2.06. Action by Consent. (a) Unless otherwise provided in the Certificate of Incorporation and subject to the proviso in Section 2.02, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in Section 2.06(b).

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(b) Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this Section 2.06(b) and the DGCL to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Section 2.07. Organization. At each meeting of stockholders, the chairperson of the Board of Directors, if one shall have been elected, or in the chairperson’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairperson of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairperson of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.08. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairperson of the meeting.

ARTICLE 3

DIRECTORS

Section 3.01. General Powers. Except as otherwise provided in the DGCL or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02. Number, Election and Term Of Office. (a) The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by resolution of the Board of Directors. The directors shall be elected at the annual meeting of the stockholders by written ballot, except as provided in Section 2.02 and Section 3.12 herein, and each director so elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

(b) Directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Section 3.03. Quorum and Manner of Acting. Unless the Certificate of Incorporation or these Bylaws require a greater number, a majority of the total number of directors shall constitute a quorum for the transaction of business, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

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Section 3.04. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the chairperson of the Board of Directors in the absence of a determination by the Board of Directors).

Section 3.05. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06. Regular Meetings. After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07. Special Meetings. Special meetings of the Board of Directors may be called by the chairperson of the Board of Directors, the President or on the written request of a majority of the Board of Directors. Notice of special meetings of the Board of Directors shall be given to each director at least 48 hours before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

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Section 3.09. Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.11. Resignation. Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors or to the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12. Vacancies. Unless otherwise provided in the Certificate of Incorporation, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in accordance with the DGCL. Unless otherwise provided in the Certificate of Incorporation, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.

Section 3.13. Removal. Any director or the entire Board of Directors may be removed, with or without cause, at any time by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote at any election of directors and the vacancies thus created may be filled in accordance with Section 3.12 herein.

Section 3.14. Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

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ARTICLE 4

OFFICERS

Section 4.01. Officers. The officers of the Corporation shall be a President, one or more Vice Presidents, a Treasurer and a Secretary, who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other officers, including one or more Controllers, Assistant Controllers, Assistant Treasurers or Assistant Secretaries. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.

Section 4.02. Appointment, Term of Office and Remuneration. The officers of the Corporation shall be appointed by, and the remuneration of the officers of the Corporation shall be fixed by, the Board of Directors, the President or any other officer authorized by the Board of Directors or the President; provided, however, the ability of the President or any other officer to appoint officers of the Corporation, specify the duties thereof or fix the compensation thereof may be limited or restricted by a resolution of the Board of Directors. Each such officer shall hold office until such officer’s successor is appointed, or until such officer’s earlier death, resignation or removal. Any vacancy in any office shall be filled in such manner as the Board of Directors, the President or any officer authorized by the Board of Directors or the President shall determine.

Section 4.03. Removal. Any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors, by the President or by any officer authorized by the Board of Directors or the President; provided, however, the ability of the President or any other officer to remove officers of the Corporation may be limited or restricted by a resolution of the Board of Directors.

Section 4.04. Resignations. Any officer may resign at any time by giving notice to the Board of Directors or President (or to an officer if the Board of Directors has delegated to such officer the power to appoint and to remove such officer). Any such notice may be in writing or by electronic transmission. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.05. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

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ARTICLE 5

CAPITAL STOCK

Section 5.01. Uncertificated Shares. The shares of the Corporation shall be uncertificated, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be represented by certificates or a combination of certificated and uncertificated shares. Any such resolution that shares of a class or series will only be uncertificated shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Except as otherwise required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by any two officers of the Corporation, such officers to be designated by the Corporation in its sole discretion. All officers of the Corporation are authorized by these Bylaws to provide such signature. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.

Section 5.02. Transfer of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.03. Authority for Additional Rules Regarding Transfer. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

ARTICLE 6

GENERAL PROVISIONS

Section 6.01. Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the

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record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.

(b)    In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.02. Dividends. Subject to limitations contained in the DGCL and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 6.03. Year. The fiscal year of the Corporation shall commence on July 1 and end on June 30 of each year.

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Section 6.04. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 6.05. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 6.06. Amendments. These Bylaws or any of them may be altered, amended or repealed, or new Bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors.

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Exhibit E

Form of Amended & Restated Registration Rights Agreement

See Exhibit 10.3 to this Current Report on Form 8-K

Exhibit F

Equity Incentive Plan

(See attached.)

Final Form

MIRION TECHNOLOGIES, INC.

OMNIBUS INCENTIVE PLAN

Section 1. Purpose. The purpose of the Mirion Technologies, Inc. Omnibus Incentive Plan (as amended from time to time, the “Plan”) is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to the success of Mirion Technologies, Inc., a Delaware corporation (the “Company”), thereby furthering the best interests of the Company and its shareholders. The Plan shall serve as the primary plan under which equity-based incentives are awarded on a worldwide basis to Participants.

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company.

(b) “Award” means any Option, SAR, Restricted Stock, RSU, Performance Award, Other Cash-Based Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” means any agreement, contract or other instrument or document (including in electronic form) evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(d) “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(e) “Beneficiary” means a Person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of a Participant’s death. If no such Person can be named or is named by a Participant, or if no Beneficiary designated by a Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at a Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(f) “Board” means the Board of Directors of the Company.

(g) “Cause” is as defined in Participant’s Service Agreement, if any, or Award Agreement or, if not so defined, means: (i) any theft, fraud, embezzlement, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, falsification of any documents or records of the Company or any of its Affiliates, felony or similar act by Participant (whether or not related to Participant’s relationship with the Company); (ii) an act of moral turpitude by Participant, or any act that causes significant injury to, or is otherwise adversely affecting, the reputation, business, assets, operations or business relationship of the Company (or a Subsidiary or Affiliate, when applicable); (iii) any breach by Participant of any material agreement with or of any material duty of Participant to the Company or any Subsidiary or Affiliate thereof (including breach of confidentiality, non-disclosure, non-use non-competition or non-solicitation covenants towards the Company or any of its Affiliates) or failure to abide by code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iv) any act which constitutes a breach of a Participant’s fiduciary duty towards the Company or an Affiliate or Subsidiary, including disclosure of confidential or proprietary information thereof or acceptance or solicitation to receive unauthorized or undisclosed benefits, irrespective of their nature, or funds, or promises to receive either, from individuals, consultants or corporate entities that the Company or a Subsidiary does business with; (v) Participant’s unauthorized use, misappropriation, destruction, or diversion of any tangible or intangible asset or corporate opportunity of the Company or any of its Affiliates (including, without limitation, the improper use or disclosure of confidential or proprietary information); or (vi) any circumstances that constitute grounds for termination for cause under Participant’s Service Agreement with the Company or Affiliate, to the extent applicable. For the avoidance of doubt, the determination as to whether a termination is for Cause for purposes of this Plan, shall be made in good faith by the Committee and shall be final and binding on Participant.

(h) “Change in Control” means the occurrence of any one or more of the following events:

(i) any Person, other than (A) any employee plan established by the Company or any Subsidiary, (B) the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company, is (or becomes, during any 12-month period) the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the total voting power of the stock of the Company; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (iii) below;

(ii) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was either (a) a result of the ordinary annual director elections or (b) approved by a vote of at least a majority of the Directors immediately prior to the date of such appointment or election, in each case, shall be considered as though such individual were a member of the Existing Board; provided further, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, shall in any event be considered to be a member of the Existing Board;

(iii) the consummation of a merger, amalgamation or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with such a transaction pursuant to applicable stock exchange requirements; provided that immediately following such transaction the voting securities of the Company outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such transaction or parent entity thereof) 50% or more of the total voting power of the Company’s stock (or, if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power and total fair market value of the stock of such surviving entity or parent entity thereof); and provided, further, that such a transaction effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of either the then-outstanding Shares or the combined voting power and total fair market value of the Company’s then-outstanding voting securities shall not be considered a Change in Control; or

(iv) the sale or disposition by the Company of all or substantially all of the Company’s assets in which any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (A) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (B) no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if any Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control. Notwithstanding the foregoing or any provision of any Award Agreement to the contrary, for any Award that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change in Control but instead shall vest as of such Change in Control and shall be distributed on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring interest or additional tax under Section 409A of the Code.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(j) “Committee” means the compensation committee of the Board unless another committee is designated by the Board If there is no compensation committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board.

(k) “Consultant” means any individual, including an advisor, who is providing bona fide services to the Company or any Subsidiary or who has accepted an offer of service or consultancy from the Company or any Subsidiary; provided that any such person may not receive any payment or exercise any right relating to an Award until such person has commenced service with the Company or its Subsidiaries or Affiliates. For purposes of the Plan, in the case of a Consultant, references to employment shall be deemed to refer to such Consultant’s service in such capacity, but in no event shall the Plan or any action taken hereunder be construed to create an employer-employee relationship between any such Consultant and the Company or of any of its Affiliates.

(l) “Director” means any member of the Board.

(m) “Effective Date” means the date on which the Plan is adopted by the Board and approved by the shareholders of the Company.

(n) “Employee” means any individual, including any officer, employed by the Company or any Subsidiary or Affiliate or any prospective employee or officer who has accepted an offer of employment from the Company or any Subsidiary or Affiliate, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to any requirements of the Code or applicable laws; provided that any such person may not receive any payment or exercise any right relating to an Award until such person has commenced employment or service with the Company or its Subsidiaries or Affiliates. An employee on an approved leave of absence (including maternity leave) shall be considered as still in the employment of the Company or its Subsidiaries or Affiliates for purposes of eligibility for participation in the Plan.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(p) “Fair Market Value” means (i) with respect to Shares, unless otherwise determined by the Committee, the closing price of a Share on the trading day immediately preceding the date of determination (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(q) “Incentive Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that meets the requirements of Section 422 of the Code.

(r) “Intrinsic Value” with respect to an Option or SAR Award means (i) the excess, if any, of the price or implied price per Share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.

(s) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(t) “Non-Qualified Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that is not an Incentive Stock Option.

(u) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(v) “Other Cash-Based Award” means an Award granted pursuant to Section 11, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.

(w) “Other Stock-Based Award” means an Award granted pursuant to Section 11 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee.

(x) “Participant” means the recipient of an Award granted under the Plan.

(y) “Performance Award” means an Award granted pursuant to Section 10.

(z) “Performance Period” means the period established by the Committee with respect to any Performance Award during which the performance goals specified by the Committee with respect to such Award are to be measured.

(aa) “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

(bb) “Restricted Stock” means any Share subject to certain restrictions and forfeiture conditions, granted pursuant to Section 8.

(cc) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(dd) “RSU” means a contractual right granted pursuant to Section 9 that is denominated in Shares. Each RSU represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of RSUs may include the right to receive dividend equivalents.

(ee) “SAR” means a right granted pursuant to Section 7 to receive upon exercise by the Participant or settlement, in cash, Shares or a combination thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise or hurdle price of the right on the date of grant.

(ff) “Service Agreement” means any employment, severance, consulting or similar agreement between the Company or any of its Affiliates and a Participant.

(gg) “Share” means a share of the Company’s Class A common stock, $0.0001 par value.

(hh) “Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity. Whether employment by or service with a Subsidiary is included within the scope of the Plan shall be determined by the Committee.

(ii) “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.

(jj) “Termination of Service” means, in the case of a Participant who is an Employee, cessation of the employment relationship such that the Participant is no longer an employee of the Company or any Subsidiary, or, in the case of a Participant who is a Consultant or Non-Employee Director, the date the performance of services for the Company or any Subsidiary has ended; provided, however, that in the case of a Participant who is an Employee, the transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company, from one Subsidiary to another Subsidiary or, unless the Committee determines otherwise, the cessation of employee status but the continuation of the performance of services for the Company or a Subsidiary as a Director or Consultant shall not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that a Termination of Service shall be deemed to occur for a Participant employed by, or performing services for, a Subsidiary when such Subsidiary ceases to be a Subsidiary unless such Participant’s employment or service continues with the Company or another Subsidiary. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).

Section 3. Eligibility.

(a) Any Employee, Non-Employee Director or Consultant shall be eligible to be selected to receive an Award under the Plan, to the extent that an offer or receipt of an Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(b) Holders of equity compensation awards granted by a company that is acquired by the Company (or whose business is acquired by the Company) or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

Section 4. Administration.

(a) Administration of the Plan. The Plan shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders, Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan.

(b) Delegation of Authority. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Options and SARs or other Awards in the form of Share rights (except that such delegation shall not apply to any Award for a Person then covered by Section 16 of the Exchange Act), and the Committee may delegate to one or more committees of the Board (which may consist of solely one Director) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with applicable law.

(c) Authority of Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full discretion and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award and prescribe the form of each Award Agreement, which need not be identical for each Participant; (v) determine whether, to what extent, under what circumstances and by which methods Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise), or any combination thereof, or canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) amend terms or conditions of any outstanding Awards; (viii) correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect; (ix) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.

(d) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee (or a subcommittee thereof) that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee (or a subcommittee) meeting such requirements to the extent necessary for such exemption to remain available.

Section 5. Shares Available for Awards.

(a) Subject to adjustment as provided in Section 5(c) and except for Substitute Awards, the maximum number of Shares available for issuance under the Plan shall not exceed in the aggregate [•] Shares.1 The total number of Shares available for issuance under the Plan shall be increased on the first day of each Company fiscal year following the Effective Date in an amount equal to the lesser of (i) three percent (3%) of outstanding Shares on the last day of the immediately preceding fiscal year, (ii) [•]2 Shares and (iii) such number of Shares as determined by the Committee in its discretion. Shares underlying Substitute Awards and Shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise), appropriately adjusted to reflect the acquisition or combination transaction, shall not reduce the number of Shares remaining available for grant hereunder.

(b) If any Award is forfeited, cancelled, expires, terminates or otherwise lapses or is settled in cash, in whole or in part, without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated or lapsed Award shall again be available for grant under the Plan. The following shall become available for issuance under the Plan: (i) any Shares withheld in respect of taxes relating to any Award and (ii) any Shares tendered or withheld to pay the exercise price of Options.

(c) In the event that the Committee determines that, as a result of any dividend or other distribution (other than an ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to Section 19 and applicable law, adjust equitably so as to ensure no undue enrichment or harm (including by payment of cash), any or all of:

(i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limits specified in Section 5(a) and Section 5(f);

(ii) the number and type of Shares (or other securities) subject to outstanding Awards;

(iii) the grant, acquisition, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and

[1]	To be 10% of Shares outstanding immediately following the closing of the business combination.
[2]	To be 5% of Shares outstanding immediately following the closing of the business combination.

(iv) the terms and conditions of any outstanding Awards, including the performance criteria of any Performance Awards;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

(e) The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (i) $500,000 in total value or (ii) in the event such Non-Employee Director is first appointed or elected to the Board, $750,000 in total value during the initial annual period, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 5(e) shall apply commencing with the first calendar year that begins following the Effective Date.

(f) Subject to adjustment as provided in Section 5(c)(i), the maximum number of Shares available for issuance with respect to Incentive Stock Options shall be [•]3. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonqualified Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

Section 6. Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The exercise price per Share under an Option shall be determined by the Committee at the time of grant; provided, however, that, except in the case of Substitute Awards, such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(b) The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option. Subject to Section 13, the Committee shall determine the time or times at which an Option becomes vested and exercisable in whole or in part.

[3]	To be same number as initial share reserve.

(c) The Committee shall determine the methods by which, and the forms in which payment of the exercise price with respect thereto may be made or deemed to have been made, including cash, Shares, other Awards, other property, net settlement (including broker-assisted cashless exercise) or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price.

(d) To the extent an Option is not previously exercised as to all of the Shares subject thereto, and, if the Fair Market Value of one Share is greater than the exercise price then in effect, then the Option shall be deemed automatically exercised immediately before its expiration.

(e) No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options (except as provided under Section 5(c)).

(f) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Incentive Stock Options may be granted only to employees of the Company or of a parent or subsidiary corporation (as defined in Section 424 of the Code).

Section 7. Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

(b) The exercise or hurdle price per Share under a SAR shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise or hurdle price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR.

(c) The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR. Subject to Section 13, the Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part.

(d) Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise or hurdle price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.

(e) To the extent a SAR is not previously exercised as to all of the Shares subject thereto, and, if the Fair Market Value of one Share is greater than the exercise price then in effect, then the SAR shall be deemed automatically exercised immediately before its expiration.

(f) No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs (except as provided under Section 5(c)).

Section 8. Restricted Stock. The Committee is authorized to grant Awards of Restricted Stock to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The Award Agreement shall specify the vesting schedule.

(b) Awards of Restricted Stock shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c) Subject to the restrictions set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a shareholder with respect to Awards of Restricted Stock, including the right to vote such Shares of Restricted Stock and the right to receive dividends.

(d) The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividends or other distributions paid on Awards of Restricted Stock prior to vesting be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.

(e) Any Award of Restricted Stock may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(f) The Committee may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, such Participant shall be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office.

Section 9. RSUs. The Committee is authorized to grant Awards of RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The Award Agreement shall specify the vesting schedule and the delivery schedule (which may include deferred delivery later than the vesting date).

(b) Awards of RSUs shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c) An RSU shall not convey to a Participant the rights and privileges of a shareholder with respect to the Share subject to such RSU, such as the right to vote or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant to settle such RSU.

(d) The Committee may, in its discretion, specify in the applicable Award Agreement that any or all dividend equivalents or other distributions paid on Awards of RSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as such Awards.

(e) Shares delivered upon the vesting and settlement of an RSU Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.

(f) The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.

Section 10. Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) Performance Awards may be denominated as a cash amount, number of Shares or units or a combination thereof and are Awards that may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the grant to a Participant or the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

(b) Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, and may be established on a corporate-wide basis, with respect to one or more business units, divisions, Subsidiaries or business segments, or on an individual basis. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable such that it does not provide any undue enrichment or harm. Performance measures may vary from Performance Award to Performance Award and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(c) Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined in the discretion of the Committee.

(d) A Performance Award shall not convey to a Participant the rights and privileges of a shareholder with respect to the Shares subject to such Performance Award, such as the right to vote (except as relates to Restricted Stock) or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant to settle such Performance Award. The Committee, in its sole discretion, may provide that a Performance Award shall convey the right to receive dividend equivalents on the Shares subject to such Performance Award with respect to any dividends declared during the period that such Performance Award is outstanding, in which case, such dividend equivalent rights shall accumulate and shall be paid in cash or Shares on the settlement date of the Performance Award, subject to the Participant’s earning of the Shares with respect to which such dividend equivalents are paid upon achievement or satisfaction of performance conditions specified by the Committee. Shares delivered upon the vesting and settlement of a Performance Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration. For the avoidance of doubt, unless otherwise determined by the Committee, no dividend equivalent rights shall be provided with respect to any Shares subject to Performance Awards that are not earned or otherwise do not vest or settle pursuant to their terms.

(e) The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.

Section 11. Other Cash-Based Awards and Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant Other Cash-Based Awards (either independently or as an element of or supplement to any other Award under the Plan) and Other Stock-Based Awards. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, and paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, as the Committee shall determine; provided that the purchase price therefor shall not be less than the Fair Market Value of such Shares on the date of grant of such right.

Section 12. Effect of Termination of Service or a Change in Control on Awards.

(a) The Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of a Participant’s Termination of Service prior to the end of a Performance Period or vesting, exercise or settlement of such Award.

(b) Subject to the last sentence of Section 2(jj), the Committee may determine, in its discretion, whether, and the extent to which, (i) an Award will vest during a leave of absence, (ii) a reduction in service level (for example, from full-time to part-time employment) will cause a reduction, or other change, to an Award and (iii) a leave of absence or reduction in service will be deemed a Termination of Service.

(c) In the event of a Change in Control, the Committee may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards:

(i) continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving entity or its parent;

(ii) substitution or replacement of such Award by the successor or surviving entity or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including any applicable performance targets or criteria with respect thereto);

(iii) acceleration of the vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or SAR Award, acceleration of the right to exercise such Award during a specified period (and the termination of such Option or SAR Award without payment of any consideration therefor to the extent such Award is not timely exercised), in each case, either (A) immediately prior to or as of the date of the Change in Control, (B) upon a Participant’s involuntary Termination of Service (including upon a termination of the Participant’s employment by the Company (or a successor corporation or its parent) without Cause, by a Participant for “good reason” and/or due to a Participant’s death or “disability”, as such terms may be defined in the applicable Award Agreement and/or a Participant’s Service Agreement, as the case may be) on or within a specified period following the Change in Control or (C) upon the failure of the successor or surviving entity (or its parent) to continue or assume such Award;

(iv) in the case of a Performance Award, determination of the level of attainment of the applicable performance condition(s); and

(v) cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Committee in its sole discretion, subject to the following: (A) such payment shall be made in cash, securities, rights and/or other property; (B) the amount of such payment shall equal the value of such Award, as determined by the Committee in its sole discretion; provided that, in the case of an Option or SAR Award, if such value equals the Intrinsic Value of such Award, such value shall be deemed to be valid; provided further that, if the Intrinsic Value of an Option or SAR Award is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or SAR Awards for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor); and (C) such payment shall be made promptly following such Change in Control or on a specified date or dates following such Change in Control; provided that the timing of such payment shall comply with Section 409A of the Code.

Section 13. General Provisions Applicable to Awards.

(a) Awards shall be granted for such cash or other consideration, if any, as the Committee determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law.

(b) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d) Except as may be permitted by the Committee or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant other than by will or pursuant to Section 13(e) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 13(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) A Participant may designate a Beneficiary or change a previous Beneficiary designation only at such times as prescribed by the Committee, in its sole discretion, and only by using forms and following procedures approved or accepted by the Committee for that purpose.

(f) All certificates, if any, for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise or settlement thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g) The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Committee’s satisfaction, (ii) as determined by the Committee, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws, stock market or exchange rules and regulations or accounting or tax rules and regulations and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Committee deems necessary or appropriate to satisfy any applicable laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Committee determines is necessary to the lawful issuance and sale of any Shares, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

(h) The Committee may impose restrictions on any Award with respect to non-competition, non-solicitation, confidentiality and other restrictive covenants, or requirements to comply with minimum share ownership requirements, as it deems necessary or appropriate in its sole discretion, which such restrictions may be set forth in any applicable Award Agreement or otherwise.

Section 14. Amendments and Terminations.

(a) Amendment or Termination of the Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) subject to Section 5(c) and Section 12, the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary or desirable to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.

(c) Terms of Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted (including by substituting another Award of the same or a different type), prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, subject to Section 5(c) and Section 12, no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan or Award to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards) in accordance with Section 18. The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) No Repricing. Except as provided in Section 5(c), the Committee may not, without shareholder approval, seek to effect any re-pricing of any previously granted “underwater” Option, SAR or similar Award by: (i) amending or modifying the terms of the Option, SAR or similar Award to lower the exercise price; (ii) cancelling the underwater Option, SAR or similar Award and granting either (A) replacement Options, SARs or similar Awards having a lower exercise price or (B) Restricted Shares, RSUs, Performance Awards or Other Share-Based Awards in exchange; or (iii) cancelling or repurchasing the underwater Options, SARs or similar Awards for cash or other securities. An Option, SAR or similar Award will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award.

Section 15. Miscellaneous.

(a) No Employee, Consultant, Non-Employee Director, Participant, or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(b) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or any applicable Affiliate may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding on the parties. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.

(c) In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the Employee has a change in status from a full-time employee to a part-time employee (or serves as a Consultant or Director) or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by applicable law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(d) As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Committee’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Committee’s request.

(e) No payment pursuant to the Plan shall be taken into account in determining any benefits under any severance, pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

(f) Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

(e) The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its grant, vesting, exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary to satisfy all obligations for the payment of such taxes and, unless otherwise determined by the Committee in its discretion, to the extent such withholding would not result in liability classification of such Award (or any portion thereof) pursuant to FASB ASC Subtopic 718-10. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

(g) If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(h) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(i) Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Committee’s or another third party selected by the Committee. The form of delivery of any Shares (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(j) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(k) Awards may be granted to Participants who are non-United States nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Participants on assignments outside their home country.

Section 16. Effective Date of the Plan. The Plan shall be effective as of the Effective Date.

Section 17. Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the 10-year anniversary of the Effective Date; (ii) the maximum number of Shares available for issuance under the Plan have been issued; or (iii) the Board terminates the Plan in accordance with Section 14(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 18. Cancellation or “Clawback” of Awards.

(a) The Committee may specify in an Award Agreement that a Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include a Termination of Service with or without Cause (and, in the case of any Cause that is resulting from an indictment or other non-final determination, the Committee may provide for such Award to be held in escrow or abeyance until a final resolution of the matters related to such event occurs, at which time the Award shall either be reduced, cancelled or forfeited (as provided in such Award Agreement) or remain in effect, depending on the outcome), violation of material policies, breach of non-competition, non-solicitation, confidentiality or other restrictive covenants, or requirements to comply with minimum share ownership requirements, that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

(b) The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, any Awards granted under the Plan (including any amounts or benefits arising from such Awards) shall be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time, and the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.

Section 19. Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.

Section 20. Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12(c).

Section 21. Data Protection. In connection with the Plan, the Company may need to process personal data provided by the Participant to the Company or its Affiliates, third party service providers or others acting on the Company’s behalf. Examples of such personal data may include, without limitation, the Participant’s name, account information, social security number, tax number and contact information. The Company may process such personal data in its legitimate business interests for all purposes relating to the operation and performance of the Plan, including but not limited to:

(a) administering and maintaining Participant records;

(b) providing the services described in the Plan;

(c) providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which such Participant works; and

(d) responding to public authorities, court orders and legal investigations, as applicable.

The Company may share the Participant’s personal data with (i) Affiliates, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third party administrators of the Plan, (vi) third party service providers acting on the Company’s behalf to provide the services described above or (vii) regulators and others, as required by law.

If necessary, the Company may transfer the Participant’s personal data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as the Participant’s home country. Any transfer of the Participant’s personal data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for under applicable law. Further information on those safeguards or derogations can be obtained through the contact set forth in the Employee Privacy Notice (the “Employee Privacy Notice”) that previously has been provided by the Company or its applicable Affiliate to the Participant. The terms set forth in this Section 21 are supplementary to the terms set forth in the Employee Privacy Notice (which, among other things, further describes the rights of the Participant with respect to the Participant’s personal data); provided that, in the event of any conflict between the terms of this Section 21 and the terms of the Employee Privacy Notice, the terms of this Section 21 shall govern and control in relation to the Plan and any personal data of the Participant to the extent collected in connection therewith.

The Company will keep personal data collected in connection with the Plan for as long as necessary to operate the Plan or as necessary to comply with any legal or regulatory requirements.

A Participant has a right to (i) request access to and rectification or erasure of the personal data provided, (ii) request the restriction of the processing of his or her personal data, (iii) object to the processing of his or her personal data, (iv) receive the personal data provided to the Company and transmit such data to another party, and (v) to lodge a complaint with a supervisory authority.

Section 22. Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

Exhibit G

Election Agreement

(See attached.)

ELECTION AGREEMENT

1. Information and Election Instructions.

You are receiving this Election Agreement (this “Election Agreement”) because you are a Seller (including a Joining Seller) entitled to submit an election regarding the form of consideration which you desire to receive at Closing under the Business Combination Agreement, dated as of June [__], 2021, between, among others, GS Acquisition Holdings Corp II, a Delaware corporation (the “SPAC”), Mirion Technologies (TopCo), Ltd., a Jersey private company limited by shares (the “Company”) the Charterhouse Parties and the other parties thereto (as amended, modified or restated from time to time, the “Business Combination Agreement”). Capitalized terms used but not otherwise defined herein have the meaning given in the Business Combination Agreement.

Subject to the following instructions, to make a valid election, you are required to, by the Election Deadline (defined below), specify on the signature pages to this Election Agreement (1) the number of Existing Company Shares held by you in respect of which you desire to receive (in each case, if any) (a) Per Ordinary Share Cash Consideration, (b) Per Ordinary Share Unit Consideration and (c) Per Ordinary Share SPAC Stock Consideration, and (2) the percentage of Loan Notes held by you (if any) in respect of which you desire to receive (in each case, if any) (a) Loan Note Cash Consideration (b) Loan Notes Unit Consideration and (c) Loan Notes SPAC Stock Consideration.

Your election will be valid only if (a) the Exchange Agent has received from you or on your behalf: (i) a duly, completely and validly executed copy of this Election Agreement; (ii) where required (see below*), a signed but undated share transfer form set forth on Exhibit A hereto and, if you hold Loan Notes, a signed but undated note transfer form set forth on Exhibit B hereto (the “Transfer Forms”); and (iii) the original hardcopy share certificate(s) relating to any and all of the Existing Company Shares owned by you and, if you hold Loan Notes, the original hardcopy loan note certificate(s) relating to any and all of the Loan Notes owned by you (the “Certificates”) or, if and to the extent you have lost any Certificate(s), an indemnity for lost Certificate(s) in the appropriate form set forth on Exhibit C hereto (the documents set out under (i), (ii) and (iii), the “Transfer Documents”); and (b) the SPAC and the Company have received from you or on your behalf copies of the Transfer Documents, in each case prior to 5:00 p.m. New York City time on [*], 20[21] (the “Election Deadline”).

*Note: You will not be required to provide a signed share transfer form in respect of an election to receive Per Ordinary Share Unit Consideration for your Existing Company Shares.

If you fail to make an election or fail to properly complete and duly execute this Election Agreement with respect to any Existing Company Shares held by you prior to the Election Deadline, then you will be deemed to have irrevocably and unconditionally made a SPAC Stock Election for Shares with respect to those Existing Company Shares for which you have not made an election, and if you fail to make an election with respect to any Loan Notes held by you prior to the Election Deadline, then you will be deemed to have irrevocably and unconditionally made a SPAC Stock Election for Loan Notes with respect to those Loan Notes for which you have not made an election.

1

To the extent that there is not enough cash available at Closing to pay the full amount of your elected Per Ordinary Share Cash Consideration or Loan Note Cash Consideration (in each case, if any) in respect of, respectively, your Existing Company Shares or Loan Notes (if any), the number of your Existing Company Shares and Loan Notes (if any) for which you will receive cash at Closing will be adjusted on a pro rata basis in accordance with Section 2.02 of the Business Combination Agreement, as determined in the sole and absolute discretion of the Company, the Charterhouse Parties and the SPAC (a “Cash Shortfall Adjustment”). As a result, it is not certain that you will receive the full amount of cash you elect to receive under this Election Agreement. For any Existing Company Shares which you hold and for which you elect to receive, but do not receive, Per Ordinary Share Cash Consideration due to the Cash Shortfall Adjustment, you will instead receive the corresponding Per Ordinary Share Unit Consideration or Per Ordinary Share SPAC Stock Consideration in accordance with your election specified on the signature page hereto. For any Loan Notes which you hold and for which you elect to receive, but do not receive, Loan Note Cash Consideration due to the Cash Shortfall Adjustment, you will instead receive the corresponding Loan Notes Unit Consideration or Loan Notes SPAC Stock Consideration in accordance with your election specified on the signature page hereto.

If you elect to receive cash for any of your Existing Company Shares or Loan Notes, you must also complete the wire instructions set forth on the signature page hereto.

This Election Agreement must be signed by the registered holder(s) of the relevant Existing Company Shares and Loan Notes exactly as names appear on the Company’s register of members and noteholders (or similar record of legal ownership), or by person(s) authorized to become registered holder(s) by documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title on the signature page hereto.

2. Delivery Instructions.

To validly make your election, (a) the Transfer Documents must be delivered to the Exchange Agent; and (b) copies of the Transfer Documents must be delivered to the SPAC and the Company, in each case prior to the Election Deadline as follows:

(a) To the SPAC and the Company, as set forth in Section 13.03 (Notices) of the Business Combination Agreement (including to persons required to be copied).

(b) To the Exchange Agent, to:

[Exchange Agent name]

[physical address]

[attention]

[email address]

2

The method of delivery is at your option and risk. Registered mail, appropriately insured, with return receipt requested, is suggested, with email copies also being sent. In respect of the Certificates to the Exchange Agent, delivery shall be effected, and risk of loss and title will pass, only upon proper delivery of the hardcopy Certificate(s) to the Exchange Agent at the address set out above.

3. Seller’s Acknowledgments and Agreements.

By signing below and completing the election details on the signature page to this Election Agreement, I/we, the undersigned:

(a) agree to be legally bound by the terms of this Election Agreement (which includes the information and instructions set forth in Section 1 herein), and that I/we have complied with all instructions in this Election Agreement;

(b) acknowledge and agree that all elections made pursuant to this Election Agreement are irrevocable and unconditional once made;

(c) agree to irrevocably authorize the Exchange Agent to date any Transfer Form, thereby binding you to the terms of any such dated Transfer Form;

(d) acknowledge and agree that I/we have received a copy of the Business Combination Agreement and have had adequate opportunity to consult with independent legal counsel and to obtain taxation advice regarding the terms and conditions therein and the elections made pursuant to this Election Agreement;

(e) agree that any partially or improperly completed or otherwise invalid Election Agreement will be disregarded by the Company and the SPAC, with the effect that the deemed elections set forth in Section 1 herein will apply in respect of my/our Existing Company Shares and Loan Notes (as applicable);

(f) agree to hold harmless and indemnify the SPAC, the Company and their respective Affiliates against and hold them harmless from any and all liability suffered and incurred by any such indemnified party in connection with any breach of the representations, warranties, acknowledgments or agreement made or given in this Election Agreement;

(g) represent and warrant that I am/we are the registered holder(s) of the Existing Company Shares and Loan Notes (if any) that I am/we are making an election in respect of and that I/we have full legal capacity, right, power and authority, including in any representative or fiduciary capacity in which I/we may be acting, to execute and deliver this Election Agreement in respect of such securities;

(h) agree that this Election Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state, and that Sections 13.08 (Jurisdiction) and 13.09 (Waiver of Jury Trial) of the Business Combination Agreement are each incorporated into, and apply in respect of any enforcement of, this Election Agreement, the necessary changes having been made;

3

(i) acknowledge that there can be no assurance as to the Closing of the Transactions contemplated in the Business Combination Agreement or as to whether the parties thereto will receive the requisite approvals to consummate the Transactions, including the relevant regulatory approvals, which may not be received in a timely fashion and/or may impose additional conditions on the Closing; and

(j) acknowledge that this Election Agreement governs the type of consideration that you will receive if the Transaction is consummated and as a result, this Election Agreement may also affect the tax consequences of the Transactions for you.

[Signature Page Follows]

4

IN WITNESS WHEREOF, the undersigned Seller has executed or caused this Election Agreement to be duly executed by its authorized officer or other representative as of the date set forth below.

[SELLER NAME][1]

By:

Name:
Title:

[SELLER NAME][2]

Date: ______________________ 2021

ELECTIONS

(1) Election with respect to Existing Company Shares

Number of Existing Company Shares held as at the date of this Election Agreement:

Number of Existing Company Shares in respect of which you desire to receive:

(a) Per Ordinary Share Cash Consideration

(b) Per Ordinary Share Unit Consideration:

(c) Per Ordinary Share SPAC Stock Consideration:

If there is not enough available cash to satisfy your election, and there is a Cash Shortfall Adjustment, please elect, by checking the appropriate box, which form of non-cash consideration you desire to receive in lieu of cash in respect of the relevant Existing Company Shares:

(a) Per Ordinary Share Unit Consideration	☐

(b) Per Ordinary Share SPAC Stock Consideration	☐

[1]	To be used for company execution.
[2]	To be used for individual signing.

Signature Page to Election Agreement

If you elect to receive cash for only some of your Existing Company Shares, or, if following a Cash Shortfall Adjustment, you receive cash for only some of your Existing Company Shares despite electing to receive cash for all of those Existing Company Shares, such cash will be paid to you in exchange for the Existing Company Shares which, based on the Company’s records, you have held for the longest period of time. If instead you would prefer to receive cash in respect of other Existing Company Shares first, please specify such Existing Company Shares by certificate number in order of preference below.

Priority for Per Ordinary Share Cash Consideration	Number of Existing Company Shares	Certificate Number(s)
1
2
3
4
5

(2) Election with respect to Loan Notes (if applicable)

Percentage of your Loan Notes in respect of which you desire to receive:

(a) Loan Note Cash Consideration	__________ %

(b) Loan Notes Unit Consideration:	__________ %

(c) Loan Notes SPAC Stock Consideration:	__________ %

If there is not enough available cash to satisfy your election, and there is a Cash Shortfall Adjustment, please elect, by checking the appropriate box, which form of non-cash consideration you desire to receive in lieu of cash in respect of the relevant Loan Notes:

(a) Loan Notes Unit Consideration	☐

(b) Loan Notes SPAC Stock Consideration	☐

Signature Page to Election Agreement

WIRE INSTRUCTIONS

Bank Name:

Fedwire ABA Number:*

Account Name:**

Account Number:

SWIFT code:

FFC Account Name (if applicable):

FFC Account Number (if applicable):

Bank Contact/Telephone Number:

*	Please provide valid Fedwire ABA (Check validity here: http://w\vw.fcdwiredirectory.frb.org/search.cfm)
**	Please provide the name on the account not the type of account

Signature Page to Election Agreement

EXHIBIT A – SHARE TRANSFER FORM

See over page for share transfer form to be executed and delivered by Seller.

Note: NOT required in respect of an election to receive Per Ordinary Share Unit Consideration for your Existing Company Shares.

4

EXHIBIT B – NOTE TRANSFER FORM

See over page for note transfer form to be executed and delivered by Seller.

5

EXHIBIT C – INDEMNITIES FOR LOST CERTIFICATES

See over page for form of indemnities for lost Certificates to be executed and delivered by Seller.

6

Exhibit H

Joinder Agreement

(See attached.)

Final Form

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is being delivered to GS Acquisition Holdings Corp II, a Delaware corporation (the “SPAC”) and Mirion Technologies (TopCo), Ltd., a Jersey private company limited by shares (the “Company”) by the undersigned Joining Seller, a holder of Existing Company Shares. Reference is made to the Business Combination Agreement, dated as of June 17, 2021, between, among others, the SPAC, the Company, the Charterhouse Parties, the Supporting Company Holders and Sellers (as amended, modified or restated from time to time, the “Business Combination Agreement”). Capitalized terms used but not otherwise defined herein have the meaning given in the Business Combination Agreement.

WHEREAS, on the terms and subject to the conditions of the Business Combination Agreement, and in accordance with Applicable Laws, the existing Parties intend to enter into a Business Combination pursuant to and in accordance with the Business Combination Agreement and the Closing Steps Plan.

WHEREAS, in connection with the implementation of the Business Combination, pursuant to Section 6.05 of the Business Combination Agreement, each of the Supporting Company Holders has agreed to exercise its drag-along rights pursuant to and in accordance with the Existing Company Articles so as to facilitate consummation of the Transactions contemplated by the Business Combination Agreement.

WHEREAS, the undersigned Joining Seller has received and reviewed a duly executed copy of the Business Combination Agreement and has received a duly executed drag-along notice from the Charterhouse Parties pursuant to and in accordance with the Existing Company Articles in connection with the Transactions.

WHEREAS, the undersigned Joining Seller, having not delivered a signature page to the Business Combination Agreement, is required, in accordance with its drag-along obligations as set forth in the Existing Company Articles, to execute and deliver to the Company and the SPAC this Joinder Agreement, pursuant to which it will become bound by the terms and conditions of the Business Combination Agreement as a Joining Seller, Seller and Party.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in the Business Combination Agreement, and intending to be legally bound hereby, the undersigned Joining Seller agrees and acknowledges as follows:

1. Joinder. The undersigned Joining Seller, being the record and beneficial holder of the Existing Company Shares and Loan Notes set forth on Exhibit A hereto, hereby acknowledges and agrees that its signature below, or execution on its behalf, constitutes an executed counterpart signature page to the Business Combination Agreement, and hereby agrees to become, with effect on and from the date of this Joinder Agreement, a Joining Seller, a Seller and a Party under the Business Combination Agreement, and to be subject to and bound by all of the terms and conditions of the Business Combination Agreement as if it was an original signatory to the Business Combination Agreement.

2. Notices. For the purposes of Section 13.03 of the Business Combination Agreement, the undersigned Joining Seller gives notice to the other Parties that all notices, requests and other communications to the undersigned Joining Seller should be directed as specified on the signature page to this Joinder Agreement.

3. Opportunity to Consult Legal Counsel. The undersigned Joining Seller hereby acknowledges and agrees that it has received a copy of the Business Combination Agreement and has had adequate opportunity to consult with independent legal counsel regarding the terms and conditions therein.

4. Further Assurances. The undersigned Joining Seller agrees to promptly execute and deliver such additional documents and take such additional actions as the SPAC or the Company may require to ensure the effectiveness of the terms of this Joinder Agreement.

5. Governing Law and Jurisdiction. This Joinder Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state. Sections 13.08 (Jurisdiction) and 13.09 (Waiver of Jury Trial) of the Business Combination Agreement are each incorporated into, and apply in respect of any enforcement of, this Joinder Agreement, the necessary changes having been made.

6. Seller Disclosure Schedule. For the purposes of the representations and warranties in Article 3 of the Business Combination Agreement, the undersigned Joining Seller discloses, as of the date of this Joinder Agreement, the information contained in the Seller Disclosure Schedule (if any) set forth on Exhibit B hereto.

7. Assignment. Neither this Joinder Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the undersigned Joining Seller (whether by operation of law or otherwise) without the prior written consent of the other parties to the Business Combination Agreement. Subject to the preceding sentence, this Joinder Agreement will be binding upon, inure to the benefit of and be enforceable by the undersigned Joining Seller and their respective successors and assigns. Any purported assignment in violation of this Section 7 shall be void.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Joining Seller has executed or caused this Agreement to be duly executed by its authorized officer as of the date set forth below.

IF AN INDIVIDUAL:		IF AN ENTITY:

By:
	(duly authorized signature)	(please print or type complete name of entity)

Name:		By:
	(please print or type full name)		(duly authorized signature)

Name:
(please print or type full name)

Title:
(please print or type full title)

[Signature Page to Joinder Agreement to the Business Combination Agreement]

ADDRESS:

[Name]

[Physical address]

[Attention]

[Email address]

Date: __________________________ 2021

EXHIBIT A – EXISTING COMPANY SHARES

Joining Seller	Existing Company Shares	Loan Notes
[Joining Seller name]	[x]	[x]

EXHIBIT B – SELLER DISCLOSURE SCHEDULE

Attach Seller Disclosure Schedule (if any) over page.

Exhibit I

Pre-Closing Step Plan

(See attached.)

Exhibit J

Closing Step Plan

(See attached.)

Exhibit K

Drag Along Notice

(See attached.)

To:	[Name of Seller i.e. Called Shareholder][1] [Address][2]

From:	The undersigned (together we or the Vendor Shareholders)

______________________ 2021

Dear Sir or Madam

Mirion Technologies (Topco), Ltd. (the Company): Drag-Along Notice

1.	We refer to:

(a)

the Business Combination Agreement (the “Business Combination Agreement”), dated as of [•] 2021, by and among the Company, GS Acquisition Holdings Corp II (the “Purchaser”), CCP IX LP No. 1, CCP IX LP No. 2, CCP IX Co-Investment LP and CCP IX Co-Investment No. 2 LP, Thomas D Logan, Michael Freed, Emmanuelle Lee, Brian Schopfer, Bertrand Duban, James Cocks, Shelia Richardson, Bruno Morel, Loic Eloy, Iain Wilson, Louis Biacchi, J.P. Morgan Trust Company of Delaware, Emmanuelle Lee & Gregory C. Lee and Michael Brumbaugh in connection with the proposed sale of the entire issued share capital of the Company and loan notes issued by Mirion Technologies (HoldingSub1), Ltd (the “Loan Notes”) to the Purchaser (or as the Purchaser shall direct) (the “Proposed Transaction”), a copy of which is attached at Annex 1; and

(b)	the articles of association of the Company as adopted by special resolution passed on [•] 2021 (the “Articles”).

2.	Unless otherwise specified, words and expressions defined in the Articles or the Business Combination Agreement (as applicable) shall have the same meaning in this notice.

3.

We note that the board of directors of the Company resolved on [•] 2021 to approve the Proposed Transaction and the transfer of all of the shares in the Company and the Loan Notes to the Purchaser in connection with the Proposed Transaction (subject to the satisfaction of certain mandatory governmental or regulatory approvals required in connection with the Proposed Transaction and other conditions to the completion of the Proposed Transaction, as further set out in the Business Combination Agreement).

4.

Pursuant to the Business Combination Agreement, we, the holders of the B Ordinary Shares (who, between them, hold a majority in the aggregate of the Ordinary Shares), will transfer a majority in aggregate of the Ordinary Shares in the Company and any Loan Notes we hold to the Purchaser (or as the Purchaser shall direct).

[1]

Note to draft: Only the Vendor Shareholders can issue a drag notice (i.e. the holders of B Ordinary Shares who are proposing to transfer alone or between them a majority in aggregate of the Ordinary Shares, which is CCP). The Called Shareholders are all other shareholders in the Company.

[2]	Note to draft: details to be set out in accordance with the notice provisions under the Investment Agreement and Co-Investment Agreement to ensure the drag notice is delivered correctly.

5.

This notice constitutes a Drag Along Notice for the purposes of Article 51.2 of the Articles, requiring you to sell and transfer all of your shares in the capital of the Company and any Loan Notes you hold (the “Called Securities”) to the Purchaser or as the Purchaser shall direct.

6.	As a shareholder of the Company, you are required under Article 51 of the Articles to transfer all of your Called Securities to the Purchaser or as the Purchaser shall direct.

7.

The proposed date for the transfer of your Called Securities is the Closing Date (as such term is defined in the Business Combination Agreement). You should note that despite this proposed transfer date, it is possible that if you elect to receive Units for your Called Securities, a portion of the consideration to be delivered to you, namely, the class B common stock in Intermediate TopCo (i.e. New Company Class B Common Stock) which forms part of that consideration, may be delivered to you, in connection with the Up-C Merger, at a date shortly after Closing if required by the Closing Step Plan (as it may be amended from time to time).

8.

In accordance with Articles 51.5 and 51.9 of the Articles and subject to paragraph 11 of this notice, the consideration to be paid for your Called Securities shall comprise, depending on your election notice referred to in paragraph 9 below, a combination of: (i) an amount in cash; (ii) certain number of New SPAC Class A Common Shares; and/or (iii) certain number of Units, in each case as determined in accordance with the provisions of the Business Combination Agreement. The consideration to be paid for your Called Securities will be subject to: (i) the delivery of the Drag Documents (as defined below); and (ii) your assumption, by way of set off against your cash proceeds (if sufficient) or payment of your pro rata share of the costs incurred by the Vendor Shareholders or the Company in connection with the transfer of the Ordinary Shares and the Loan Notes by wire transfer of immediately available funds to the bank account details set forth in Annex 6.[3] For more information on the Proposed Transaction and related arrangements, please see the registration statement published by the Purchaser in connection with the Proposed Transaction at [link].

9.	Pursuant to Article 51.2 of the Articles, you are required to complete and deliver:[4]

(a)

within three (3) Business Days of the date of this notice, to the Purchaser and the Company, copies of duly signed (but not dated) counterparts of such resolutions as are required to approve the transactions contemplated under the Business Combination Agreement, including the Closing Step Plan (as amended from time to time) in the form attached at Annex 7[5]; and

[3]	Note to draft: Company account details to be added to Annex 6 prior to delivery.
[4]	Note to draft: final dates for delivery to be confirmed.
[5]

Note to draft: To the extent an Up-C Merger will be implemented pursuant to the Closing Steps Plan (as amended from time to time), Annex 7 shall include all resolutions required to be signed by the relevant Called Shareholder to approve the merger agreement relating to the Up-C Merger in accordance with Article 127F(1) of Companies (Jersey) Law 1991 (as amended).

(b)	at least five (5) Business Days prior to the Closing Date

(i)	to the Purchaser and the Company:

(a)	a copy of a duly signed Joinder Agreement to the Business Combination Agreement in respect of the sale of all of your Called Securities in the form attached at Annex 2;

(b)	if you make a Cash Election for Shares, a copy of a duly signed (but not dated) Option Agreement in the form attached as Annex 8;

(c)	if you make a Unit Election for Shares or a SPAC Stock Election for Shares, a copy of a duly signed (but not dated) Registration Rights Agreement in the form attached as Annex 9; and

(d)	a copy of a duly signed Election Agreement in respect of the consideration for all of your Called Securities in the form attached at Annex 3; and

(ii)	to the Exchange Agent:

(a)	a copy of a duly signed Election Agreement referenced in paragraph 9(b)(i)(d) above;

(b)

a duly signed (but not dated) stock and/or note transfer form in respect of each class of your Called Securities in favour of the Purchaser in the form attached at Annex 4 (and also exhibited to the Election Agreement attached at Annex 3); provided that, in accordance with the instructions in the Election Agreement, no stock transfer form is required if you elect to receive Units for your Ordinary Shares; and

(c)

the relevant original share and/or loan note certificates in respect of your Called Securities (or a copy of a duly signed indemnity for lost certificate(s) in the form attached at Annex 5 and also exhibited to the Election Agreement attached at Annex 3),

(together, the documents in this paragraph 9, the “Drag Documents”).

If you are a signatory to the Business Combination Agreement (or have executed a Joinder Agreement to the Business Combination Agreement) and have provided an executed Election Agreement prior to the date hereof, you are not required to execute the Business Combination Agreement (or a Joinder Agreement thereto) again or re-execute and re-send the Election Agreement.

10.

Please return signed but not dated (if applicable) copies of each of the Drag Documents (i) by email to Valerie Jacob (valerie.jacob@freshfields.com); Yann Gozal (yann.gozal@freshfields.com) and Charles Hayes (charles.hayes@Freshfields.com); and (ii) by sending the “wet ink” originals by registered post or hand delivery to Freshfields Bruckhaus Deringer LLP, 601 Lexington Avenue, 31st Floor New York, New York 10019 for the attention of Valerie Jacob. The earlier of the receipt of the email or “wet ink” originals will be treated as returning documents to the Company, Purchaser and Exchange Agent and your communication of your acceptance to the Purchaser under the Business Combination Agreement (regardless of whether or not both the email copies and “wet ink” originals, or only one set of the documents, are received by the Company). Freshfields Bruckhaus Deringer LLP will deliver the Drag Documents to the Company, Purchaser and the Exchange Agent on your behalf and the Exchange Agent will then arrange for each of the relevant Drag Documents to be dated on the Closing Date or earlier if so required by the Closing Step Plan as amended from time to time.

11.

In accordance with Article 48.10 of the Articles and Section 2.02 of the Business Combination Agreement, if you have not returned any relevant duly signed Drag Document by the relevant date for delivery set out in paragraph 9, or if any Drag Document has been completed or signed incorrectly, (i) you shall be deemed to have elected to receive the applicable number of New SPAC Class A Common Shares (and not cash or Units) as the form of consideration for the transfer of all of your Ordinary Shares and Loan Notes; and (ii) the Company or any Vendor Shareholder shall be constituted your agent and will execute, complete and deliver in your name and on your behalf the relevant Drag Documents.

12.

If, despite your return in accordance with paragraph 9(a) of any resolutions required to be delivered to the Company and the Purchaser, the Up-C Merger is not approved, then, unless the failure to approve the Up-C Merger was due to the failure of the Vendor Shareholders to approve the Up-C Merger, or was deliberately caused by some other act of the Vendor Shareholders, you shall be deemed, despite any Election Agreement to the contrary which you may have delivered, to have elected to receive the applicable number of New SPAC Class A Common Shares (and not cash or Units) as the form of consideration for the transfer of all of your Ordinary Shares and Loan Notes.

13.

This notice may be executed in any number of counterparts, and by each party on a separate counterpart. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this notice by e-mail attachment or telecopy shall be an effective mode of delivery.

14.

This notice and any non-contractual obligations arising out of or in connection with this notice shall be governed by, and construed in accordance with, Jersey law. Any dispute arising out of or in connection with this notice shall be subject to the exclusive jurisdiction of the Jersey courts.

Annex 1 – Business Combination Agreement

[To include the Business Combination Agreement)]

Annex 2 – Joinder Agreement

[To include the Joinder Agreement]

Annex 3 – Election Agreement

[To include the Election Agreement]

Annex 4 – Transfer forms

[To include transfer forms for shares and loan notes]

Annex 5 – Indemnity for lost share/loan certificates

[To include letter of indemnity for lost certificates]

Annex 6 – Bank Account Details

[Relevant bank account details to be inserted]

Annex 7 – Counterpart(s) of required resolutions

[To include counterpart(s) of required resolutions]

Annex 8 – Option Agreement

[To include Option Agreement]

Annex 9 – Registration Rights Agreement

[To insert Registration Rights Agreement]

Yours faithfully

Signed by	)
[Name of Vendor Shareholder][6]	)
acting by its general partner	)

[6]	Note to draft: to be replicated for each of the Charterhouse parties

Exhibit L

Backstop Agreement

See Exhibit 10.4 to this Current Report on Form 8-K

Exhibit M

Option Agreement

See Exhibit 10.5 to this Current Report on Form 8-K

Exhibit N

Charterhouse Director Designation Agreement

(See attached.)

Final Form

FORM OF

DIRECTOR NOMINATION AGREEMENT

THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is made and entered into as of [•], 2021 (the “Effective Time”), by and between Mirion Technologies, Inc., a Delaware corporation (f/k/a GS Acquisition Holdings Corp II) (the “Company”), and CCP IX LP No. 1, CCP IX LP No. 2, CCP IX Co-Investment LP and CCP IX Co-Investment No. 2 LP (collectively, the “Charterhouse Parties”), each acting by its general partner, Charterhouse General Partners (IX) Limited.

WHEREAS, the Company has consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the Business Combination Agreement, dated as of June [•], 2021 (the “BCA”), by and among the Company, Mirion Technologies (TopCo), Ltd., a Jersey private company limited by shares, and the other parties thereto;

WHEREAS, the Company desires that, after giving effect to the Transactions, the Charterhouse Parties will, subject to the terms of this Agreement, continue to have a right to representation on the board of directors of the Company (the “Board”);

WHEREAS, pursuant to Section [7.02] of the BCA, [•] was named as a director by the Charterhouse Parties and elected to the Board by the stockholders of the Company at the SPAC Special Meeting (as defined in the BCA); and

WHEREAS, in furtherance of the foregoing, the Company desires that the Charterhouse Parties have certain director nomination rights with respect to the Company, and the Company desires to provide the Charterhouse Parties with such rights, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

ARTICLE 1

NOMINATION RIGHT

Section 1.01. Board Nomination Right. Subject to Section 1.02, from the Effective Time until the termination of this Agreement in accordance with its terms:

(a) At every meeting of the Board or a committee thereof, or action by written consent, at or by which directors of the Company are appointed by the Board or are nominated to stand for election and elected by stockholders of the Company, the Charterhouse Parties shall have the right (but not the obligation) to appoint or nominate for election to the Board, as applicable, one (1) individual, to serve as director of the Company (the “CCP Director”). As of the date hereof, the Charterhouse Parties designate [•] as the initial CCP Director. The Company shall use reasonable best efforts to take all actions necessary (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies) to ensure that: (i) the CCP Director is included in the Board’s slate of nominees to the stockholders of the Company for the election of directors of the Company and recommended by the Board at any meeting of stockholders called for the purpose of electing directors of the Company; and (ii) the CCP Director, if up for election, is included in the proxy statement prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board with respect to the election of directors of the Company; provided, that if the Charterhouse Parties inform the Company in writing that they do not wish to appoint or nominate a CCP Director, then the Company shall not be in breach of its obligations under this Section 1.01(a).

(b) If the CCP Director ceases to serve on the Board for any reason, the Charterhouse Parties shall be entitled to designate and appoint or nominate such person’s successor in accordance with this Agreement and the Board shall promptly fill the vacancy with such successor CCP Director; provided, that, for the avoidance of doubt, the Charterhouse Parties shall have no obligation to fill any such vacancy.

Section 1.02. Certain Limitations. Notwithstanding the provisions of Section 1.01, the Charterhouse Parties shall not be entitled to designate a person as the CCP Director upon a written determination by the Board or relevant committee thereof that the person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company.

ARTICLE 2

MISCELLANEOUS

Section 2.01. Termination. This Agreement shall terminate and become void and of no further force or effect: (i) automatically and without any notice or other action by any person on the first date that the Charterhouse Parties, collectively with their respective affiliates, hold less than 5.0% of the then-outstanding common stock of the Company; or (ii) upon the mutual written agreement of the parties.

Section 2.02. Notices. Any notice or communication under this Agreement must be in writing and given by mail, hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation:

2

Any notice or communication under this Agreement must be addressed:

if to the Company, to:

Mirion Technologies, Inc.

1218 Menlo Drive

Atlanta, GA 30318

Attention: General Counsel

Email: elee@mirion.com; legal@mirion.com

with a copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP

1600 El Camino Real Ste. 100

Menlo Park, California 94025

Attention: Alan F. Denenberg, Stephen Salmon, Bryan M. Quinn

E-mail: alan.denenberg@davispolk.com; stephen.salmon@davispolk.com; bryan.quinn@davispolk.com if to the Charterhouse Parties, to:

The Charterhouse Parties

6th Floor, Belgrave House, 76 Buckingham Palace Road

London, SW1W 9TQ, United Kingdom

Attention: Christopher Warren, Thomas Patrick

E-mail: chris.warren@charterhouse.co.uk; tom.patrick@charterhouse.co.uk with copies (which copies shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, New York 10019

Attention: Valerie Ford Jacob

E-mail: valerie.jacob@freshfields.com

Freshfields Bruckhaus Deringer LLP

9 avenue de Messin

75008 Paris, France

Attention: Yann Gozal

E-mail: yann.gozal@freshfields.com

Freshfields Bruckhaus Deringer LLP

100 Bishopsgate

London EC2P 2SR, United Kingdom

Attention: Charles Hayes

E-mail: charles.hayes@freshfields.com

Section 2.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is

3

not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 2.04. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party hereto.

Section 2.05. No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right by virtue of any applicable law in any jurisdiction to enforce any of the terms to this Agreement.

Section 2.06. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party hereto acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.

Section 2.07. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 2.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in federal courts of the United States, the federal courts of the United States sitting in the State of Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 2.02 shall be deemed effective service of process on such party.

4

Section 2.09. WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 2.10. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 2.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 2.12. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

Section 2.13. Rights Cumulative. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties hereto under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.

Section 2.14. Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 2.15. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

MIRION TECHNOLOGIES, INC.

By:
Name:
Title:

[Signature Page to Director Nomination Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

CCP IX LP NO. 1, acting by its General Partner, CHARTERHOUSE GENERAL PARTNERS (IX) LIMITED

By:
Name:
Title:

CCP IX LP NO. 2, acting by its General Partner, CHARTERHOUSE GENERAL PARTNERS (IX) LIMITED

By:
Name:
Title:

CCP IX CO-INVESTMENT LP, acting by its General Partner, CHARTERHOUSE GENERAL PARTNERS (IX) LIMITED

By:
Name:
Title:

CCP IX CO-INVESTMENT NO. 2 LP, acting by its General Partner, CHARTERHOUSE GENERAL PARTNERS (IX) LIMITED

By:
Name:
Title:

[Signature Page to Director Nomination Agreement]

Exhibit O

SPAC Sponsor Director Designation Agreement

(See attached.)

Final Form

FORM OF

DIRECTOR NOMINATION AGREEMENT

THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is made and entered into as of [•], 2021 (the “Effective Time”), by and between Mirion Technologies, Inc., a Delaware corporation (f/k/a GS Acquisition Holdings Corp II) (the “Company”), and GS Sponsor II LLC, a Delaware limited liability company (the “SPAC Sponsor”).

WHEREAS, the Company has consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the Business Combination Agreement, dated as of June [•], 2021 (the “BCA”), by and among the Company, Mirion Technologies (TopCo), Ltd., a Jersey private company limited by shares, and the other parties thereto;

WHEREAS, the Company desires that, after giving effect to the Transactions, the SPAC Sponsor will, subject to the terms of this Agreement, continue to have a right to representation on the board of directors of the Company (the “Board”);

WHEREAS, pursuant to Section [7.02] of the BCA, [•] and [•] were named as a directors by the SPAC Sponsor and elected to the Board by the stockholders of the Company at the SPAC Special Meeting (as defined in the BCA); and

WHEREAS, in furtherance of the foregoing, the Company desires that SPAC Sponsor have certain director nomination rights with respect to the Company, and the Company desires to provide the SPAC Sponsor with such rights, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

ARTICLE 1

NOMINATION RIGHT

Section 1.01. Board Nomination Right. Subject to Section 1.02, from the Effective Time until the termination of this Agreement in accordance with its terms:

(a) At every meeting of the Board or a committee thereof, or action by written consent, at or by which directors of the Company are appointed by the Board or are nominated to stand for election and elected by stockholders of the Company, the SPAC Sponsor shall have the right (but not the obligation) to appoint or nominate for election to the Board, as applicable, two (2) individuals, to serve as director of the Company (the “SPAC Sponsor Directors”). As of the date hereof, the SPAC Sponsor designates [•] and [•] as the initial SPAC Sponsor Directors. The Company shall use reasonable best efforts to take all actions necessary (including, without limitation, calling special meetings of the Board and the stockholders of the Company and recommending, supporting and soliciting proxies) to ensure that: (i) the SPAC Sponsor Directors are included in the Board’s slate of nominees to the stockholders of the Company for the election of directors of the Company and recommended by the Board at any meeting of stockholders called for the purpose of electing directors of the Company; and (ii) the SPAC Sponsor Directors, if up for election, are included in the proxy statement prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board with respect to the election of directors of the Company; provided, that if the SPAC Sponsor informs the Company in writing that it does not wish to appoint or nominate a SPAC Sponsor Director, then the Company shall not be in breach of its obligations under this Section 1.01(a).

(b) If either SPAC Sponsor Director ceases to serve on the Board for any reason, the SPAC Sponsor shall be entitled to designate and appoint or nominate such person’s successor in accordance with this Agreement and the Board shall promptly fill the vacancy with such successor SPAC Sponsor Director; provided, that, for the avoidance of doubt, the SPAC Sponsor shall have no obligation to fill any such vacancy.

Section 1.02. Certain Limitations. Notwithstanding the provisions of Section 1.01, the SPAC Sponsor shall not be entitled to designate a person as a SPAC Sponsor Director upon a written determination by the Board or relevant committee thereof that the person would not be qualified under any applicable law, rule or regulation to serve as a director of the Company.

ARTICLE 2

MISCELLANEOUS

Section 2.01. Termination. This Agreement shall terminate and become void and of no further force or effect: (i) automatically and without any notice or other action by any person on the first date that the SPAC Sponsor and GS Acquisition Holdings II Employee Participation LLC, a Delaware limited liability company (“GS Participation”), collectively with their respective affiliates, hold less than 50% of the Founder Shares (as defined below) held by them as of the Closing Date; or (ii) upon the mutual written agreement of the parties. For purposes of this agreement, “Founder Shares” means the 18,750,000 shares of Class B common stock, par value $0.0001 per share, of the Company owned by the SPAC Sponsor, GS Participation and their respective affiliates immediately prior to the closing of the Transactions and the shares of Class A common stock, par value $0.0001 per share, of the Company into which such shares of Class B common stock will convert in connection with the closing of the Transactions.

Section 2.02. Notices. Any notice or communication under this Agreement must be in writing and given by mail, hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation:

2

Any notice or communication under this Agreement must be addressed:

if to the Company, to:

Mirion Technologies, Inc.

1218 Menlo Drive

Atlanta, GA 30318

Attention: General Counsel

Email: elee@mirion.com; legal@mirion.com

with a copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP

1600 El Camino Real Ste. 100

Menlo Park, California 94025

Attention: Alan F. Denenberg, Stephen Salmon, Bryan M. Quinn

E-mail: alan.denenberg@davispolk.com; stephen.salmon@davispolk.com; bryan.quinn@davispolk.com if to the SPAC Sponsor, to:

GS Sponsor II LLC

200 West Street

New York, New York 10282

Attention: Thomas R. Knott, David S. Plutzer

E-mail: tom.knott@gs.com; david.plutzer@gs.com

with a copy (which copy shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello, Brian Parness

E-mail: michael.aiello@weil.com; brian.parness@weil.com

Section 2.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

3

Section 2.04. Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party hereto.

Section 2.05. No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right by virtue of any applicable law in any jurisdiction to enforce any of the terms to this Agreement.

Section 2.06. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party hereto acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.

Section 2.07. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 2.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in federal courts of the United States, the federal courts of the United States sitting in the State of Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 2.02 shall be deemed effective service of process on such party.

Section 2.09. WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

4

Section 2.10. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 2.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 2.12. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

Section 2.13. Rights Cumulative. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties hereto under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.

Section 2.14. Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 2.15. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

MIRION TECHNOLOGIES, INC.

By:
Name:
Title:

[Signature Page to Director Nomination Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

GS SPONSOR II LLC By: GSAM Holdings LLC, as sole Manager

By:
Name: Tom Knott
Title: Authorized Signatory

[Signature Page to Director Nomination Agreement]

Exhibit P

Company Articles Amendment

(See attached.)

COMPANIES (JERSEY) LAW 1991

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

MIRION TECHNOLOGIES (TOPCO), LTD

Company Number 117027

(Adopted by special resolution passed on

____________ 2021)

35.	NOTICE OF INTENDED FORFEITURE	21

36.	DIRECTORS’ POWER TO FORFEIT SHARES	21

37.	EFFECT OF FORFEITURE	21

38.	PROCEDURE FOLLOWING FORFEITURE	22

39.	SURRENDER OF SHARES	22

40.	ALLOTMENTS OF SHARES	23

41.	POWERS TO ISSUE DIFFERENT CLASSES OF SHARE	23

42.	VARIATION OF CLASS RIGHTS	23

43.	COMPANY NOT BOUND BY LESS THAN ABSOLUTE INTERESTS	24

44.	PAYMENT OF COMMISSION ON SUBSCRIPTION FOR SHARES	24

45.	PROCEDURE FOR DISPOSING OF FRACTIONS OF SHARES	24

46.	SHARE CERTIFICATES	24

47.	REPLACEMENT SHARE CERTIFICATES	25

48.	SHARE TRANSFERS: GENERAL	25

49.	PERMITTED TRANSFERS	28

50.	COMPULSORY TRANSFERS	29

51.	DRAG ALONG RIGHTS	33

52.	TAG ALONG RIGHTS	34

53.	TRANSMISSION OF SHARES	37

54.	EXERCISE OF TRANSMITTEES’ RIGHTS	37

55.	TRANSMITTEES BOUND BY PRIOR NOTICES	37

56.	PROCEDURE	37

57.	CALCULATION OF DISTRIBUTIONS	38

58.	PAYMENT DISTRIBUTIONS	38

59.	DEDUCTIONS FROM DISTRIBUTIONS IN RESPECT OF SUMS OWED TO THE COMPANY	39

60.	NO INTEREST ON DISTRIBUTIONS	39

61.	UNCLAIMED DISTRIBUTIONS	39

62.	NON-CASH DISTRIBUTIONS	40

63.	WAIVER OF DISTRIBUTIONS	40

64.	AUTHORITY TO CAPITALISE AND APPROPRIATION OF CAPITALISED SUMS	40

65.	CONVENING OF GENERAL MEETINGS	41

66.	ATTENDANCE AND SPEAKING AT GENERAL MEETINGS	41

67.	QUORUM FOR GENERAL MEETINGS	41

68.	CHAIRING GENERAL MEETINGS	42

69.	ATTENDANCE AND SPEAKING BY DIRECTORS AND NON-MEMBERS	42

70.	ADJOURNMENT	42

71.	CLASS MEETINGS	43

72.	VOTING: GENERAL	43

73.	ERRORS AND DISPUTES	43

74.	POLL VOTES	43

75.	CONTENT OF PROXY NOTICES	44

76.	DELIVERY OF PROXY NOTICES	45

77.	AMENDMENTS TO RESOLUTIONS	45

78.	WRITTEN RESOLUTIONS	45

79.	MEANS OF COMMUNICATION TO BE USED	46

80.	COMPANY SEALS	46

81.	NO RIGHT TO INSPECT ACCOUNTS AND OTHER RECORDS	47

82.	PROVISION FOR EMPLOYEES ON CESSATION OF BUSINESS	47

83.	INDEMNITY	47

84.	INSURANCE	48

COMPANIES (JERSEY) LAW 1991

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

MIRION TECHNOLOGIES (TOPCO), LTD

Company Number 117027

(the “Company”)

Adopted by special resolution passed on ______________2021 (the “Adoption Date”)

INTERPRETATION AND LIMITATION OF LIABILITY

1.	NON-APPLICATION OF STANDARD TABLE

The regulations constituting the Standard Table in the Companies (Standard Table) (Jersey) Order 1992 shall not apply to the Company.

2.	DEFINITIONS AND INTERPRETATION

2.1	In these Articles, unless the context otherwise requires:

“A Ordinary Shares” means the A ordinary shares of $0.01 each in the capital of the Company having the rights set out in the Articles;

“Acquisition Date” means, in relation to any share, the earliest date upon which the holder of that share became registered as the holder of any share continuously held by such holder (or such holder’s Permitted Transferees) (whether as a result of acquisition, subscription, allotment or otherwise) in the register of members of the Company;

“Affiliate” means, in relation to an Investor:

(a)

any Investment Fund of which: (i) that Investor (or any group undertaking of, or any (direct or indirect) shareholder in, that Investor); or (ii) that Investor’s (or any group undertaking of, or any (direct or indirect) shareholder in, that Investor’s) general partner, trustee, nominee, manager or adviser, is a general partner, trustee, nominee, manager or adviser;

(b)

any group undertaking of that Investor, or of any (direct or indirect) shareholder in that Investor, or of that Investor’s, or of any (direct or indirect) shareholder in that Investor’s general partner, trustee, nominee, manager or adviser (excluding any portfolio company thereof);

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(c)

any general partner, limited partner, trustee, nominee, operator, arranger or manager of, adviser to, or holder of interests (whether directly or indirectly) in, that Investor, or in any (direct or indirect) shareholder in that Investor, (or of, to or in any group undertaking of that Investor, or of any (direct or indirect) shareholder in that Investor) or of, to or in any Investment Fund referred to in (a) above or of, to or in any group undertaking referred to in (b) above; or

(d)

any co-investment scheme of that Investor (or any group undertaking of that Investor) or of any person referred to in (a), (b) or (c) above, or any person holding shares or other interests under such scheme or entitled to the benefit of shares or other interests under such scheme;

“Articles” means the Company’s articles of association for the time being in force;

“B Ordinary Shares” means the B ordinary shares of $0.01 each in the capital of the Company having the rights set out in the Articles;

“Bad Leaver” means any Employee who becomes a Leaver in circumstances where he is not a Good Leaver;

“bankruptcy” includes every form of insolvency proceedings applicable to an individual person in any jurisdiction, including, without limitation, proceedings under the laws of Jersey relating to ‘bankruptcy’ (as defined in the Interpretation (Jersey) Law 1954) and proceedings relating to bankruptcy under the Insolvency Act 1986 (in respect of England and Wales or Northern Ireland);

“business day” means a day (other than a Saturday or Sunday) on which banks in the City of London and Jersey are open for ordinary banking business;

“call” has the meaning given in Article 31.1;

“Called Securities” has the meaning given in Article 51.1;

“Called Shareholders” has the meaning given in Article 51.1;

“call notice” has the meaning given in Article 31.1;

“call payment date” has the meaning given in Article 34.2(a);

“capitalised sum” has the meaning given in Article 64.1(b);

“Cause” means:

(a)	in the case of an Employee other than a Designated Employee, that an Employee:

(i)	has committed or engaged in an act of fraud, embezzlement, sexual harassment, dishonesty or theft in connection with his or her duties for any Group Company;

(ii)

has breached or defaulted under his or her agreements or obligations under his or her employment agreement or his or her confidentiality, non-competition and intellectual property agreement or any similar agreements with any Group Company;

(iii)	is convicted of, or enters a plea of nolo contendre with respect to, an act of criminal misconduct; or

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(iv)

has engaged in an act of incompetence, gross negligence or wilful failure to perform his or her duties or responsibilities (such determination to be made in writing by a majority of the board of directors of the Company, including an Investor Director), and, if remediable, has failed to remedy such circumstances within two business days of receipt of a notice of termination for Cause given to such Employee by any Group Company; and

(b)	in the case of a Designated Employee, has the meaning specified in, and in accordance with, the documents indicated in the Designation Notice in respect of that Designated Employee;

“Cessation Date” means, in relation to a Leaver:

(a)	where a payment is made in lieu of notice, the date on which that payment is made;

(b)

(in circumstances where (a) does not apply), where the employment or contract for services ceases by virtue of notice given by the Leaver or by the relevant Group Company, the date on which such notice expires, whether or not the Leaver is placed on Garden Leave (if applicable);

(c)	if the Leaver dies, the date of his death or certification of such death (if the date of death is unknown); or

(d)	(in circumstances where none of (a), (b) or (c) apply) the date on which the Leaver ceases to be employed or engaged by (or appointed as a director to) a Group Company;

“chairman” has the meaning given in Article 13;

“chairman of the meeting” has the meaning given in Article 68;

“Company’s lien” has the meaning given in Article 29.1;

“Compulsory Sellers” has the meaning given in Article 50;

“Compulsory Sellers’ Securities” has the meaning given in Article 50;

“Corporate Permitted Transferee” has the meaning given in Article 49.1(c);

“Corporate Transferor” has the meaning given in Article 49.1(c);

“Designated Employee” means an Employee designated as such by a notice to that Employee (such notice a “Designation Notice”) and who is a member on the Adoption Date;

“director” means a director for the time being of the Company, and includes any person occupying the position of director, by whatever name called;

“distribution recipient” has the meaning given in Article 58.2;

“document” includes, unless otherwise specified, any document sent or supplied in electronic form;

“Drag Along Notice” has the meaning given in Article 51.2;

“electronic form” has the meaning given in section 1168 of the UK Companies Act;

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“eligible director” means a director who would be entitled to vote on the relevant matter at a meeting of directors and whose vote would be counted in respect of such matter;

“Employee” means an individual who is employed by, or is a director of, any Group Company from time to time, or an individual whose services are otherwise made available to any Group Company from time to time (and “employment” shall be construed accordingly);

“Employee Benefit Trust” means a trust established, with the prior written consent of an Investor Director, for the purpose of enabling or facilitating transactions in shares between, and/or the acquisition of beneficial ownership of shares by, the bona fide employees or former employees of any Group Company, or the spouses, civil partners, widows, widowers, surviving civil partners, children or stepchildren under the age of 18 of any such employees or former employees;

“Escrow Agent” means a reputable third party escrow agent appointed by an Investor Majority and the Managers’ Representative for the purposes of Article 50.6(c);

“Escrow Account” means an escrow account maintained by the Escrow Agent for the purposes of Article 50.6(c);

“Exit” means an IPO, a Winding-Up or completion of a Sale;

“Family Company” means, in relation to an individual, a company (including a limited liability company) all interests in which (including any and all shares, membership interests, securities and encumbrances) are legally and beneficially owned solely by that individual and/or that individual’s Family Members, and provided that no power or control is capable of being exercised over the votes attaching to any shares held by that company by any person other than the company, the individual and/or that individual’s Family Members;

“Family LP” means, in relation to an individual, a limited partnership, all interests in which (including any and all securities and encumbrances) are legally and beneficially owned solely by that individual and/or that individual’s Family Members, and provided that no power or control is capable of being exercised over the votes attaching to any shares held by the limited partnership by any person other than the general partner, the individual and/or that individual’s Family Members;

“Family Member” means, in relation to any individual, his or her spouse, civil partner and every child and remoter descendant (including stepchildren and adopted children);

“Family Trust” means, in relation to any individual, a trust which permits the settled property or the income from it to be applied only for the benefit of such individual and/or his Family Members and provided that no power or control is capable of being exercised over the votes attached to any shares held by the trust by any person other than the trustees, the individual and/or that individual’s Family Members; provided further that there may be a beneficiary to receive the amounts in the trust in the event that all Family Members are deceased;

“Family Vehicle” means a Family Company, a Family LP or a Family Trust;

“Finance Documents” means any facility agreement, security and ancillary documents entered into by any Group Company and which are material to the Group as a whole, as amended, supplemented or replaced from time to time;

“First Shareholder Loan Note Instrument” means the instrument executed by Mirion Technologies (HoldingSub1), Ltd (registered in England and Wales with number 09299516) on 31 March 2015, constituting the First Shareholder Loan Notes, as supplemented, varied, amended or replaced from time to time;

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“First Shareholder Loan Notes” means up to $900,000,000 principal amount 11.5 per cent. loan notes due 2026 and an unlimited number of funding bonds constituted by the First Shareholder Loan Note Instrument;

“fully paid” in relation to a share, means that the nominal value and any premium to be paid to the Company in respect of that share have been paid to the Company;

“Garden Leave” means (if provided for in the relevant Employee’s employment agreement) the period in respect of which that Employee is given a direction by the relevant Group Company to perform no duties under his employment contract or contract for services during some or all of the notice period or severance period under that contract, and “being placed on Garden Leave” shall be construed accordingly;

“Good Leaver” means any Employee who becomes a Leaver in any of the following circumstances:

(a)

by reason of his voluntary resignation at or after the point in time when he has become entitled to full pension benefits, or full social security benefits if applicable, whichever is the later, on retirement;

(b)	by reason of his voluntary resignation for Good Reason;

(c)	by reason of the termination of his employment or engagement by the relevant Group Company without Cause;

(d)	death of the Employee;

(e)

(i) in the case of an Employee who is not a Designated Employee, ill health or permanent disability of the Employee for a period of at least six months as confirmed by a physician reasonably acceptable to an Investor Majority, such that the Employee is not satisfactorily able to perform his functions as a director, officer or employee (as the case may be); or

(ii)

in the case of a Designated Employee, has the meaning given to “Disability” (or similar term) in the documents specified in, and in accordance with, the Designation Notice in respect of that Employee; or

(f)

in any other circumstances where it is determined by the directors, with the written consent of the Remuneration Committee or an Investor Majority, that the Employee is to be treated as a Good Leaver in respect of some or all of his shares;

“Good Reason” means:

(a)	in the case of an Employee other than a Designated Employee, in the absence of the written consent of the relevant Employee:

(i)

a reduction in such Employee’s base salary, a material reduction or discontinuance of any material incentive compensation plan or the taking of any action with the purpose of materially adversely affecting such Employee’s participation in benefits under any fringe benefit provided to such Employee (other than as part of an across the board reduction in salary applicable to all executives at any Group Company);

(ii)

a diminution in such Employee’s title or position or a significant diminution in such Employee’s authorities, duties or responsibilities set forth in such Employee’s employment agreement with any Group Company, if applicable and provided therein;

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(iii)	the requirement that such Employee relocates in violation of such Employee’s employment agreement with any Group Company, if applicable and provided therein; or

(iv)

any failure by any Group Company to comply with any material provision of such Employee’s employment agreement, any stock option agreement or other material agreement between such Employee and any Group Company, which circumstance has, if remediable, not been remedied within 60 days of receipt of a notice of termination of employment for Good Reason given by that Employee to the Company, provided that an event otherwise constituting Good Reason shall be deemed to no longer constitute Good Reason if the relevant Employee fails to deliver such notice within 60 days after becoming aware of such event; and

(b)	in the case of a Designated Employee, has the meaning given to that expression in the documents indicated in, and in accordance with, the Designation Notice in respect of that Designated Employee;

“Group” means the Company and its subsidiary undertakings and any New Holding Company for the time being, and “member of the Group” and “Group Company” shall be construed accordingly;

“hard copy form” has the meaning given in section 1168 of the UK Companies Act;

“holder” in relation to shares means the person whose name is entered in the register of members as the holder of the shares;

“Individual Permitted Transferee” has the meaning given in Article 49.1(a);

“Individual Transferor” has the meaning given in Article 49.1(a);

“instrument” means a document in hard copy form;

“Investment Fund” means any person, trust, or fund holding shares for investment purposes (other than for an Employee or any of its Permitted Transferees);

“Investors” means the holders of B Ordinary Shares, from time to time (other than Tom Logan);

“Investor Director” has the meaning given in Article 19.2;

“Investor Majority” means the holders of more than 50 per cent in nominal value of the B Ordinary Shares from time to time acting by way of written consent or direction;

“IPO” means the effective admission of shares of any Group Company:

(a)

to trading on a United States national securities exchange effected through a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the United States Securities Act of 1933, as amended (and shall apply equally to an admission of American Depositary Receipts of any Group Company to trading on a United States national securities exchange in accordance with the foregoing);

(b)

to listing on the Official List of the Financial Conduct Authority, acting in its capacity as the competent authority for listing pursuant to Part VI of the United Kingdom Financial Services and Markets Act 2000, and to trading on the Main Market of London Stock Exchange plc;

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(c)	to trading on AIM (a market of London Stock Exchange plc); or

(d)	to trading on any other investment stock exchange nominated by an Investor Majority;

“Law” means the Companies (Jersey) Law 1991;

“Leaver” means any Employee who ceases to be an Employee or whose employment is subject to notice of termination and who holds or has a Permitted Transferee which holds A Ordinary Shares;

“Lead Investor” means CCP IX LP No. 1, acting through its general partner Charterhouse General Partners (IX) Limited, or such other Investor as an Investor Majority may determine and notify to the Company from time to time;

“lien enforcement notice” has the meaning given in Article 30.1(a);

“Loan Notes” means Management Loan Notes and the Shareholder Loan Notes (or any of them, as the context requires) or any other loan notes constituted by a loan note instrument entered into by a Group Company;

“Management Loan Note Instrument” means the instrument executed by Mirion Technologies (HoldingSub1), Ltd (registered in England and Wales with number 09299516) on 31 March 2015, constituting the Management Loan Notes, as supplemented, varied, amended or replaced from time to time;

“Management Loan Notes” means up to $5,000,000 principal amount 11.5 per cent. loan notes due 2026 and an unlimited number of funding bonds constituted by the Management Loan Note Instrument;

“Manager Majority” means the holders of more than 50 per cent in nominal value of the A Ordinary Shares from time to time acting by way of written consent or direction;

“Managers’ Representative” means Tom Logan, for so long as he is a holder of shares and an Employee, or such other person who is a holder of shares and an Employee as is nominated in writing from time to time by a Manager Majority;

“Material Default” means the occurrence of an event of default under any Finance Documents (which has not been remedied or waived) or an Investor Majority giving written notice to the Company that they reasonably believe that the Company and/or its subsidiaries have no reasonable prospect of avoiding such an event of default;

“member” means a person who is the holder of a share;

“New Holding Company” means a holding company of the Company in which the share capital structure of the Company is replicated in all material respects;

“ordinary resolution” means resolution of the Company passed by a simple majority by members (entitled to do so) voting in person or by proxy at a general meeting of the Company, or at a separate meeting of a class of members;

“Ordinary Shares” means the A Ordinary Shares and B Ordinary Shares;

“paid” means paid or credited as paid;

“participate”, in relation to a directors’ meeting, has the meaning given in Article 11.1;

“Partnership Permitted Transferee” has the meaning given in Article 49.1(b);

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“Partnership Transferor” has the meaning given in Article 49.1(b);

“Permitted Transferee” has the meaning given in Article 49.1;

“persons entitled” has the meaning given in Article 64.1(b);

“Prescribed Price” has the meaning given in Article 50.3;

“Proposed Purchaser” has the meaning given in Article 51.1;

“Proposed Transferees” has the meaning given in Article 52.1;

“Proposed Transferors” has the meaning given in Article 52.1;

“proxy notice” has the meaning given in Article 75.1;

“relevant rate” has the meaning given in Article 34.2(b);

“Remuneration Committee” means the remuneration committee of the Company;

“Sale” means the transfer of shares (whether through a single transaction or a series of transactions) as a result of which any person, or persons connected (as defined in section 252 of the UK Companies Act) or acting in concert (as defined in the City Code on Takeovers and Mergers) with such person, holds more than 50 per cent. of the Ordinary Shares, provided that there shall be no Sale as a result of any transfer made (a) pursuant to Article 49 (Permitted Transfers, excluding Article 49.1(g) or (h)); or (b) to CCP IX LP No. 1 (registered in England and Wales with number LP013152), CCP IX LP No. 2 (registered in England and Wales with number LP013153), CCP IX Co-Investment LP (registered in England and Wales with number LP013154), CCP IX Co-Investment No. 2 LP (registered in England and Wales with number LP015887) or to any persons that such members could transfer their shares pursuant to Article 49 (Permitted Transfers);

“Second Shareholder Loan Note Instrument” means the instrument executed by Mirion Technologies (HoldingSub1), Ltd (registered in England and Wales with number 09299516) on 16 December 2020 constituting the Second Shareholder Loan Notes, as supplemented, varied, amended or replaced from time to time;

“Second Shareholder Loan Notes” means up to $70,000,000 principal amount loan notes due 2026 and an unlimited number of funding bonds constituted by the Second Shareholder Loan Note Instrument;

“Shareholder Loan Notes” means the First Shareholder Loan Notes and the Second Shareholder Loan Notes;

“shares” means shares of any class in the Company;

“special resolution” means a resolution of the Company passed as a special resolution in accordance with the Law provided always that, the relevant majority for the purposes of Article 90(1) of the Law, shall be 66 2/3 per cent. of members (entitled to do so) voting in person or by proxy at a general meeting of the Company, or at a separate meeting of a class of members;

“Subscription Price” means, in respect of any share, the amount paid or credited as paid up on that share, including amounts paid by way of premium and less any amount paid pursuant to Article 27.2(a);

“subsidiary” has the meaning given in Article 2 of the Law;

8

“subsidiary undertakings” has the meaning given in 1162 of the UK Companies Act;

“Tag Acceptance Notice” has the meaning given in Article 52.3;

“Tag Closing Date” has the meaning given in Article 52.2(a);

“Tag Completion Date” has the meaning given in Article 52.4(c);

“Tag Deficit” has the meaning given in Article 52.5;

“Tag Offer” means an offer pursuant to Article 52.1;

“transfer” has the meaning given in Article 48.1;

“transmittee” means a person entitled to a share by reason of the death or bankruptcy of a member or otherwise by operation of law;

“UK Companies Act” means the Companies Act 2006 of the United Kingdom.

“Valuer” has the meaning given in Article 50.3;

“Vendor Shareholders” has the meaning given in Article 51.1;

“Vendor Shares” has the meaning given in Article 51.1;

“Vested Sweet Equity” means, in relation to any person who is a Leaver and who (together with his Permitted Transferees) holds A Ordinary Shares:

(a)	prior to the first anniversary of the Acquisition Date, 0 (zero) per cent. of such Leaver’s, and his Permitted Transferees’, A Ordinary Shares; or

(b)

on or after the first anniversary of the Acquisition Date, a percentage of such Leaver’s, and his Permitted Transferees’, A Ordinary Shares equal to: (i) the number of days elapsed from and including the Acquisition Date for the A Ordinary Shares to but excluding the Cessation Date; divided by (ii) 1,460;

“Winding-Up” means a distribution to the holders of Ordinary Shares pursuant to a winding-up or dissolution of the Company or a New Holding Company;

“writing” means the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether sent or supplied in electronic form or otherwise; and

2.2	In the Articles, unless the context otherwise requires:

(a)	terms used shall, unless otherwise defined herein, bear the meaning ascribed to them in the Law as in force on the date when the Articles became binding on the Company;

(b)	a reference to an Article is a reference to the relevant article of these Articles unless expressly provided otherwise;

(c)	a reference to a statute, statutory provision or sub-ordinate legislation is a reference to it as it is in force from time to time, taking account of:

(i)	any subordinate legislation from time to time made under it; and

(ii)	any amendment or re-amendment and includes any statute, statutory provision or sub-ordinate legislation which it amends or re-enacts;

9

(d)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(e)

references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(f)	references to “dollars” or “$” are references to the lawful currency from time to time of the United States;

(g)	references to times of the day are to London time unless otherwise stated;

(h)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(i)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

2.3	The headings and sub-headings in the Articles are inserted for convenience only and shall not affect the construction of the Articles.

2.4

Any reference in the Articles to any matter requiring the consent, agreement or approval of or notice being given by or to an Investor Director shall mean, if there is no Investor Director, the consent, agreement or approval of or notice being given by an Investor Majority.

DIRECTORS

DIRECTORS’ POWERS AND RESPONSIBILITIES

3.	DIRECTORS’ GENERAL AUTHORITY

Subject to the Articles, the directors are responsible for the management of the Company’s business, for which purpose they may exercise all the powers of the Company.

4.	COMPANY NAME

The Company may by special resolution, resolve to change the Company’s name.

5.	MEMBERS’ RESERVE POWER

5.1	The members may, by special resolution, direct the directors to take, or refrain from taking, specified action.

5.2	No such special resolution invalidates anything which the directors have done before the passing of the resolution.

6.	DIRECTORS MAY DELEGATE

6.1	Subject to the Articles, the directors may, with the consent of an Investor Director, delegate any of the powers which are conferred on them under the Articles:

(a)	to such person or committee;

(b)	by such means (including by power of attorney);

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(c)	to such an extent;

(d)	in relation to such matters or territories; and

(e)	on such terms and conditions,

in each case as they think fit.

6.2	If the directors so specify, any such delegation may authorise further delegation of the directors’ powers by any person to whom they are delegated.

6.3	The directors may revoke any delegation in whole or part, or alter its terms and conditions.

7.	COMMITTEES

7.1

Committees to which the directors delegate any of their powers must follow procedures which are based as far as they are applicable on those provisions of the Articles which govern the taking of decisions by directors.

7.2	The directors may, with the consent of an Investor Director, make rules of procedure for all or any committees, which prevail over rules derived from the Articles if they are not consistent with them.

DECISION-MAKING BY DIRECTORS

8.	DIRECTORS TO TAKE DECISIONS COLLECTIVELY

8.1

The general rule about decision-making by directors is that any decision of the directors must be either a majority decision at a meeting, such majority to include at least one Investor Director, or a decision taken in accordance with Article 9 (Unanimous Decisions).

8.2	If:

(a)	the Company only has one director for the time being and that director is an Investor Director; and

(b)	no provision of the Articles requires it to have more than one director,

the general rule does not apply, and the director may (for so long as he remains the sole director) take decisions without regard to any of the provisions of the Articles relating to directors’ decision-making.

9.	UNANIMOUS DECISIONS

9.1	A decision of the directors is taken in accordance with this Article 9 (Unanimous Decisions) when all eligible directors indicate to each other by any means that they share a common view on a matter.

9.2

Such a decision may take the form of a resolution in writing, copies of which have been signed by each eligible director or to which each eligible director has otherwise indicated agreement in writing.

9.3	A decision may not be taken in accordance with this Article 9 (Unanimous Decisions) if the eligible directors would not have formed a quorum at such a meeting.

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10.	CALLING A DIRECTORS’ MEETING

10.1	Any director may call a directors’ meeting by giving notice of the meeting to the directors or by authorising the secretary (if any) to give such notice.

10.2	Notice of any directors’ meeting must indicate:

(a)	its proposed date and time;

(b)	where it is to take place; and

(c)	if it is anticipated that directors participating in the meeting will not be in the same place, how it is proposed that they should communicate with each other during the meeting.

10.3	Subject to Article 10.4, notice of a directors’ meeting must be given to each director whether or not he is absent from Jersey or the United Kingdom, but need not be in writing.

10.4

Notice of a directors’ meeting need not be given to directors who waive their entitlement to notice of that meeting, by giving notice to that effect to the Company prior to or after the date on which the meeting is held. Where such notice is given after the meeting has been held, that does not affect the validity of the meeting, or of any business conducted at it.

11.	PARTICIPATION IN DIRECTORS’ MEETINGS

11.1	Subject to the Articles, directors participate in a directors’ meeting, or part of a directors’ meeting, when:

(a)	the meeting has been called and takes place in accordance with the Articles; and

(b)	they can each communicate to the others any information or opinions they have on any particular item of the business of the meeting.

11.2	In determining whether directors are participating in a directors’ meeting, it is irrelevant where any director is or how they communicate with each other.

11.3	If all the directors participating in a meeting are not in the same place, they may decide that the meeting is to be treated as taking place wherever any of them is.

12.	QUORUM FOR DIRECTORS’ MEETINGS

12.1	At a directors’ meeting, unless a quorum is participating, no proposal is to be voted on, except a proposal to call another meeting.

12.2

The quorum for the transaction of business at a meeting of the directors is any two eligible directors at least one of whom shall be an Investor Director (unless an Investor Director agrees otherwise on each occasion in question).

12.3	If the total number of directors for the time being is less than the quorum required, the directors must not take any decision other than a decision:

(a)	to appoint further directors; or

(b)	to call a general meeting so as to enable the members to appoint further directors.

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13.	CHAIRING OF DIRECTORS’ MEETINGS

13.1

The directors shall appoint a director to chair their meetings as nominated from time to time by an Investor Majority by notice in writing to the Company. The person so appointed for the time being is known as the chairman. An Investor Majority may in like manner at any time request that the chairman be removed from office as chairman and the directors shall remove him from such office on receipt of any such written request.

13.2

The chairman shall chair each directors’ meeting at which he is present. If there is no director holding that office, or if the chairman is unwilling to chair the directors’ meeting or is not participating in the meeting within ten minutes after the time at which it was to start, the participating directors must appoint an Investor Director to chair it.

14.	NO CASTING VOTE

14.1

Subject to Article 14.2, if the numbers of votes for and against a proposal at a meeting of directors are equal, the chairman, if appointed pursuant to Article 13.1, shall not have a casting vote; any other director chairing a meeting shall not have a casting vote.

14.2

The chairman or other director chairing a meeting (or part of a meeting) shall not have a casting vote if, in accordance with the Articles, the chairman, or other director, is not an eligible director for the purposes of that meeting (or part of a meeting).

15.	DIRECTORS’ INTERESTS

15.1

A director, including an alternate director, may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of director and may act in a professional capacity to the Company on such terms as to tenure of office, remuneration and otherwise as the directors may determine.

15.2

Subject to the provisions of the Law, and provided that he has disclosed to the director the nature and extent of any of his interests which conflict or may conflict to a material extent with the interests of the Company at the first meeting of the directors at which a transaction is considered or as soon as practical after that meeting by notice in writing to the secretary or has otherwise previously disclosed that he is to be regarded as interested in a transaction with a specific person, a director notwithstanding his office:

(a)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested;

(b)

may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is otherwise interested; and

(c)

shall not, by reason of his office, be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

15.3	For the purposes of Article 15.1:

(a)

a general notice given to the directors or Secretary in the manner there specified that a director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the director has an interest in any such transaction of the nature and extent so specified; and

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(b)	an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of that director.

15.4

Where disclosure of an interest is made to the secretary in accordance with Article 15.1 the secretary shall inform the directors that it has been made and table the notice of the disclosure at the next meeting of the directors. Any disclosure at a meeting of the directors shall be recorded in the minutes of the meeting.

16.	RECORDS OF DECISIONS TO BE KEPT

The directors must ensure that the Company keeps a record, in writing, for at least 10 years from the date of the decision recorded, of every unanimous or majority decision taken by the directors.

17.	DIRECTORS’ DISCRETION TO MAKE FURTHER RULES

Subject to the Articles and with the consent of an Investor Director, the directors may make any rule which they think fit about how they take decisions, and about how such rules are to be recorded or communicated to directors.

APPOINTMENT OF DIRECTORS

18.	NUMBER OF DIRECTORS

Unless otherwise determined by ordinary resolution, the number of directors shall not be subject to any maximum, but shall not be less than two, at least one of which shall be an Investor Director.

19.	METHODS OF APPOINTING DIRECTORS

19.1	Any person who is willing to act as a director, and is permitted by law to do so, may be appointed to be a director:

(a)	by ordinary resolution;

(b)	by a decision of the directors; or

(c)	by notice in writing to the Company from an Investor Majority.

19.2

Without prejudice to Article 19.1, an Investor Majority shall have the right at any time to appoint up to three directors of the Company (each being an “Investor Director”) by notice in writing to the Company. An Investor Majority may in like manner at any time remove from office any Investor Director and appoint any person in his place.

19.3

In any case where, as a result of death or bankruptcy, the Company has no members and no directors, the transmittee of the last member to have died or to have a bankruptcy order made against him has the right, by notice in writing, to appoint a person who is willing to act and is permitted to do so, to be a director.

19.4	For the purposes of Article 19.3, where two or more members die in circumstances rendering it uncertain who was the last to die, a younger member is deemed to have survived an older member.

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20.	TERMINATION OF DIRECTOR’S APPOINTMENT

20.1	A person ceases to be a director as soon as:

(a)	that person ceases to be a director by virtue of any provision of the Law or is prohibited or disqualified by law from being a director;

(b)	a bankruptcy order is made against that person;

(c)	a composition is made with that person’s creditors generally in satisfaction of that person’s debts;

(d)

a registered medical practitioner who is treating that person gives a written opinion to the Company stating that that person has become physically or mentally incapable of acting as a director and may remain so for more than three months;

(e)	by reason of that person’s mental health, a court makes an order which wholly or partly prevents that person from personally exercising any powers or rights which that person would otherwise have;

(f)	notification is received by the Company from that person that he is resigning from office, and such resignation has taken effect in accordance with its terms;

(g)	that person is convicted of a criminal offence (other than a motoring offence not resulting in disqualification) and the directors resolve that his office be vacated;

(h)	an ordinary resolution is passed to that effect; or

(i)	notice in writing to that effect is given to the Company by an Investor Majority.

20.2

Upon any resolution pursuant to Article 20.1(h) for the removal of any Investor Director for the time being holding office, the B Ordinary Shares held by the person or persons who appointed such Investor Director shall confer upon the holder(s) of those shares the right to an aggregate number of votes which is one vote greater than the number of votes capable of being cast on such resolution by all other members of the Company. Such votes shall be divided between such holders, if more than one, as nearly as may be in proportion to the number of B Ordinary Shares held by them respectively.

21.	DIRECTORS’ REMUNERATION

21.1	Directors may undertake any services for the Company that the directors decide.

21.2	Directors are entitled to such remuneration as the directors, with the consent of an Investor Director, determine:

(a)	for their services to the Company as directors; and

(b)	for any other service which they undertake for the Company.

21.3	Subject to the Articles, a director’s remuneration may:

(a)	take any form; and

(b)	include any arrangements in connection with the payment of a pension, allowance or gratuity, or any death, sickness or disability benefits, to or in respect of that director.

21.4	Unless the directors decide otherwise, directors’ remuneration accrues from day to day.

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21.5

Unless the directors decide otherwise with the consent of an Investor Director, directors are not accountable to the Company for any remuneration or benefits which they receive as directors or other officers or employees of the Company’s subsidiary undertakings or of the Company’s parent undertakings from time to time or of any other body corporate in which the Company or any such parent undertaking is interested.

22.	DIRECTORS’ EXPENSES

The Company may pay any reasonable expenses approved by the Remuneration Committee, which the directors and the secretary (if any) properly incur in connection with their attendance at:

(a)	meetings of directors or committees of directors;

(b)	general meetings; or

(c)	separate meetings of the holders of any class of shares or of debentures of the Company,

or otherwise in connection with the exercise of their powers and the discharge of their responsibilities in relation to the Company.

23.	SECRETARY

The directors may appoint any person who is willing to act as the secretary for such term, at such remuneration, and upon such conditions as they may think fit and from time to time remove such person and, if the directors so decide, appoint a replacement, in each case by a decision of the directors.

SHARES AND DISTRIBUTIONS

SHARES

24.	SHARE CAPITAL

The share capital of the Company at the Adoption Date is comprised of:

(a)	1,483,795 A Ordinary Shares; and

(b)	5,353,970 B Ordinary Shares.

25.	INCOME

25.1	The rights as regards income attaching to each class of share shall be as set out in this Article 25 (Income).

25.2

Any profits of the Company resolved with the consent of the Investor Majority to be distributed shall, subject to the provisions of the Law and the Finance Documents, be distributed by way of dividend amongst the holders of the Ordinary Shares in proportion to the numbers of such shares held by them respectively.

25.3

Every dividend shall be apportioned and paid to the appropriate member according to the amounts paid up or credited as paid up (as to nominal value) on the shares of the relevant class held by them during any portion of the period in respect of which the dividend is payable.

26.	VOTING

26.1	The voting rights attaching to each class of share shall be as set out in this Article 26 (Voting).

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26.2

Save as otherwise provided in the Articles the holders of Ordinary Shares shall, in respect of the Ordinary Shares held by them, be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company and on a show of hands each such holder shall have one vote and on a poll or on a written resolution each such holder shall have one vote for each Ordinary Share held by them.

26.3

To the extent that there is a Material Default all members shall be deemed to consent to short notice where required by an Investor Majority to enable any general meeting of the Company to be convened and held on short notice pursuant to the Law, provided that such short notice shall not be for a period of less than 48 hours after the notice is given. The voting rights attaching to the B Ordinary Shares shall be such that on a poll each holder of B Ordinary Shares shall have 1,000 votes for every B Ordinary Share until the earlier of the date on which the Material Default is remedied or notice is given by the holders of more than 50 per cent. of the B Ordinary Shares then in issue to the Company terminating such arrangements, such notice not to be unreasonably withheld or delayed.

26.4

Notwithstanding any other provision of the Articles, neither a Leaver nor his Permitted Transferees shall have any rights to receive notice of any general meeting of the Company or vote at any general meeting or to constitute an eligible member in relation to any proposed written resolution in respect of any of the shares held by them. This restriction shall cease in the event that the shares are no longer held by such members.

27.	RETURN OF CAPITAL

27.1	The rights as regards return of capital attaching to each class of share shall be as set out in this Article 27 (Return Of Capital).

27.2

On a return of capital on a liquidation or otherwise (including for these purposes any proposed distribution to be debited to the Company’s share premium account), the surplus assets of the Company available for distribution among the members (after the payment of the Company’s liabilities) shall be applied in the following manner and order of priority:

(a)	firstly, in paying to each holder of Ordinary Shares in respect of each Ordinary Share it holds, an amount equal to the Subscription Price of such Ordinary Shares; and

(b)	lastly, the balance of such assets shall be distributed amongst the holders of the Ordinary Shares in proportion to the number of Ordinary Shares held by them respectively.

28.	APPORTIONMENT OF CONSIDERATION ON A SALE

In the event of a Sale the selling holders of shares in the Company (immediately prior to such Sale) shall procure that the total of all and any consideration in whatever form (net of all costs, fees, charges and expenses of the members who are selling their shares and each Group Company incurred in connection with the Sale, in each case as approved by an Investor Majority) received or receivable by members at any time in respect of the shares that are the subject of the Sale shall be reallocated between them so as to ensure the order of application of the aggregate sale proceeds shall be in the same order of application as set out in Article 27.2 as if the date of such Sale were the date of the return of capital under such Article and as if the consideration for such Sale represented all of the assets of the Company available for distribution to the holders of shares in the Company.

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29.	COMPANY’S LIEN OVER PARTLY PAID SHARES

29.1	The Company has a lien (the “Company’s lien”) over every share which is partly paid, for any part of:

(a)	that share’s nominal value; and

(b)	any premium at which it was issued,

which has not been paid to the Company, and which is payable immediately or at some time in the future, whether or not a call notice has been sent in respect of it.

29.2	The Company’s lien over a share:

(a)	takes priority over any third party’s interest in that share; and

(b)	extends to any dividend or other money payable by the Company in respect of that share and (if the lien is enforced and the share is sold by the Company) the proceeds of sale of that share.

29.3

The directors may at any time, with the consent of an Investor Director, decide that a share which is or would otherwise be subject to the Company’s lien shall not be subject to it, either wholly or in part.

30.	ENFORCEMENT OF THE COMPANY’S LIEN

30.1	Subject to the provisions of this Article 30 (Enforcement Of The Company’s Lien), if:

(a)	an enforcement notice has been given in respect of a share (a “lien enforcement notice”); and

(b)	the person to whom the notice was given has failed to comply with it,

the Company may sell that share in such manner as the directors, with the consent of an Investor Director, decide.

30.2	A lien enforcement notice:

(a)	may only be given in respect of a share which is subject to the Company’s lien, in respect of which a sum is payable and the due date for payment of that sum has passed;

(b)	must specify the share concerned;

(c)	must require payment of the sum payable within 14 days of the notice;

(d)	must be addressed either to the holder of the share or to a person entitled to it by reason of the holder’s death, bankruptcy or otherwise; and

(e)	must state the Company’s intention to sell the share if the notice is not complied with.

30.3	Where shares are sold under this Article 30 (Enforcement Of The Company’s Lien):

(a)	the directors may authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser; and

(b)	the transferee is not bound to see to the application of the consideration, and the transferee’s title is not affected by any irregularity in or invalidity of the process leading to the sale.

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30.4	The net proceeds of any such sale (after payment of the costs of sale and any other costs of enforcing the lien) must be applied:

(a)	first, in payment of so much of the sum for which the lien exists as was payable at the date of the lien enforcement notice; and

(b)

second, to the person entitled to the shares at the date of the sale, but only after the certificate for the shares sold has been surrendered to the Company for cancellation or an indemnity in lieu of the certificate in a form reasonably satisfactory to the directors has been given for any lost certificates, and subject to a lien equivalent to the Company’s lien over the shares before the sale for any money payable in respect of the shares after the date of the lien enforcement notice.

30.5	An affidavit by a director or the secretary (if any) that the declarant is a director or the secretary and that a share has been sold to satisfy the Company’s lien on a specified date:

(a)	is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

(b)	subject to compliance with any other formalities of transfer required by the Articles or by law, constitutes a good title to the share.

31.	CALL NOTICES

31.1

Subject to the Articles and the terms on which shares are allotted, the directors may, with the consent of an Investor Director, send a notice (a “call notice”) to a member requiring the member to pay the Company a specified sum of money (a “call”) which is payable in respect of shares which that member holds at the date when the directors decide to send the call notice.

31.2	A call notice:

(a)	may not require a member to pay a call which exceeds the total sum unpaid on that member’s shares (whether as to the share’s nominal value or any amount payable to the Company by way of premium);

(b)	must state when and how any call to which it relates it is to be paid; and

(c)	may permit or require the call to be paid by instalments.

31.3	A member must comply with the requirements of a call notice, but no member is obliged to pay any call before 14 days have passed since the notice was sent.

31.4	Before the Company has received any call due under a call notice the directors may:

(a)	revoke it wholly or in part; or

(b)	specify a later time for payment than is specified in the call notice,

by a further notice in writing to the member in respect of whose shares the call is made.

32.	LIABILITY TO PAY CALLS

32.1	Liability to pay a call is not extinguished or transferred by transferring the shares in respect of which it is required to be paid.

32.2	Joint holders of a share are jointly and severally liable to pay all calls in respect of that share.

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32.3	Subject to the terms on which shares are allotted, the directors may, when issuing shares, provide that call notices sent to the holders of those shares may require them:

(a)	to pay calls which are not the same; or

(b)	to pay calls at different times.

33.	WHEN CALL NOTICE NEED NOT BE ISSUED

33.1

A call notice need not be issued in respect of sums which are specified, in the terms on which a share is allotted, as being payable to the Company in respect of that share (whether in respect of nominal value or premium):

(a)	on allotment;

(b)	on the occurrence of a particular event; or

(c)	on a date fixed by or in accordance with the terms of allotment.

33.2

But if the due date for payment of such a sum has passed and it has not been paid, the holder of the share concerned is treated in all respects as having failed to comply with a call notice in respect of that sum, and is liable to the same consequences as regards the payment of interest and forfeiture.

34.	FAILURE TO COMPLY WITH CALL NOTICE: AUTOMATIC CONSEQUENCES

34.1	If a person is liable to pay a call and fails to do so by the call payment date:

(a)	the directors may issue a notice of intended forfeiture to that person; and

(b)	until the call is paid, that person must pay the Company interest on the call from the call payment date at the relevant rate.

34.2	For the purposes of this Article 34 (Failure To Comply With Call Notice: Automatic Consequences):

(a)

the “call payment date” is the time when the call notice states that a call is payable, unless the directors give a notice specifying a later date, in which case the ‘call payment date’ is that later date;

(b)	the “relevant rate” is:

(i)	the rate fixed by the terms on which the share in respect of which the call is due was allotted;

(ii)	such other rate as was fixed in the call notice which required payment of the call, or has otherwise been determined by the directors; or

(iii)	if no rate is fixed in either of these ways, five per cent. per annum.

34.3

The relevant rate must not exceed by more than five percentage points the base lending rate most recently set by the Monetary Policy Committee of the Bank of England in connection with its responsibilities under Part 2 of the Bank of England Act 1998 of the United Kingdom.

34.4	The directors may waive any obligation to pay interest on a call wholly or in part.

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35.	NOTICE OF INTENDED FORFEITURE

A notice of intended forfeiture:

(a)	may be sent in respect of any share in respect of which a call has not been paid as required by a call notice;

(b)	must be sent to the holder of that share or to a person entitled to it by reason of the holder’s death, bankruptcy or otherwise;

(c)	must require payment of the call and any accrued interest by a date which is not less than 14 days after the date of the notice;

(d)	may require payment of all costs and expenses that may have been incurred by the Company by reason of such non-payment by a date which is not less than 14 days after the date of the notice;

(e)	must state how the payment is to be made; and

(f)	must state that if the notice is not complied with, the shares in respect of which the call is payable will be liable to be forfeited.

36.	DIRECTORS’ POWER TO FORFEIT SHARES

If a notice of intended forfeiture is not complied with before the date by which payment of the call is required in the notice of intended forfeiture, the directors may decide that any share in respect of which it was given is forfeited, and the forfeiture is to include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

37.	EFFECT OF FORFEITURE

37.1	Subject to the Articles, the forfeiture of a share extinguishes:

(a)	all interests in that share, and all claims and demands against the Company in respect of it; and

(b)	all other rights and liabilities incidental to the share as between the person whose share it was prior to the forfeiture and the Company.

37.2	Any share which is forfeited in accordance with the Articles:

(a)	is deemed to have been forfeited when the directors decide that it is forfeited;

(b)	is deemed to be the property of the Company; and

(c)	may be sold, re-allotted or otherwise disposed of as the directors think fit.

37.3	If a person’s shares have been forfeited:

(a)	the Company must send that person notice that forfeiture has occurred and record it in the register of members;

(b)	that person ceases to be a member in respect of those shares;

(c)	that person must surrender the certificate for the shares forfeited to the Company for cancellation;

(d)

that person remains liable to the Company for all sums payable by that person under the Articles at the date of forfeiture in respect of those shares, including any interest (whether accrued before or after the date of forfeiture); and

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(e)

the directors may waive payment of such sums wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

37.4

At any time before the Company disposes of a forfeited share, the directors may decide to cancel the forfeiture on payment of all calls, interest and costs and expenses (if any) due in respect of it and on such other terms as they think fit.

38.	PROCEDURE FOLLOWING FORFEITURE

38.1

If a forfeited share is to be disposed of by being transferred, the Company may receive the consideration for the transfer and the directors may authorise any person to execute the instrument of transfer.

38.2	A statutory declaration by a director or the secretary (if any) that the declarant is a director or the secretary and that a share has been forfeited on a specified date:

(a)	is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share; and

(b)	subject to compliance with any other formalities of transfer required by the Articles or by law, constitutes a good title to the share.

38.3

A person to whom a forfeited share is transferred is not bound to see to the application of the consideration (if any) nor is that person’s title to the share affected by any irregularity in or invalidity of the process leading to the forfeiture or transfer of the share.

38.4

If the Company sells a forfeited share, the person who held it prior to its forfeiture is entitled to receive from the Company the proceeds of such sale, net of any commission, and excluding any amount which:

(a)	was, or would have become, payable; and

(b)	had not, when that share was forfeited, been paid by that person in respect of that share,

but no interest is payable to such a person in respect of such proceeds and the Company is not required to account for any money earned on them.

39.	SURRENDER OF SHARES

39.1	A member may surrender any share:

(a)	in respect of which the directors may issue a notice of intended forfeiture;

(b)	which the directors may forfeit; or

(c)	which has been forfeited.

39.2	The directors may accept the surrender of any such share.

39.3	The effect of surrender on a share is the same as the effect of forfeiture on that share.

39.4	A share which has been surrendered may be dealt with in the same way as a share which has been forfeited.

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40.	ALLOTMENTS OF SHARES

40.1

Shares in the capital of the Company that are authorised but unissued shall be at the disposal of the directors, and they may allot, grant options over, or otherwise dispose of them to such persons at such times and on such terms as they think proper.

40.2

Unless otherwise restricted by the provisions of any written shareholders’ agreement or similar document in force between some or all of the members and the Company, the directors may issue shares in the Company to any person and without any obligation to offer such shares to existing members (whether in proportion to the existing shares held by them or otherwise).

41.	POWERS TO ISSUE DIFFERENT CLASSES OF SHARE

41.1	Subject to the Articles, but without prejudice to the rights attached to any existing share, the Company may issue shares with such rights or restrictions as may be determined by ordinary resolution.

41.2

The Company may issue shares which are to be redeemed, or are liable to be redeemed at the option of the Company or the holder, and the directors may, with the consent of an Investor Director, determine the terms, conditions and manner of redemption of any such shares.

42.	VARIATION OF CLASS RIGHTS

42.1	Whenever the share capital of the Company is divided into different classes of shares, the rights attached to any class may, subject to the Law, only be varied or abrogated:

(a)	with the consent in writing of the holders of at least 66 2/3 per cent. of the issued shares of the class (obtained in a manner consistent with Article 95(1C) of the Law);

(b)	with the sanction of a special resolution passed at a separate meeting of the holders of that class; or

(c)	in the case of the A Ordinary Shares and the B Ordinary Shares, in accordance with Article 42.2 or 42.3,

and may be so varied or abrogated either whilst the Company is a going concern or during or in contemplation of a Winding-Up.

42.2

The consent or sanction referred to in Article 42.1 shall not be required in relation to any variation or abrogation which does not adversely affect the class rights attaching to the A Ordinary Shares as a whole in comparison to the rights of other classes of shares.

42.3

The rights attaching to the A Ordinary Shares and B Ordinary Shares may be varied or abrogated by an ordinary resolution of the Company as if the A Ordinary Shares and B Ordinary Shares constitute one class, except where the effect of the variation or abrogation is that the economic and voting rights as between the A Ordinary Shares and B Ordinary Shares will cease to be the same in all material respects as at the date of adoption of these Articles.

42.4	The rights conferred on the holders of shares of any class shall not, unless otherwise expressly provided by the terms of the shares of that class, be deemed to be varied or abrogated by:

(a)

the creation, allotment or issue of further shares, or securities convertible into shares, ranking subsequent to, or pari passu with, or in priority to them, or the issue of any debt securities by any Group Company, or the purchase or redemption by the Company of its own shares in accordance with the Law or

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(b)	any alteration to these Articles made conditional upon, or otherwise in connection with, a Sale or an IPO or in accordance with Article 42.4(a).

42.5

The foregoing provisions of this Article 42 (Variation Of Class Rights) shall apply to the variation or abrogation of the special rights attached to some only of the shares of any class as if each group of shares of the class differently treated formed a separate class.

43.	COMPANY NOT BOUND BY LESS THAN ABSOLUTE INTERESTS

Except as required by law, no person is to be recognised by the Company as holding any share upon any trust, and except as otherwise required by law or the Articles, the Company is not in any way to be bound by or recognise any interest in a share other than the holder’s absolute ownership of it and all the rights attaching to it.

44.	PAYMENT OF COMMISSION ON SUBSCRIPTION FOR SHARES

44.1	The Company may pay any person a commission in consideration for that person:

(a)	subscribing, or agreeing to subscribe, for shares; or

(b)	procuring, or agreeing to procure, subscriptions for shares.

44.2	Any such commission may be paid:

(a)	in cash, or in fully paid or partly paid shares or other securities or partly in one way and partly in the other; and

(b)	in respect of a conditional or an absolute subscription.

45.	PROCEDURE FOR DISPOSING OF FRACTIONS OF SHARES

45.1	This Article 45 (Procedure for Disposing of Fractions Of Shares) applies where:

(a)	there has been a consolidation or division of shares; and

(b)	as a result, members are entitled to fractions of shares.

45.2	The directors may:

(a)	sell the shares representing the fractions to any person including the Company for the best price reasonably obtainable;

(b)	authorise any person to execute an instrument of transfer of the shares to the purchaser or a person nominated by the purchaser; and

(c)	distribute the net proceeds of sale in due proportion among the holders of the shares.

45.3	The person to whom the shares are transferred is not obliged to ensure that any purchase money is received by the person entitled to the relevant fractions.

45.4	The transferee’s title to the shares is not affected by any irregularity in or invalidity of the process leading to their sale.

46.	SHARE CERTIFICATES

46.1	The Company must issue each member, free of charge, with one or more certificates in respect of the shares which that member holds.

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46.2	Every certificate must specify:

(a)	in respect of how many shares, of what class, it is issued;

(b)	the nominal value of those shares;

(c)	the extent to which the shares are paid up or, if fully paid, a statement to that effect; and

(d)	any distinguishing numbers assigned to them.

46.3	No certificate may be issued in respect of shares of more than one class.

46.4	If more than one person holds a share, only one certificate may be issued in respect of it.

46.5	Certificates must:

(a)	have affixed to them the Company’s common seal; or

(b)	be otherwise executed in accordance with the Law.

47.	REPLACEMENT SHARE CERTIFICATES

47.1	If a certificate issued in respect of a member’s shares is:

(a)	damaged or defaced; or

(b)	said to be lost, stolen or destroyed,

that member is entitled to be issued with a replacement certificate in respect of the same shares.

47.2	A member exercising the right to be issued with such a replacement certificate:

(a)	may at the same time exercise the right to be issued with a single certificate or separate certificates;

(b)	must return the certificate which is to be replaced to the Company if it is damaged or defaced; and

(c)	must comply with such conditions as to evidence, indemnity and the payment of a reasonable fee as the directors decide.

SHARE TRANSFERS

48.	SHARE TRANSFERS: GENERAL

48.1	In these Articles references to any “transfer” of shares or any similar expression shall be deemed to include:

(a)	any sale or other disposition of the legal or equitable interest in the shares (including any voting rights attached to the shares);

(b)	the creation of any mortgage, charge, pledge or other encumbrance over the legal or equitable interest in the shares (including any voting rights attached to the shares);

(c)	any direction by a person entitled to an allotment or issue of shares that any such shares be allotted or issued to any other person; and

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(d)	any grant of an option to acquire either or both of the legal and equitable ownership of any shares by any person entitled to any such shares.

48.2	Subject to Article 48.3, no share or shares may be transferred to any person at any time, except:

(a)	as permitted pursuant to Article 49 (Permitted Transfers);

(b)	as required pursuant to Article 50 (Compulsory Transfers);

(c)	where such transfer would have the effect described in Article 51.1 (Drag Along Rights), or such transfer is required pursuant to a Drag Along Notice;

(d)	where such transfer would have the effect described in Article 52.1 (Tag Along Rights) and an offer has been made in accordance with Article 52.1; or

(e)	where such transfer is made pursuant to the acceptance of an offer made in accordance with Article 52.1 (Tag Along Rights),

and any transfer in breach of the Articles shall be void.

48.3

Immediately after, but subject to an Exit (or any merger of the Company into an entity whose securities are traded on a securities exchange referred to in the definition of IPO), Article 48.2, Article 48.8, Article 49 (Permitted Transfers) (save as set out in this Article 48.3), Article 50 (Compulsory Transfers) (save to the extent that any transfer of Compulsory Sellers’ Securities remains outstanding), Article 51 (Drag Along Rights) (save to the extent that any transfer of Called Securities remains outstanding) and Article 52 (Tag Along Rights) (save to the extent that any transfer of Tagging Shareholder’s Ordinary Shares remains outstanding) shall each cease to apply and be of no further effect, provided that:

(a)	in the case of an IPO no shares may be transferred at any time by any Employee (or by any Employee’s Permitted Transferees), except:

(i)	as permitted pursuant to Article 49 (Permitted Transferees);

(ii)

if and to the extent that the Employee (and the Employee’s Permitted Transferees) retain(s) a proportion of the shares held by the Employee (and the Employee’s Permitted Transferees) immediately prior to the IPO that is not less than the proportion of ((A) ÷ (B)), where (A) is the number of shares then held by the Investors and (B) is the number of shares held by the Investors immediately prior to the IPO; or

(iii)	after the expiry of the period of two years from the date of the IPO, an unlimited number of shares; and

(b)

in all circumstances any transfer of shares shall be subject to the remaining provisions of this Article 48 (Share Transfers: General),, any applicable securities laws and any agreement between the members, or between the members and any underwriter or financial adviser in connection with an IPO.

48.4

Subject to Article 48.5, the directors shall register any transfer of shares within 21 days of an instrument of transfer in any usual form or any other form approved by the directors, executed by or on behalf of the transferor and, if any of the shares are partly paid, the transferee, being lodged (duly stamped if required) at the Company’s registered office accompanied by the relevant share certificate(s) and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on its behalf, the authority of that person so to do).

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48.5	The directors shall decline to register any transfer not made in accordance with the provisions of the Articles and may decline to register a transfer of any shares if the instrument of transfer:

(a)	is in respect of more than one class of share; or

(b)	is in respect of any shares which are not fully paid.

48.6	No fee may be charged for registering any instrument of transfer or other document relating to or affecting the title to any share.

48.7	The Company may retain any instrument of transfer which is registered.

48.8	The transferor remains the holder of a share until the transferee’s name is entered in the register of members as holder of it.

48.9	If the directors decline to register the transfer of a share in accordance with the Articles, they shall:

(a)

send to the transferee a notice of refusal, including the reasons for the refusal, as soon as practicable and in any event within two months of the date on which the instrument of transfer was lodged with the Company; and

(b)	return the instrument of transfer to the transferee with the notice of refusal unless they suspect that the proposed transfer may be fraudulent.

48.10

If a member defaults in transferring any shares that it is required to transfer pursuant to the Articles (including pursuant to Article 49 (Permitted Transfers), 50 (Compulsory Transfers) or Article 51 (Drag Along Rights)):

(a)

the directors (or, in the case of a transfer pursuant to Article 51 (Drag Along Rights), the Vendor Shareholders) may authorise any individual to execute, complete and deliver in the name of and as agent for that member any instruments of transfer and other documents to give effect to the transfer of the shares to the transferee and the Company shall (subject to the transfer being duly stamped) register the transferee as the holder of the shares in the Company’s register of members (whether or not the certificates in respect of such shares have been delivered to the Company);

(b)

the Company’s receipt of the purchase money shall be a good discharge to the transferee on behalf of the selling member, and the Company shall hold such purchase money on trust for the selling member and pay the proceeds of sale into a separate bank account in the Company’s name and if and when the transferor shall deliver up its certificates in respect of such shares to the Company (or an indemnity in a form reasonably satisfactory to the directors in respect of any lost certificates) it shall thereupon be paid the purchase money, without interest and less any sums owed to the Company by the holder pursuant to the Articles or otherwise (and if such certificates shall comprise any shares which the holder has not become bound to transfer the Company shall issue to such holder a balance certificate for such shares);

(c)

once the name of the purchaser has been entered in the register of members in purported exercise of these powers, the validity of the proceedings shall not be questioned by any person and the transferee shall not be bound to see to the application of the consideration; and

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(d)

if, under Article 51.1 and for the purposes of Articles 51.5, the “consideration” includes an offer to subscribe for or acquire any share, debt instrument or other security in the capital of the Proposed Purchaser, or any group undertaking of the Proposed Purchaser, as an alternative (whether in whole or in part), the directors shall have full and unfettered discretion to elect which alternative to accept in respect of each defaulting transferor (and may elect for different alternatives for different defaulting transferors) and neither the directors nor the director so acting shall have any liability to such defaulting transferor in relation thereto.

48.11

To enable the Company to determine whether or not there has been any transfer of shares in breach of the Articles the directors may, and shall if so requested in writing by an Investor Majority, require any holder or the legal personal representatives of any deceased holder or any person named as transferee in any transfer lodged for registration or such other person as the directors may reasonably believe to have information relevant to such purpose, to furnish to the Company such information and evidence as the directors may think fit regarding any matter which they deem relevant to such purpose. If such information or evidence is not furnished to enable the directors to determine to their reasonable satisfaction that no such breach has occurred, or as a result of such information and evidence being furnished the directors are reasonably satisfied that such a breach has occurred, the directors shall forthwith notify the holder of such shares in writing of that fact and, if the holder fails to remedy such breach within 20 days of receipt of such written notice, then the relevant shares shall cease to confer upon the holder thereof any rights to vote (whether on a show of hands or on a poll) or to constitute an eligible member in relation to any proposed written resolution or to receive dividends or other distributions. These rights may be reinstated by the directors with the written consent of an Investor Majority.

48.12

If a member defaults in transferring any Loan Notes that it is required to transfer pursuant to the Articles (including pursuant to Article 49 (Permitted Transfers), 50 (Compulsory Transfers) or Article 51 (Drag Along Rights)), the provisions of Article 48.10 shall apply mutatis mutandis with references to “shares” being deemed to be references to such Loan Notes.

49.	PERMITTED TRANSFERS

49.1	Any share may be transferred at any time as follows:

(a)

by any member who is an individual (the “Individual Transferor”) to his Family Members or to a Family Vehicle (or by: (i) the trustees of a Family Trust (in respect of shares held by them in that capacity) to the new or remaining trustees of that Family Trust on a change of trustees; or (ii) the general partner of a Family LP (in respect of shares held by them in that capacity) to the new or remaining general partner of that Family LP on a change of general partner) (each of the forgoing being an “Individual Permitted Transferee” of such Individual Transferor);

(b)

by any member (other than an Investment Fund) which is a partnership (the “Partnership Transferor”), to any other partnership which has, for the time being, the same individuals as partners (each of the foregoing being a “Partnership Permitted Transferee” of such Partnership Transferor);

(c)

by any member (other than an Investment Fund or a Family Company) which is a body corporate (the “Corporate Transferor”), to any other body corporate which is, for the time being, its subsidiary or holding company or another subsidiary of its holding company (each of the foregoing being a “Corporate Permitted Transferee” of such Corporate Transferor);

(d)

by any member, to any trustee of an Employee Benefit Trust and, on a change of trustees, by those trustees to the new or remaining trustees of the Employee Benefit Trust or, with the prior written consent of an Investor Director, to any beneficiary of such Employee Benefit Trust;

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(e)	by any member which is an Investment Fund, to any Affiliate;

(f)	by the Lead Investor or its Affiliates to any other Investor;

(g)

by the Lead Investor or its Affiliates to any lender or proposed lender under the Finance Documents, or any other person, prior to the second anniversary of the date of adoption of these Articles, provided that such transfer does not constitute a Sale; or

(h)	by any member to any person with the prior written consent of an Investor Majority, provided that such transfer does not constitute a Sale and subject to Article 52,

(the recipient of any such permitted transfer, a “Permitted Transferee”).

49.2

Any member holding shares as a result of a transfer made after the Adoption Date by a person in relation to whom such member was a Permitted Transferee may at any time, with the prior written consent of an Investor Director, transfer any share to the person who originally transferred such shares or to any other Permitted Transferee of such original transferor.

49.3

Each Individual Permitted Transferee (other than a trustee of a Family Trust who would, as a result of the operation of this Article 49.3, be in breach of his fiduciary duties as a trustee) shall be deemed to have irrevocably appointed its Individual Transferor as his proxy in respect of such shares and no instrument of appointment shall be required to be deposited with the Company.

49.4

Where any Individual Permitted Transferee ceases to be a trustee of a Family Trust of, or a Family Member of, or a Family Company of, or a Family LP of, its Individual Transferor, it shall, within 21 days of such cessation, transfer all shares held by it to its Individual Transferor or to another Individual Permitted Transferee of such Individual Transferor.

49.5

Where any Partnership Permitted Transferee ceases to have the same individuals as partners as its Partnership Transferor, it shall, within 21 days of such cessation, transfer all shares held by it to its Partnership Transferor or to another Partnership Permitted Transferee of such Partnership Transferor.

49.6

Where any Corporate Permitted Transferee ceases to be a subsidiary or holding company of its Corporate Transferor or a subsidiary of a holding company of its Corporate Transferor, it shall, within 21 days of such cessation, transfer all shares held by it to its Corporate Transferor or to another Corporate Permitted Transferee of such Corporate Transferor.

50.	COMPULSORY TRANSFERS

50.1

At any time within the nine month period immediately following the relevant Cessation Date, the directors shall be entitled to (and shall, if so requested by an Investor Director), serve written notice on the relevant Leaver such that the Leaver and each of his Permitted Transferees who hold A Ordinary Shares and/or Loan Notes (together, the “Compulsory Sellers”) shall be deemed to have offered for sale in accordance with this Article 50 (Compulsory Transfers) the A Ordinary Shares and/or Loan Notes registered in their respective names (or any part of those shares specified in such notice) (the “Compulsory Sellers’ Securities”), irrespective of whether the shares were so registered at the date the relevant member became a Leaver or were registered subsequently.

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50.2

The price at which each Compulsory Seller’s Securities shall be deemed to be offered shall, unless otherwise agreed between the Leaver and either the Remuneration Committee or an Investor Majority, be:

(a)	if the relevant member is a Good Leaver:

(i)	the Prescribed Price for such Compulsory Seller’s Vested Sweet Equity;

(ii)	the lower of the Subscription Price and the Prescribed Price for the remainder of such Compulsory Seller’s A Ordinary Shares; and

(iii)	the issue price, plus any accrued but unpaid interest for such Compulsory Seller’s Loan Notes; or

(b)	if the relevant member is a Bad Leaver:

(i)	the lower of the Subscription Price and the Prescribed Price for such Compulsory Seller’s A Ordinary Shares (whether Vested Sweet Equity or not); and

(ii)	the issue price, plus any accrued but unpaid interest for such Compulsory Seller’s Loan Notes.

50.3	For the purposes of the Articles, the “Prescribed Price” shall mean:

(a)	the price per share notified by the Remuneration Committee (with the consent of an Investor Director) as being in its opinion the Prescribed Price; or

(b)

if such price is not agreed by the relevant Leaver within 14 days of such notification, the price per share determined by: (x) an experienced valuer nominated by an Investor Majority and consented to by the relevant Leaver (and, if there is more than one Leaver, the relevant Leaver for this purpose shall be the Leaver accounting for the greatest number of Compulsory Sellers’ Securities); or, (y) if such nomination is not made or is not consented or otherwise agreed in writing within a further period of 14 days, an accountancy firm of international repute nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of the Company, (in either case, the “Valuer”) on the following basis:

(i)

the Company shall procure that the Valuer is instructed as soon as is reasonably practicable and given all such assistance and access to all such information in its possession or control as the Valuer may reasonably require in order to determine the Prescribed Price as soon as possible after being instructed by the Company;

(ii)	the Valuer shall act as expert and not as arbitrator;

(iii)

the price determined by the Valuer shall be the market value which is in its opinion the amount which a willing purchaser would offer to a willing vendor at arm’s length for the Compulsory Sellers’ Securities as at the date on which the relevant Employee became a Leaver;

(iv)	the Valuer shall:

(A)	assume that the Company is then carrying a business as a going concern and that it will continue to do so;

(B)	take into account any bona fide offers for all or part of the share capital of the Company by any independent third party in the six months prior to the date of the valuation; and

(C)	take no account of whether the Compulsory Sellers’ Securities comprise a majority or minority interest in the Company or of the fact that their transferability is restricted by the Articles;

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(c)

the Valuer shall be instructed at the expense of the Company unless the Prescribed Price as determined by the Valuer is less than 110 per cent. of that price (if any) which the Remuneration Committee had previously notified to the Employee as being in its opinion the Prescribed Price, in which event the cost shall be borne by the relevant Leaver, provided that if (absent manifest error) the relevant Leaver accepts the Prescribed Price determined by the Valuer his liability pursuant to this Article 50.3(c) shall not exceed $50,000 and any remaining amount shall be borne by the Company; and

(d)	the determination of the Prescribed Price by the Valuer shall, in the absence of manifest error, be final and binding on the Company and each of the Compulsory Sellers; or

(e)

at the election of the Company, where any valuation pursuant to Article 50.3 has been undertaken by a Valuer in respect of any other Employees within the six months preceding the date the Employee became a Leaver, the same price per share.

50.4

Following agreement or determination of the Prescribed Price, the Company shall (on behalf of each Compulsory Seller) offer the Compulsory Sellers’ Securities to one or more of the following in such numbers as determined by the Remuneration Committee, and in the following order of priority:

(a)	any Employee or prospective Employee assuming the relevant Leaver’s role with the Group;

(b)	the trustees of any Employee Benefit Trust or any other warehousing vehicle for the benefit of Employees; or

(c)

if the persons to whom Compulsory Sellers’ Securities are offered under (a) to (b) above are unable or unwilling to purchase those Compulsory Sellers’ Securities, any such person or persons (including any holder of A Ordinary Shares or B Ordinary Shares) as an Investor Majority may decide in its absolute discretion.

50.5	Any offer of Compulsory Sellers’ Securities under Article 50.4 shall remain open for acceptance for at least 28 days commencing on the date of the offer.

50.6

As soon as practicable following the expiry of the period for acceptance of such offer, the Company shall give notice to the Compulsory Sellers specifying the names of the persons who have accepted the offer to purchase Compulsory Sellers’ Securities and the numbers of Compulsory Sellers’ Securities to be purchased by them respectively. The transfer (with full title guarantee and free from all encumbrances) of the Compulsory Sellers’ Securities to such purchasers shall be completed as soon as practicable, and in any event within 14 days of the date of such notice, by delivery by the Compulsory Seller of a duly executed transfer form (accompanied by the related share and/ or loan note certificate) and the consideration due to the Compulsory Sellers shall be satisfied:

(a)	if the relevant Leaver is a Good Leaver, by payment of cash in an amount equal to the consideration payable for the Compulsory Sellers’ Securities transferred; or

(b)

if the relevant Leaver is a Bad Leaver, by way of the issue of a promissory note by the Company (or any other Group Company) for a principal amount equal to the consideration payable for the Compulsory Sellers’ Securities transferred, carrying interest of six per cent. per annum, of which three per cent. shall be payable (subject to the Finance Documents) annually in cash and three per cent. shall accrue, redeemable on Exit (but not before),

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provided that the following shall apply in respect of any A Ordinary Shares comprising Compulsory Sellers’ Securities (other than in the case of any Employee who becomes a Good Leaver pursuant to paragraph (d) of the definition of Good Leaver), but not in respect of any Management Loan Notes:

(c)

in the case of any amount to be satisfied in cash (unless an Investor Majority decides otherwise), 50 per cent. of such amount shall be paid to the Compulsory Seller and the remaining 50 per cent. shall be deemed to be paid to the Compulsory Seller but delivered on behalf of the Compulsory Seller into the Escrow Account, to be promptly released by the Escrow Agent either: (i) to the Compulsory Seller on the second anniversary of the relevant Leaver’s Cessation Date, provided that no amount paid into the Escrow Account shall be released pending resolution of any dispute in respect of (ii); or (ii) to the Company if the relevant Leaver breaches any non-compete, non-solicit, confidentiality or non-disparagement obligation to any Group Company;

(d)

in the case of any amount to be satisfied by way of the issue by the Company of a promissory note, 50 per cent. of the principal amount of such note (together with any accrued but unpaid interest thereon) may, during the period ending on the date falling two years from the relevant Leaver’s Cessation Date, be immediately redeemed by the Company for $1 if the relevant Leaver breaches any non-compete, non-solicit, confidentiality or non-disparagement obligation to any Group Company;

(e)

the relevant Leaver may, prior to delivery of any amount to the Escrow Agent under Article 50.6(c), determine by notice in writing to the Company that the amount to be delivered to the Escrow Agent should be reallocated between or amongst him and any of his Permitted Transferees who hold A Ordinary Shares, provided that the aggregate amount delivered into the Escrow Account is not thereby reduced, provided that, upon an Exit or upon the death of the relevant Leaver, any amount held in the Escrow Account shall promptly be released by the Escrow Agent to the applicable Compulsory Seller and the forfeiture provisions of Articles 50.6(c) and 50.6(d) shall cease to apply.

50.7

Each Compulsory Seller (or, in the case of death, his personal representatives) irrevocably undertakes to apply the consideration received first towards the repayment of any employment related out of pocket expenses due from the relevant Leaver to the Company or any of its subsidiaries.

50.8

Subject to Article 50.9, unless the Remuneration Committee otherwise agrees in writing, each share comprising a Compulsory Sellers’ Security held by a Compulsory Seller from time to time shall automatically, and irrespective of whether a notice has been served on that Compulsory Seller pursuant to Article 50.1, cease to confer the right to receive notice of or to attend or vote at any general meeting of the Company or (subject to the Law) at any meeting of the holders of any class of shares in the capital of the Company or for the purposes of a written resolution of the Company, and the relevant share shall not be counted in determining the total number of votes which may be cast at any such meeting or required for the purposes of a written resolution or for the purposes of any other consent required under these Articles.

50.9

The rights referred to in Article 50.8 shall be restored immediately upon the Company registering a transfer of the share comprising the Compulsory Sellers’ Securities in accordance with this Article 50.

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51.	DRAG ALONG RIGHTS

51.1

Other than in respect of a transfer of the Ordinary Shares by the Lead Investor to any of its Affiliates, where one or more holders of B Ordinary Shares (the “Vendor Shareholders”) proposes to transfer alone or between them a majority in aggregate of the Ordinary Shares (the “Vendor Shares”) to a third party purchaser (the “Proposed Purchaser”) on arm’s length terms, the Vendor Shareholders shall have the option to require all of the other members (other than any members who are connected (as defined in section 252 of the UK Companies Act) with the Vendor Shareholders) or acting in concert (as defined in the City Code on Takeovers and Mergers) with the Proposed Purchaser) (the “Called Shareholders”) to sell and transfer all of their shares including any acquired by them after the Drag Along Notice is served (other than any shares which are to be redeemed on or prior to the purchase) (the “Called Securities”) to the Proposed Purchaser (or as the Proposed Purchaser shall direct) in accordance with the provisions of this Article 51 (Drag Along Rights). The provisions of this Article 51 (Drag Along Rights) may be enforced in relation to a transfer to a New Holding Company as if that New Holding Company was the Proposed Purchaser.

51.2

The Vendor Shareholders may exercise the option set out in Article 51.1 by giving written notice to that effect to each of the Called Shareholders at any time before the transfer of the Vendor Shares to the Proposed Purchaser. Such written notice (a “Drag Along Notice”) shall specify:

(a)	that the Called Shareholders are required to transfer all of the Called Securities pursuant to this Article 51 (Drag Along Rights);

(b)	the person to whom the Called Securities are to be transferred;

(c)	the consideration for which the Called Securities are to be transferred (calculated in accordance with Article 51.5); and

(d)	the proposed date of transfer,

and shall be accompanied by all documents required to be executed by the relevant Called Shareholder to give effect to the required sale and transfer (which may include an instrument of transfer containing representations and warranties with respect to the Called Shareholder’s title to, and ownership of, the relevant Called Securities, which transfers with full title guarantee legal and beneficial title to the relevant Called Securities to the Proposed Purchaser free from all encumbrances).

51.3

A Drag Along Notice shall be irrevocable but shall lapse if and when the Vendor Shares are not sold to the Proposed Purchaser within 60 days from the date of service of the Drag Along Notice (or such longer period as may be reasonably requested in writing to each of the Called Shareholders by the Vendor Shareholders). The Vendor Shareholders may serve further Drag Along Notices where any particular Drag Along Notice lapses or where the terms listed in Article 51.2 change.

51.4

Notwithstanding any other provision of these Articles, during the period between service of a Drag Along Notice on a Called Shareholder in accordance with Article 51.2 and the Called Shareholder’s shares being transferred to the Proposed Purchaser in accordance with this Article 51 (Drag Along Rights), those shares may not be transferred other than under this Article 51 (Drag Along Rights), save with the consent of an Investor Director.

51.5

The form (in cash or otherwise) and amount of the consideration payable for each Called Security shall be equal to the consideration to be paid by the Proposed Purchaser for each Vendor Share (together with the relevant proportion of any other consideration (in cash or otherwise) received or receivable by any Vendor Shareholder which, having regard to the transaction as a whole, can be reasonably be regarded as an addition to the consideration paid or payable), provided that (unless an Investor Majority agrees otherwise) for these purposes “consideration” shall:

(a)	exclude any offer to subscribe for or acquire any share, debt instrument or other security in the capital of any member of the Proposed Purchaser’s group made to any holder of shares; and

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(b)	exclude any right offered to the holder of shares to subscribe for or acquire any share, debt instrument or other security in the capital of any member of the Proposed Purchaser’s group, however, for the avoidance of doubt, the amount of any consideration applied or any election accepting such offer or exercising such right shall be included in the “consideration”.

51.6

Each Called Shareholder shall pay its pro rata share (as a deduction from the gross pre-tax proceeds to be received, without prejudice to any other deductions lawfully required to be made) of the costs incurred by the Vendor Shareholders or the Company (including in connection with the following sentence) in connection with the transfer of the Vendor Shares and the Called Securities. The reasonable expenses of a sole legal adviser appointed by the Managers’ Representative in consultation with the Investor Majority to facilitate the transfers contemplated by this Article 51 shall be paid by the Company.

51.7

The sale of the Called Securities shall be completed on the date proposed for completion of the sale of the Vendor Shares unless the Vendor Shareholders and the holders of more than 50 per cent. of the Called Securities whose Called Securities would transfer on a different date to the completion of the sale of the Vendor Shares agree otherwise. The Called Shareholders shall not be required to sell and transfer the Called Securities prior to the date on which the Vendor Shares are transferred to the Proposed Purchaser.

51.8

Where any person becomes a member of the Company pursuant to the exercise of a pre-existing option or other right to acquire shares after a Drag Along Notice has been served, such member will be bound to sell and transfer all shares it acquires to the Proposed Purchaser (or as the Proposed Purchaser may direct). The provisions of Articles 51.1 to 51.7 shall apply (with the necessary changes) to such member, save that if its shares are acquired after the sale of the Called Securities has been completed, completion of the sale of such member’s shares shall take place immediately following the acquisition of such shares by such member.

51.9

If the Proposed Purchaser has also agreed to purchase Loan Notes from the Vendor Shareholders(s), the Drag Along Notice may also require each of the Called Shareholders to transfer all of the Loan Notes held by it to the Proposed Purchaser on the proposed date of transfer at such consideration as is equal to the highest consideration offered for each Loan Note by the Proposed Purchaser to the Vendor Shareholder(s), less any amount of interest paid on the Loan Notes to be transferred by any Called Shareholder. The relevant provisions of this Article 51 shall apply to the Loan Notes held by the Called Shareholders and references to the “Called Securities” shall be construed accordingly (with such other amendments to the relevant provisions of this Article 51 as are necessary in the opinion of the Investor Majority).

52.	TAG ALONG RIGHTS

52.1

Other than pursuant to Article 49 (Permitted Transfers, excluding Article 49.1(h)) or Article 51 (Drag Along Rights) no transfer for value of the legal or beneficial interest in the Ordinary Shares (whether in one or a series of related transactions) shall be made to any persons (the “Proposed Transferees”) by any members (the “Proposed Transferors”) or validly registered unless before such transfer is lodged for registration the Proposed Transferors shall have procured that an unconditional offer complying with the provisions of Article 52.2 has been made by the Proposed Transferees to the Company as agent for and on behalf of the holders of the other Ordinary Shares to acquire:

(a)	the same proportion of their holdings of Ordinary Shares; or

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(b)	if the transfer to which this Article 52.1 applies is a Sale, all of their Ordinary Shares; or

(c)

if the transfer to which this Article 52.1 applies is not a Sale, then in the case of the holders of A Ordinary Shares such proportion of their holdings of A Ordinary Shares as would be Vested Sweet Equity if the holder of A Ordinary Shares were a Leaver and the Cessation Date were the Tag Completion Date, as is proposed to be transferred by the Proposed Transferor.

52.2	The offer referred to in Article 52.1 shall:

(a)

be open for acceptance for a period of at least 14 days following the making of the Tag Offer or such lesser period as is agreed in writing between an Investor Majority and the Managers’ Representative (such date being the “Tag Closing Date”);

(b)

state whether it is conditional on acceptances, which would, if the relevant transfers were registered, result in the Proposed Transferees holding or increasing its aggregate shareholding in the Company to a specified proportion of the Ordinary Shares in issue, provided that if the relevant condition is not satisfied or waived by the Proposed Transferees, no shares may be transferred pursuant to this Article 52 (Tag Along Rights) (including the Ordinary Shares whose proposed transfer led to offer being made in accordance with this Article 52 (Tag Along Rights));

(c)	be on terms that the purchase of any Ordinary Shares in respect of which such offer is accepted shall be completed at the same time as the purchase from the Proposed Transferors; and

(d)

specify the form (in cash or otherwise) and amount of the consideration payable for each Ordinary Share which shall be equal to the consideration to be paid to the Proposed Transferor in relation to the sale or transfer of each of its Ordinary Shares together with the relevant proportion of any other consideration (in cash or otherwise) received or receivable by any Proposed Transferor which, having regard to the transaction as a whole can be reasonably be regarded as an addition to the consideration paid or payable, provided that (unless an Investor Majority agrees otherwise) for these purposes “consideration” shall:

(i)	exclude any offer to subscribe for or acquire any share, debt instrument or other security in the capital of any member of the Proposed Purchaser’s group made to any holder of shares; and

(ii)	exclude any right offered to the holder of shares to subscribe for or acquire any share, debt instrument or other security in the capital of any member of the Proposed Purchaser’s group,

however, for the avoidance of doubt, the amount of any consideration applied or any election accepting such offer or exercising such right shall be included in the “consideration”.

52.3

The Company shall notify the holders of Ordinary Shares which are the subject of a Tag Offer of the terms of the Tag Offer promptly upon receiving notice of the same from the Proposed Transferees, following which any such holder who wishes to transfer its Ordinary Shares to the Proposed Transferees pursuant to the Tag Offer (a “Tagging Shareholder”) shall serve notice on the Company to that effect (the “Tag Acceptance Notice”) at any time before the Tag Closing Date.

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52.4	Within three days after the Tag Closing Date:

(a)	the Company shall notify the Proposed Transferees in writing of the names and addresses of the Tagging Shareholders who have accepted the Tag Offer;

(b)	the Company shall notify each Tagging Shareholder in writing of the identity of the Proposed Transferees; and

(c)

each of the Company’s notifications above shall indicate the date, time and place on which the sale and purchase of the Ordinary Shares is to be completed being a date notified by the Proposed Transferees which is not less than seven days and not more than fourteen days after the Tag Closing Date (the “Tag Completion Date”).

52.5

If the total number of Ordinary Shares set out in all Tag Acceptance Notices, is less than the total number of Ordinary Shares subject to the Tag Offer (the “Tag Deficit”), the Proposed Transferors shall be entitled to transfer such number of Ordinary Shares as equals the Tag Deficit in addition to the Ordinary Shares proposed to be sold by it pursuant to the transfer which triggered the Tag Offer without any obligation to the other holders of Shares in respect of the Tag Deficit.

52.6

Each Tagging Shareholder shall transfer (with full title guarantee and free from all encumbrances) the legal and beneficial title to its Ordinary Shares which are the subject of the Tag Acceptance Notice to the Proposed Transferees on the terms set out in this Article 52 (Tag Along Rights), by delivering to the Company on or before the Tag Completion Date:

(a)	duly executed stock transfer form(s) in respect of such Ordinary Shares registered in its name;

(b)	the relevant share certificate(s) (or an indemnity in respect thereof in a form satisfactory to the board of directors of the Company); and

(c)	a duly executed sale agreement or form of acceptance in a form agreed by an Investor Majority,

and, to the extent required by an Investor Majority, shall sign such other documents as are signed by the Proposed Transferors pursuant to the offer (which may include representations and warranties with respect to the Tagging Shareholder’s title to, and ownership of, the relevant Ordinary Shares), all against payment on the Tag Completion Date of the aggregate consideration due to it under the Tag Offer.

52.7

Each holder of shares to whom an offer is made under this Article 52 (Tag Along Rights) shall pay its pro rata share (as a deduction from the gross pre-tax proceeds to be received, without prejudice to any other deductions lawfully required to be made) of the costs incurred by the Proposed Transferors and all other holders of shares who accept an offer under this Article 52(Tag Along Rights) in connection with such transfer.

52.8	No offer shall be required under this Article 52 (Tag Along Rights) if a Drag Along Notice has been served under Article 51 (Drag Along Rights) and has not lapsed.

52.9

If and for so long as the Proposed Transferee fails to comply with the provisions of this Article 52, the shares held by the Proposed Transferee (including any shares held by the Proposed Transferee prior to the operation of this Article) shall confer on the Proposed Transferee no right to receive notice of, attend or vote at any general meeting of the Company or at any separate general meeting of the holders of the shares of that class until the obligations of the Proposed Transferee have been complied with and such shares shall confer no right to receive notice of, attend or vote at any meeting of the Company unless and until the Proposed Transferee has complied with such obligations under this Article.

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52.10

If the Proposed Transferees have also agreed to purchase Loan Notes from the Proposed Transferor(s), to the extent that some or all of the holders of Ordinary Shares hold Loan Notes, the Tag Offer must also include an offer to acquire (at such consideration per Loan Note as is equal to the highest consideration per Loan Note offered to the Proposed Transferor(s), less any amount paid in respect of any interest on any such Loan Note to be transferred by any Tagging Shareholder) such proportion of the Loan Notes held by the relevant holder of Ordinary Shares as the proportion of Loan Notes to be transferred by the Proposed Transferors bears to the total number of Loan Notes held by the Proposed Transferors prior to the transfer. The relevant provisions of this Article 52 shall apply to the Loan Notes held by the holders of Ordinary Shares (with such other amendments to the relevant provisions of this Article 52 as are necessary in the opinion of the Investor Majority).

53.	TRANSMISSION OF SHARES

53.1	If title to a share passes to a transmittee, the Company may only recognise the transmittee as having any title to that share.

53.2	A transmittee who produces such evidence of entitlement to shares as the directors may properly require:

(a)	may, subject to the Articles, choose either to become the holder of those shares or to have them transferred to another Permitted Transferee of the original holder; and

(b)	subject to the Articles, and pending any transfer of the shares to another Permitted Transferee of the original holder, has the same rights and obligations as the original holder had.

53.3

Subject to Article 19.3, transmittees do not have the right to attend or vote at a general meeting, or to constitute an eligible member in relation to any proposed written resolution, in respect of shares to which they are entitled, by reason of the holder’s death or bankruptcy or otherwise, unless they become the holders of those shares.

54.	EXERCISE OF TRANSMITTEES’ RIGHTS

54.1	Transmittees who wish to become the holders of shares to which they have become entitled must notify the Company in writing of that wish.

54.2	If the transmittee wishes to have a share transferred to another person, the transmittee must execute an instrument of transfer in respect of it.

54.3

Any transfer made or executed under this Article 54 (Exercise Of Transmittee’s Rights) is to be treated as if it were made or executed by the person from whom the transmittee has derived rights in respect of the share, and as if the event which gave rise to the transmission had not occurred.

55.	TRANSMITTEES BOUND BY PRIOR NOTICES

If a notice is given to a member in respect of shares and a transmittee is entitled to those shares, the transmittee is bound by the notice if it was given to the member before the transmittee’s name has been entered in the register of members.

DIVIDENDS AND OTHER DISTRIBUTIONS

56.	PROCEDURE

56.1	Subject to Article 25 (Income), the directors may authorise and pay distributions (in cash or otherwise) at any time in accordance with the Law.

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56.2

In addition to the powers conferred on the Directors by Article 56.1, subject to the provisions of the Law and to Article 25 (Income), a distribution may be declared and paid as a dividend. A distribution declared and paid in accordance with the provisions of Article 56.3 and identified as a dividend shall be a dividend

56.3

The Company may by ordinary resolution declare dividends, and the directors may decide to pay interim dividends. A dividend must not be declared unless the directors have, with the consent of an Investor Director, made a recommendation as to its amount. Such a dividend must not exceed the amount recommended by the directors. No dividend may be declared or paid unless it is in accordance with members’ respective rights.

56.4

Unless the members’ resolution to declare or directors’ decision to pay a dividend, or the terms on which shares are issued, specify otherwise, all distributions must be paid by reference to each member’s holding of shares on the date of the resolution or decision to declare or pay it.

57.	CALCULATION OF DISTRIBUTIONS

57.1	Except as otherwise provided by the Articles or the rights attached to shares, all distributions must be:

(a)	declared, paid and made according to the amounts paid up (as to nominal value) on the shares on which the dividend is paid; and

(b)	apportioned, paid and made proportionately to the amounts paid up (as to nominal value) on the shares during any portion or portions of the period in respect of which the distribution is paid.

57.2	If any share is issued on terms providing that it ranks for distributions as from a particular date, that share ranks for dividend accordingly.

57.3	For the purposes of calculating distributions, no account is to be taken of any amount which has been paid up on a share in advance of the due date for payment of that amount.

58.	PAYMENT DISTRIBUTIONS

58.1	Where a dividend or other sum which is a distribution is payable in respect of a share, it must be paid by one or more of the following means:

(a)	transfer to a bank or building society account specified by the distribution recipient either in writing or as the directors may otherwise decide;

(b)

sending a cheque made payable to the distribution recipient by post to the distribution recipient at the distribution recipient’s registered address (if the distribution recipient is a holder of the share), or (in any other case) to an address specified by the distribution recipient either in writing or as the directors may otherwise decide;

(c)	sending a cheque made payable to such person by post to such person at such address as the distribution recipient has specified either in writing or as the directors may otherwise decide; or

(d)	any other means of payment as the directors agree with the distribution recipient either in writing or by such other means as the directors decide.

58.2	In the Articles, the “distribution recipient” means, in respect of a share in respect of which a dividend or other sum is payable:

(a)	the holder of the share;

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(b)	if the share has two or more joint holders, whichever of them is named first in the register of members; or

(c)	if the holder is no longer entitled to the share by reason of death or bankruptcy, or otherwise by operation of law, the transmittee.

59.	DEDUCTIONS FROM DISTRIBUTIONS IN RESPECT OF SUMS OWED TO THE COMPANY

59.1	If:

(a)	a share is subject to the Company’s lien; and

(b)	the directors are entitled to issue a lien enforcement notice in respect of it,

they may, instead of issuing a lien enforcement notice, deduct from any dividend or other sum payable in respect of the share any sum of money which is payable to the Company in respect of that share to the extent that they are entitled to require payment under a lien enforcement notice.

59.2	Money so deducted must be used to pay any of the sums payable in respect of that share.

59.3	The Company must notify the distribution recipient in writing of:

(a)	the fact and amount of any such deduction;

(b)	any non-payment of a dividend or other sum payable in respect of a share resulting from any such deduction; and

(c)	how the money deducted has been applied.

60.	NO INTEREST ON DISTRIBUTIONS

The Company may not pay interest on any distribution or other sum payable in respect of a share unless otherwise provided by:

(a)	the terms on which the share was issued; or

(b)	the provisions of another agreement between the holder of that share and the Company.

61.	UNCLAIMED DISTRIBUTIONS

61.1	All distributions or other sums which are:

(a)	payable in respect of shares; and

(b)	unclaimed after having been declared or become payable,

may be invested or otherwise made use of by the directors for the benefit of the Company until claimed.

61.2	The payment of any such distributions or other sum into a separate account does not make the Company a trustee in respect of it.

61.3	If:

(a)	twelve years have passed from the date on which a dividend or other sum became due for payment; and

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(b)	the distribution recipient has not claimed it,

the distribution recipient is no longer entitled to that dividend or other sum and it ceases to remain owing by the Company.

62.	NON-CASH DISTRIBUTIONS

62.1

Subject to the terms of issue of the share in question, the Company may (without prejudice to Article 56.1), by ordinary resolution on the recommendation of the directors, decide to pay all or part of a dividend or other distribution payable in respect of a share by transferring non-cash assets of equivalent value (including shares or other securities in any company).

62.2	For the purposes of paying a non-cash distribution, the directors may make whatever arrangements they think fit, including, where any difficulty arises regarding the distribution:

(a)	fixing the value of any assets;

(b)	paying cash to any distribution recipient on the basis of that value in order to adjust the rights of recipients; and

(c)	vesting any assets in trustees.

63.	WAIVER OF DISTRIBUTIONS

63.1	Distribution recipients may waive their entitlement to a dividend or other distribution payable in respect of a share by giving the Company notice in writing to that effect, but if:

(a)	the share has more than one holder; or

(b)	more than one person is entitled to the share, whether by reason of the death or bankruptcy of one or more joint holders, or otherwise,

the notice is not effective unless it is expressed to be given, and signed, by all the holders or persons otherwise entitled to the share.

CAPITALISATION OF PROFITS

64.	AUTHORITY TO CAPITALISE AND APPROPRIATION OF CAPITALISED SUMS

64.1	Subject to the Articles, the directors may, if they are so authorised by an ordinary resolution:

(a)	decide to capitalise any profits of the Company, or any sum standing to the credit of the Company’s share premium account or capital redemption reserve; and

(b)	appropriate any sum which they so decide to capitalise (“capitalised sum”) to the persons who would have been entitled to it if it were distributed (“persons entitled”) and in the same proportions.

64.2	Capitalised sums must be applied:

(a)	on behalf of the persons entitled; and

(b)	in the same proportions as a dividend would have been distributed to them.

64.3

Any capitalised sum may be applied in paying up new shares of a nominal amount equal to the capitalised sum which are then allotted credited as fully paid to the persons entitled or as they may direct.

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64.4

A capitalised sum may also be applied in or towards paying up any amounts unpaid on existing shares held by the persons entitled or in paying up new debentures of the Company which are then allotted credited as fully paid to the persons entitled or as they may direct.

64.5	Subject to the Articles the directors may:

(a)	apply capitalised sums in accordance with Articles 64.3 and 64.4 partly in one way and partly in another;

(b)

make such arrangements as they think fit to deal with shares or debentures becoming distributable in fractions under this Article 64 (Authority To Capitalise And Appropriation Of Capitalised Sums) (including the issuing of fractional certificates or the making of cash payments); and

(c)

authorise any person to enter into an agreement with the Company on behalf of all the persons entitled which is binding on them in respect of the allotment of shares and debentures to them under this Article 64 (Authority To Capitalise And Appropriation Of Capitalised Sums).

DECISION-MAKING BY MEMBERS

ORGANISATION OF GENERAL MEETINGS

65.	CONVENING OF GENERAL MEETINGS

The directors, or an Investor Director, may call general meetings whenever they think fit.

66.	ATTENDANCE AND SPEAKING AT GENERAL MEETINGS

66.1

A person is able to exercise the right to speak at a general meeting when that person is in a position to communicate to all those attending the meeting, during the meeting, any information or opinions which that person has on the business of the meeting.

66.2	A person is able to exercise the right to vote at a general meeting when:

(a)	that person is able to vote, during the meeting, on resolutions put to the vote at the meeting; and

(b)	that person’s vote can be taken into account in determining whether or not such resolutions are passed at the same time as the votes of all the other persons attending the meeting.

66.3	The directors may make whatever arrangements they consider appropriate to enable those attending a general meeting to exercise their rights to speak or vote at it.

66.4	In determining attendance at a general meeting, it is immaterial whether any two or more members attending it are in the same place as each other.

66.5

Two or more persons who are not in the same place as each other attend a general meeting if their circumstances are such that if they have (or were to have) rights to speak and vote at that meeting, they are (or would be) able to exercise them.

67.	QUORUM FOR GENERAL MEETINGS

67.1	No business other than the appointment of the chairman of the meeting is to be transacted at a general meeting if the persons attending it do not constitute a quorum.

67.2	The quorum for transaction of business at a general meeting is any two members, including the Lead Investor.

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68.	CHAIRING GENERAL MEETINGS

68.1	If the directors have appointed a chairman, the chairman shall chair general meetings if present and willing to do so.

68.2	If the directors have not appointed a chairman, or if the chairman is unwilling to chair the meeting or is not present within ten minutes of the time at which a meeting was due to start:

(a)	the directors present; or

(b)	(if no directors are present), the meeting,

must appoint a director or member to chair the meeting, and the appointment of the chairman of the meeting must be the first business of the meeting.

68.3	The person chairing a meeting in accordance with this Article 68 (Chairing General Meetings) is referred to as the “chairman of the meeting”.

69.	ATTENDANCE AND SPEAKING BY DIRECTORS AND NON-MEMBERS

69.1	Directors may attend and speak at general meetings, whether or not they are members.

69.2	The chairman of the meeting may permit other persons who are not:

(a)	members of the Company; or

(b)	otherwise entitled to exercise the rights of members in relation to general meetings,

to attend and speak at a general meeting.

70.	ADJOURNMENT

70.1

If the persons attending a general meeting within half an hour of the time at which the meeting was due to start do not constitute a quorum, or if during a meeting a quorum ceases to be present, the chairman of the meeting must adjourn it.

70.2	The chairman of the meeting may adjourn a general meeting at which a quorum is present if:

(a)	the meeting consents to an adjournment; or

(b)

it appears to the chairman of the meeting that an adjournment is necessary to protect the safety of any person attending the meeting or ensure that the business of the meeting is conducted in an orderly manner.

70.3	The chairman of the meeting must adjourn a general meeting if directed to do so by the meeting.

70.4	When adjourning a general meeting, the chairman of the meeting must:

(a)	either specify the time and place to which it is adjourned or state that it is to continue at a time and place to be fixed by the directors; and

(b)	have regard to any directions as to the time and place of any adjournment which have been given by the meeting.

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70.5

If the continuation of an adjourned meeting is to take place more than 14 days after it was adjourned, the Company must give at least seven clear days’ notice of it (that is, excluding the day of the adjourned meeting and the day on which the notice is given):

(a)	to the same persons to whom notice of the Company’s general meetings is required to be given; and

(b)	containing the same information which such notice is required to contain.

70.6	No business may be transacted at an adjourned general meeting which could not properly have been transacted at the meeting if the adjournment had not taken place.

71.	CLASS MEETINGS

The provisions of the Articles relating to general meetings shall, with necessary modifications, apply to separate meetings of the holders of any class of shares, but so that any holder of shares of the class in question present in person or by proxy may demand a poll.

VOTING AT GENERAL MEETINGS

72.	VOTING: GENERAL

72.1	A resolution put to the vote of a general meeting must be decided on a show of hands unless a poll is duly demanded in accordance with the Articles.

72.2	No member shall vote at any general meeting, either in person or by proxy, in respect of any share held by him unless all monies presently payable by him in respect of that share have been paid.

73.	ERRORS AND DISPUTES

73.1

No objection may be raised to the qualification of any person voting at a general meeting except at the meeting or adjourned meeting at which the vote objected to is tendered, and every vote not disallowed at the meeting is valid.

73.2	Any such objection must be referred to the chairman of the meeting, whose decision is final.

74.	POLL VOTES

74.1	A poll on a resolution may be demanded:

(a)	in advance of the general meeting where it is to be put to the vote; or

(b)	at a general meeting, either before a show of hands on that resolution or immediately after the result of a show of hands on that resolution is declared.

74.2	A poll may be demanded by:

(a)	the chairman of the meeting;

(b)	the directors;

(c)	two or more persons having the right to vote on the resolution;

(d)	a person or persons representing not less than one tenth of the total voting rights of all the members having the right to vote on the resolution; or

(e)	a person or persons holding shares conferring a right to vote on the resolution on which not less than one tenth of the total sum paid up on all the shares conferring that right.

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74.3	A demand for a poll may be withdrawn if:

(a)	the poll has not yet been taken; and

(b)	the chairman of the meeting consents to the withdrawal.

A demand so withdrawn shall not invalidate the result of a show of hands declared before the demand was made.

74.4	Polls must be taken immediately and in such manner as the chairman of the meeting directs.

75.	CONTENT OF PROXY NOTICES

75.1	Proxies may only validly be appointed by a notice in writing (a “proxy notice”) which:

(a)	states the name and address of the member appointing the proxy;

(b)	identifies the person appointed to be that member’s proxy and the general meeting in relation to which that person is appointed;

(c)	is signed by or on behalf of the member appointing the proxy, or is authenticated in such manner as the directors may determine; and

(d)

is delivered to the Company in accordance with the Articles and any instructions contained in the notice of the general meeting to which they relate not less than 48 hours before (excluding non-business days) the time appointed for holding the meeting at which the right to vote is to be exercised and in accordance with any instructions contained in the notice of the general meeting to which they relate, and a proxy notice which is not delivered in such manner shall be invalid unless the directors in their absolute discretion at any time before the start of the meeting otherwise determine.

75.2	The Company may require proxy notices to be delivered in a particular form, and may specify different forms for different purposes.

75.3

Proxy notices may specify how the proxy appointed under them is to vote (or that the proxy is to abstain from voting) on one or more resolutions and the proxy is obliged to vote or abstain from voting in accordance with the specified instructions. However, the Company is not obliged to check whether a proxy votes or abstains from voting as he has been instructed and shall incur no liability for failing to do so. Failure by a proxy to vote or abstain from voting as instructed at a meeting shall not invalidate proceedings at that meeting.

75.4	Unless a proxy notice indicates otherwise, it must be treated as:

(a)	allowing the person appointed under it as a proxy discretion as to how to vote on any ancillary or procedural resolutions put to the meeting; and

(b)	appointing that person as a proxy in relation to any adjournment of the general meeting to which it relates as well as the meeting itself.

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76.	DELIVERY OF PROXY NOTICES

76.1

A person who is entitled to attend, speak or vote (either on a show of hands or on a poll) at a general meeting remains so entitled in respect of that meeting or any adjournment of it, even though a valid proxy notice has been delivered to the Company by or on behalf of that person.

76.2	An appointment under a proxy notice may be revoked by delivering to the Company a notice in writing given by or on behalf of the person by whom or on whose behalf the proxy notice was given.

76.3	A notice revoking a proxy appointment only takes effect if it is delivered before the start of the meeting or adjourned meeting to which it relates.

76.4	If a proxy notice is not executed by the person appointing the proxy, it must be accompanied by written evidence of the authority of the person who executed it to execute it on the appointor’s behalf.

77.	AMENDMENTS TO RESOLUTIONS

77.1	An ordinary resolution to be proposed at a general meeting may be amended by ordinary resolution if:

(a)

notice of the proposed amendment is given to the Company in writing by a person entitled to vote at the general meeting at which it is to be proposed not less than 48 hours before the meeting is to take place (or such later time as the chairman of the meeting may determine); and

(b)	the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the scope of the resolution.

77.2	A special resolution to be proposed at a general meeting may be amended by ordinary resolution, if:

(a)	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

(b)	the amendment does not go beyond what is necessary to correct a grammatical or other non-substantive error in the resolution.

77.3	If the chairman of the meeting, acting in good faith, wrongly decides that an amendment to a resolution is out of order, the chairman’s error does not invalidate the vote on that resolution.

78.	WRITTEN RESOLUTIONS

78.1

The Company may pass resolutions in writing in accordance with Article 95 of the Law. For the purpose of Article 95(1C) of the Law, the specified majority of members who are required to pass a written resolution for it to be effective shall be the same majority as would be required to pass the relevant resolution had it been proposed at a General Meeting of the Company at which all members entitled to attend were present and voting in person or by proxy.

78.2	The provisions of Articles 95ZA to 95ZC of the law shall apply to written resolutions in addition to the provisions of these Articles.

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ADMINISTRATIVE ARRANGEMENTS

79.	MEANS OF COMMUNICATION TO BE USED

79.1

Subject to the Articles, anything sent or supplied by or to the Company under the Articles may be sent or supplied in any way in which the Law or the Electronic Communications (Jersey) Law 2000 provides for documents or information which are authorised or required by any provision of the Law or the Electronic Communications (Jersey) Law 2000 to be sent or supplied by or to the Company.

79.2	Any notice, document or other information shall be deemed served on or delivered to the intended recipient:

(a)

if properly addressed and sent by prepaid United Kingdom first class post to an address in the United Kingdom, 48 hours after it was posted (or five business days after posting either to an address outside the United Kingdom or from outside the United Kingdom to an address within the United Kingdom if (in each case) sent by reputable international overnight courier addressed to the intended recipient, provided that delivery in at least five business days was guaranteed at the time of sending and the sending party receives a confirmation of delivery from the courier service provider);

(b)	if properly addressed and delivered by hand, when it was given or left at the appropriate address;

(c)	if properly addressed and sent or supplied by electronic means, one hour after the document or information was sent or supplied; and

(d)

if sent or supplied by means of a website, when the material is first made available on the website or (if later) when the recipient receives (or is deemed to have received) notice of the fact that the material is available on the website.

For the purposes of this Article 79 (Means Of Communications To Be Used), no account shall be taken of any part of a day that is not a business day.

79.3

In proving that any notice, document or other information was properly addressed, it shall be sufficient to show that the notice, document or other information was delivered to an address permitted for the purpose by the Law and the Electronic Communications (Jersey) Law 2000.

79.4

Subject to the Articles, any notice or document to be sent or supplied to a director in connection with the taking of decisions by directors may also be sent or supplied by the means by which that director has asked to be sent or supplied with such notices or documents for the time being.

79.5

A director may agree with the Company that notices or documents sent to that director in a particular way are to be deemed to have been received within a specified time of their being sent, and for the specified time to be less than 48 hours.

80.	COMPANY SEALS

80.1	Any common seal may only be used by the authority of the directors.

80.2	The directors may decide by what means and in what form any common seal is to be used.

80.3

Unless otherwise decided by the directors, if the Company has a common seal and it is affixed to a document, the document must also be signed by at least one authorised person in the presence of a witness who attests the signature.

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80.4	For the purposes of this Article 80 (Company Seals), an authorised person is:

(a)	any director of the Company;

(b)	the secretary (if any); or

(c)	any person authorised by the directors for the purpose of signing documents to which the common seal is applied.

81.	NO RIGHT TO INSPECT ACCOUNTS AND OTHER RECORDS

Except as provided by law or authorised by the directors or an ordinary resolution of the Company, no person is entitled to inspect any of the Company’s accounting or other records or documents merely by virtue of being a member.

82.	PROVISION FOR EMPLOYEES ON CESSATION OF BUSINESS

The directors may, with the consent of an Investor Director, decide to make provision for the benefit of persons employed or formerly employed by any Group Company or any of its subsidiaries (other than a director or former director or shadow director) in connection with the cessation or transfer to any person of the whole or part of the undertaking of the relevant Group Company.

DIRECTORS’ INDEMNITY AND INSURANCE

83.	INDEMNITY

83.1	Subject to Article 83.2, but without prejudice to any indemnity to which a relevant officer is otherwise entitled:

(a)

each relevant officer shall, insofar as the Law allows, be indemnified and held harmless out of the Company’s assets against all costs, charges, losses, expenses and liabilities incurred by him as a relevant officer:

(i)	in the actual or purported execution and/or discharge of his duties, or in relation to them; and

(ii)	in relation to the Company’s (or any associated company’s) activities as trustee of an occupational pension scheme (as defined in section 235(6) of the UK Companies Act),

including (in each case) any liability incurred by him in defending any civil or criminal proceedings, in which judgment is given in his favour or in which he is acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part or in connection with any application in which the court grants him, in his capacity as a relevant officer, relief from liability for negligence, default, breach of duty or breach of trust in relation to the Company’s (or any associated company’s) affairs; and

(b)

the Company shall, insofar as the Law allows, provide any relevant officer with funds to meet any expenditure incurred or to be incurred by him in connection with any proceedings or application referred to in Article 83.1(a) and otherwise take any action to enable any such relevant officer to avoid incurring such expenditure.

83.2	This Article 83 (Indemnity) does not authorise any indemnity which would be prohibited or rendered void by any provision of the Law or by any other provision of law.

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83.3	In this Article 83 (Indemnity):

(a)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate; and

(b)

a “relevant officer” means any director or other officer or former director or other officer of the Company or an associated company (including any company which is a trustee of an occupational pension scheme (as defined by section 235(6) of the UK Companies Act).

84.	INSURANCE

84.1	The directors shall purchase and maintain insurance, at the expense of the Company, for the benefit of any relevant officer in respect of any relevant loss.

84.2	In this Article 84 (Insurance):

(a)

a “relevant officer” means any director or other officer or former director or other officer of the Company or an associated company (including any such company which is a trustee of an occupational pension scheme as defined by section 235(6) of the UK Companies Act);

(b)

a “relevant loss” means any loss or liability which has been or may be incurred by a relevant officer in connection with that relevant officer’s duties or powers in relation to the Company, any associated company or any pension fund or employees’ share scheme of the Company or associated company; and

(c)	companies are associated if one is a subsidiary of the other or both are subsidiaries of the same body corporate.

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